As filed with the Securities and Exchange Commission on October 29, 1997
                                                      REGISTRATION NO. 333-

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 --------------

                            TEL-SAVE HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                 --------------

             DELAWARE                              4813                   23-2827736
(State or Other Jurisdiction of       (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)        Classification Code Number)    Identification No.)

                                 --------------

               6805 ROUTE 202                       ALOYSIUS T. LAWN, IV, ESQ.
        NEW HOPE, PENNSYLVANIA 18938              GENERAL COUNSEL AND SECRETARY
               (215) 862-1500                        TEL-SAVE HOLDINGS, INC.
                                                          6805 ROUTE 202
                                                   NEW HOPE, PENNSYLVANIA 18938
                                                          (215) 862-1500
(Address, including Zip Code, and Telephone   (Name, Address, including Zip Code, and
       Number, including Area Code, of          Telephone Number, including Area
 Registrant's Principal Executive Offices)        Code, of Agent for Service)

                                 --------------
                       Copies of all Communications to:

         JONATHAN C. STAPLETON, ESQ.               HELENE R. BANKS, ESQ.
              ARNOLD & PORTER                    CAHILL GORDON & REINDEL
              399 PARK AVENUE                        80 PINE STREET
         NEW YORK, NEW YORK 10022                NEW YORK, NEW YORK 10005
              (212) 715-1000                         (212) 701-3000

                                --------------

APPROXIMATE  DATE OF  COMMENCEMENT  OF PROPOSED  SALE OF THE  SECURITIES  TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of Shared Technologies Fairchild Inc. ("STF") and TSHCo, Inc. ("Merger Sub"), a wholly owned subsidiary of the Registrant, as described in the Agreement and Plan of Merger, dated as of July 16, 1997, among the Registrant, Merger Sub and STF, attached as Annex A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                    TITLE OF EACH                      PROPOSED MAXIMUM   PROPOSED MAXIMUM     PROPOSED MAXIMUM
                 CLASS OF SECURITIES                     AMOUNT TO BE      OFFERING PRICE      AGGREGATE OFFERING     AMOUNT OF
                  TO BE REGISTERED                      REGISTERED(1)        PER SHARE               PRICE         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE...............     28,515,233            (2)                   (2)                (2)
------------------------------------------------------------------------------------------------------------------------------------
Series A Preferred Stock, par value $.01 per share...       57,950              (3)                   (3)                (3)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase Common Stock  ..................        (4)                (4)                   (4)                (4)
------------------------------------------------------------------------------------------------------------------------------------
 Total  .............................................         --                (2)                   (2)                (2)
====================================================================================================================================

(1) The securities offered hereby are offered in connection with the Merger, pursuant to which all shares of common stock and preferred stock and warrants of STF will be cancelled and STF common and preferred stockholders and holders of warrants will receive, among other things, the securities offered hereby. The maximum number of shares of Common Stock has been determined based on the number of shares of STF common stock and related preferred stock, warrants and options (assuming exercise or conversion of such STF preferred stock, warrants and options) expected to be outstanding immediately prior to the consummation of the Merger, without giving effect to possible reduction for dissenting stockholders or to the cash settlement of fractional securities. The maximum number of shares of Series A Preferred Stock and Warrants to purchase Common Stock has been determined based on the number of shares of STF Series D Preferred Stock and warrants, respectively, expected to be outstanding immediately prior to the consummation of the Merger.

(2) For the purpose of calculating the registration fee, the aggregate value of the securities offered hereby has been computed in accordance with Rule 457(f) by calculating the aggregate value of the STF common stock and related preferred stock, warrants and options (assuming exercise or conversion of such STF preferred stock, warrants and options) to be cancelled in the Merger in exchange for the securities offered hereby, on the basis of the average of the high and low sale prices per share of STF common stock ($11.8125) as reported by The Nasdaq Stock Market's National Market on October 22, 1997. The resulting aggregate value of $299,409,949.13 was then multiplied by 1/33 of one (1) percent to arrive at an aggregate registration fee for the securities offered hereby of $90,730.29, which is offset by the filing fee of $57,940.33 previously paid by the Registrant in connection with the filing of preliminary proxy materials on September 3, 1997 pursuant to Section 14(g)(1) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 and 14a-6(j) promulgated thereunder. Accordingly, the fee payable upon the filing of this Registration Statement is $32,789.96.

(3) The fee payable with respect to the Series A Preferred Stock has been based upon the number of shares of Common Stock into which such Series A Preferred Stock is convertible and is included in the $32,789.96 fee payable upon the filing of this Registration Statement.

(4) Up to 2,107,744 shares of Common Stock will be offered pursuant to the Warrants to purchase Common Stock. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the Warrants to purchase Common Stock, as the $32,789.96 fee payable upon the filing of this Registration Statement includes the fee payable with respect to the 2,107,744 shares of Common Stock to be offered pursuant to the Warrants to purchase Common Stock.

                                 --------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                            SUBJECT TO COMPLETION,
                            DATED OCTOBER 29, 1997


                            TEL-SAVE HOLDINGS, INC.
                                6805 ROUTE 202
                         NEW HOPE, PENNSYLVANIA 18938

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 1, 1997

To the Stockholders of
Tel-Save Holdings, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Tel-Save Meeting") of Tel-Save Holdings, Inc., a Delaware corporation
("Tel-Save"), will be held on Monday, December 1, 1997, at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530, commencing at 9:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve and authorize the transactions contemplated by the Agreement and Plan of Merger, dated as of July 16, 1997 (the "Merger Agreement"), among Tel-Save, TSHCo, Inc., a Delaware corporation and wholly owned subsidiary of Tel-Save ("Merger Sub"), and Shared Technologies Fairchild Inc., a Delaware corporation ("STF"), including, without limitation,


       (a) the merger of STF with and into Merger Sub, with Merger Sub being the surviving corporation and continuing as a wholly owned subsidiary of Tel-Save (the "Merger");

       (b) the issuance, upon effectiveness of the Merger, of (i) shares of Tel-Save Common Stock, par value $.01 per share (the "Tel-Save Common Stock"), in exchange for (a) the shares of STF Common Stock, par value $.004 per share (the "STF Common Stock"), outstanding at the effective time of the Merger (the "Effective Time"), and (b) the shares of STF Series I 6% Cumulative Convertible Preferred Stock outstanding at the Effective Time;
   (ii) shares of Series A Preferred Stock, par value $.01 per share, of Tel-Save (the "Tel-Save Series A Preferred") in exchange for the shares of STF Series D Preferred Stock outstanding at the Effective Time; and (iii) cash in exchange for the shares of STF Series J Redeemable Special Preferred Stock;

       (c) the assumption by Tel-Save of the STF warrants to purchase STF Common Stock outstanding at the Effective Time (the "Assumed Warrants"), and of the STF employee and director stock options to purchase STF Common Stock (the "STF Options") outstanding at the Effective Time;

       (d) the amendment of the Tel-Save Amended and Restated Certificate of Incorporation, as amended (the "Tel-Save Charter"), to increase the number of authorized shares of Tel-Save Common Stock by such number as is required to satisfy the issuances of Tel-Save Common Stock pursuant to the Merger Agreement, including upon conversion or exercise of the Tel-Save Series A Preferred, the Tel-Save Warrants and the STF Options to be assumed by Tel-Save pursuant to the terms of the Merger Agreement (to the extent the Charter Amendment referred to below is not approved); and

       (e) the election of two persons who are directors of STF (the "STF Designees") as directors of Tel-Save for three-year terms.

     2. To consider and vote upon a proposal to approve an amendment to the Tel-Save Charter (the "Charter Amendment") to increase the total number of shares of capital stock that Tel-Save has the authority to issue from 105,000,000 to 305,000,000 and the total number of shares of Tel-Save Common Stock that Tel-Save has the authority to issue from 100,000,000 to 300,000,000.

     3. To consider and vote upon a proposal to elect three directors, not including the STF Designees.

     4. To consider and vote upon a proposal to ratify and approve the designation of BDO Seidman, LLP as the independent certified public accountants for Tel-Save for 1997.

     5. To consider and vote upon a proposal to ratify and approve the grant of certain stock options to an executive officer of Tel-Save.

     6. To transact such other business as may properly come before the Tel-Save Meeting or any adjournment or postponement of the Tel-Save Meeting.

     A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

     Stockholders of record at the close of business on October 8, 1997 are entitled to notice of, and to vote at, the Tel-Save Meeting and any adjournment or postponement of the Tel-Save Meeting.

     All stockholders are cordially invited to attend in person. However, to ensure your representation at the meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE ABOVE MENTIONED PROPOSALS. THESE PROPOSALS AND OTHER INFORMATION RELATING TO THE ANNUAL MEETING ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.


                                        By Order of the
                                        Board of Directors


                                        Aloysius T. Lawn, IV, Secretary


New Hope, Pennsylvania
October 29, 1997



WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            SUBJECT TO COMPLETION,
                            DATED OCTOBER 29, 1997

                      SHARED TECHNOLOGIES FAIRCHILD INC.
                       100 GREAT MEADOW ROAD, SUITE 104
                        WETHERSFIELD, CONNECTICUT 06109

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         DECEMBER 1, 1997 AT 9:00 A.M.


To the Stockholders of
Shared Technologies Fairchild Inc.

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "STF Meeting") of Shared Technologies Fairchild Inc., a Delaware corporation ("STF"), will be held on Monday, December 1, 1997 at 9:00 a.m. local time, at STF, 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109 to consider and act upon a proposal to approve the merger of STF with and into TSHCo, Inc.
("Merger  Sub"),  a  wholly  owned   subsidiary  of  Tel-Save   Holdings,   Inc.
("Tel-Save"), with Merger Sub as the surviving corporation (the "Merger") pursuant to the terms of an Agreement and Plan of Merger, dated as of July 16, 1997 (the "Merger Agreement"), and to transact such other business as may be properly brought before the STF Meeting or any adjournment or postponement thereof.

     Upon the Merger becoming effective, each share of Common Stock, par value $.004 per share, of STF (the "STF Common Stock") will be converted into the right to receive, and become exchangeable for, shares of common stock, par value $.01 per share, of Tel-Save, calculated according to the ratio as set forth in the Merger Agreement and as described in the accompanying Joint Proxy Statement/ Prospectus but in any event no greater than 1.125, and subject to increase or decrease in certain circumstances as set forth in the Merger Agreement and as described in the accompanying Joint Proxy Statement/Prospectus and each share of Series D Preferred Stock, par value $.01 per share, outstanding will be converted into the right to receive shares of Series A Preferred Stock, par value $.01 per share, of Tel-Save.

     Only holders of record of STF Common Stock at the close of business on October 8, 1997, are entitled to notice of and to vote at the STF Meeting. The affirmative vote of the holders of a majority of the STF Common Stock outstanding is required to approve the Merger. Holders of approximately 53% of the outstanding STF Common Stock have agreed to vote their Shares in favor of the Merger.

     Holders of STF Series D Preferred who object to the Merger Agreement and follow the procedures set forth in Section 262 of the Delaware General
Corporation Law (the "DGCL") will have the right to "fair value" for their shares of STF Series D Preferred judicially determined and paid to them in cash if the Merger Agreement is adopted, the Merger is approved and if the Merger is consummated. See Section 262 of the DGCL attached as Annex D to the accompanying Joint Proxy Statement/Prospectus.


                                        By Order of the
                                        Board of Directors


                                        Kenneth M. Dorros, Secretary
Dated: October 29, 1997


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED. PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" THE MERGER.

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1997

                            TEL-SAVE HOLDINGS, INC.
                                      AND
                      SHARED TECHNOLOGIES FAIRCHILD INC.
                             JOINT PROXY STATEMENT

                            TEL-SAVE HOLDINGS, INC.
                                  PROSPECTUS

     This Joint Proxy Statement/Prospectus is being furnished to holders of Common Stock, par value $.01 per share (the "Tel-Save Common Stock"), of Tel-Save Holdings, Inc., a Delaware corporation ("Tel-Save"), in connection with the solicitation of proxies by the Board of Directors of Tel-Save (the "Tel-Save Board") for use at the Annual Meeting of Stockholders of Tel-Save (the "Tel-Save Meeting") to be held on Monday, December 1, 1997, at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus is also being furnished to holders of Common Stock, par value $.004 per share (the "STF Common Stock"), of Shared Technologies Fairchild Inc., a Delaware corporation ("STF"), in connection with the solicitation of proxies by the Board of Directors of STF (the "STF Board") for use at the Special Meeting of Stockholders of STF (the "STF Meeting") to be held on Monday, December 1, 1997, at STF, 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.

     Tel-Save has filed a Registration Statement on Form S-4 (including the exhibits and amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 28,515,233 shares of Tel-Save Common Stock, up to 57,950 shares of Series A Preferred Stock, par value $.01 per share, of Tel-Save (the "Tel-Save Series A Preferred") and Tel-Save warrants (the "Tel-Save Warrants") to purchase up to 2,107,744 shares of Tel-Save Common Stock that may be issued pursuant to the Agreement and Plan of Merger, dated as of July 16, 1997 (the "Merger Agreement"), among Tel-Save, TSHCo, Inc., a Delaware corporation and wholly owned subsidiary of Tel-Save ("Merger Sub"), and STF, upon the effectiveness of the merger (the "Merger") of STF with and into Merger Sub provided for in the Merger Agreement, in exchange for shares of STF Common Stock, shares of STF Series D Preferred Stock (the "STF Series D Preferred"), shares of STF Series I 6% Cumulative Convertible Preferred Stock (the "STF Series I Preferred"), and STF warrants (the "Assumed Warrants") to purchase STF Common Stock outstanding at the effective time of the Merger (the "Effective Time"), and that may be issued upon subsequent conversion of the Tel-Save Series A Preferred.

     Pursuant to the Merger Agreement, STF will be merged with and into Merger Sub, with Merger Sub being the surviving corporation (the "Surviving Corporation") in the Merger and continuing as a wholly owned subsidiary of Tel-Save, and (i) each outstanding share of STF Common Stock will be converted into such number of shares of Tel-Save Common Stock as equals the quotient (rounded to four decimal places) (such fraction, the "Exchange Ratio") of (a) $11.25 plus the product of (x) .3 times (y) the amount, if any, by which the average closing price per share of Tel-Save Common Stock on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") for the fifteen consecutive trading days ending on the trading day three trading days immediately preceding the date of the Effective Time (the "Closing Date Market Price") exceeds $20, divided by (b) the Closing Date Market Price, provided, however, that the Exchange Ratio shall not exceed 1.125; (ii) each outstanding share of STF Series D Preferred will be converted into one share of Tel-Save Series A Preferred; (iii) each outstanding share of STF Series I Preferred will be converted into such number of shares of Tel-Save Common Stock as would be issuable, at the Exchange Ratio, in respect of the shares of STF Common Stock issuable upon conversion of such STF Series I Preferred in accordance with its terms as of the Effective Time; (iv) each outstanding Assumed Warrant will be converted into a Tel-Save Warrant to purchase such number of shares of Tel-Save Common Stock as would be issuable, at the Exchange Ratio, in respect of the shares of STF Common Stock issuable upon exercise of such Assumed Warrant in accordance with its terms as of the Effective Time; and (v) the shares of STF Series J Redeemable Special Preferred Stock (the "STF Special Preferred") will be converted into an amount of cash equal to the amount payable, in accordance with the terms of such STF Special Preferred, upon redemption of such STF Special Preferred as of the Effective Time, which amount would be approximately $21,917,808 as of the Tel-Save and STF Meetings.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     Based upon the number of outstanding shares of Tel-Save Common Stock and STF Common Stock and STF Series I Preferred as of October 8, 1997, and assuming Exchange Ratios of 1.125 (a Closing Date Market Price of $10 or less) and .5625 (a Closing Date Market Price of $20), the stockholders of STF immediately prior to the consummation of the Merger would own approximately 26.8% and 15.5%, respectively, of the outstanding shares of Tel-Save Common Stock immediately following consummation of the Merger, and up to approximately 30.3% and 17.9%, respectively, assuming conversion of the Tel-Save Series A Preferred to be issued and exercise of the Tel-Save Warrants to be issued in exchange for the STF Series D Preferred and the Assumed Warrants, respectively, and exercise of the STF Options to be assumed by Tel-Save. On October 24, 1997, the last reported sales price of the Tel-Save Common Stock on the Nasdaq National Market was $25 1/4 per share, and the last reported sales price of the STF Common Stock on the Nasdaq National Market was $12 7/16 per share.

     Approval of the transactions contemplated by the Merger Agreement will require the favorable vote of the holders of a majority of all shares of Tel-Save Common Stock outstanding and entitled to vote at the Tel-Save Meeting. The close of business on October 8, 1997 has been fixed as the record date (the "Tel-Save Record Date") for determining stockholders entitled to vote at the Tel-Save Meeting and any and all adjournments thereof. As of the Tel-Save Record Date, there were 65,610,949 issued and outstanding shares of Tel-Save Common Stock held of record by approximately 112 Tel-Save stockholders. As of the Tel-Save Record Date, the members of the Tel-Save Board and the executive officers of Tel-Save owned an aggregate of 26,625,248 shares (approximately 40.6% of the total shares of Tel-Save Common Stock outstanding). Mr. Daniel Borislow, Chairman and Chief Executive Officer of Tel-Save, who was entitled to vote in the aggregate approximately 38.0% of Tel-Save Common Stock outstanding as of the Tel-Save Record Date, has entered into an agreement with STF (the "Borislow Voting Agreement") under which he has agreed to vote such shares of Tel-Save Common Stock in favor of the Merger. See "MERGER RELATED TRANSACTIONS -- Voting Agreements." For additional information concerning the beneficial ownership of shares of Tel-Save Common Stock, see "INFORMATION ABOUT TEL-SAVE -- Security Ownership of Certain Beneficial Owners and Management."

     Approval of the transactions contemplated by the Merger Agreement will require the favorable vote of the holders of a majority of all shares of STF Common Stock outstanding and entitled to vote at the STF Meeting. The close of business on October 8, 1997 has been fixed as the record date (the "STF Record Date") for determining stockholders entitled to vote at the STF Meeting and any and all adjournments thereof. As of the STF Record Date, there were 17,167,905 issued and outstanding shares of STF Common Stock held of record by approximately 220 STF stockholders. As of the STF Record Date, the members of the STF Board and the executive officers of STF owned an aggregate of 3,468,895 shares (approximately 20.2% of the total shares of STF Common Stock outstanding). RHI Holdings, Inc. ("RHI"), J.J. Cramer & Co., Mentor Partners, L.P. and Mr. Anthony D. Autorino, the Chairman and Chief Executive Officer of STF, who owned and were entitled to vote in the aggregate approximately 53% of the outstanding STF Common Stock as of the STF Record Date, have entered into separate agreements with Tel-Save (the "STF Voting Agreements") pursuant to which each has agreed to vote its or his respective shares of STF in favor of the Merger. See "MERGER RELATED TRANSACTIONS -- Voting Agreements." For additional information concerning the beneficial ownership of shares of STF Common Stock, see "INFORMATION ABOUT STF -- Security Ownership of Certain Beneficial Owners and Management."

     The Tel-Save Board believes that the Merger is fair to the Tel-Save stockholders and in the best interest of Tel-Save and the Tel-Save stockholders, and the Tel-Save Board recommends that the Tel-Save stockholders vote for the approval of the Merger. In making this recommendation, the Tel-Save Board is relying upon, among other things, the opinion of Salomon Brothers Inc ("Salomon Brothers"), which Tel-Save retained to determine the fairness, from a financial point of view, to Tel-Save of the consideration to be paid by Tel-Save in the Merger (the "Tel-Save Merger Consideration"). See "THE MERGER -- Opinion of Tel-Save Financial Advisor."

     The STF Board believes that the Merger is fair to the STF stockholders and in the best interest of STF and the STF stockholders, and the STF Board recommends that the STF stockholders vote for the approval of the Merger. In making this recommendation, the STF Board is relying upon, among other things, the opinion of Deutsche Morgan Grenfell Inc. ("DMG"), which STF retained to determine the fairness, from a financial point of view, to the holders of STF Common Stock of the consideration to be received by such holders in the Merger (the "STF Merger Consideration"). See "THE MERGER -- Opinion of STF Financial Advisor."

     IF THE MERGER IS APPROVED BY THE STOCKHOLDERS OF TEL-SAVE AND STF, IT IS EXPECTED THAT THE CLOSING OF THE MERGER WILL OCCUR ON DECEMBER 1, 1997, IMMEDIATELY FOLLOWING THE TEL-SAVE AND STF MEETINGS, AND THAT THE MERGER CONSIDERATION WILL BE DETERMINED FOLLOWING THE CLOSING OF TRADING OF TEL-SAVE COMMON STOCK ON NOVEMBER 25, 1997. STF AND TEL-SAVE STOCKHOLDERS CAN OBTAIN A QUOTATION OF THE MERGER CONSIDERATION CALCULATED AS OF SUCH TIME FREE OF CHARGE BY CALLING 1-888-251-7155 AT ANY TIME AFTER 8:00 P.M., E.S.T., NOVEMBER 25, 1997, AND PRIOR TO THE TEL-SAVE AND STF MEETINGS. TEL-SAVE AND STF STOCKHOLDERS MAY CAST OR CHANGE THEIR VOTES, EVEN IF THEY HAVE PREVIOUSLY SUBMITTED PROXIES, BY SUBMITTING SIGNED PROXIES BY FAX TO 1-888-404-7977 IN THE CASE OF TEL-SAVE STOCKHOLDERS AND 1-800-509-5586 (ATTN: PROXY DEPT.) IN THE CASE OF STF STOCKHOLDERS, AND IN EACH CASE AT ANY TIME PRIOR TO THE RESPECTIVE MEETING.

     This Joint Proxy Statement/Prospectus constitutes the Prospectus of Tel-Save comprising a part of the Registration Statement. The Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. As used herein, the term "Combined Company" means Tel-Save and STF and their respective subsidiaries as a consolidated entity following the Merger.

     All information contained in this Joint Proxy Statement/Prospectus relating to Tel-Save has been supplied by Tel-Save, and all information relating to STF has been supplied by STF.

     SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY BOTH TEL-SAVE AND STF STOCKHOLDERS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Joint Proxy Statement/Prospectus is dated October 29, 1997 and is first being mailed to stockholders of Tel-Save and STF on or about October 30, 1997.

                               TABLE OF CONTENTS


                                                                                  PAGE
                                                                                 -----
AVAILABLE INFORMATION   ......................................................      1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..............................      1
SUMMARY  .....................................................................      3
 The Companies ...............................................................      3
 Date, Place and Time of the Meetings  .......................................      3
 Stockholders Entitled to Vote   .............................................      3
 Purposes of the Meetings  ...................................................      4
 Votes Required   ............................................................      4
 Effects of the Merger  ......................................................      5
 Board Recommendations  ......................................................      7
 Opinions of Financial Advisors  .............................................      7
 Interests of Certain Persons in the Merger  .................................      8
 Certain Merger Related Transactions   .......................................      9
 Operation of STF Following the Merger .......................................     10
 Accounting Treatment   ......................................................     10
 Material U.S. Federal Income Tax Consequences  ..............................     10
 Appraisal Rights ............................................................     10
 Conditions to the Merger  ...................................................     11
 Termination   ...............................................................     11
 STF's Termination Rights Related to Tel-Save Common Stock Price  ............     11
 Effective Time of the Merger ................................................     12
 Certain Effects of the Merger on the Rights of Holders of STF Common Stock        12
 Selected Historical Consolidated Financial Information  .....................     12
 Summary Unaudited Pro Forma Combined Financial Data  ........................     16
 Selected Historical and Pro Forma Per Share Data  ...........................     18
RISK FACTORS   ...............................................................     20
 Risks Relating to the Merger ................................................     20
 Certain Company Risks  ......................................................     21
THE TEL-SAVE ANNUAL MEETING   ................................................     29
 General .....................................................................     29
 Purpose of the Tel-Save Meeting .............................................     29
 Date, Place and Time   ......................................................     29
 Record Date   ...............................................................     29
 Tel-Save Voting Rights; No Appraisal Rights .................................     29
 Voting by Proxy  ............................................................     30
 Solicitation of Proxies   ...................................................     30
THE STF SPECIAL MEETING ......................................................     31
 General .....................................................................     31
 Purpose of the STF Meeting   ................................................     31
 Date, Place and Time   ......................................................     31
 Record Date   ...............................................................     31
 STF Voting Rights; Appraisal Rights   .......................................     31
 Voting by Proxy  ............................................................     32
 Solicitation of Proxies   ...................................................     32

                                                                                          PAGE
                                                                                          -----
THE MERGER  ...........................................................................    32
 Background of the Merger; Material Contacts Between the Parties  .....................    32
 Tel-Save Reasons for the Merger; Recommendation of the Tel-Save Board of Directors ...    34
 Opinion of Tel-Save Financial Advisor ................................................    35
 STF Background and Reasons for the Merger; Recommendation of the STF Board of Direc-
   tors                                                                                    39
 Opinion of STF Financial Advisor   ...................................................    41
 Interests of Certain Persons in the Merger  ..........................................    44
 Operation of STF Following the Merger ................................................    46
 Accounting Treatment   ...............................................................    46
 Material U.S. Federal Income Tax Consequences  .......................................    47
 Regulatory Approvals   ...............................................................    48
 Resales of Tel-Save Common Stock, Tel-Save New Preferred Stock, and Tel-Save Warrants
   Received in the Merger  ............................................................    49
 Stock Market Quotation ...............................................................    50
 Appraisal Rights .....................................................................    50
 Comparative Per Share Market Prices and Dividends ....................................    52
THE MERGER AGREEMENT ..................................................................    54
 General ..............................................................................    54
 Conversion of Shares   ...............................................................    54
 Options and Warrants   ...............................................................    56
 Representations and Warranties  ......................................................    56
 Certain Covenants   ..................................................................    57
 No Solicitation  .....................................................................    57
 Board Representation   ...............................................................    58
 Related Matters After the Merger   ...................................................    58
 Director and Officer Indemnification  ................................................    58
 Conditions ...........................................................................    58
 Termination; Termination Fees and Expenses  ..........................................    60
 Amendment and Waiver   ...............................................................    61
 Amendment of Tel-Save's Charter ......................................................    61
MERGER RELATED TRANSACTIONS   .........................................................    62
 STF Agreement ........................................................................    62
 Voting Agreements   ..................................................................    62
 Tel-Save Purchase of STF Notes  ......................................................    63
INFORMATION ABOUT TEL-SAVE ............................................................    64
 Business   ...........................................................................    64
 Security Ownership of Certain Beneficial Owners and Management   .....................    64
 Executive Officers  ..................................................................    66
 Compensation of Executive Officers ...................................................    67
 Employment Contracts   ...............................................................    69
 Report on Executive Compensation   ...................................................    69
 Compensation Committee Interlocks and Insider Participation   ........................    70
 Performance Graph   ..................................................................    71
INFORMATION ABOUT STF   ...............................................................    71
 Business   ...........................................................................    71
 Security Ownership of Certain Beneficial Owners and Management   .....................    72

                                                                                      PAGE
                                                                                       -----
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS ........................     75
DESCRIPTION OF TEL-SAVE CAPITAL STOCK  .............................................     93
 Common Stock  .....................................................................     93
 Preferred Stock  ..................................................................     93
 Transfer Agent   ..................................................................     94
COMPARISON OF STOCKHOLDER RIGHTS ...................................................     94
 Authorized Capital Stock  .........................................................     94
 Voting Rights .....................................................................     94
 Preemptive Rights; Cumulative Voting  .............................................     95
 Action by Written Consent of Stockholders   .......................................     95
 Special Meetings of Stockholders   ................................................     95
 Quorum and Voting Requirements for Stockholder Meetings ...........................     95
 Stockholder Proposals  ............................................................     95
 Board of Directors  ...............................................................     95
 Vacancies and Newly Created Directorships   .......................................     96
 Limitation on Director's Liability ................................................     96
 Removal of Directors   ............................................................     96
 Indemnification  ..................................................................     96
 Amendments to Charter and Bylaws   ................................................     96
TEL-SAVE PROPOSAL 2: AMENDMENT OF TEL-SAVE'S CHARTER  ..............................     97
TEL-SAVE PROPOSAL 3: ELECTION OF DIRECTORS   .......................................     98
 General ...........................................................................     98
 Nominees and Directors ............................................................     98
 Biographical Information  .........................................................     99
 Compensation of Directors .........................................................    100
 Board Meetings and Committees   ...................................................    100
 Section 16(a) Beneficial Ownership Reporting Compliance ...........................    101
TEL-SAVE PROPOSAL 4: RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC
 ACCOUNTANTS   .....................................................................    102
TEL-SAVE PROPOSAL 5: GRANT OF STOCK OPTIONS  .......................................    103
LEGAL MATTERS  .....................................................................    104
EXPERTS  ...........................................................................    104
FUTURE STOCKHOLDER PROPOSALS  ......................................................    104
OTHER BUSINESS .....................................................................    104
Annex A  Agreement and Plan of Merger dated as of July 16, 1997 among Tel-Save Hold-
         ings, Inc., TSHCo, Inc. and Shared Technologies Fairchild Inc.                 A-1
Annex B  Opinion of Salomon Brothers Inc  ..........................................    B-1
Annex C  Opinion of Deutsche Morgan Grenfell Inc.  .................................    C-1
Annex D  Section 262 of the Delaware General Corporation Law   .....................    D-1

                             AVAILABLE INFORMATION

     Tel-Save and STF are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy and information statements and other information filed by Tel-Save and STF with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549. In addition, Tel-Save and STF are each required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Tel-Save Common Stock and STF Common Stock are both quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning Tel-Save and STF may also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

     Tel-Save has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the shares of Tel-Save Common Stock, the Tel-Save Series A Preferred and the Tel-Save Warrants to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/ Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to Tel-Save, STF, Tel-Save Common Stock, Tel-Save Series A Preferred and the Tel-Save Warrants, reference is hereby made to the Registration Statement (including the exhibits and schedules thereto). Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document (if any) filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following Tel-Save documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

     1. Annual Report on Form 10-K for the fiscal year ended December 31,  1996;


     2. Amendments Nos. 1 and 2 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996;

     3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, Amendments No. 1 and No. 2 to Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997 and Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1997;

     4. Current Reports on Form 8-K dated March 6, 1997, April 24, 1997, July 22, 1997, September 2, 1997, September 5, 1997 and October 29, 1997, and Current Reports on Form 8-K/A dated February 3, 1997, February 28, 1997 and August 15, 1997; and


     5. The description of Tel-Save's capital stock contained in Tel-Save's Registration Statement on Form 8-A dated September 12, 1995.

     The following STF documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

     1. Annual Report on Form 10-K for the year ended December 31, 1996;

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

     3. Current Report on Form 8-K dated July 31, 1997; and

     4. The description of STF's common stock contained in STF's Registration Statement on Form 8-A dated December 8, 1988 and any amendment or report filed to update such information.

     All documents and reports subsequently filed by Tel-Save or STF pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to December 1, 1997, the date of the Tel-Save Meeting and the STF Meeting, shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, IN THE CASE OF DOCUMENTS RELATING TO TEL-SAVE, DIRECTED TO ALOYSIUS T. LAWN, IV, ESQ. (TELEPHONE NUMBER 215-862-1500), ATTENTION: SECRETARY, OR, IN THE CASE OF DOCUMENTS RELATING TO
STF,  DIRECTED  TO KENNETH M.  DORROS,  ESQ.  (TELEPHONE  NUMBER  860-258-2400),
ATTENTION: SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 20, 1997.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TEL-SAVE, STF OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TEL-SAVE OR STF SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Joint Proxy Statement/ Prospectus and the Annexes attached hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus. Certain of the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus may constitute forward-looking statements, including statements as to the benefits and synergies expected to be realized as a result of the Merger and as to future financial performance and the analyses used by the financial advisors to Tel-Save and STF. See "THE MERGER -- Background of the Merger; Material Contacts Between the Parties," "-- Tel-Save Reasons for the Merger; Recommendation of the Tel-Save Board of Directors," "-- Opinion of Tel-Save Financial Advisor," "-- STF Background and Reasons for the Merger; Recommendation of the STF Board of Directors," and "-- Opinion of STF Financial Advisor." There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include, without limitation, those set forth in this Joint Proxy Statement/Prospectus under the heading "RISK FACTORS." STOCKHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES ATTACHED HERETO IN THEIR ENTIRETY.


THE COMPANIES


     TEL-SAVE

     Tel-Save provides long distance telecommunications services primarily to small and medium-sized businesses located throughout the United States. Tel-Save's long distance service offerings include outbound service, inbound toll-free 800 service, and dedicated private line services for data. The principal executive office of Tel-Save is located at 6805 Route 202, New Hope, Pennsylvania 18938, and its telephone number is (215) 862-1500. As used in this Joint Proxy Statement/ Prospectus, the term "Tel-Save" refers to Tel-Save and its wholly owned subsidiaries, unless the context otherwise requires.


     STF

     STF is engaged in providing shared telecommunication services and telecommunications systems to tenants of modern, multi-tenant office buildings. The principal executive office of STF is located at 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109, and its telephone number is (860)
258-2400. As used in this Joint Proxy Statement/Prospectus, the term "STF" refers to STF and its wholly owned subsidiaries, unless the context otherwise requires.


DATE, PLACE AND TIME OF THE MEETINGS

     The  Tel-Save  Meeting  will  be  held on  December  1,  1997 at The Inn at
Lambertville  Station,  11  Bridge  Street,  Lambertville,   New  Jersey  08530,
commencing at 9:00 a.m., local time.

     The STF Meeting will be held December 1, 1997 at STF, 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109, commencing at 9:00 a.m., local time.


STOCKHOLDERS ENTITLED TO VOTE

     Holders of record of shares of Tel-Save Common Stock at the close of business on October 8, 1997 (the Tel-Save Record Date) are entitled to notice of and to vote at the Tel-Save Meeting. At such date, there were 65,610,949 shares of Tel-Save Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or that may properly come before the Tel-Save Meeting.

     Holders of record of shares of STF Common Stock at the close of business on October 8, 1997 (the STF Record Date) are entitled to notice of and to vote at the STF Meeting. At such date, there were 17,167,905 shares of STF Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or that may properly come before the STF Meeting.


PURPOSES OF THE MEETINGS


     TEL-SAVE MEETING

     The purpose of the Tel-Save Meeting is to consider and vote upon the following proposals: (i) the approval and authorization of the transactions contemplated by the Merger Agreement, including the merger of STF with and into Merger Sub, with Merger Sub continuing as a wholly owned subsidiary of Tel-Save, the issuance of up to 28,515,233 shares of Tel-Save Common Stock in exchange for shares of STF Common Stock and STF Series I Preferred pursuant thereto and up to 57,950 shares of Tel-Save Series A Preferred in exchange for shares of STF Series D Preferred, the amendment of Tel-Save's Amended and Restated Certificate of Incorporation, as amended (the "Tel-Save Charter") to the extent necessary to permit such issuances of Tel-Save Common Stock (to the extent the Charter Amendment referred to below is not approved) and the election of the STF Designees (as defined below) as directors of Tel-Save for three-year terms (the "Merger Proposal"); (ii) an amendment to the Tel-Save Charter (the "Charter Amendment"), to increase the total number of shares of capital stock Tel-Save has the authority to issue from 105,000,000 to 305,000,000 and the total number of shares of Tel-Save Common Stock that Tel-Save has the authority to issue from 100,000,000 to 300,000,000; (iii) the election of three directors (not including the STF Designees); (iv) the ratification of the designation of BDO Seidman, LLP as the independent certified public accountants for Tel-Save (the "Auditor Ratification"); (v) the approval of certain stock options granted to an executive officer in connection with such officer's employment by Tel-Save (the "Option Proposal"); and (vi) such other matters as may properly be brought before the Tel-Save Meeting, or any adjournment or postponement thereof.


     STF SPECIAL MEETING

     The purpose of the STF Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the STF Meeting, or any adjournment or postponement thereof.


VOTES REQUIRED


     TEL-SAVE

     The approval of the Merger Proposal, the Charter Amendment and the Option Proposal will require the affirmative vote of the holders of a majority of the shares of Tel-Save Common Stock outstanding on the Tel-Save Record Date. The approval of the Auditor Ratification will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Tel-Save Meeting and entitled to vote, assuming a quorum is present. The nominees for election as directors who receive the greatest number of votes cast at the Tel-Save Meeting, assuming that a quorum is present, shall be elected as directors. The election of Messrs. Jeffrey J. Steiner and Anthony D. Autorino (the "STF Designees") will be effected by the approval of the Merger Proposal and the consummation of the Merger. Mr. Daniel Borislow, Chairman and Chief Executive Officer of Tel-Save, who was entitled to vote in the aggregate approximately 38.0% of the Tel-Save Common Stock outstanding as of the Tel-Save Record Date, has entered into the Borislow Voting Agreement under which he has agreed to vote such shares of Tel-Save Common Stock in favor of the Merger Proposal. As of the Tel-Save Record Date, all of Tel-Save's other directors and all of Tel-Save's executive officers owned an aggregate of 160,400 shares of Tel-Save

Common Stock, representing approximately .24% of the total votes entitled to be cast at the Tel-Save Meeting. Each of such other directors and each of such executive officers has indicated that he or she intends to vote for the approval of the Merger Proposal. If the shares beneficially owned by all such persons, including the shares subject to the Borislow Voting Agreement, are voted in favor of the approval of the Merger Proposal, then an additional 7,743,535 affirmative votes, representing approximately 11.8% of the votes entitled to be cast in respect of shares not owned by such persons, will be required for the approval of the Merger Proposal. See "THE TEL-SAVE ANNUAL MEETING -- Tel-Save Voting Rights; No Appraisal Rights" and "MERGER RELATED TRANSACTIONS -- Voting Agreements."


     STF

     The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of STF Common Stock outstanding on the STF Record Date. RHI, J.J. Cramer & Co., Mentor Partners,
L.P. and Anthony D. Autorino, a director, Chairman of the Board and Chief Executive Officer of STF, who beneficially owned in the aggregate approximately 53% of the outstanding STF Common Stock as of the STF Record Date, have entered into the STF Voting Agreements, pursuant to which each has agreed to vote its or his respective shares of STF Common Stock in favor of the Merger. As of the STF Record Date, all of STF's other directors and all of STF's executive officers owned an aggregate of 114,705 shares of STF Common Stock, representing approximately .70% of the total votes entitled to be cast at the STF Meeting. Each of such directors and executive officers has indicated that he or she intends to vote for the adoption and approval of the Merger Agreement and the Merger. If the shares beneficially owned by all such persons, including the shares subject to the STF Voting Agreements, are voted in favor of the adoption and approval of the Merger Agreement and the Merger, then the Merger Agreement and the Merger will be adopted and approved by the requisite stockholder vote. See "THE STF SPECIAL MEETING -- STF Voting Rights; Appraisal Rights" and "MERGER RELATED TRANSACTIONS -- Voting Agreements."


EFFECTS OF THE MERGER

     Upon consummation of the Merger pursuant to the Merger Agreement, (i) STF will be merged with and into Merger Sub, with Merger Sub being the Surviving Corporation and continuing as a wholly owned subsidiary of Tel-Save, and (ii) each outstanding share of STF Common Stock will be converted into such number of shares of Tel-Save Common Stock as equals the quotient (rounded to four decimal places) (such fraction has been defined as the Exchange Ratio) of (a) $11.25 plus the product of (x) .3 times (y) the amount, if any, by which the Closing Date Market Price exceeds $20, divided by (b) the Closing Date Market Price; provided, however, that the Exchange Ratio shall not exceed 1.125. "Closing Date Market Price" means the average closing price per share of Tel-Save Common Stock on the Nasdaq National Market for the fifteen consecutive trading days ending on the trading day three trading days immediately preceding the date of the Effective Time. See "THE MERGER AGREEMENT -- Conversion of Shares" and "-- Termination; Termination Fees and Expenses." Fractional shares of Tel-Save Common Stock will not be issuable in connection with the Merger. STF stockholders otherwise entitled to a fractional share will be paid the proceeds of such fraction in cash. See "THE MERGER AGREEMENT -- Conversion of Shares." Each outstanding share of Tel-Save Common Stock will remain outstanding and be unaffected by the Merger.

     The table below shows the numbers of shares of Tel-Save Common Stock that STF stockholders will receive per share of STF Common Stock at the Closing Date Market Prices illustrated in the table and the approximate values of such consideration.

                                                        DOLLAR VALUE OF THE SHARES OF
                                                          TEL-SAVE COMMON STOCK TO
                         NUMBER OF SHARES OF TEL-SAVE    BE ISSUED PER SHARE OF STF
  CLOSING DATE MARKET         COMMON STOCK TO BE         COMMON STOCK BASED ON THE
   PRICE OF TEL-SAVE       ISSUED FOR EACH SHARE OF     CLOSING DATE MARKET PRICE OF
     COMMON STOCK              STF COMMON STOCK            TEL-SAVE COMMON STOCK
$30.00  ...............             0.4750                         $14.25
$29.00  ...............             0.4810                         $13.95
$28.00  ...............             0.4875                         $13.65
$27.00  ...............             0.4944                         $13.35
$26.00  ...............             0.5019                         $13.05
$25.00  ...............             0.5100                         $12.75
$24.00  ...............             0.5188                         $12.45
$23.00  ...............             0.5283                         $12.15
$22.00  ...............             0.5386                         $11.85
$21.00  ...............             0.5500                         $11.55
$20.00 to $10.00 ......        0.5625 to 1.1250                    $11.25
$9.00..................             1.1250                         $10.13
$8.00..................             1.1250                         $ 9.00


     If the Closing Date Market Price had been determined based on the fifteen consecutive trading days ending on the third trading day immediately prior to October 22, 1997, the Closing Date Market Price would have been $24.2500, and
 .5165 of a share of Tel-Save Common Stock would have been issuable for each share of STF Common Stock. As discussed above, the Closing Date Market Price will be determined based on the fifteen consecutive trading days ending on the trading day three trading days immediately preceding the date of the Effective Time.

     Based upon the number of outstanding shares of Tel-Save Common Stock and STF Common Stock and STF Series I Preferred as of the Tel-Save and STF Record Dates, and assuming Exchange Ratios of 1.125 (a Closing Date Market Price of $10 or less) and .5625 (a Closing Date Market Price of $20), the stockholders of STF immediately prior to the consummation of the Merger would own approximately 26.8% and 15.5%, respectively, of the outstanding shares of Tel-Save Common Stock immediately following consummation of the Merger, and up to approximately 30.3% and 17.9%, respectively, assuming conversion of the Tel-Save Series A Preferred to be issued and exercise of the Tel-Save Warrants to be issued for the STF Series D Preferred and the Assumed Warrants, respectively, and exercise of the STF Options to be assumed by Tel-Save.

     Each share of STF Series D Preferred outstanding at the Effective Time, other than shares held by dissenting holders (the "Dissenting Preferred Shares"), shall, at the Effective Time, be converted into the right to receive shares of Tel-Save Series A Preferred having terms substantially identical to the terms of the STF Series D Preferred and convertible into a number of shares of Tel-Save Common Stock equal to the number of shares of STF Common Stock into which such shares of STF Series D Preferred were convertible immediately prior to the Effective Time, multiplied by the Exchange Ratio. See "THE MERGER -- Appraisal Rights." As of the STF Record Date, 57,950 shares of STF Series D Preferred were outstanding and were convertible into an aggregate of 57,950 shares of STF Common Stock.

     Each share of STF Series I Preferred outstanding at the Effective Time shall, at the Effective Time, be converted into the right to receive the number of shares of Tel-Save Common Stock that would be deliverable in exchange for the shares of STF Common Stock issuable upon conversion of the STF Series I Preferred in accordance with its terms. As of October 8, 1997, there were 250,000 shares of STF Series I Preferred outstanding, all of which were held by RHI, which would be convertible into approximately 4,191,517 shares of STF Common Stock at the Effective Time.

     Each share of STF Series J Redeemable Special Preferred Stock (the "STF Special Preferred") outstanding at the Effective Time shall, at the Effective Time, be converted into the right to receive an amount in cash from Tel-Save determined in accordance with the certificate of designation of the STF Special Preferred. As of October 8, 1997, there were 200,000 shares of STF Special Preferred outstanding. The Merger Agreement provides that such STF Special Preferred will be exchanged for cash at the Effective Time, which amount would be approximately $21,917,808 as of the Tel-Save and STF Meetings .

     Assumed Warrants and STF employee stock options to purchase STF Common Stock (the "STF Options") outstanding at the Effective Time will be effectively assumed by Tel-Save, by which assumption the holder shall have the right, on the same terms and conditions as were applicable to such Assumed Warrants and STF Options immediately prior to the Effective Time, to purchase that number of shares of Tel-Save Common Stock as the holder would have been entitled to receive pursuant to the Merger had such holder exercised such Assumed Warrants or STF Options immediately prior to the Effective Time (rounded down to the nearest whole number, with payment in cash in lieu of any fractional shares). The purchase price per share of Tel-Save Common Stock shall be the aggregate price for shares of STF Common Stock purchasable pursuant to Assumed Warrants or STF Options immediately prior to the Effective Time, divided by the number of full shares of Tel-Save Common Stock purchasable in accordance with the foregoing. See "THE MERGER AGREEMENT -- Options and Warrants."

BOARD RECOMMENDATIONS

     The Tel-Save Board (a) has unanimously approved the Merger Proposal, the Charter Amendment and the Option Proposal and (b) unanimously recommends that holders of Tel-Save Common Stock vote in favor of the Merger Proposal, the Charter Amendment, the Option Proposal, the Auditor Ratification and the election of the director nominees named herein.

     The STF Board has unanimously approved the Merger Agreement and unanimously recommends that holders of STF Common Stock vote in favor of the approval and adoption of the Merger Agreement.

     The Tel-Save Board and the STF Board believe that the Merger represents a strategic fit between two companies with similar business strategies and complementary products and operations. Both Boards of Directors believe that the Combined Company will have greater financial strength, operational efficiencies, earning power and business growth potential than either Tel-Save or STF would have on its own. See "THE MERGER -- Background of the Merger; Material Contacts Between the Parties," " -- Tel-Save Reasons for the Merger; Recommendation of the Tel-Save Board of Directors," and "-- STF Background and Reasons for the Merger; Recommendation of the STF Board of Directors."

OPINIONS OF FINANCIAL ADVISORS

     TEL-SAVE

     On July 15, 1997, Salomon Brothers delivered its oral opinion, subsequently confirmed in writing as of July 16, 1997, to the Tel-Save Board to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to Tel-Save.

     The full text of the written opinion of Salomon Brothers, dated July 16, 1997, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached hereto as Annex C and is incorporated herein by reference. HOLDERS OF TEL-SAVE COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER -- Opinion of Tel-Save Financial Advisor."

     STF

     On July 16, 1997, DMG delivered its oral opinion to the STF Board, subsequently confirmed in writing as of July 16, 1997, that, as of such date, the consideration to be received by the holders of STF Common Stock pursuant to the Merger was fair, from a financial point of view, to such holders.

     The full text of the written opinion of DMG, dated July 16, 1997, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex D and is incorporated herein by reference. HOLDERS OF STF COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER -- Opinion of STF Financial Advisor."


INTERESTS OF CERTAIN PERSONS IN THE MERGER


     STF EMPLOYMENT AGREEMENTS

     Each of Messrs. Anthony D. Autorino, Jeffrey J. Steiner, Mel D. Borer and Vincent DiVincenzo, directors and executive officers of STF, has an employment agreement with STF that provides for two years of base salary plus target bonus (defined as 50% of base salary) payable upon a "change of control" of STF. The consummation of the Merger will constitute such a change of control. Pursuant to such employment agreements, payments of up to $4,155,000 in the aggregate are payable to these STF executives in the event of a change of control of STF. The employment agreements of such executives also provide for the vesting of all options for shares of STF Common Stock owned by such executives upon consummation of the Merger. Furthermore, following consummation of the Merger, it is not anticipated that Messrs. Autorino, Steiner and DiVincenzo will continue to hold the same executive positions, and, pursuant to their employment agreements, they will be entitled to receive non-compete payments up to approximately $2,671,000 in the aggregate. See "THE MERGER -- Interests of Certain Persons in the Merger."


     STF STOCK OPTION PLANS

     Pursuant to the STF 1987 Stock Option Plan (the "1987 Option Plan"), each holder of options (the "1987 Options"), under the 1987 Option Plan shall have the right immediately prior to the Effective Time to exercise his or her 1987 Options in whole or in part; any such 1987 Options not so exercised will terminate. The vesting of outstanding options granted pursuant to the STF Board of Directors Stock Option Plan (the "Directors' Plan") or the STF 1996 Equity Incentive Plan (the "1996 Equity Plan") will not accelerate as a result of the Merger except as provided in the STF employment agreements. All of the STF Options outstanding at the Effective Time shall be assumed by Tel-Save pursuant to the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- Options and Warrants."


     INDEMNITY ARRANGEMENTS

     Pursuant to the Merger Agreement, Tel-Save has agreed to maintain in effect for five years from the Effective Time directors' and officers' liability insurance for any persons who were directors or officers of STF or a subsidiary of STF prior to the Effective Time, with respect to any act or failure to act by any such persons prior to the Effective Time, and the Surviving Corporation will indemnify such directors and officers to the fullest extent that they would have been indemnified prior to the Effective Time. See "THE MERGER AGREEMENT -- Director and Officer Indemnification."


     SPECIAL PREFERRED PURCHASE

     Mr. Jeffrey J. Steiner, a director and Vice Chairman of STF, is also the Chairman and Chief Executive Officer, and the beneficial owner of approximately 37% of the outstanding common stock and approximately 73% of the voting power, of The Fairchild Corporation ("TFC"). TFC, through its wholly owned subsidiary, RHI, owns approximately 36% of the outstanding STF Common Stock and all of the shares of the STF Series I Preferred and of the STF Special Preferred. The Merger Agreement provides that such STF Special Preferred will be exchanged for cash at the Effective Time, which amount would be approximately $21,917,808 as of the Tel-Save and STF Meetings. See "THE MERGER -- Interest of Certain Persons in the Merger".

     STF OUTSIDE DIRECTOR PAYMENTS

     The Merger Agreement provides that STF may make to its non-employee directors honorarium payments not to exceed $300,000 in the aggregate. STF intends to make the full amount of such payments should the Merger be consummated.

     TEL-SAVE DIRECTORSHIPS

     The Merger Agreement provides that Messrs. Steiner and Autorino, directors and executive officers of STF, will be elected as directors of Tel-Save for three-year terms. Approval of the Merger Agreement and the Merger and consummation of the Merger will effect the election of such individuals as directors of Tel-Save in the director class expiring in 2000. See "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- Board Representation."

     See "THE MERGER -- Interests of Certain Persons in the Merger" for a description of the Tel-Save Common Stock and STF Common Stock owned by Tel-Save and STF directors and officers and their affiliates.

     DISCUSSIONS WITH CERTAIN STF AFFILIATES

     Certain officers and directors of STF have discussed with STF and Tel-Save the possibility of acquiring certain of the STF assets after consummation of the Merger. No agreements have been reached with respect to any such possible transactions and no such transaction is anticipated to occur before the Effective Time, if at all. Any agreements reached after the Effective Time would require the approval of the Tel-Save Board, but would not be subject to the approval of either the STF or Tel-Save stockholders. See "THE MERGER -- Interests of Certain Persons in the Merger."

CERTAIN MERGER RELATED TRANSACTIONS

     STF AGREEMENT

     In connection with the Merger Agreement and as a condition to Tel-Save's entering into the Merger Agreement and the transactions contemplated thereby, Tel-Save and STF entered into an agreement, dated as of July 16, 1997, (the "STF Agreement"), pursuant to which Tel-Save would have the right (the "Option"), if the Merger Agreement were to be terminated by STF under certain circumstances, to acquire up to 3,000,000 shares of STF Common Stock from STF for $11.25 per share. See "MERGER RELATED TRANSACTIONS -- STF Agreement" and "THE MERGER AGREEMENT -- Termination Fees and Expenses."

     VOTING AGREEMENTS

     Mr. Borislow entered into the Borislow Voting Agreement, under which he has agreed to vote the shares of Tel-Save Common Stock that he is entitled to vote at the Tel-Save Meeting in favor of the Merger Proposal. RHI, J.J. Cramer & Co., Mentor Partners, L.P. and Mr. Autorino have entered into the STF Voting Agreement, pursuant to which each has agreed to vote its or his shares of STF Common Stock in favor of the Merger. See "THE TEL-SAVE ANNUAL MEETING -- Tel-Save Voting Rights; No Appraisal Rights," "THE STF SPECIAL MEETING -- STF Voting Rights; Appraisal Rights" and "MERGER RELATED TRANSACTIONS -- Voting Agreements."

     PURCHASE OF STF NOTES

     Subsequent to the execution of the Merger Agreement, Tel-Save purchased, in separate, privately negotiated transactions, all of the $163.7 million aggregate face amount outstanding of the 12 1/4% Senior Subordinated Discount Notes due 2006 (the "STF Notes") of Shared Technologies Fairchild Communications Corp., a wholly owned subsidiary of STF. See "MERGER RELATED TRANSACTIONS -- Tel-Save Purchase of STF Notes" and "THE MERGER AGREEMENT -- Conditions."

OPERATION OF STF FOLLOWING THE MERGER

     Tel-Save anticipates that it will operate Merger Sub, the name of which will be changed to Shared Technologies Fairchild Inc., as a subsidiary of Tel-Save, and Mr. Mel D. Borer, a director and the President of STF, will continue as the President of Merger Sub.


ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of STF will be carried forward to Tel-Save's consolidated balance sheet at their recorded amounts. Tel-Save's consolidated operating results will include the operating results of STF for the entire year in which the Merger occurs and the reported operating results of Tel-Save and STF for periods prior to the year in which the combination occurs will be combined and restated as the consolidated operating results of Tel-Save. A condition to the Merger is that each of Tel-Save and STF shall have received a letter at the closing of the
Merger  from  BDO  Seidman,   LLP,  Tel-Save's   independent   certified  public
accountants, stating in substance that the Merger will qualify as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and related interpretations, for the Merger. See "THE MERGER -- Accounting Treatment" and "THE MERGER AGREEMENT -- Conditions."


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be a tax-free reorganization in which no gain or loss will be recognized by Tel-Save or STF and no gain or loss will be recognized by STF stockholders, except in respect of cash received in lieu of fractional shares, or cash paid to dissenting stockholders of STF or cash paid to holders of STF Special Preferred. A condition to the Merger is that Tel-Save and STF each shall have received an opinion of counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a further discussion of the federal income tax consequences of the Merger, see "THE MERGER -- Material U.S. Federal Income Tax Consequences." See also "THE MERGER AGREEMENT -- Conditions."


APPRAISAL RIGHTS


     TEL-SAVE STOCKHOLDERS

     Tel-Save Holdings, Inc. is not a corporation party to the Merger pursuant to the Delaware General Corporation Law (the "DGCL"), and no holders of Tel-Save Common Stock will have appraisal rights with respect to the Merger or the Merger Proposal. In addition, no holders of Tel-Save Common Stock will have appraisal rights with respect to the Charter Amendment or the Option Proposal. See "THE MERGER -- Appraisal Rights" and Annex D -- Section 262 of the DGCL.
See also "THE TEL-SAVE ANNUAL MEETING."


     STF STOCKHOLDERS

     Other than as described in the following sentence, no stockholders of STF are entitled to appraisal rights. If the Merger is consummated, a holder of STF Series D Preferred who strictly complies with the procedures set forth under
Section 262 of the DGCL will be entitled to have such shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares in lieu of the consideration provided for in the Merger Agreement. See "THE MERGER -- Appraisal Rights" and Annex D -- Section 262 of the DGCL. See also "THE STF SPECIAL MEETING."

CONDITIONS TO THE MERGER


     The obligations of Tel-Save and STF to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite approvals of the stockholders of Tel-Save and STF, obtaining requisite regulatory approvals (including expiration or earlier termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), for which early termination has been granted), the continuing accuracy as of the Effective Time of the respective representations and warranties made by Tel-Save and STF in the Merger Agreement, the receipt of legal opinions with respect to certain tax matters and the receipt of accountants' letters at the closing of the Merger with respect to qualification of the Merger as a pooling of interests transaction. Each party has the right to waive the conditions to its closing referred to above. See "THE MERGER -- Accounting Treatment," "-- Material U.S. Federal Income Tax Consequences," and "-- Regulatory Approvals" and "THE MERGER AGREEMENT -- Conditions."


TERMINATION

     The Merger Agreement is subject to termination (i) by mutual written consent of Tel-Save and STF, (ii) by either Tel-Save or STF if the Merger is not consummated on or before December 15, 1997, unless the Merger has not occurred by such time by reason of the failure of certain conditions precedent to the Merger, in which case the date will be extended to January 15, 1998 if Tel-Save requests, and STF consents to, such extension, (iii) by either Tel-Save or STF if the STF Board withdraws its recommendation of the Merger and (iv) upon the occurrence of certain events and circumstances set forth in the Merger Agreement, including, but not limited to, STF's right to terminate the Merger Agreement in the event that the Closing Date Market Price of Tel-Save Common Stock is less than $10.00 or in the event that the average closing price for shares of Tel-Save Common Stock as reported on the Nasdaq National Market for any period of 20 consecutive trading days after July 16, 1997 is less than $10.00 per share. See "THE MERGER AGREEMENT -- Termination; Termination Fees and Expenses."

     Under certain circumstances, if STF terminates the Merger Agreement, STF may be required to pay Tel-Save a termination fee of $15,000,000. See "THE MERGER AGREEMENT -- Termination; Termination Fees and Expenses." In addition, in connection with the Merger Agreement and as a condition to Tel-Save's entering into the Merger Agreement and the transactions contemplated thereby, Tel-Save and STF entered into an Agreement, dated as of July 16, 1997 (the "STF Agreement"), pursuant to which Tel-Save would have the right (the "Option"), if the Merger Agreement were to be terminated by STF under certain circumstances, to acquire up to 3,000,000 shares of STF Common Stock from STF for $11.25 per share. See "MERGER RELATED TRANSACTIONS -- STF Agreement."


STF'S TERMINATION RIGHTS RELATED TO TEL-SAVE COMMON STOCK PRICE

     As noted above, pursuant to the terms of the Merger Agreement, STF has the right to terminate the Merger Agreement in the event that the Closing Date Market Price of Tel-Save Common Stock is less than $10.00 or in the event that the average closing price for shares of Tel-Save Common Stock as reported on the Nasdaq National Market for any period of 20 consecutive trading dates after July 16, 1997 is less than $10.00 per share. See "THE MERGER AGREEMENT -- Termination; Termination Fees and Expenses."

     In the event that the Closing Date Market Price of Tel-Save is less than $10.00 or the Tel-Save Common Stock trades for less than $10.00 for 20 consecutive trading days, members of the STF Board will be required to make a determination, in the exercise of their fiduciary duties, as to whether the interests of STF's stockholders are better served by terminating the Merger Agree-ment or continuing with the consummation of the Merger. The STF Board, in making such determination, would consider the opinions of its financial advisors as well as the reasons for the decline in the Tel-Save Common Stock price.


EFFECTIVE TIME OF THE MERGER

     The Merger will be consummated upon the filing by STF and Merger Sub of a Certificate of Merger with the Secretary of State of the State of Delaware at the Effective Time. The Effective Time will occur as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived. It is currently anticipated that the Merger will be consummated on the date of the Tel-Save and STF Meetings or as soon as practicable thereafter.


CERTAIN EFFECTS OF THE MERGER ON THE RIGHTS OF HOLDERS OF STF COMMON STOCK

     Upon consummation of the Merger, holders of STF Common Stock and STF Series D Preferred will become stockholders of Tel-Save. The internal affairs of Tel-Save are governed by the DGCL, the Tel-Save Charter, and the Bylaws, as amended, of Tel-Save (the "Tel-Save Bylaws"). The Merger will result in certain differences in the rights of holders of STF Common Stock. See "DESCRIPTION OF TEL-SAVE CAPITAL STOCK" and "COMPARISON OF STOCKHOLDER RIGHTS."


SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following selected consolidated financial information of Tel-Save and STF has been derived from their respective historical consolidated financial statements, including the notes thereto, and should be read in conjunction with such consolidated financial statements and the notes thereto incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference." The Tel-Save and STF historical financial information as of and for the interim periods presented below has been prepared on the same basis as that derived from historical financial statements prepared on an annual basis and, in the opinion of management of the respective companies, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of the respective companies as of such dates and for such periods.

     SELECTED CONSOLIDATED FINANCIAL DATA OF TEL-SAVE

     The selected consolidated financial data below should be read in conjunction with, and is qualified in its entirety by, Tel-Save's Consolidated Financial Statements incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                                                                            SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,                         ENDED JUNE 30,
                                    ------------------------------------------------------------------- ------------------
                                        1992         1993         1994          1995          1996             1997
                                    ------------ ------------ ------------ -------------- ------------- ------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
TEL-SAVE CONSOLIDATED STATE-
 MENTS OF OPERATIONS DATA:
Sales .............................  $  17,668    $  31,940    $  82,835    $ 180,102      $ 232,424    $    146,192
Cost of sales .....................     14,803       26,715       70,104      156,121        200,597         146,081 (1)
Gross profit ......................      2,865        5,225       12,731       23,981         31,827             111
Selling, general and administra-
 tive expenses ....................      1,476        2,060        3,442        6,280         10,039           7,953
Operating income (loss) ...........      1,389        3,165        9,289       17,701         21,788          (7,842)
Investment and other income, net            32          108           66          331         10,585           7,128
Income (loss) before provision
 (benefit) for income taxes .......      1,421        3,273        9,355       18,032         32,373            (714)
Provision (benefit) for income
 taxes(2) .........................        568        1,309        3,742        7,213         12,205            (279)
Net income (loss)(1)(2) ...........  $     853    $   1,964    $   5,613    $  10,819      $  20,168            (435)(1)
Net income (loss) per share --
 Primary(1) .......................  $    0.03    $    0.07    $    0.18    $    0.32      $    0.35    $      (0.01)(1)
Weighted average common and
 common equivalent shares out-
 standing -- Primary(1) ...........     28,750       29,452       30,663       33,605         57,002          66,367
Net income (loss) per share --
 Fully Diluted(1) .................  $    0.03    $    0.07    $    0.18    $    0.32      $    0.35    $      (0.01)(1)
Weighted average common and
 common equivalent shares out-
 standing - Fully Diluted(1) ......     28,750       29,452       30,663       33,605         58,027          66,479
SELECTED RATIOS:
Ratio of Earnings to Fixed Charg-
 es(3) ............................      517.0x       530.5x       144.1x        89.8x         168.9x            0.2x(1)
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Stock Dividends(4) ...............      517.0x       530.5x       144.1x        89.8x         168.9x            0.2x(1)

                                                         AT DECEMBER 31,                         AT JUNE 30,
                                     --------------------------------------------------------   ------------
                                       1992       1993       1994        1995         1996          1997
                                     --------   --------   ---------   ---------   ----------   ------------
                                                                 (IN THOUSANDS)
TEL-SAVE BALANCE SHEETS DATA:
Working capital ..................    $1,312     $4,502     $12,265     $38,171     $175,597      $143,394
Total assets .....................     2,178      6,694      21,435      71,388      257,008       290,273
Long-term debt ...................        --         --          --          --           --            --
Total stockholders' equity .......     1,414      4,687      14,042      41,314      230,720       253,159

----------
(1) Included in Tel-Save's cost of sales for the six months ended June 30, 1997 are charges to cost of sales aggregating $25.9 million, consisting of $11.5 million primarily as a result of Tel-Save's change in its accounting for customer acquisition costs and $14.4 million related to the AOL Agreement. The effect of these charges was to reduce net income and net income per share (fully diluted) by $15.5 million and $.24, respectively. The effect of these charges also reduced selected ratios as described in Notes 3 and 4 below from 29.9x to 0.2x.

(2) For the years and period ended December 31, 1992, 1993, 1994 and September 19, 1995, Tel-Save's predecessor corporation elected to report as an S corporation for federal and state income tax purposes. Accordingly, such predecessor corporation's stockholders included their respective shares of Tel-Save's taxable income in their individual income tax returns. The pro forma income taxes reflect the taxes that would have been accrued if Tel-Save had elected to report as a C corporation.

(3) The ratio of earnings to fixed charges is computed by dividing (i) income before provision for income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness including amortization of deferred financing costs and the estimated interest component of rental expense which is 33% of actual rental expense.

(4) The ratio of earnings to fixed charges and preferred stock dividends is computed by dividing (i) income before provision for income taxes plus fixed charges by (ii) the sum of combined fixed charges and preferred dividends. Fixed charges consist of interest on indebtedness including amortization of deferred financing costs and the estimated interest component of rental expense which is 33% of actual rental expense.

     SELECTED CONSOLIDATED FINANCIAL DATA OF STF

     The selected consolidated financial data below should be read in conjunction with, and is qualified in its entirety by, STF's Consolidated Financial Statements incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                                                                        SIX MONTHS
                                                           YEAR ENDED DECEMBER 31,                     ENDED JUNE 30,
                                        ------------------------------------------------------------- ---------------
                                            1992        1993        1994         1995        1996          1997
                                        ------------ ---------- ------------ ------------ ----------- ---------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STF CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Revenues ..............................  $24,077    $ 25,426     $45,367      $ 47,086    $157,241      $  95,618
Gross margin ..........................    9,254      10,912      19,195        18,214      74,669         48,988
Selling, general and administra-
 tive expenses ........................    9,959      10,102      16,909        16,188      55,329         34,334
Operating income (loss) ...............     (705)        810       2,286         2,026      19,340         14,654
Interest expense, net .................     (290)       (438)       (359)         (667)    (22,888)       (14,480)
Equity in loss of affiliate ...........       --          --          --        (1,752)     (3,927)          (186)
Minority interest in net income of
    subsidiaries ......................      (37)        (82)       (128)           --          --             --
Gain on sale of subsidiary stock ......       --          --          --         1,375          --             --
Income taxes ..........................       --          --         487           (45)       (783)          (208)
Extraordinary Items: (Loss) gain
 on restructuring .....................    3,756        (150)         --            --          --             --
Loss on early retirement of debt ......       --          --          --            --        (311)            --
Net income (loss) .....................    2,724         140       2,286           927      (8,569)          (220)
Net income (loss) per common
 share applicable to common
 stockholders .........................  $   .59     $  (.04)    $   .27      $    .06    $   (.79)     $    (.16)
Weighted average common
 shares outstanding ...................    4,063       5,132       6,792         8,482      13,787         15,788
SELECTED RATIOS:
Ratio of Earnings to Fixed Charg-
 es(1) ................................     (0.2)x       1.4x        3.0x          2.9x       0.8x            1.0x
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Stock Dividends(2) ...................     (0.1)x      1.0 x        2.0x          2.3x       0.7x            0.9x

                                                                AT DECEMBER 31,                           AT JUNE 30,
                                        ---------------------------------------------------------------- ------------
                                            1992         1993         1994         1995         1996         1997
                                        ------------ ------------ ------------ ------------ ------------ ------------
                                                                       (IN THOUSANDS)
STF BALANCE SHEETS DATA:
Working capital (deficit) .............  $ (4,506)    $ (3,874)    $ (3,691)    $ (3,393)    $ (8,765)    $ (7,010)
Total assets ..........................    18,752       20,601       37,925       42,863      369,566      370,448
Notes payable, convertible promis-
 sory notes payable, other long-
 term debt (incl.   current portion
 and redeemable preferred stock) ......     4,745        3,719        4,727        6,998      291,004      295,119
Stockholders' equity ..................     6,034        9,302       20,881       22,844       43,209       41,015

----------
(1) The ratio of earnings to fixed charges is computed by dividing (i) income before provision for income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness including amortization of deferred financing costs and the estimated interest component of rental expense which is 33% of actual rental expense.

(2) The ratio of earnings to fixed charges is computed by dividing (i) income before provision for income taxes plus fixed charges by (ii) the sum of combined fixed charges and preferred dividends. Fixed charges consist of interest on indebtedness including amortization of deferred financing costs and the estimated interest component of rental expense which is 33% of actual rental expense.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following tables present summary unaudited pro forma combined financial data after giving effect to the Merger under the pooling of interests method of accounting as if the Merger had been consummated as of the beginning of the periods presented for the operating results and as of June 30, 1997 for the Balance Sheet Data. In addition, the following tables present supplemental summary unaudited pro forma combined financial data giving effect to the following transactions for the periods indicated: (i) Tel-Save's decision to discontinue its internal telemarketing operations in 1997. The estimated costs of discontinuance have been reflected as an increase in accounts payable and accrued expenses-trade and other and a decrease in intangibles-net in the Supplemental Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1997. The Supplemental Unaudited Pro Forma Combined Condensed Statements of Operations for the six months ended June 30, 1997 and the year ended December 31, 1996 reflect the discontinuance of Tel-Save's internal telemarketing operations as if it had occurred at January 1, 1996; (ii) An acquisition made during 1996 by STF accounted for as a purchase. The Supplemental Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1996 reflects the acquisition as if it had occurred at the beginning of that year. (iii) Tel-Save's acquisition of the STF Notes subsequent to the signing of the Merger Agreement and the repayment of STF's outstanding bank credit facility obligations upon consummation of the Merger using the proceeds of the issuance of certain long-term debt by Tel-Save have been reflected in the Supplemental Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1997 and the Supplemental Unaudited Pro Forma Combined Condensed Statements of Operations for the year and six months ended December 31, 1996 and June 30, 1997, respectively. The tables have been derived from, or prepared on a basis consistent with, the Unaudited Pro Forma Combined Condensed Financial Statements included in this Joint Proxy Statement/Prospectus. The selected pro forma combined financial data should be read in conjunction with, and is qualified in its entirety by reference to, the Unaudited Pro Forma Combined Condensed Financial Statements and the notes thereto. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS." The following data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the Merger, the acquisitions made during 1996, the discontinuance of Tel-Save's internal telemarketing operations in 1997, the acquisition of the STF Notes and the repayment of a portion of STF's credit facility term loans been consummated at the dates indicated, nor is it necessarily indicative of future operating results or the financial position of the merged companies.


                                                                                                           SIX MONTHS
                                                            YEAR ENDED DECEMBER 31,                      ENDED JUNE 30,
                                             ----------------------------------------------------- --------------------------
                                                 1994         1995         1996          1996          1997         1997
                                             ------------ ------------ ------------ -------------- ------------ -------------
                                              HISTORICAL   HISTORICAL   HISTORICAL   SUPPLEMENTAL   HISTORICAL   SUPPLEMENTAL
                                             ------------ ------------ ------------ -------------- ------------ -------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED STATEMENTS OF
 OPERATIONS:
Net sales ..................................  $128,202     $227,188    $ 389,665     $ 409,518      $241,810     $208,270
Cost of sales ..............................    96,276      184,993      283,169       289,229       192,711      154,704
Gross margin ...............................    31,926       42,195      106,496       120,289        49,099       53,566
Selling, general and administrative ........    20,351       22,468       65,368        76,907        42,287       42,287
Operating income ...........................    11,575       19,727       41,128        43,382         6,812       11,279
Other income (expenses) net  ...............      (421)        (723)     (16,230)      (10,472)       (7,538)      (2,840)
Income (loss) before provision (benefit),
 for income taxes and extraordinary
 item ......................................    11,154       19,004       24,898        32,910          (726)       8,439
Provision (benefit) for income taxes  ......     3,255        7,258       12,988        16,042           (71)       3,134
Income (loss) before extraordinary item ....  $  7,899     $ 11,746    $  11,910     $  16,868      $   (655)    $  5,305
Income (loss) before extraordinary item
 per share-primary .........................  $    .22     $    .30    $     .15     $     .26      $   (.04)    $    .07
Weighted average common and common
 equivalent shares outstanding-primary .....    34,359       38,220       64,504        65,146        74,957       74,957
Income (loss) before extraordinary item
 per share-fully diluted ...................  $    .22     $    .30    $     .15     $     .25      $   (.04)    $    .07
Weighted average common and common
 equivalent shares outstanding-fully di-
 luted .....................................    34,359       38,220       65,529        66,171        75,069       75,069
SELECTED RATIOS:
Ratio of Earnings to Fixed Charges(1) ......      11.9x        13.9x         2.1x          2.8x          1.0x         1.9x
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Divi-
 dends(2) ..................................       8.1x        11.2x         2.0x          2.5x          0.8x         1.5x

                                                           JUNE 30, 1997
                                                    ----------------------------
                                                     HISTORICAL     SUPPLEMENTAL
                                                    ------------   -------------
                                                           (IN THOUSANDS)
PRO FORMA COMBINED BALANCE SHEET DATA:
Working capital .................................     $100,127       $172,040
Total assets ....................................      642,621        679,539
Long-term debt, including current portion .......      255,362        331,644
Total stockholders' equity ......................      297,674        256,025

----------
(1) The ratio of earnings to fixed charges is computed by dividing (i) income before provision for income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness including amortization of deferred financing costs and the estimated interest component of rental expense which is 33% of actual rental expense.

(2) The ratio of earnings to fixed charges is computed by dividing (i) income before provision for income taxes plus fixed charges by (ii) the sum of combined fixed charges and preferred dividends. Fixed charges consist of interest on indebtedness including amortization of deferred financing costs and the estimated interest component of rental expense which is 33% of actual rental expense.

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

     The following table sets forth certain historical per share data of Tel-Save and STF and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis (and assuming the issuance of .5441 of a share of Tel-Save Common Stock, based on the Closing Date Market Price of $21.5042 per share, which assumes the closing date of the Merger is October 1, 1997, in the Merger in exchange for each share of STF Common Stock). The following table presents summary unaudited pro forma combined financial data after giving effect to the Merger under the pooling of interests method of accounting as if the Merger had been consummated as of the beginning of the periods presented for the operating results and as of June 30, 1997 for the Balance Sheet Data. In addition, the following table presents summary unaudited pro forma combined financial data giving effect to the following transactions for the periods indicated: (i) Tel-Save's decision to discontinue its internal telemarketing operations in 1997. The estimated costs of discontinuance have been reflected as an increase in accounts payable and accrued expenses-trade and other and a decrease in intangibles-net in the Supplemental Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1997. The Supplemental Unaudited Pro Forma Combined Condensed Statements of Operations for the six months ended June 30, 1997 and the year ended December 31, 1996 reflect the discontinuance of Tel-Save's internal telemarketing operations as if it had occurred at January 1, 1996; (ii) An acquisition made during 1996 by STF accounted for as a purchase. The Supplemental Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1996 reflects the acquisition as if it had occurred at the beginning of that year; (iii) Tel-Save's acquisition of the STF Notes subsequent to the signing of the Merger Agreement and the repayment of a portion of STF's outstanding bank credit facility obligations upon consummation of the Merger using the proceeds of the issuance of certain long-term debt by Tel-Save have been reflected in the Supplemental Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1997 and the Supplemental Unaudited Pro Forma Combined Condensed Statements of Operations for the year and six months ended December 31, 1996 and June 30, 1997, respectively. This data should be read in conjunction with the selected historical consolidated financial data and the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this Joint Proxy Statement/ Prospectus and the separate historical consolidated financial statements of Tel-Save and STF incorporated by reference herein. The unaudited pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have occurred had the Merger, the discontinuance of Tel-Save's internal telemarketing operations during 1997, the acquisition made by STF during 1996, the acquisition of the STF Notes and the repayment of STF's credit facility term loans been consummated at the dates indicated, nor is it necessarily indicative of future operating results or the financial position of the merged companies. Neither Tel-Save nor STF has paid cash dividends on its Common Stock.

                                                                          AT OR FOR THE SIX
                                            AT OR FOR THE YEAR ENDED        MONTHS ENDED
                                                  DECEMBER 31,                JUNE 30,
                                          ----------------------------   ------------------
                                           1994     1995       1996             1997
                                          ------   ------   ----------   ------------------
HISTORICAL TEL-SAVE:
Net income (loss) per share(1) ........   $.18     $.32      $  .35           $ (.01)
Book value per common share ...........                                       $ 3.94
HISTORICAL STF:
Net income (loss) per share(1) ........   $.27     $.06      $ (.77)          $ (.16)
Book value per common share ...........                                       $ 2.59
HISTORICAL PRO FORMA COMBINED TEL-
  SAVE AND STF(2):
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM PER SHARE(1) ...................   $.22     $.30      $  .15           $ (.04)
BOOK VALUE PER COMMON SHARE(3) ........                                       $ 3.72
HISTORICAL STF PER SHARE
  EQUIVALENTS(4): .....................
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM PER SHARE(1)....................   $.12     $.16      $  .08           $ (.02)
BOOK VALUE PER COMMON SHARE(3) ........                                       $ 2.02
SUPPLEMENTAL PRO FORMA
  COMBINED TEL-SAVE AND STF(2):
INCOME BEFORE EXTRAORDINARY ITEM
  PER SHARE(1) ........................   $.22     $.30      $  .25           $  .07
BOOK VALUE PER COMMON SHARE(3) ........                                       $ 3.20
SUPPLEMENTAL STF PER SHARE EQUIVA-
  LENTS(4):
INCOME BEFORE EXTRAORDINARY ITEM
  PER SHARE(1) ........................   $.12     $.16      $  .14           $  .04
BOOK VALUE PER COMMON SHARE(3) ........                                       $ 1.74

----------
(1) Primary and fully-diluted net income per share amounts are the same for the periods presented.

(2) Combined per share information assumes each STF share has been converted at a .5441 Exchange Ratio into Tel-Save shares. Pursuant to the Merger Agreement, the Exchange Ratio is subject to adjustment. See "THE MERGER AGREEMENT -- Conversion of Shares."

(3) The unaudited pro forma combined condensed balance sheet as of June 30, 1997 includes an adjustment to accrued expenses representing certain Merger related charges expected by Tel-Save. Included are transaction fees as well as employee termination costs. The tax benefits associated with the costs, exclusive of transaction fees that are not tax deductible, is also reflected. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

    In addition, the Supplemental Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1997 reflects the write-off of the deferred debt issue costs and premium over the carrying value of the STF Notes as well as fees associated with the short-term margin and bridge loans used by Tel-Save to finance the acquisition of the STF Notes prior to the issuance of certain long-term debt by Tel-Save. The tax benefit associated with such charges is also reflected. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

    The supplemental unaudited pro forma combined condensed balance sheet as of June 30, 1997 includes an adjustment to accrued expenses and intangibles representing certain costs related to the discontinuance of Tel-Save's internal telemarketing operations. Included are the write-off of goodwill, transaction fees, severance pay and employee contract termination costs. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

(4) The equivalents of STF's pro forma per share amounts are calculated by multiplying the combined pro forma per share amounts by the Exchange Ratio of .5441 of a share of Tel-Save Common Stock for each share of STF Common Stock. As set forth in the Merger Agreement, the Exchange Ratio is subject to adjustment. See "THE MERGER AGREEMENT -- Conversion of Shares."

                                 RISK FACTORS


RISKS RELATING TO THE MERGER

     FLUCTUATION IN VALUE OF MERGER CONSIDERATION

     The market price of shares of Tel-Save Common Stock is inherently subject to fluctuation. Therefore, the value of the shares of Tel-Save Common Stock that STF stockholders will receive in the Merger may increase or decrease prior to the Effective Time. Although the value of the per share consideration to be received in the Merger by holders of STF Common Stock is intended to be $11.25, such per share consideration may have a value at the Effective Time of more or less than $11.25. The Merger Agreement establishes a maximum number of shares of Tel-Save Common Stock to be issued in the Merger in respect of each share of STF Common Stock (i.e., 1.125 shares of Tel-Save Common Stock if the Closing Date Stock Price is less than $10.00 per share). See "THE MERGER AGREEMENT -- Conversion of Shares."

     Fluctuations in the market price of Tel-Save Common Stock may be the result of the prospects of Tel-Save, market assessments of the likelihood that the Merger will be consummated and the timing thereof (which assessments may be unsubstantiated), general market conditions and other factors, many of which are beyond the control of Tel-Save or STF.


     CONDITIONS TO CONSUMMATION OF THE MERGER

     The consummation of the Merger is subject to the approval of the stockholders of both Tel-Save and STF, as well as other conditions, including termination of all applicable waiting periods under the HSR Act, applicable federal and state regulatory approvals and consents, the Merger's qualifying as a pooling of interests transaction for accounting purposes and other closing conditions. There can be no assurance that the Merger will be consummated. See "THE MERGER AGREEMENT -- Conditions."


     INABILITY TO REALIZE BENEFITS FROM THE MERGER

     While Tel-Save's management expects to realize operating synergies and cost savings as a result of the Merger, there can be no assurance that Tel-Save will achieve all of the benefits that management expects to realize in connection with the Merger or that such benefits will occur within the time frame contemplated. Realization of operating synergies and cost savings could be affected by a number of factors beyond Tel-Save's control, such as general economic conditions, increased operating costs, the response of competitors or customers, regulatory developments and delays in implementation. In addition, certain benefits are dependent upon Tel-Save's taking certain actions that will result in one-time charges or expenses. See "-- Some Future Potential Charges" and "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."


     BUSINESS INTEGRATION

     The Merger contemplates the integration of the administrative, finance, sales and marketing organizations of STF and Tel-Save. STF is a significantly larger company, in terms of employees and facilities managed and operated, than Tel-Save and is engaged in a number of businesses that are different than those in which Tel-Save has historically engaged. In addition, STF and its predecessors have also been involved in a number of acquisitions in recent years, including the acquisition, in March, 1996, of Fairchild Industries, Inc., the operations and management of which are still being integrated by STF. The integration of the businesses of Tel-Save and STF will require substantial attention from Tel-Save's management team, which will include STF employees who have not previously worked with Tel-Save. The retention of certain key STF personnel will be important for the management of the STF business. Also, both STF's and Tel-Save's customers will need to be reassured that their services will continue uninterrupted. All of these efforts will place significant pressure on Tel-Save's existing management, staff and other resources (see "-- Certain Company Risks -- Recent Rapid Growth; Ability to Manage Growth", below). Moreover, integration of STF will require Tel-Save's senior management to oversee business areas in which they have limited or no direct experience. The diversion of management attention, inability to satisfy the foregoing needs and any other difficulties encountered in the transition process could have an adverse effect on Tel-Save's business, operating results or financial condition.


     ABSENCE OF DIVIDENDS

     Neither Tel-Save nor STF has paid cash dividends since inception. Tel-Save currently intends to retain all future earnings for use in the operation of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Furthermore, Tel-Save's existing bank credit facility restricts the payment of dividends on the Tel-Save Common Stock. See "THE MERGER -- Comparative Per Share Market Prices and Dividends."


CERTAIN COMPANY RISKS


     DEPENDENCE ON AT&T AND LUCENT

     The design for Tel-Save's telecommunications network, which is known as "OBN," "One Better Net" or "One Better Network," relies upon AT&T Corp. ("AT&T") transmission facilities, international long distance services and operator services. If AT&T were to terminate Tel-Save's use of AT&T's transmission facilities, international long distance services or operator services, Tel-Save would seek to enter into similar arrangements with other long distance providers. There can be no assurance that the terms of such agreements would be favorable to Tel-Save. Tel-Save's current operations and strategy with OBN emphasize the quality and functionality of the AT&T (now Lucent Technologies, Inc., hereinafter "Lucent") manufactured equipment, AT&T-provided transmission facilities and billing services, and AT&T operator services. Loss of the ability to market OBN emphasizing the quality of these AT&T and Lucent-based services could have a material adverse effect on Tel-Save's results of operations and financial conditions.

     Tel-Save also will continue to depend on AT&T to provide the AT&T telecommunication services that Tel-Save resells directly to end users and to independent long distance and marketing companies known as "partitions," which in turn resell the services on the AT&T network to end users. Tel-Save's ability to resell such services on the AT&T network depends upon whether Tel-Save can continue to maintain a favorable relationship with AT&T. AT&T may terminate the provision of services under its tariffs for limited reasons, including for nonpayment by Tel-Save, for national defense purposes or if the provision of services to Tel-Save were to have a substantial adverse impact on AT&T's network. While AT&T policy historically has been to provide 30-day notice prior to termination of services, there are no specific notice requirements with respect to such termination. Although Tel-Save has no specific contingency arrangements in place to provide service to end users if AT&T were to discontinue its service to Tel-Save, based upon discussions that Tel-Save has had with other long distance providers and based upon such providers' published tariffs, Tel-Save believes that it could negotiate and obtain contracts with other long distance providers to resell long distance services at rates comparable to its current contract tariffs with AT&T. If Tel-Save were to enter into contracts with another provider, however, Tel-Save believes it would take approximately 14 to 28 days to switch end users to that provider. Although Tel-Save believes it may have the right to switch end users without their consent to such other providers, end users have the right to discontinue such service at any time. Accordingly, the termination or non-renewal of Tel-Save's contract tariffs with AT&T or the loss of telecommunication services from AT&T likely would have a material adverse effect on Tel-Save's results of operations and financial condition.

     Tel-Save uses billing services provided by AT&T and AT&T's College and University Systems ("ACUS"). There can be no assurance that either AT&T or ACUS will continue to offer billing services to Tel-Save on terms acceptable to Tel-Save. AT&T has removed its name on bills for which it provides billing services and could further obscure its role in providing billing services or cease providing billing services altogether. Loss of the AT&T and ACUS billing services or decreased awareness of the AT&T name could have a material adverse effect on Tel-Save's marketing strategy and retention of existing partitions and end users. Tel-Save is developing its own information systems in order to have its own billing capacity, including in connection with its anticipated services under the AOL Agreement discussed below, although Tel-Save has not provided such direct billing services to end users in the past.

     AOL AGREEMENT

     Tel-Save entered into a  Telecommunications  Marketing  Agreement (the "AOL
Agreement"), dated as of February 22, 1997 and effective as of February 25, 1997, with America Online, Inc. ("AOL"), under which Tel-Save will provide long distance telecommunications services to be marketed by AOL to all of the subscribers of AOL's online network. Tel-Save made an initial payment of $100 million to AOL at signing and agreed to provide marketing payments to AOL based on a percentage of Tel-Save's profits from the services (between 50% and 70% depending on the level of revenues from the services). The AOL Agreement provides that $43 million of the initial payment will be offset and recoverable by Tel-Save through reduction of such profit-based marketing payments during the initial term of the AOL Agreement or, subject to certain monthly reductions of the amount thereof, directly by AOL upon certain earlier terminations of the AOL Agreement. The $57 million balance of the initial payment is solely recoverable by offset against a percentage of such profit-based marketing payments made after the first five years of the AOL Agreement (when extended beyond the initial term) and by offset against a percentage of AOL's share of the profits from the services after termination or expiration of the AOL Agreement. Any portion of the $43 million not previously repaid or reduced in amount would be added to the $57 million and would be recoverable similarly. The Tel-Save service was launched on the AOL online network on October 9, 1997 on a limited basis, with the general public promotion of the service anticipated to begin late in the 1997 fourth quarter.

     Also under the AOL Agreement, Tel-Save issued to AOL at signing two warrants to purchase shares of Tel-Save Common Stock at a premium over the market value of such stock on the issuance date. One warrant is for 5 million shares, at an exercise price of $15.50 per share, one-half of which shares vested on October 9, 1997 when the Tel-Save service was launched on the AOL online network in accordance with the AOL Agreement and the balance of which will vest on the first anniversary of issuance if the AOL Agreement has not terminated. The other warrant is for up to 7 million shares, at an exercise price of $14.00 per share, which will vest, commencing December 31, 1997, based on the number of subscribers to the services and would vest fully if there are at least 3.5 million such subscribers at any one time. Tel-Save also agreed to issue to AOL an additional warrant to purchase 1 million shares of Tel-Save Common Stock, at market value at the time of issuance, upon each of the first two annual extensions by AOL of the term of the AOL Agreement, which warrants also will vest based on the number of subscribers to the services.

     The profitability of the AOL Agreement for Tel-Save depends on Tel-Save's ability to develop in a timely fashion, and to continue to develop and to maintain, online ordering, call detail, billing and customer services for the AOL members, which will require, among other things, the ability to identify and employ sufficient personnel qualified to provide the necessary programming; the ability of Tel-Save and AOL to work together effectively to develop jointly the online marketing contemplated by the AOL Agreement; a rapid response rate to online promotions to AOL's online subscribers, most of whom are expected to be potential residential customers rather than business customers to which Tel-Save has marketed historically; Tel-Save's ability to expand OBN to accommodate increased traffic levels; and AOL's ability to execute successfully its publicly stated business plan and implement its announced network changes to improve member access to its online service. Since the $100 million payment is recoverable only through the profits from the services, to the extent that the AOL Agreement is unsuccessful, such amount is subject to potential non-recovery or limited recovery by Tel-Save. Tel-Save currently estimates that between 2% and 6% of AOL's customers will need to sign up for Tel-Save's long distance service in order for Tel-Save to break even on its investment in the AOL Agreement.


     RECENT RAPID GROWTH; ABILITY TO MANAGE GROWTH

     Tel-Save began operations in 1989 (as Tel-Save, Inc.) as a reseller of AT&T services. Over the past eight years, Tel-Save has grown dramatically, becoming a public company in 1995, with revenues in 1996 of $232 million and approximately 390 employees. Although Tel-Save has experienced significant growth in a relatively short period of time and regularly considers growth opportunities through acquisitions, joint ventures and partnerships as well as other business expansion opportunities, there can be no assurance that the growth experienced by Tel-Save will continue or that Tel-Save will be able to achieve the growth contemplated by its business strategy. This strategy reflects significant changes from Tel-Save's historical business and includes Tel-Save's operation of its own network, One Better Net or OBN, which has changed Tel-Save from a pure reseller of AT&T services to a switch-based provider (see "-- Risks Related to OBN"); the AOL Agreement, for which Tel-Save made a significant payment (see "-- AOL Agreement") and that will require, among other things, additional personnel, new billing capacity, a new marketing orientation to residential customers and potential expansion of OBN capacity; the Merger, which involves the acquisition by Tel-Save of a company that, in terms of numbers of employees and facilities, is significantly larger than Tel-Save and that engages in a number of businesses in which Tel-Save has no experience (see "-- Risks Relating to the Merger -- Business Integration"). Tel-Save's strategy has also resulted in significant recent changes to its balance sheet composition over the past several years, including significant debt incurred, which has increased financial management requirements.

     Implementation of Tel-Save's strategy, including maintaining (and, as appropriate, expanding) OBN, maintaining and supporting the existing business with partitions, launching the AOL marketing approach and managing customer accounts over the AOL online service and integrating the STF business into Tel-Save's, is placing and will continue to place significant demands on Tel-Save's management, operational, financial and other resources and will require Tel-Save to enhance further its operations, management, financial and information systems and controls and to expand, train and manage its employee base in certain areas including customer service support and financial and marketing and administrative resources. Success in this regard depends, among other things, on Tel-Save's ability to fund or finance significant investments of resources for OBN expansion and to manage, attract and retain qualified personnel (competition for whom is intense). There can be no assurance that Tel-Save will successfully manage its expanding operations and, if Tel-Save's management is unable to manage growth effectively, Tel-Save's business, operating results and financial condition would be materially and adversely affected.

     SOME POTENTIAL FUTURE CHARGES

     Of the $100 million payment to AOL (plus the value of the 5 million share AOL warrant, which is valued, subject to possible increase, at $9.1 million, and $.6 million of AOL Agreement-related costs), Tel-Save anticipates that, with the commercial launch of the Tel-Save service in early October 1997, an aggregate of approximately $46 million will be charged to expense in the third and fourth quarters of 1997 (an aggregate of $14.4 million was so charged in the first and second quarters of 1997). The balance will be recognized ratably over the balance of the term of the AOL Agreement, the initial term of which expires on June 30, 2000, as advertising services are received. The AOL warrant for up to 7 million shares will be valued and charged to expense as and when subscribers to Tel-Save's services under the AOL Agreement sign-up and the shares under such warrant vest. The amount of such charges, which could be significant, will be based on the extent to which such AOL warrants vest and the market prices of the Tel-Save Common Stock at the time of vesting and therefore such charges are not currently determinable. Generally, the higher the market price of the Tel-Save Common Stock at the time of vesting, the larger the amount of the charge will be. Tel-Save also anticipates that it will incur additional promotional expenses in the 1997 fourth quarter and the 1998 first quarter in connection with the general public promotion of its service under the AOL Agreement. If the AOL Agreement should prove unsuccessful, any remaining amount of the total value paid under the AOL Agreement could be written off earlier. After discussions with the Commission, Tel-Save determined, prior to the issuance of its second quarter 1997 results, to change its originally reported accounting treatment for the AOL Agreement and restated its consolidated financial statements as of and for the three months ended March 31, 1997. The effect of this restatement was a decrease in first quarter net income of $2.2 million and no additional restatement was required. This revised accounting treatment is reflected in Tel-Save's financial statements incorporated herein by reference and the historical Tel-Save financial information included herein.

     In connection with Tel-Save's decision in October 1997 to discontinue its internal telemarketing operations as part of its restructuring of its sales and marketing efforts (see "-- Direct Telemarketing Risks"), Tel-Save will write-off approximately $25.2 million (pretax) in the 1997 fourth quarter (see "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS -- Unaudited Pro Forma Combined Condensed Financial Statements -- Supplemental").

     In addition to the approximately $19.0 million one-time acquisition and transition related pretax charges set forth under "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS -- Unaudited Pro Forma Combined Condensed Financial Statements -- Pooling Combination," which will be recorded in the quarter in which the Merger will be consummated, as indicated above under "-- Risks Relating to the Merger -- Inability to Realize Certain Benefits of the Merger," above, and the special charges shown as adjustments to the pro forma financial statements (including pre-tax charges of approximately $39.0 million related to the acquisition and retirement of the STF Notes), various special costs are anticipated to be incurred in realizing some of the benefits of the Merger, including enhancing the Combined Company's direct sales force, and associated with systems modifications and other integration-related charges after the Merger. While the exact timing, nature and amount of these charges cannot be predicted, Tel-Save currently estimates that pretax charges in connection with the consolidation and centralization of the facilities of STF and the related program of upgrading equipment and eliminating duplicative and obsolete equipment and incurred in realizing some of the other benefits of the Merger, will range from $50.0 million to $70.0 million. These charges currently are anticipated to be recorded during the 1997 fourth quarter and first half of 1998. It is also possible, as Tel-Save proceeds with the integration of STF with Tel-Save, that further charges may be incurred.

     Tel-Save granted an option to an executive officer to purchase 800,000 shares of Tel-Save Common Stock at an exercise price of $11.125 per share. The option granted is subject to the approval of the Tel-Save stockholders and is being submitted for approval at the Tel-Save Meeting. Approval of the option grant will result in compensation expense equal to the difference between the exercise price and the market value of the Tel-Save Common Stock on the date of such approval. See "TEL-SAVE PROPOSAL 5: GRANT OF STOCK OPTIONS."


     COMPETITION

     The long distance telecommunications industry is highly competitive and affected by the introduction of new services by, and the market activities of, major industry participants. Competition in the long distance business is based upon pricing, customer service, billing services and perceived quality. Tel-Save competes against various national and regional long distance carriers and competes against the numerous companies in the long distance telecommunications market that offer essentially the same services as Tel-Save. Several of Tel-Save's competitors are substantially larger and have greater financial, technical and marketing resources than Tel-Save. Tel-Save's competitors that resell non-AT&T services do so at prices below that which Tel-Save can provide as an AT&T switchless reseller, although the deployment of OBN enables Tel-Save to be price competitive with non-AT&T resellers at current industry pricing levels. The ability of Tel-Save to compete effectively in the telecommunications industry will depend upon Tel-Save's continued ability to provide high quality services at prices generally competitive with, or lower than, those charged by its competitors. Although Tel-Save believes that gross margins will improve as more customers are provisioned on OBN, revenues could decline if competition for long distance service forced Tel-Save to offer services at greater discounts.

     Changes in the  regulation  of the  telecommunications  industry may impact
Tel-Save's  competitive  position.  The  Telecommunications  Act  of  1996  (the
"Telecommunications Act") effectively opens up the long distance market to competition from the Bell Operating Companies and Regional Holding Companies (collectively, "RBOCs"). The entry of these well-capitalized and well-known entities into the long distance market could significantly alter the competitive environment in which Tel-Save operates because of the established relationship the RBOCs have with their local service customers (and the likelihood that the RBOCs will take advantage of those relationships), as well as the possibility of interpretations of the Telecommunications Act favorable to the RBOCs, which may make it more difficult for other providers, such as Tel-Save, to compete to provide long distance services. Consolidation and alliances across geographic regions (e.g., Bell Atlantic/Nynex and SBC Communications Inc./ Pacific Telesis Group domestically and BT/MCI and France Telecom/Deutsche Telekom/Sprint internationally) and across industry segments (e.g., WorldCom/MFS/UUNet) and other pending and possible deals (e.g., WorldCom/MCI and GTE/MCI) may also impact competition in the telecommunications market and the position of Tel-Save.

     Although the basic rates of the three largest long distance carriers -- AT&T, MCI Communications Corp. and Sprint Corporation -- have historically increased, AT&T and other carriers have announced new price plans and significant simplified rate structures aimed at residential customers (Tel-Save's primary target audience under the AOL contract), which may have the impact of lowering overall long distance prices. There can be no assurance that AT&T or other carriers will not make similar offerings available to the small to medium-sized businesses that Tel-Save serves. Although OBN is expected to make Tel-Save more price competitive, further reductions in long distance prices charged by competitors still may have a material adverse impact on Tel-Save's profitability.


     MAINTENANCE OF END USER BASE

     End users are not obligated to purchase any minimum usage amount and can discontinue service, without penalty, at any time. There can be no assurance that end users will continue to buy their long distance telephone service through Tel-Save or through "partitions," independent carriers and marketing companies that purchase services from Tel-Save. In the event that a significant portion of Tel-Save's end users decides to purchase long distance service from another long distance service provider, there can be no assurance that Tel-Save will be able to replace its end user base from other sources. Loss of a significant portion of Tel-Save's end users would have a material adverse effect on Tel-Save's results of operations and financial condition.

     A high level of customer attrition is inherent in the long distance industry, and Tel-Save's revenues are affected by such attrition. Attrition is attributable to a variety of factors, including termination of customers by Tel-Save for non-payment and the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and the issuance of cash or other forms of incentives.


     DIRECT TELEMARKETING RISKS

     In 1996, Tel-Save began to telemarket its long distance service directly to small and medium-sized businesses and, in December 1996, acquired substantially all of the assets, and hired substantially all of the employees, of American Business Alliance, Inc. ("ABA"), a switchless reseller of long distance services and a partition of Tel-Save, which acquisition significantly increased Tel-Save's direct telemarketing capabilities. A portion of the acquisition price was accounted for as goodwill and was being amortized over a 15-year period. In the second quarter of 1997, Tel-Save determined to change its business practice and deemphasize the use of direct telemarketing to solicit customers for Tel-Save as the carrier, and, in October 1997, Tel-Save decided to discontinue its internal telemarketing operations, which were primarily conducted through the ABA business that it had acquired, and focus on the development of a direct sales force. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS -- Unaudited Pro Forma Combined Condensed Financial Statements -- Supplemental" and "-- Some Potential Future Charges." Both federal and state officials are tightening the rules governing the telemarketing of telecommunications services and the requirements imposed on carriers acquiring customers in that manner. Customer complaints of unauthorized conversion or "slamming" are widespread in the long distance industry and are beginning to occur with respect to newly-competitive local services. While Tel-Save's discontinuance of its internal telemarketing operations should reduce its exposure to customer complaints and federal or state enforcement actions with respect to telemarketing practices, certain state officials have made inquiries with respect to the marketing of Tel-Save's services and there is the risk of enforcement actions by virtue of its direct telemarketing efforts and its ongoing support of its customer/partitions.

   RELIANCE ON INDEPENDENT CARRIER AND MARKETING COMPANIES; LACK OF CONTROL OVER MARKETING ACTIVITIES

     Historically, Tel-Save has marketed its services primarily through partitions, which generally have entered into non-exclusive agreements with Tel-Save. Most partitions to date have made no minimum use or revenue commitments to Tel-Save under these agreements. If Tel-Save were to lose access to services on the AT&T network or billing services or experience difficulties with OBN, Tel-Save's agreements with partitions could be adversely affected.

     Certain marketing practices, including the methods and means to convert a customer's long distance telephone service from one carrier to another, have recently been subject to increased regulatory review at both the federal and state levels. Provisions in Tel-Save's partition agreements mandate compliance by the partitions with applicable state and federal regulations. Because Tel-Save's partitions are independent carriers and marketing companies, however, Tel-Save is unable to control such partitions' activities. Tel-Save is also unable to predict the extent of its partitions' compliance with applicable regulations or the effect of such increased regulatory review. This increased regulatory review could also affect possible future acquisitions of new business from new partitions or other resellers.

     GOVERNMENT REGULATION

     Tel-Save is subject to regulation by the Federal Communications Commission (the "FCC") and by various state public service and public utility commissions as a non-dominant provider of long distance services. Under an FCC order adopted on October 29, 1996, effectiveness of which has been suspended as of the date hereof by a court order, Tel-Save, its partitions and all other non-dominant interexchange carriers would after nine months be required to withdraw their tariffs for interstate service with the FCC. Tel-Save and its partitions, however, are still required to file tariffs for international service with the FCC and to obtain authority and file tariffs for intrastate service provided in most of the states in which they market long distance services. Changes in existing policies or regulations in any state or by the FCC could materially adversely affect Tel-Save's results of operations, particularly if those policies make it more difficult to obtain service from AT&T or other long distance companies at competitive rates, or otherwise increase the cost and regulatory burdens of providing services. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on the business or financial condition or results of operations of Tel-Save. Regulatory action by the FCC or the states also could adversely affect the partitions, or otherwise increase the partitions' cost and regulatory burdens of providing long distance services. Tel-Save will also be subject to applicable regulatory standards for marketing activities, and the increased FCC and state attention to certain marketing practices could be significant to Tel-Save.

     STF's services business is subject to specific regulations in several states. Within various states, such regulations may include limitations on the number of lines or PBX switches per system, limitations of shared telecommunications systems to single buildings or building complexes, requirements that such building complexes be under common ownership or common ownership, management and control and the imposition of local exchange access rates that may be higher than those for similar single-user PBX systems. STF's systems business is generally exempt from governmental regulation with respect to marketing and sales. However, various regulatory bodies, including the FCC, require that manufacturers of equipment obtain certain certifications.

     The Merger will require permissions or consents from certain state regulatory agencies. There can be no assurance that Tel-Save and STF can obtain such permissions or consents, or, if they can be obtained, that the process can be completed on a timely basis.

     ADVERSE EFFECT OF RAPID CHANGE IN TECHNOLOGY AND SERVICE

     The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. Tel-Save believes that its future success will depend on its ability to anticipate such changes and to offer on a timely basis services that meet these evolving standards. There can be no assurance that Tel-Save will have sufficient resources to make necessary investments or to introduce new services that would satisfy an expanded range of partition and end user needs.

     RISKS RELATED TO OBN

     In early 1997, Tel-Save deployed its own nationwide telecommunications network, One Better Net, or OBN. OBN currently provides services to approximately 150,000 of the over 500,000 current end users of Tel-Save's services. Prior to the deployment of OBN, Tel-Save marketed services by emphasizing its use of AT&T's transmission facilities and switches ("AT&T network") and billing services. Although such marketing can continue for services on the AT&T network that Tel-Save resells, Tel-Save has had to reduce its emphasis on AT&T in marketing OBN, which makes less use of the AT&T network. There can be no assurance that Tel-Save will be able to continue to market OBN successfully, even though OBN uses Tel-Save-owned, AT&T (now Lucent) manufactured switching equipment and AT&T transmission facilities and employs the billing services of AT&T and ACUS. Failure to continue to market OBN successfully would have a material adverse effect on Tel-Save's financial condition and results of operations.

     Additionally, there can be no assurance that Tel-Save will be able to maintain or secure future AT&T contract tariffs or contracts for transmission at cost-effective rates. Further, to the extent that Tel-Save, rather than AT&T, is responsible for providing Tel-Save's telecommunications services, Tel- Save's potential liability increases if such services are not provided.

     OBN utilizes AT&T (now Lucent) manufactured 5ESS-2000 switching equipment, which employs the new Digital Networking Unit-SONET (Synchronous Optical Network) technology and initially utilized the 5E10 software, which was recently upgraded to 5E11 software. While the 5ESS-2000 switches have operated successfully in the local environment, the Digital Networking Unit-S0NET and 5E11 software offer new technologies that have not been used extensively, and there can be no assurance that the switches will continue to function effectively.

     Additional management personnel and information systems are required to support OBN, the costs of which have increased Tel-Save's overhead. In order for Tel-Save to provide service over the OBN, Tel-Save must operate and be responsible for the maintenance of its own switching equipment. While Tel-Save has hired additional personnel with experience in operating a switch-based provider, there can be no assurance that Tel-Save will be successful in operating as a switch-based provider. Moreover, Tel-Save must be able to expand OBN to add capacity as needed, which may require significant expenditures for hardware and software.

     Operation as a switch-based provider subjects Tel-Save to risk of significant interruption in the provision of services on OBN in the event of damage to Tel-Save's facilities (switching equipment or connections to AT&T transmission facilities) such as could be caused by fire or natural disaster. Such interruptions or other difficulties in operating OBN could have a material adverse effect on Tel-Save's financial condition and results of operations.


     CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER CONSIDERATIONS

     As of October 8, 1997, Mr. Borislow owned beneficially approximately 38.0% of the outstanding Tel-Save Common Stock. Accordingly, Mr. Borislow may have the ability to control the election of all of the members of Tel-Save Board of Directors and the outcome of corporate actions requiring majority stockholder approval. Even as to corporate transactions in which super-majority approval may be required, such as certain fundamental corporate transactions, Mr. Borislow may have the ability to control the outcome of such actions. It is anticipated that Mr. Borislow will continue to be the single largest beneficial owner of Tel-Save Common Stock after the issuance of Tel-Save Common Stock upon consummation of the Merger, although his ownership percentage will be reduced.

     Tel-Save also has an authorized class of 5,000,000 shares of preferred stock that may be issued by the Tel-Save Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of Tel-Save. In addition, the DGCL and other provisions of the Tel-Save Charter, including the provision of the Tel-Save Charter that provides that the Tel-Save Board of Directors be divided into three classes, each of which is elected for three years, and the Tel-Save Bylaws contain provisions that may have the effect of delaying or preventing a change in control of Tel-Save.

     Such anti-takeover effects may deter a third party from acquiring Tel-Save or engaging in a similar transaction affecting control of Tel-Save in which Tel-Save stockholders might receive a premium for their shares over the then-current market value.


     TEL-SAVE SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of Tel-Save Common Stock could adversely affect the market price of the Tel-Save Common Stock. As of October 8, 1997, Mr. Borislow owned of record or had dispositive power with respect to 23.3% of the outstanding Tel-Save Common Stock and a decision by Mr. Borislow to sell his shares could adversely affect the market price of the Tel-Save Common Stock.

     As of October 8, 1997, there are outstanding options to purchase 8,388,108 shares of Tel-Save Common Stock held by employees, former employees or directors of Tel-Save. In addition, there were warrants to purchase up to 12,997,000 shares of Tel-Save Common Stock and 12,185,833 shares reserved for issuance upon conversion of Tel-Save outstanding convertible debt.

     Upon effectiveness of the Merger, and based on the numbers of outstanding shares of STF Common Stock and STF Series I Preferred outstanding as of October 8, 1997, up to 24,029,350 shares of Tel-Save Common Stock could be issued. In addition, outstanding STF Options, STF Series D Preferred and Assumed Warrants will be exercisable or convertible after the Merger into up to 4,485,883 shares of Tel-Save Common Stock.

     Paul Rosenberg, the holder of 7,440,000 shares of Tel-Save Common Stock, has the right, under certain conditions, to participate in future registrations of Tel-Save Common Stock and to cause Tel-Save to register certain shares of Tel-Save Common Stock owned by him. Holders of warrants also have registration rights under certain conditions.

     Sales of substantial amounts of Tel-Save Common Stock in the public market, or the perception that such sales could occur, may adversely affect the market price of the Tel-Save Common Stock.


     DEPENDENCE UPON KEY PERSONNEL

     The success of Tel-Save's operations during the foreseeable future will depend largely upon the continued services of Daniel Borislow, Tel-Save's Chairman and Chief Executive Officer. Mr. Borislow has entered into an employment agreement with Tel-Save that contains non-competition covenants that extend for a period of up to 18 months following termination of employment.


     STF RELIANCE ON THIRD PARTIES FOR EQUIPMENT

     STF supplies its customers with equipment obtained primarily from Northern Telecom, Inc., AT&T (now Lucent), NEC, Centigram Communications Corporation, Octel Communications Corporation, Active Voice Corporation and other leading manufacturers of telecommunications equipment. STF typically obtains this equipment under distributor agreements that specify the types of products STF can provide to customers and the geographic areas in which STF may operate as a distributor. These agreements generally are for a minimum term of one year and provide for successive one year renewals unless either party objects to such renewal during a specified period of time prior to the scheduled termination date. There can be no assurance that these agreements will remain in effect beyond their current terms or, if extended, that the same provision with respect to types of products and geographic areas would continue to apply. Other manufacturers provide similar telecommunications equipment. If STF's distributor agreements are not extended on the same or similar terms as those currently in effect, there can be no assurance that STF would be able to secure distributor agreements with other manufacturers or that the equipment available from those manufacturers would be suitable for the customers served by STF.

                          THE TEL-SAVE ANNUAL MEETING


GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Tel-Save in connection with the solicitation of proxies by the Tel-Save Board for use at the Tel-Save Meeting to be held on Monday, December 1, 1997, and any and all adjournments or postponements thereof.


PURPOSE OF THE TEL-SAVE MEETING

     At the Tel-Save Meeting, Tel-Save's stockholders will consider and vote upon (i) the approval and authorization of the transactions contemplated by the Merger Agreement, including, without limitation, the issuance of shares of Tel-Save Common Stock and Tel-Save Series A Preferred in connection with the Merger and the election of the STF Designees as directors of Tel-Save for three-year terms, (ii) the Charter Amendment to increase the total number of shares of capital stock that Tel-Save has the authority to issue from 105,000,000 to 305,000,000 and the total number of shares of Tel-Save Common Stock that Tel-Save has the authority to issue from 100,000,000 to 300,000,000,
(iii) the election of three directors (other than the STF Designees) , (iv) the Auditor Ratification, (v) the Option Proposal and (vi) such other matters as may properly be brought before the Tel-Save Meeting.


DATE, PLACE AND TIME

     The Tel-Save Meeting will be held on Monday, December 1, 1997, at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530, commencing at 9:00 a.m., local time.


RECORD DATE

     The close of  business  on October  8, 1997 has been fixed as the  Tel-Save
Record Date for determining stockholders entitled to vote at the Tel-Save Meeting and any and all adjournments thereof.


TEL-SAVE VOTING RIGHTS; NO APPRAISAL RIGHTS

     On the Tel-Save Record Date, Tel-Save had outstanding and entitled to vote 65,610,949 shares of Tel-Save Common Stock (constituting all of the voting stock of Tel-Save). Each holder of record of shares of Tel-Save Common Stock on the Tel-Save Record Date is entitled to one vote per share, which may be cast in person or by properly executed proxy, at the Tel-Save Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Tel-Save Common Stock entitled to vote at the Tel-Save Meeting is necessary to constitute a quorum at the Tel-Save Meeting. The approval of the Merger Proposal, the Charter Amendment and the Option Proposal will require the affirmative vote of the holders of a majority of the shares of Tel-Save Common Stock outstanding on the Tel-Save Record Date. The approval of the Auditor Ratification will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Tel-Save Meeting and entitled to vote, assuming a quorum is present. The nominees for election as directors who receive the greatest number of votes cast at the Tel-Save Meeting, assuming that a quorum is present, shall be elected as directors. Approval of the Merger Proposal and the consummation of the Merger will constitute the election of the STF Designees as directors of Tel-Save.

     Mr. Daniel Borislow, Chairman and Chief Executive Officer of Tel-Save, who was entitled to vote in the aggregate approximately 38.0% of the Tel-Save Common Stock outstanding as of the Tel-Save Record Date, has entered into the Borislow Voting Agreement pursuant to which he has agreed to vote such shares of Tel-Save Common Stock in favor of the Merger. As of the Tel-Save Record Date, all of Tel-Save's other directors and all of Tel-Save's executive officers owned an aggregate of 160,400 shares of Tel-Save Common Stock, representing approximately
 .24% of the total votes entitled to be cast at the Tel-Save Meeting. Each of such other directors and each of such executive officers has indicated that he or she intends to vote for the approval of the Merger Proposal. If the shares beneficially owned by all such persons, including the shares subject to the Borislow Voting Agreement, are voted in favor of the approval of the Merger Proposal, then an additional 7,743,535 affirmative votes, representing approximately 11.8% of the votes entitled to be cast in respect of shares not owned by such persons, will be required for the approval of the Merger Proposal.

     Record holders of Tel-Save Common Stock are not entitled to appraisal rights under Section 262 of the DGCL.

VOTING BY PROXY

     Proxy  cards for use at the  Tel-Save  Meeting  accompany  this Joint Proxy
Statement/Prospectus. A stockholder may use the proxy card if he or she is unable to attend the meeting or wishes to have his or her shares voted by proxy even if he or she does attend the meeting. A proxy may be revoked by the person giving it at any time before it is exercised by providing written notice of such revocation to the Secretary of Tel-Save, by submitting a proxy having a later date or by appearing at the meeting and electing to vote in person. TEL-SAVE STOCKHOLDERS MAY CAST OR CHANGE THEIR VOTES, EVEN IF THEY HAVE PREVIOUSLY SUBMITTED PROXIES, BY SUBMITTING SIGNED PROXIES BY FAX TO 1-888-404-7977 AT ANY TIME PRIOR TO THE TEL-SAVE MEETING. Any proxy validly submitted and not revoked will be voted in the manner specified therein by the stockholder. IF NO SPECIFICATION IS MADE, SHARES OF TEL-SAVE COMMON STOCK REPRESENTED BY PROXY WILL BE VOTED FOR APPROVAL AND AUTHORIZATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, FOR APPROVAL AND ADOPTION OF THE CHARTER AMENDMENT, FOR APPROVAL OF THE ELECTION OF THE THREE DIRECTOR NOMINEES, FOR APPROVAL OF THE AUDITOR RATIFICATION AND FOR APPROVAL OF THE OPTION PROPOSAL. Abstentions and broker non-votes will have the effect of a vote against the approval and authorization of the transactions contemplated by the Merger Agreement, against the approval and adoption of the Charter Amendment and against the approval of the Option Proposal. Brokers and nominees are precluded from exercising their voting discretion with respect to non-routine matters such as the Merger Agreement, the Charger Amendment and the Option Proposal. Since an affirmative vote of the holders of a majority of the shares of Tel-Save Common Stock outstanding on the Tel-Save Record Date is required to approve the Merger Agreement, the Charter Amendment and the Option Proposal, a "broker non-vote" (i.e. shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular issue) will have the effect of a vote against the approval and adoption of the Merger Agreement, the Charter Amendment and the Option Proposal. Abstentions and broker non-votes will not affect the outcome of the vote with respect to the approval of the election of the three director nominees. Abstentions will have the effect of a vote against the approval of the Auditor Ratification. Broker non-votes will not affect the outcome of the vote with respect to the approval of the Auditor Ratification.


SOLICITATION OF PROXIES

     Tel-Save will bear the cost of the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and Tel-Save will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. In addition to solicitation by mail, directors, officers and employees of Tel-Save may solicit proxies from Tel-Save stockholders personally or by telephone, telecopy or telegram or other forms of communication. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith.

     THE TEL-SAVE BOARD RECOMMENDS THAT THE TEL-SAVE STOCKHOLDERS VOTE "FOR" THE APPROVAL AND AUTHORIZATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, "FOR" APPROVAL AND ADOPTION OF THE CHARTER AMENDMENT, "FOR" APPROVAL OF THE ELECTION OF THE THREE DIRECTOR NOMINEES, "FOR" APPROVAL OF THE AUDITOR RATIFICATION AND "FOR" APPROVAL OF THE OPTION PROPOSAL.

                            THE STF SPECIAL MEETING


GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of STF in connection with the solicitation of proxies by the STF Board for use at the STF Meeting to be held on Monday, December 1, 1997, and any and all adjournments or postponements thereof.


PURPOSE OF THE STF MEETING

     At the STF Meeting, STF's stockholders will consider and vote upon a proposal to adopt and approve the Merger Agreement and the Merger.


DATE, PLACE AND TIME

     The STF Meeting will be held on Monday, December 1, 1997, at STF, 100 Great Meadow Road, Suite 104, Wethersfield Connecticut 06109, commencing at
9:00 a.m., local time.



RECORD DATE

     The close of business on October 8, 1997 has been fixed as the STF Record Date for determining stockholders entitled to vote at the STF Meeting and any and all adjournments thereof.


STF VOTING RIGHTS; APPRAISAL RIGHTS

     RHI, J.J. Cramer & Co., Mentor Partners, L.P. and Mr. Anthony D. Autorino, who is a director and the Chairman of the Board and Chief Executive Officer of STF, who owned of record in the aggregate approximately 53% of the outstanding STF Common Stock as of the STF Record Date, have entered into the STF Voting Agreements, pursuant to which each has agreed to vote their respective shares of STF in favor of the Merger. As of the STF Record Date, all of STF's other directors and all of STF's other executive officers owned an aggregate of 3,468,895 shares of STF Common Stock, representing approximately 20.2% of the total votes entitled to be cast at the STF Meeting. Each of such other directors and each of such other executive officers has indicated that he or she intends to vote for the adoption and approval of the Merger Agreement and the Merger. If the shares beneficially owned by all such persons, including the shares subject to the STF Voting Agreements, are voted in favor of the adoption and approval of the Merger Agreement and the Merger, then the Merger Agreement and the Merger will be adopted and approved by the requisite stockholder vote. See "MERGER RELATED TRANSACTIONS -- Voting Agreements."

     The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of STF Common Stock outstanding on the STF Record Date.

     Only the record holders of STF Common Stock on the STF Record Date are entitled to receive notice of and to vote at the STF Meeting. At the close of business on the STF Record Date, there were 17,167,905 shares of STF Common Stock outstanding held by approximately 220 record holders.

     Each share of STF Common Stock entitles its owner to one vote. The holders of at least one-third of the shares entitled to vote at the STF Meeting must be present in person or by proxy in order to constitute a quorum for all matters to come before the meeting. In the event a quorum is not present at the STF Meeting, the meeting will be adjourned or postponed to solicit additional proxies. The STF Board is not aware of any matters to be presented at the STF Special Meeting other than the approval and adoption of the Merger Agreement.

     Other than as described in the following sentence, no stockholders of STF are entitled to appraisal rights. If the Merger is consummated, a holder of STF Series D Preferred who strictly complies with the procedures set forth under
Section 262 of the DGCL will be entitled to have such shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares in lieu of the consideration provided for in the Merger Agreement. See "THE MERGER -- Appraisal Rights" and Annex D -- Section 262 of the DGCL.

VOTING BY PROXY

     A proxy card for use at the STF Meeting accompanies this Joint Proxy Statement/Prospectus. A stockholder may use the proxy card if he or she is unable to attend the meeting or wishes to have his or her shares voted by proxy even if he or she does not attend the meeting. A proxy may be revoked by the person giving it at any time before it is exercised by providing written notice of such revocation to the Secretary of STF, by submitting a proxy having a later date or by appearing at the meeting and electing to vote in person. STF STOCKHOLDERS MAY CAST OR CHANGE THEIR VOTES, EVEN IF THEY HAVE PREVIOUSLY SUBMITTED PROXIES, BY SUBMITTING SIGNED PROXIES BY FAX TO 1-800-509-5586 (ATTN:
PROXY DEPT.) AT ANY TIME PRIOR TO THE STF MEETING. Any proxy validly submitted and not revoked will be voted in the manner specified therein by the stockholder. IF NO SPECIFICATION IS MADE, SHARES OF STF COMMON STOCK REPRESENTED BY PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Abstentions and the failure to vote in person or by proxy will have the effect of a vote against the approval and adoption of the Merger Agreement. Brokers and nominees are precluded from exercising their voting discretion with respect to non-routine matters such as the Merger. Since an affirmative vote of the holders of a majority of the shares of STF Common Stock outstanding on the STF Record Date is required to approve the Merger, a "broker non-vote" (i.e., shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular issue) will have the effect of a vote against the approval and adoption of the Merger Agreement.


SOLICITATION OF PROXIES

     STF will bear the cost of the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such person, and STF will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. In addition to solicitation by mail, directors, officers and employees of STF may solicit proxies from STF stockholders personally or by telephone, telecopy or other forms of communication. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses connected therewith.

     THE STF BOARD RECOMMENDS THAT THE STF STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.


                                  THE MERGER

BACKGROUND OF THE MERGER; MATERIAL CONTACTS BETWEEN THE PARTIES

     In late May 1997, Salomon Brothers, which historically had had relationships with both Tel-Save and STF, indicated to Tel-Save that STF was in the process of exploring strategic alternatives and offered to arrange a meeting with STF. Tel-Save agreed to an introductory meeting with Mr. Jeffrey J. Steiner, Vice-Chairman of STF's Board of Directors and also Chairman, Chief Executive Officer and President of TFC, which owns RHI, the holder of approximately 36% of the STF Common Stock, to explore potential opportunities between STF and Tel-Save. Salomon Brothers subsequently scheduled a meeting for June 5, 1997. Prior to and in preparation for the meeting, Mr. Daniel Borislow, Chairman and CEO of Tel-Save, telephoned Mr. Mel D. Borer, President and Chief Operating Officer of STF, to discuss STF and its business. For a discussion of STF's actions prior to May 1997, see "-- STF Background and Reasons for the Merger; Recommendation of the STF Board of Directors."

     On June 5, 1997, Mr. Borislow and Mr. Edward B. Meyercord, III, Executive Vice President of Tel-Save, met with Mr. Borer and Mr. Steiner to discuss possible synergies between STF and Tel-Save. Mr. Borer visited the offices of Tel-Save in New Hope, Pennsylvania on June 9 to discuss Tel-Save and its business. On June 10, in a conversation with Mr. Steiner, Mr. Borislow indicated a willingness on the part of Tel-Save to consider a merger of Tel-Save and STF at a price of $11 per share in Tel-Save

Common Stock. Mr. Steiner expressed his belief that STF might be willing to consider favorably a transaction with Tel-Save in that price range. Mr. Borislow indicated that he would contact STF when, and if, Tel-Save was prepared to enter into further discussions.

     On June 12, 1997, a meeting was held at TFC's offices, at which Mr. Steiner, Mr. Autorino, various other executives and directors from STF and Salomon Brothers discussed the interest of Tel-Save in merging with STF and other strategic alternatives. Mr. Steiner and Mr. Autorino also spoke with Mr. Borislow by telephone and discussed further the possibility of a merger at a price of $11 per share in Tel-Save Common Stock. Mr. Borislow again indicated that he would contact STF when, and if, Tel-Save was prepared to enter into further discussions.

     On July 7, 1997, Tel-Save contacted STF indicating that Tel-Save was prepared to pursue the earlier discussions. A conference call was held on July 8, 1997 between Mr. Borislow and Mr. Meyercord of Tel-Save and representatives of STF, including certain executive officers of STF, STF's attorneys and STF's financial advisor, Salomon Brothers, and certain officers of TFC, to discuss the possible terms of a merger, but no agreement was reached. Tel-Save and STF entered into a reciprocal confidentiality agreement on July 11, 1997 in order to conduct due diligence investigations with respect to each other. Discussions between representatives of Tel-Save and STF continued between July 10 and July 13 on due diligence issues, the terms of a possible transaction and the language of a possible merger agreement. On July 11, 1997, Mr. Vincent DiVincenzo, STF's Chief Financial Officer, and Mr. Paul R. Barry, Jr., STF's Senior Vice President of Business Development, met with Tel-Save employees and representatives from Salomon Brothers, DMG, BDO Seidman, LLP and Arthur Andersen LLP at the offices of Tel-Save to pursue further due diligence inquiries regarding Tel-Save and STF.

     On the morning of July 14, 1997, in response to trading activity in STF's common stock, STF publicly announced that it was engaged in discussions regarding a possible sale or merger of STF. On the afternoon of July 14, Mr. Autorino received a telephone call from Robert M. Manning, Senior Vice President and Chief Financial Officer of Intermedia Communications, Inc. ("Intermedia"), expressing renewed interest on the part of Intermedia in a transaction with STF at $12 per share payable in cash. Mr. Autorino invited representatives of Intermedia to meet with him the next day in STF's offices in Wethersfield, Connecticut.

     On July 15, 1997, Mr. Manning and others from Intermedia met with representatives of STF in STF's Wethersfield offices. At that time, the representatives of Intermedia indicated that it would only pay one-half of the purchase price in cash with the remainder in stock of Intermedia. They also stated that Intermedia would pay cash for the STF Special Preferred held by RHI. Mr. Steiner spoke by telephone with Mr. David C. Ruberg, Chairman and CEO of Intermedia, who did not attend the meeting in Wethersfield, and inquired whether any proposal that Intermedia intended to make would be subject to further due diligence or other conditions. Mr. Ruberg said he did not know but would call back Mr. Steiner and list all conditions. Mr. Ruberg returned Mr. Steiner's call, but was unable to state what conditions or contingencies would be placed on any offer Intermedia might make. He also noted that he would be unable to attend any meetings.

     Later on the evening of July 15, 1997, in the offices of Intermedia's financial advisor, representatives of Intermedia and STF met again. At that meeting, Intermedia indicated that it would not pay any portion of the acquisition price in cash and that the consideration for any merger would be paid entirely in the stock of Intermedia, and that Intermedia was not willing to enter into any definitive agreement with STF until after the close of trading on July 18, 1997.

     On the morning of July 16, 1997, Mr. Borislow telephoned Mr. Autorino and advised him that the Board of Directors of Tel-Save had voted to approve a transaction with STF and that he was flying to New York to conclude a deal with STF. Mr. Borislow indicated that, if no deal were signed with STF on that day, Tel-Save would terminate all further discussions.

     Representatives of STF and Tel-Save met in New York on July 16. STF informed Tel-Save that it had received an offer from Intermedia and asked Tel-Save to improve its offer. Tel-Save reiterated its intention to terminate further discussions if no merger agreement were signed that day. After further discussion, including discussions with its financial advisor, Salomon Brothers, Tel-Save indicated that it would pay a minimum price of $11.25 per share of Tel-Save Common Stock for each share of STF, with a formula that would permit the price paid to the stockholders of STF to rise by 30% of any amount above $20 at which the Tel-Save shares traded over fifteen consecutive trading days ending on the trading day three trading days immediately prior to the time of the merger, while still allowing STF to terminate the merger agreement if the price of Tel-Save Common Stock fell below $10 per share for any period of twenty consecutive trading days. The Tel-Save Common Stock closed at $21 per share on July 16. Representatives of STF also advised Tel-Save that it would only sign an agreement that contained a satisfactory provision permitting the STF Board to terminate any merger agreement if it deemed it necessary to do so in order to fulfill its fiduciary obligations to STF's stockholders. Tel-Save stated that it would agree to such a provision in the merger agreement, subject to certain conditions.

     In light of (i) STF's concerns that Intermedia would be unwilling or unable to conclude a transaction, particularly in light of its inability to reach agreement on a transaction earlier in the year, its failure to pursue actively a transaction thereafter and its unwillingness to enter into a definitive agreement prior to the evening of July 18, and the reasons therefor, (ii) the continued volatility of Intermedia's stock price, (iii) Intermedia's highly leveraged capital structure, (iv) the fact that Intermedia's proposal was subject to uncertain conditions, (v) Tel-Save's stated intention to terminate its offer if a definitive agreement was not signed on July 16, 1997, (vi) STF's ability to terminate the merger agreement with Tel-Save if a superior proposal were made and (vii) the unwillingness of RHI, STF's largest stockholder, to approve a transaction that did not provide for cash payment of the STF Special Preferred, STF determined to concentrate its efforts on a transaction with Tel-Save. Since the public announcement of the Merger on July 17, 1997, representatives of STF have not been contacted by any representative of Intermedia.

     At a meeting of the STF Board held later on July 16, 1997, the STF Board approved the Merger.

TEL-SAVE REASONS FOR THE MERGER; RECOMMENDATION OF THE TEL-SAVE BOARD OF
DIRECTORS

     As part of its long-term growth strategy, Tel-Save has been seeking to broaden its telecommunications service product offerings beyond long distance and to add alternative distribution channels to its core small business customer base. Through the AOL Agreement, Tel-Save has enhanced its long distance service offerings, has rights to offer wireless and local services and will obtain a distribution channel to the residential market. Tel-Save viewed the Merger as an opportunity to expand into local services and to gain a nationwide distribution platform for medium to large commercial accounts.

     In reaching its determination to approve and adopt the Merger Agreement and the transactions contemplated thereby, the Tel-Save Board consulted with Tel-Save management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

     (1) its belief that the Merger presents Tel-Save with an opportunity to expand into the local services ("CLEC") market and to add to the customer base for its nationwide long distance network, OBN;

     (2) the opportunity to use STF's nationwide network service organization of highly trained service personnel and switch technicians and national sales organization to deploy switches for the provision of local services and as a platform to expand a medium to large commercial account sales force;

     (3) its assessment of cost-saving synergies that will be realized by the Merger by (i) offering STF customers services utilizing Tel-Save's network, (ii) eliminating certain duplicative overhead positions and expenses and (iii) providing an enhanced credit profile for the refinancing of STF's outstanding indebtedness;

     (4) other information concerning the business, assets, capital structure, financial performance and condition and prospects of STF and Tel-Save;

     (5) the financial presentation of Salomon Brothers and the opinion of Salomon Brothers as to the fairness to Tel-Save from a financial point of view of the consideration to be paid by Tel-Save;

     (6) current and historical market prices and trading information with respect to each company's common stock;

     (7) the agreements of certain STF stockholders to vote their STF Common Stock in favor of the Merger;

     (8) the structure and terms of the Merger and the terms and conditions of the Merger Agreement, including the Exchange Ratio and the intended tax and accounting treatment; and

     (9) the effect of the Merger on the customers and employees of the two companies.

     The foregoing discussion of the information and factors discussed by the Tel-Save Board is not meant to be exhaustive but is believed to include all material factors considered by the Tel-Save Board. The Tel-Save Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger is in the best interests of Tel-Save and its stockholders.

     FOR THE  REASONS  DESCRIBED  ABOVE,  THE  TEL-SAVE  BOARD  HAS  UNANIMOUSLY
APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL.


OPINION OF TEL-SAVE FINANCIAL ADVISOR

     At the meeting of the Tel-Save Board on July 15, 1997, Salomon Brothers delivered its oral opinion, and, on July 16, 1997, upon the change in some of the terms of the transaction, confirmed such opinion in writing, that, as of July 16, 1997, the Tel-Save Merger Consideration to be paid by Tel-Save was fair to Tel-Save from a financial point of view.

     THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON BROTHERS DATED JULY 16, 1997, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND SETS FORTH A COMPLETE DESCRIPTION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN BY SALOMON BROTHERS. NO LIMITS WERE IMPOSED BY THE TEL-SAVE BOARD UPON SALOMON BROTHERS WITH RESPECT TO THE INVESTIGATIONS MADE OR THE PROCEDURES FOLLOWED BY SALOMON BROTHERS IN RENDERING ITS OPINION. HOLDERS OF TEL-SAVE COMMON STOCK ARE URGED TO READ SALOMON BROTHERS' OPINION IN ITS ENTIRETY. THIS SUMMARY OF THE OPINION AS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with rendering its opinion, Salomon Brothers reviewed the principal financial terms of the Merger Agreement. Salomon Brothers also reviewed certain publicly available information concerning Tel-Save and STF and certain other financial information concerning Tel-Save and STF, respectively. Salomon Brothers discussed the past and current business operations, financial conditions and prospects of Tel-Save and STF with certain officers and employees of Tel-Save and STF. Salomon Brothers also received financial projections from the managements of Tel-Save and STF. Salomon Brothers also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria that it deemed relevant. In addition, Salomon Brothers assumed the Merger would qualify as a tax free reorganization for federal income tax purposes and would be accounted for as a pooling of interests transaction.

     In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of the information reviewed by Salomon Brothers for the purpose of its opinion and Salomon Brothers did not assume any responsibility for independent verification of such information. With respect to the operating and financial forecasts of Tel-Save and STF, Salomon Brothers assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Tel-Save and STF, and Salomon Brothers expressed no opinion with respect to such forecasts or the assumptions on which they were based. Salomon Brothers did not assume any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Tel-Save or STF. Salomon Brothers' opinion necessarily was based upon conditions as they existed and could be evaluated as of the date thereof. Salomon


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

Brothers' opinion did not imply any conclusion as to the likely trading range for Tel-Save Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon Brothers' opinion did not address Tel-Save's underlying business decision to effect the Merger. Salomon Brothers' opinion was directed only to the fairness to Tel-Save, from a financial point of view, of the Tel-Save Merger Consideration to be paid by Tel-Save and did not constitute a recommendation concerning how holders of Tel-Save Common Stock should vote with respect to the Merger.

     The following is a summary of the analyses presented on July 15, 1997, by Salomon Brothers to the Tel-Save Board in connection with the rendering of Salomon Brothers' opinion.

     (i) Historical Trading Analysis. Salomon Brothers reviewed the history of trading prices and volumes for shares of STF Common Stock and Tel-Save Common Stock over the period from January 1, 1996 to July 11, 1997. Salomon Brothers also reviewed (a) the history of trading prices of STF Common Stock in relation to a composite index of selected competitive local exchange companies (American Communications Services, Inc., Brooks Fiber Properties, Inc., GST Telecommunications, Inc., ICG Communications, Inc., Intermedia Communications, Inc., McLeod USA Incorporated and Teleport Communications Group Incorporated), a composite index of selected comparable long-distance companies (ACC Corp., EXCEL Communications, Inc., IXC Communications, Inc., Midcom Communications Inc., Tel-Save Holdings, Inc. and U.S. Long Distance Corp.), the combination of which Salomon Brothers deemed to be generally comparable to STF, and the Standard & Poor's Industrial Average (the "S&P 400") and (b) the history of trading prices of Tel-Save Common Stock in relation to a composite index of selected comparable long-distance companies (LCI International, Inc., ACC Corp., EXCEL Communications, Inc., IXC Communications Inc. and U.S. Long Distance) and the S&P 400. Trading prices for shares of STF Common Stock during the period from January 1, 1996 to July 11, 1997 ranged from $3.75 to $9.50.

     (ii) Exchange Ratio Analysis. Salomon Brothers reviewed the historical ratio of the daily closing prices of STF Common Stock to Tel-Save Common Stock over the period from January 1, 1997 to July 11, 1997. Based on such prices and over such period, the high, low and average exchange ratios implied by such prices were 0.81, 0.60 and 0.72, respectively, shares of Tel-Save Common Stock to each share of STF Common Stock. Salomon Brothers also noted that, based on per share daily closing prices of STF Common Stock and Tel-Save Common Stock during the one month, three months, six months and twelve months ended July 11, 1997, the average exchange ratios implied by such daily closing prices were 0.75, 0.72, 0.72 and 0.82, respectively, and that on July 11, 1997, the exchange ratio implied by such daily closing prices was 0.73.

     (iii) Discounted Cash Flow Analysis. Using a discounted cash flow ("DCF") methodology, Salomon Brothers valued STF by estimating the present value of its future unlevered free cash flows. Unlevered free cash flow is calculated as unlevered net income plus non-cash expenses, adjusted for any cash effects from changes in working capital and capital expenditures. Salomon Brothers aggregated
(a) the present value of the unlevered free cash flows over the five fiscal-year period ranging from 1998 to 2002 with (b) the present value of the range of the terminal values described below. The range of terminal values was calculated by applying multiples ranging from 8.5x to 9.5x to STF's estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year ending December 31, 2002. This range of terminal values represented STF's value beyond 2002. As part of its analysis, Salomon Brothers applied weighted average costs of capital ("WACCs") of 12.0% to 13.0%. Applying those parameters, the DCF analysis resulted in implied equity values per share of STF Common Stock (excluding the present value of synergies, which Salomon Brothers valued at $4.00 to $6.00 per share) of $8.88 to $11.51.

     (iv) Public Market Analysis. Salomon Brothers compared the financial and market performance of STF with the following group of publicly traded companies:
ACC Corp., EXCEL Communications, Inc., Tel-Save Holdings, Inc. and U.S. Long Distance Corp. (collectively, the "Selected Long Distance Public Companies"). Salomon Brothers examined the price per share, the equity market capitalization, the ratio ("P/E Ratio") of price to latest twelve month ("LTM") earnings per share (excluding extraordinary items) ("EPS"), 1997 EPS and 1998 EPS and the ratio of market capitalization plus total debt and preferred stock less cash and extraordinary assets ("Firm Value") to LTM revenue, LTM EBITDA and LTM earnings before interest and taxes ("EBIT"). The P/E Ratio analysis showed median ratios of price to LTM EPS, 1997 EPS and 1998 EPS of 42.9x, 28.3x and 17.5x, respectively, for the Selected Long Distance Public Companies, compared to 49.1x, 16.6x and 17.1x, respectively, for STF, assuming estimated pre-tax synergies of approximately $16 million per annum ("Synergies"). The Firm Value analysis showed median ratios of Firm Value to LTM revenue, LTM EBITDA and LTM EBIT of 1.8x, 17.8x and 37.6x, respectively, for the Selected Long Distance Public Companies compared to 2.9x, 9.1x and 13.1x, respectively, for STF including Synergies. Salomon Brothers also noted that STF's ratios of Firm Value to LTM revenue, LTM EBITDA and LTM EBIT, were 2.9x, 12.4x and 21.3x, respectively, without Synergies.

     Salomon Brothers also compared the financial and market performance of STF with groups of communication companies: Stripped Tier I Long Distance (AT&T Corporation, MCI Communications, Inc., Sprint Corporation); Stripped Tier II Long Distance (Frontier Corporation, LCI International, Inc., Worldcom, Inc.); Tier III Long Distance (ACC Corp., EXCEL Communications, Inc., IXC Communications, Inc., Midcom Communications Inc., Tel-Save Holdings, Inc., Telco Communications Group, Inc., U.S. Long Distance Corp.); Stripped RHBCs (Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, NYNEX Corporation, SBC Communications, Inc., US West Communications, Inc., GTE Corporation); Stripped Independents (Aliant Communications Co., ALLTEL Corporation, Century Telephone Enterprises, Inc., Cincinnati Bell Inc., Southern New England Telecommunications Corporation, Telephone and Data Systems, Inc.); Competitive Local Exchange Carriers or CLECs (American Communications Services, Inc., Brooks Fiber Properties, Inc., GST Telecommunications, Inc., ICG Communications, Inc., McLeod USA Incorporated, Teleport Communications Group Incorporated); Cable (Adelphia Communications Corp., Cablevision Systems Corp., Century Communications Corp., Comcast Corp., Cox Communications, Inc., TCA Cable TV Inc., TCI Communications, Jones Intercable, Inc.); Cellular (AirTouch Communications Inc., Centennial Cellular Corp., PriCellular Corporation, Palmer Wireless, Inc., United States Cellular Corporation, Vanguard Cellular Systems, Inc., 360 Communications Company). Stripped long distance multiples compare long distance company values to operating results from long distance businesses. All non-telecommunications and non-long distance operating data is stripped out. Stripped RBHCs and stripped independent multiples isolate operating results and associated value of businesses derived from the provisioning of local telephone services.

     Salomon Brothers examined 1997E-1998E Revenue Growth, Firm Value (excluding extraordinary or non-core assets) to LTM Revenues, 1997E-1998E EBITDA Growth, Firm Value to LTM EBITDA. Revenue growth ranged from 4.8% to 26.7%, Firm Value (as adjusted) to LTM Revenue ranged from 1.1 to 4.4, 1997E-1998E EBITDA Growth ranged from 0.1% to 18.1%, Firm Value (as adjusted) to EBITDA ranged from 4.6 to
17.9. Salomon Brothers also noted that for STF the 1997E-1998E Revenue Growth was 13.3% with and without Synergies (based on management projections), Firm Value to LTM Revenues was 2.9x with and without Synergies, 1997E-1998E EBITDA Growth was 10.9% and Firm Value to LTM EBITDA was 12.4x without Synergies and 9.1x with Synergies.

     No company used in the Public Market analysis other than Tel-Save or STF was identical to Tel-Save or STF. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis is not, in itself, a meaningful method of ensuring comparable company data.

     (v) Private Market Analysis. Salomon Brothers reviewed the consideration paid or proposed to be paid in other recent acquisitions of telecommunications companies. Specifically, Salomon Brothers reviewed the following transactions:
McLeod USA  Incorporated/Consolidated  Communications  Inc.  (announced June 15,
1997); Shared Technologies Inc./Fairchild Industries Inc. (consummated March 13,
1996); MFS Communications/RealCom Office Communications (consummated November 11, 1994); and

MFS Communications/Centex Telemanagement (consummated May 18, 1994). For such transactions, Salomon Brothers calculated a range of (a) implied ratios of Firm Value to LTM revenues, ranging from 0.9x to 2.4x, (b) implied ratios of Firm Value to LTM EBITDA, ranging from 8.9x to 13.4x and (c) implied ratios of Firm Value to LTM EBIT, ranging from 15.5x to 17.8x. Salomon Brothers compared the foregoing to implied ratios of Firm Value to LTM revenues, LTM EBITDA and LTM EBIT, for STF of 2.9x, 12.4x and 21.3x respectively, without Synergies and 2.9x, 9.1x and 13.1x respectively, with Synergies.

     No transaction used in the Private Market analysis summarized above is identical to the Merger. Accordingly, any such analysis of the value of the Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading and acquisition values of the comparable companies and publicly announced transactions. Mathematical analysis is not, in itself, a meaningful method of ensuring comparable transaction data.

     (vi) Pro Forma Contribution Analysis. Salomon Brothers compared the relative Firm Value of Tel-Save and of STF of approximately 64% and 36%, respectively, in the combined company following consummation of the Merger to the relative balance sheet and income statement contributions of each of Tel-Save and STF to the combined company, including (i) revenue, EBITDA, EBIT and Net Income to Common (in each case, based upon projections for 1997 provided by Tel-Save and STF management), (ii) Capital Expenditures, EBITDA less Capital Expenditures (in each case, based upon projections for 1997 provided by Tel-Save and STF management) and (iii) Total Assets and Stockholders' Equity (in each case, as of March 31, 1997). No pro forma adjustments were made for the Merger, and Salomon Brothers assumed that the Tel-Save and STF projections were accurate. This analysis indicated that, for the year ended December 1997, Tel-Save and STF would contribute approximately 64% and 36%, respectively, of revenue of the combined company; approximately 53% and 47%, respectively, of EBITDA of the combined company; approximately 61% and 39%, respectively, of EBIT of the combined company; approximately 63% and 37%, respectively, of Capital Expenditures of the combined company; approximately 48% and 52%, respectively, of EBITDA less Capital Expenditures of the combined company; and approximately 43% and 57%, respectively, of Total Assets of the combined company.

     (vii) Pro Forma Combination Analysis. Salomon Brothers analyzed certain pro forma effects on Tel-Save and STF resulting from the Merger for fiscal 1998 and fiscal 1999. This analysis, assuming a stand alone EPS for Tel-Save of $1.37 and $2.44 for fiscal 1998 and fiscal 1999, respectively, and assuming Synergies resulting from the Merger, showed accretion of 3.5% and dilution of 4.8% for fiscal 1998 and fiscal 1999, respectively, assuming the Exchange Ratio multiple of 0.55, dilution of 2.6% and 10.4% for fiscal 1998 and fiscal 1999, respectively, assuming the Exchange Ratio multiple of 0.755 and dilution of 11.3% and 18.4% for fiscal 1998 and fiscal 1999, respectively, assuming the Exchange Ratio multiple of 1.10. Salomon Brothers also considered a projection scenario for Tel-Save which assumed no meaningful contribution from AOL transaction. Salomon Brothers also noted, based upon a standalone EPS for Tel-Save of $0.78 and $1.18 under this projection scenario for fiscal 1998 and fiscal 1999, respectively, and assuming Synergies resulting from the Merger, that the Merger would result in accretion of 19.0% and 7.9% for fiscal 1998 and fiscal 1999, respectively, assuming the Exchange Ratio multiple of 0.55, accretion of 12.0% and 1.6% for fiscal 1998 and fiscal 1999, respectively, assuming the Exchange Ratio multiple of 0.755 and accretion of 2.0% and dilution of 7.5% for fiscal 1998 and fiscal 1999, respectively, assuming the Exchange Ratio multiple of 1.10.

     The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary set forth above does not purport to be a complete description of the analyses underlying the Salomon Brothers opinion or of Salomon Brothers's presentation to the Tel-Save Board. Salomon Brothers believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying the analysis set forth in its opinion. Salomon Brothers has not indicated that any of the analysis which it performed has a greater significance than any other. The ranges of valuations resulting from any partic-ular analysis described above should not be taken to be the view of Salomon Brothers of the actual value of Tel-Save, STF or the combined entity.

     In performing its analyses, Salomon Brothers made numerous assumptions with respect to industry performance, general business, financial market and economic conditions and other matters, many of which are beyond the control of Tel-Save or STF. The analyses which Salomon Brothers performed are not necessarily indicative of actual values or factual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon Brothers's analysis of the fairness to Tel-Save, from a financial point of view, of the Tel-Save Merger Consideration to be paid by Tel-Save. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The opinion of Salomon Brothers does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Tel-Save or the effect of any other business combination in which Tel-Save might have engaged.

     In the ordinary course of business, Salomon Brothers may actively trade the equity securities of Tel-Save and STF for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Pursuant to an engagement letter dated July 7, 1997, Tel-Save agreed to pay Salomon Brothers a fee of (i) $200,000 upon execution of the letter plus (ii) an additional amount of $1,000,000 upon initial submission of the Opinion (as defined in such engagement letter) to the Tel-Save Board plus
(iii) an additional fee of 0.5% of the Aggregate Consideration (as defined in such engagement letter and that includes the Merger) (less any amount paid under the immediately preceding clauses (i) and (ii)), such additional fee to be contingent upon the consummation of an Acquisition Transaction (as defined in such engagement letter) and payable at the closing thereof. Tel-Save also agreed, under certain circumstances, to reimburse Salomon Brothers for certain out-of-pocket expenses incurred by Salomon Brothers in connection with the Merger, and agreed to indemnify Salomon Brothers and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. In addition, with the consent of Tel-Save, Salomon Brothers acted as financial advisor to the STF Board in connection with the Merger and will receive a customary fee for such services.

     Salomon Brothers is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Brothers regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. The Tel-Save Board retained Salomon Brothers based on Salomon Brothers's expertise in the valuation of companies as well as its familiarity with companies in the telecommunications industry.

STF BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATION OF THE STF BOARD OF DIRECTORS

     Since the third quarter of 1996, STF has from time to time explored the possibility of either a sale of STF or a strategic merger with a third party in the telecommunications industry.

     In the third quarter of 1996, CS First Boston Corporation, acting as financial advisor for STF, arranged for a meeting between Mr. Autorino, Mr. Ruberg and Intermedia's financial advisors, Bear Stearns & Co., to explore the possibility of a merger transaction. Intermedia entered into a confidentiality agreement with STF on September 18, 1996 and visited STF's facilities on a number of occasions.

     In discussions with STF, Intermedia raised the possibility of a stock merger at a ratio of approximately .4 shares of Intermedia common stock for every share of STF Common Stock. Under the Intermedia proposal, the conversion ratio would have resulted in an exchange of $12 of Intermedia stock (then trading at $30 per share) for every share of STF Common Stock, with, however, a right on the part of Intermedia to terminate the transaction if the price of its stock fell below $25 per share or rose above $35 per share. Given the lack of substantial liquidity of Intermedia's common stock, Intermedia's highly leveraged capital structure, and the need to obtain the prior approval of Intermedia's bondholders, this proposal was deemed unacceptable by representatives of STF.

On January 22, 1997, a meeting was held between Mr. Autorino and others on behalf of STF and Mr. Ruberg and others on behalf of Intermedia. At the meeting, Intermedia revised their proposal such that one-half of the consideration would be in common stock of Intermedia and one-half in a form ofpreferred stock, with the STF Special Preferred held by RHI to be acquired for $10 per share in cash. Because the preferred stock of Intermedia to be paid to stockholders of STF was not convertible into common stock, and because of continued concerns regarding the liquidity of Intermedia's common stock and its highly leveraged capital structure, the proposal was deemed to be unacceptable by STF.

     In March 1997, a discussion took place between Mr. Steiner, Vice-Chairman of the STF Board and Chairman and Chief Executive Officer of TFC, a holder of approximately 40% of the STF Common Stock, and Mr. Ruberg in which Mr. Steiner invited Intermedia to make a further proposal. None was made at the meeting or at any time prior to July 14, 1997. See "-- Background of the Merger; Material Contacts Between the Parties."

     The price of Intermedia's stock experienced volatility during the fourth quarter of 1996 and the first quarter of 1997. During first quarter of 1996, Intermedia's stock closed as high as $33 3/4 and as low as $21 1/2. During the first quarter of 1997, it ranged from a high of $25 to a low of $16 5/8, the price at which it closed on the last day of the quarter.

     On January 8, 1997, Mr. Autorino met in Tulsa, Oklahoma with Keith E. Bailey, Chairman and CEO of The Williams Companies, Inc., corporate parent of WilTel Communications, LLC ("WilTel"). Wiltel entered into a confidentiality agreement with STF and commenced examination of STFs financial information. Mr. Autorino indicated to Mr. Bailey that STF was looking for a price in excess of $10 per share. Wiltel made no proposal.

     On February 13, 1997, Mr. Autorino met again with Mr. Bailey in Houston, Texas. Representatives from SG Warburg were also in attendance. No agreement was reached.

     Providence Equity Partners ("Providence") entered into a confidentiality agreement on June 13, 1997 in order to examine information relating to STF. Thereafter, in a conversation with Mr. Donald Miller, a director of STF and a Senior Vice President of TFC, a representative of Providence offered to pay $9 in cash for STF, which price was deemed to be inadequate.

     Representatives of Tel-Save first met with representatives of STF in June 1997. For a discussion of the events transpiring thereafter, see "-- Background of the Merger; Material Contacts Between the Parties."

     On July 16, a Special Meeting of the Board of Directors of STF was held at which recent developments were reviewed. A representative of Salomon Brothers, in its capacity as a financial advisor to STF, compared the Tel-Save offer with features of the proposal from Intermedia. Thereafter, representatives of DMG made a presentation to the Board relating to the fairness of the Tel-Save offer and the expected synergies from the proposed merger. DMG opined that, as of that date, the Tel-Save offer was fair to the holders of the common stock of STF from a financial point of view.

     At a meeting of the STF Board held on July 16, 1997, the STF Board unanimously (i) determined that the Merger Agreement and the Merger were fair to and in the best interests of STF's stockholders, (ii) approved the Merger Agreement and the transactions that it contemplates and (iii) recommended that the stockholders of STF approve the Merger Agreement and the Merger.

     In reaching its conclusion, the STF Board considered the following material information and factors:

       (1) the strategic benefits of a merger with Tel-Save, including the reasons described above in clauses (1) through (3) under "-- Tel-Save Reasons for the Merger; Recommendation of the Tel-Save Board of Directors";

       (2) the terms and structure of the transaction and the terms and conditions of the Merger Agreement, including the Exchange Ratio;

       (3) information concerning the business, assets, capital structure, financial performance and condition and prospects of STF and Tel-Save;

       (4) current and historical market prices and trading information with respect to each company's common shares;

       (5) the opinion dated July 16, 1997 of DMG to the STF Board that, based upon and subject to the factors and assumptions set forth therein, as of such date, the Exchange Ratio was fair from a financial point of view to the holders of STF Common Stock (see "-- Opinion of STF Financial Advisor");

       (6) the anticipated treatment of the Merger as a pooling of interests for financial accounting purposes; and

       (7) the effect of the Merger on the customers and employees of the two companies.

     The foregoing discussion of the information and factors considered and given weight by the STF Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the STF Board did not find it practicable to and did not attempt to rank or assign relative weights to these factors. In addition, individual members of the STF Board may have given different weights to different factors.


OPINION OF STF FINANCIAL ADVISOR

     Pursuant to a letter agreement dated July 9, 1997 (the "Engagement Letter") between STF and DMG, DMG provided a financial fairness opinion to STF in connection with the Merger. At the meeting of the STF Board on July 16, 1997, DMG rendered its oral opinion, subsequently confirmed in writing as of July 16, 1997 (the "DMG Opinion"), that, as of such date, based upon and subject to the various considerations set forth in the DMG Opinion, the STF Merger Consideration to be received by the holders of STF Common Stock pursuant to the terms of the Merger Agreement was fair from a financial point of view to such holders.

     THE FULL TEXT OF THE DMG OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY DMG IN RENDERING THE DMG OPINION, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. STF STOCKHOLDERS ARE URGED TO READ THE DMG OPINION CAREFULLY AND IN ITS ENTIRETY. THE DMG OPINION ADDRESSES ONLY THE FAIRNESS OF THE STF MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF STF COMMON STOCK AS OF THE DATE OF THE DMG OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STF STOCKHOLDER AS TO HOW SUCH STF STOCKHOLDER SHOULD VOTE AT THE STF MEETING. THE SUMMARY OF THE DMG OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DMG OPINION.

     In rendering the DMG Opinion, DMG, among other things: (i) analyzed certain publicly available financial statements and other information of STF and Tel-Save; (ii) reviewed and analyzed certain financial projections of STF for 1997 provided by the management of STF; (iii) prepared and analyzed certain financial projections of STF and Tel-Save (together, the "Projections"), which were based on separate discussions with senior management of STF and Tel-Save and were reviewed by senior management of STF and Tel-Save, who confirmed that such projections were a reasonable basis for forecasting future financial results of STF and Tel-Save, respectively; (iv) discussed with senior management of STF and Tel-Save the current operations, financial condition and the prospects of each company; (v) compared the historical financial performance and market trading values of STF and Tel-Save with that of certain other generally comparable publicly traded companies and their securities; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (vii) based on the Projections, performed a discounted cash flow analysis of STF and Tel-Save, including the estimated financial cost savings arising from a business combination, and analyzed the pro forma financial effects to STF of the Merger; (viii) discussed with the senior management of STF other acqui-sition proposals and related discussions STF held with other parties; (ix) reviewed the financial terms of the Merger Agreement; and (x) performed such other financial analyses and examinations and considered such other factors as DMG deemed appropriate.


     In rendering the DMG Opinion, DMG assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the DMG Opinion. With respect to the Projections supplied by or confirmed by STF and Tel-Save, DMG further assumed that such Projections represented the best currently available estimates and judgment of the respective managements of STF and Tel-Save as to the expected future financial performance of STF or Tel-Save, as applicable. DMG did not make any independent verification of information supplied by or confirmed by STF or Tel-Save and did not undertake any independent valuation or appraisal of the assets or liabilities of STF or Tel-Save, nor was DMG furnished with such appraisals. The DMG Opinion does not imply any conclusion as to the likely trading range for the Tel-Save Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The DMG Opinion does not address STF's underlying business decision to effect the Merger. DMG assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and will be consummated in accordance with the terms set forth in the Merger Agreement. The DMG Opinion is necessarily based on economic, market, financial and other conditions as in effect on, and the information made available to DMG as of, the date of the DMG Opinion.

     DMG considered two projection scenarios for Tel-Save: one that assumed that the AOL Agreement is successful and another that assumed no meaningful contribution from the AOL Agreement (the estimated potential positive contribution of the AOL Agreement which is based on due diligence discussions with Tel-Save's management, is referred to herein as the "AOL Estimated Contribution").

     The following is a summary of the analysis performed by DMG in preparation of the DMG Opinion, and reviewed with the STF Board at its meeting held on July 16, 1997. This analysis was provided to the STF Board for background information only and was one of the many factors considered by DMG in rendering the DMG Opinion. No conclusions can be independently drawn from any independent analysis.

     (i) Historical Trading Analysis. DMG reviewed the history of trading prices and volumes for shares of Tel-Save Common Stock over the period from September 21, 1995 to July 10, 1997. DMG also reviewed the history of trading prices of Tel-Save Common Stock in relation to a composite index of comparable companies and the NASDAQ for the same period. DMG also reviewed the historical exchange ratio of STF Common Stock for Tel-Save Common Stock over the period from September 21, 1995 to July 10, 1997.

     (ii) Peer Group Comparison. DMG performed comparable company analyses for both STF and Tel-Save. For STF, DMG examined certain publicly available financial and market information of seven selected publicly traded companies in various sectors of the telecommunications industry which were deemed comparable to at least some portion of STF's business for purposes of DMG's financial analysis. Such sectors included commercial and residential long distance services, shared tenant services and other telecommunications areas. DMG compared the financial and market performance of STF with the following group of publicly traded companies: ACC Corp., IXC Communications, Midcom, Phoenix Network, Telco Communications Group, Inc., Tel-Save and US Long Distance Corp. (collectively, the "Selected Long Distance Companies with Tel-Save"). The aggregate value analysis showed medians for the Selected Long Distance Companies with Tel-Save 1998 ratios of market capitalization plus total debt and preferred stock less cash ("Aggregate Value") to revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT") of 1.14x, 9.0x, and 12.9x, respectively. DMG compared the financial and market performance of Tel-Save with the following group of publicly traded companies: ACC Corp., IXC Communications, Midcom, Phoenix Network, Telco Communications Group, Inc. and US Long Distance Corp. (collectively, the "Selected Long Distance Companies without Tel-Save"). The analysis of Aggregate Value showed medians for the

Selected Long Distance Companies without Tel-Save 1998 ratios of Aggregate Value to revenue, EBITDA, and EBIT of 1.17x, 9.7x, and 13.8x, respectively, and a range of equity value to net income ratios of 20.6x to 22.2x. The analysis for Tel-Save focused on 1998 median multiples for the peer group of companies because due to the AOL transaction, Tel-Save is being valued by the stock market more on 1998 earnings than 1997 earnings.

     (iii) Discounted Cash Flow Analysis. DMG performed an analysis of the present value per share of STF Common Stock based on free cash flows determined using assumptions and projections for STF that were discussed, reviewed and confirmed by management for fiscal years 1998 to 2002. DMG assumed a range of EBITDA exit multiples of 9.0x to 11.0x based on the precedent transactions analysis and comparable companies analysis and assumed discount rates ranging from 12.00% to 13.00% based on a weighted average cost of capital ("WACC") calculation. Based on this analysis, DMG computed a range of estimated present values per share of STF Common Stock of $8.40 to $12.50 that implied a perpetual growth rate range of 7.5% to 8.3%. The analysis of the present value per share of Tel-Save Common Stock for fiscal years 1998 to 2002 included two scenarios:
1) projections assuming the AOL Estimated Contribution and 2) projections excluding the AOL Estimated Contribution. DMG used a range of EBITDA exit multiples of 11.00x to 13.00x and a range of discount rates from 10.50% to 11.50% based on a WACC calculation and industry trends. Based on this analysis, DMG computed a range of estimated present values per share of Tel-Save Common Stock to be for scenario 1) $24.50 to $29.50 and for scenario 2) $11.65 to $13.80. This valuation implied a perpetual growth rate of 6.3% to 7.9% and 6.5% to 8.1% for scenario 1) and scenario 2), respectively.

     (iv) Selected Precedent Transactions. DMG reviewed six transactions since 1994 involving companies in the shared tenant services sector which included:
(i) Consolidated Communications Inc./McLeod USA Inc. (June 1997); (ii) ResNet Communications (LodgNet Entertainment/Tele-Communications Inc. (October 1996);
(iii) Liberty Cable Company  Inc./Peter  Kiewit Sons Inc./RCN Corp (March 1996);
(iv) Fairchild  Industries  Inc.  (Fairchild  Corp.)/Shared  Technologies,  Inc.
(March 1996); (v) Realcom Office Communications, Inc./MFS Communications Co., Inc. (November 1994); and (vi) Centex Tel-management Inc./MFS Communications Co., Inc. (June 1994). DMG compared some of the financial statistics for these transactions with those for the Merger. DMG computed various multiples which resulted in median multiples of aggregate value paid for the target company compared to last twelve months ("LTM") revenues, EBITDA and EBIT of 1.45x, 10.5x and 16.4x, respectively. DMG deemed the most directly comparable transaction of those examined to be the merger of Shared Technologies Inc. and Fairchild Industries, Inc. In such merger, aggregate value as a multiple of LTM revenues, EBITDA and EBIT implied multiples of 2.34x, 9.8x and 15.4x, respectively. Applying the same multiples to the Merger implies a valuation of $7.00 to $9.00 per share of STF Common Stock based on STF LTM revenues, EBITDA and EBIT.

     (v) Pro Forma Analysis of the Merger. DMG analyzed certain estimated pro forma effects of the Merger on the post-Merger earnings per share of Tel-Save. Such analysis was based on discussions with management and securities research analysts' estimates for Tel-Save and STF and took into consideration the following scenarios: 1) Tel-Save including the AOL Estimated Contribution and 2) Tel-Save excluding the AOL Estimated Contribution. Additionally, DMG's analysis assumed certain pre-tax synergies which the management of STF considered achievable. DMG assumed $10 million per year in pre-tax long distance synergies, $5 million per year in pre-tax overhead synergies, $2.5 million per year in pre-tax interest savings and $5 million in 1998 for pre-tax restructuring costs as a one-time charge. DMG determined that using forecasts based on discussions with management and assuming a Tel-Save Common Stock per share price of $15 and an implied exchange ratio of .750x and 1) including the AOL Estimated Contribution, the Merger would result in earnings per share ("EPS") dilution for holders of Tel-Save Common Stock of 9.9% for fiscal year 1998 and 2) excluding the AOL Estimated Contribution, the Merger would result in EPS accretion for holders of Tel-Save Common Stock of 13.7%. DMG also estimated, based on securities research analysts' estimates and 1) including the AOL Estimated Contribution, the Merger would result in EPS accretion of 0.8% to Tel-Save for fiscal year 1998 and 2) excluding the AOL Estimated Contribution, the Merger would result in EPS dilution of 34.2% to Tel-Save.

DMG analyzed certain pro forma effects of the Merger on the post-Merger earnings per share of STF Common Stock. Such analysis was derived from projections based on discussions with management and securities research analysts' estimates for Tel-Save and STF, assumed a Tel-Save Common Stock price of $15 and an implied exchange ratio of .750x and included the following scenarios: 1) Tel-Save including the effect of the AOL Estimated Contribution, and 2) Tel-Save excluding the AOL Estimated Contribution. Additionally, DMG's analysis included the potential synergies set out above before taking into account any one-time restructuring charges. DMG determined that using forecasts based on discussions with management and for scenario 1), the Merger would result in an increase in EPS for 1998 to $0.80; and for scenario 2), the Merger would result in an increase in EPS for 1998 to $0.43.

     In connection with the review of the Merger by the STF Board, DMG performed a variety of financial and comparative analyses for the purpose of rendering the DMG Opinion. While the foregoing summary describes all material analyses and factors reviewed by DMG with the STF Board, it does not purport to be a complete description of the presentations by DMG to the STF Board or the analyses performed by DMG in arriving at the DMG Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. DMG believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the DMG Opinion. In addition, DMG may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described above should not be taken to be DMG's view of the actual value of STF or Tel-Save. In performing its analyses, DMG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of STF or Tel-Save. The analyses performed by DMG are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of DMG's analysis of the fairness of the STF Merger Consideration, from a financial point of view, to the holders of STF Common Stock and were provided to the STF Board in connection with the delivery of the DMG Opinion.

     DMG has from time to time provided investment banking and financial advisory services to Tel-Save and has received fees for rendering such services.

     In connection with rendering the DMG Opinion, DMG was not authorized by STF or the STF Board to solicit, nor has DMG solicited, third-party indications of interest for the acquisition of all or part of STF.

     DMG is an internationally recognized investment banking and advisory firm. DMG, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DMG and its affiliates may actively trade the securities and loans of STF and Tel-Save for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities and loans.

     STF has agreed to pay DMG a fee for its rendering the DMG Opinion in connection with the Merger. Pursuant to the Engagement Letter, STF has agreed to pay a fee of $600,000 upon delivery of the DMG Opinion. In addition, STF has agreed to reimburse DMG for its reasonable out-of-pocket expenses incurred in connection with its engagement, and to indemnify DMG and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the STF Board, STF stockholders should be aware that, as described below, certain members of STF's management and the STF Board may have interests in the

Merger that are different from, or in addition to, the interests of STF stockholders generally and which may create potential conflicts of interest.


     STF EMPLOYMENT AGREEMENTS

     Each of Messrs. Anthony D. Autorino, Jeffrey J. Steiner, Mel D. Borer and Vincent DiVincenzo, directors and executive officers of STF, have employment agreements with STF that provide for two years of base salary plus target bonus (defined as 50% of base salary) payable upon a "change of control" of STF. The consummation of the Merger will constitute such a change of control. Pursuant to such employment agreements, payments of up to $4,155,000 in the aggregate are payable to the STF executives in the event of a change of control of STF. The employment agreements of such executives also provide for the vesting of all options for shares of STF Common Stock owned by such executive upon consummation of the Merger. Furthermore, following consummation of the Merger, it is not anticipated that Messrs. Autorino, Steiner and DiVincenzo will continue to hold the same executive positions, and, pursuant to their employment agreements, they will be entitled to receive non-compete payments up to approximately $2,671,000 in the aggregate.

     Mr.  Steiner,  a director of STF,  is also the  Chairman,  Chief  Executive
Officer and President of TFC. Mr. Steiner is the beneficial owner of approximately 37% of the outstanding common stock of TFC and has approximately 73% of the voting power of all common stock of TFC. TFC, through RHI owns approximately 36% of the outstanding STF Common Stock. Natalia Hercot, a director of STF, is employed by TFC as an International Coordinator and Translator and is the daughter of Mr. Steiner. Donald E. Miller, a director of STF, is a Senior Vice President, General Counsel and Secretary of TFC.


     STF STOCK OPTION PLANS

     1987 Stock Option Plan. Under the 1987 Option Plan, STF is authorized to issue options to purchase an aggregate of 1,200,000 shares of STF Common Stock. Options to purchase 409,619 shares of STF Common Stock were outstanding at October 8, 1997. Pursuant to the 1987 Option Plan, each holder of 1987 Options shall have the right immediately prior to the Effective Time to exercise his or her 1987 Options in whole or in part; any such 1987 Options not so exercised will terminate.

     Board of Directors Stock Option Plan. Under the Directors' Plan, options to purchase 130,000 were outstanding as of October 8, 1997. The vesting of outstanding options granted pursuant to the Directors' Plan will not accelerate as a result of the Merger and all of the options outstanding under the Directors' Plan will be assumed by Tel-Save at the effective Time.

     1996 Equity Incentive Plan. The 1996 Equity Plan provides for issuance of options to key employees to purchase up to 2,250,000 shares of STF Common Stock, subject to anti-dilutive adjustments, as determined by STF's Compensation Committee. Options to purchase 1,516,333 shares of STF Common Stock were outstanding under the 1996 Equity Plan at October 8, 1997. The vesting of outstanding options granted pursuant to the 1996 Equity Plan will not accelerate as a result of the consummation of Merger, except as provided in the STF employment agreements, which provide that an aggregate of 1,492,000 of such outstanding options will vest at consummation.


     INDEMNITY ARRANGEMENTS

     Pursuant to the Merger Agreement, Tel-Save has agreed to maintain in effect for five years from the Effective Time, directors' and officers' liability insurance for any persons who were directors or officers of STF or a subsidiary of STF prior to the Effective Time, with respect to any act or failure to act by any such persons prior to the Effective Time, and the Surviving Corporation will indemnify such directors and officers to the fullest extent that they would have been indemnified prior to the Effective Time. See "THE MERGER AGREEMENT -- Director and Officer Indemnification."


     SPECIAL PREFERRED PURCHASE

     TFC, of which Mr. Steiner, a director and the Vice Chairman of STF, is the Chairman, Chief Executive Officer and President and significant stockholder, through RHI, owns approximately 36% of the outstanding STF Common Stock and all of the shares of the STF Series I Preferred and of the STF Special Preferred. The Merger Agreement provides that such STF Special Preferred will be exchanged for approximately $21,917,808 in cash as of the Effective Time.

     STF OUTSIDE DIRECTOR PAYMENTS

     The Merger Agreement provides that STF may make to its non-employee directors honorarium payments not to exceed $300,000 in the aggregate. STF intends to make the full amount of such payments should the Merger be consummated.

     TEL-SAVE DIRECTORSHIPS

     The Merger Agreement provides that Messrs. Steiner and Autorino, directors and executive officers of STF, will be elected as directors of Tel-Save for three-year terms. Approval of the Merger Agreement and the Merger and consummation of the Merger will effect the election of such individual as a director of Tel-Save in the director class expiring in 2000.


     DISCUSSIONS WITH CERTAIN STF AFFILIATES

     Messrs. Autorino and DiVincenzo, executive officers and directors of STF, have had discussions with STF and Tel-Save regarding the possibility of a transfer, after consummation of the Merger and to an entity controlled by such persons and certain other affiliates of STF, of STF's interests in Shared Technologies Communications LLC and ICS Communications LLC (the "STF Venture Entities"), and STF's interests in the management contracts with such STF Venture Entities. The STF Venture Entities currently are managed by STF and provide telecommunications and cable services to tenants of multi-residential buildings. Prior to the 1997 third quarter, STF had provided management services to the predecessor businesses of such STF Venture Entities; in the third quarter, STF and other parties to the these predecessor businesses restructured them as the STF Venture Entities and STF acquired an equity interest therein, while continuing to provide management services thereto. Approximately $8.0 million of STF's revenues for the six months ended June 30, 1997 were due to the inclusion of the management fees from the predecessor companies; the costs associated with such fee revenues were not material. As a result of the restructuring of these arrangements, STF anticipates that its future revenues and profits from the management agreements with the STF Venture Entities will be significantly reduced. No agreements have been reached regarding such potential transactions or the terms thereof, including the consideration to be paid for any such transfer. It is not anticipated that any such transaction would occur prior to the Effective Time. Agreements as to any possible transactions reached after the Effective Time would require the approval of the disinterested members of the Tel-Save Board, but would not be subject to the approval of either the STF or Tel-Save stockholders.


OPERATION OF STF FOLLOWING THE MERGER

     Tel-Save anticipates that it will operate Merger Sub, whose name will be changed to Shared Technologies Fairchild Inc., as a subsidiary of Tel-Save, and Mr. Mel D. Borer, a director and the President of STF, will continue as the President of the Merger Sub.


ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a "pooling of interests" transaction under generally accepted accounting principles. Under such method of accounting, holders of STF Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of Tel-Save Common Stock by exchanging their shares for shares of Tel-Save Common Stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of STF, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of Tel-Save and no goodwill will be created. Tel-Save will be able to include in its consolidated income the consolidated income of STF for the entire fiscal year in which the Merger occurs; however, certain expenses incurred to effect the Merger must be treated by Tel-Save as current charges against income rather than adjustments to its balance sheet. In order for the Merger to qualify for pooling-of-interests accounting treatment, among other criteria, substantially all (90% or more) of the outstanding STF Common Stock must be exchanged for Tel-Save Common Stock.

     Tel-Save's and STF's respective obligations to consummate the Merger are conditioned upon the receipt by Tel-Save and STF of an opinion from Tel-Save's independent certified public accountants to the effect that the Merger qualifies for pooling-of-interests accounting treatment.

     The unaudited pro forma combined financial information contained in this Joint Proxy Statement/ Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "SUMMARY -- Unaudited Selected Pro Forma Combined Financial Information" and "Selected Historical and Pro Forma Per Share Data" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the Merger. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations relevant to a STF stockholder that, at the Effective Time, already owns shares of Tel-Save Common Stock, is not a U.S. person (as defined below), is a tax-exempt entity, securities dealer, broker-dealer, insurance company or financial institution or an individual who acquired STF Common Stock pursuant to an employee stock option or otherwise as compensation, or exercises some form of control over STF. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this Joint Proxy Statement/Prospectus, is subject to any changes in these or other laws occurring after such date and is without consideration of the particular facts or circumstances of any holder of STF capital stock.

     A "U.S. person" means a holder of STF Common Stock, STF Series D Preferred, STF Series I Preferred, STF Special Preferred or Dissenting Preferred Shares that is (i) a citizen or resident of the United States, (ii) a corporation created in or organized under the laws of the United States or any political subdivision thereof, (iii) a domestic partnership within the meaning of the Code (i.e., a partnership created or organized in or under the laws of the United States of any political subdivision thereof, unless future Treasury regulations provide otherwise), (iv) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (v) a trust if (A) a U.S. court can exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

     EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN ANY APPLICABLE TAX LAWS.

     The Merger. Tel-Save's obligation to effect the Merger is conditioned on delivery of an opinion to Tel-Save from Arnold & Porter, its special counsel, and STF's obligation to effect the Merger is conditioned on delivery of an opinion to STF from Cahill Gordon & Reindel, its special counsel, each dated as of the Effective Time, substantially to the effect that for U.S. federal income tax purposes the Merger constitutes a reorganization within the meaning of
Section 368(a) of the Code. Stockholders should be aware that such opinions will be based on current law and certain representations regarding factual matters and certain covenants as to future actions by Tel-Save and STF. If these representations are incorrect in certain material respects or the covenants are not complied with, the conclusions reached by counsel in its opinion might be jeopardized.

     Assuming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, the material federal income tax consequences of the Merger will be as follows:

     (i) No gain or loss will be recognized by Tel-Save, Merger Sub or STF as a result of the Merger;

     (ii) No gain or loss will be recognized by STF stockholders upon their exchange of STF Common Stock, STF Series D Preferred or STF Series I Preferred for Tel-Save Common Stock or Tel-Save Series A Preferred, except that a STF stockholder who receives cash proceeds in lieu of a fractional share interest in Tel-Save Common Stock, a holder of STF Special Preferred who receives cash in exchange for such stock or a holder of Dissenting Preferred Shares who receives cash instead of Tel-Save Series A Preferred will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest or the holder's tax basis in such shares as the case may be, and such gain or loss will constitute capital gain or loss if such stockholder's shares with respect to which gain or loss is recognized are held as a capital asset at the Effective Time;

     (iii) The tax basis of the Tel-Save Common Stock or Tel-Save Series A Preferred received by a STF stockholder who exchanges his or her STF Common Stock, STF Series D Preferred or STF Series I Preferred for Tel-Save Common Stock or Tel-Save Series A Preferred will be the same as such stockholder's tax basis in the STF Common Stock, STF Series D Preferred or STF Series I Preferred surrendered in exchange therefor less the portion of such basis, if any, allocable to fractional shares; and

     (iv) The tax holding period of the Tel-Save Common Stock or Tel-Save Series A Preferred (including any fractional share interest) received by a STF stockholder will include the period during which the STF Common Stock, STF Series D Preferred or STF Series I Preferred surrendered in exchange therefor was held (provided that such STF Common Stock, STF Series D Preferred or STF Series I Preferred was held by such stockholder as a capital asset at the Effective Time).

     NO RULING HAS BEEN REQUESTED FROM THE INTERNAL REVENUE SERVICE (THE "IRS") WITH RESPECT TO ANY OF THE MATTERS DISCUSSED HEREIN AND THE OPINIONS OF COUNSEL DESCRIBED ABOVE ARE NOT BINDING ON THE IRS. THERE CAN BE NO ASSURANCE THAT FUTURE LEGISLATION, REGULATIONS, ADMINISTRATIVE RULINGS OR COURT DECISIONS WILL NOT ADVERSELY AFFECT THE ACCURACY OF THE STATEMENTS CONTAINED HEREIN.


REGULATORY APPROVALS

     No federal or state filing requirements must be made or regulatory approvals obtained in connection with the Merger Agreement other than (i) the filing of notification, and the receipt of consents or approvals, required by applicable provisions of the HSR Act and regulations promulgated pursuant thereto, (ii) filings with the Commission and (iii) the application for FCC and various state regulatory approvals of the Merger.

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Tel-Save and STF filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 1, 1997 with respect to the Merger. The FTC granted Tel-Save and STF early termination of the waiting period on August 11, 1997. Mr. Jeffrey J. Steiner and Tel-Save filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 11, 1997 with respect to the acquisition by RHI of Tel-Save Common Stock as a result of the Merger. The FTC granted Mr. Steiner and Tel-Save early termination of the waiting period on August 28, 1997. At any time before or after the consummation of the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of assets of Tel-Save or STF. At any time before or after the Effective Time of the Merger, and notwithstanding that the HSR Act waiting period has been terminated, any state could take such action under its antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of assets of Tel-Save or STF. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to them, Tel-Save and STF believe the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Tel-Save and STF would prevail or would not be required to accept certain conditions, including the divestitures of assets, in order to consummate the Merger. Based on information available to them, Tel-Save and

STF also believe that they have made all other necessary filings or taken all such other necessary actions in connection with the Merger Agreement and that the necessary approvals and clearances from the FCC and applicable state regulatory authorities have been or will be obtained before the Effective Time.

RESALES OF TEL-SAVE COMMON STOCK, TEL-SAVE NEW PREFERRED STOCK, AND TEL-SAVE WARRANTS RECEIVED IN THE MERGER

     The Tel-Save Common Stock, Tel-Save Preferred and Tel-Save Warrants issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares or warrants issued to any STF stockholder who may be deemed to be an affiliate of Tel-Save for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of STF for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates will include persons (generallyexecutive officers, directors and ten percent stockholders) who control, are controlled by, or are under common control with (i) Tel-Save or STF at the time of the Tel-Save or STF Meeting, respectively, or (ii) Tel-Save at or after the Effective Time.

     Rules 144 and 145 will restrict the sale of Tel-Save Common Stock, Tel-Save Preferred and Tel-Save Warrants received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the year following the Effective Time, those persons who are Affiliates of STF at the time of the STF Meeting, provided they are not Affiliates of Tel-Save at or following the Effective Time, may publicly resell any Tel-Save Common Stock, Tel-Save Preferred and Tel-Save Warrants received by them in the Merger, subject to certain limitations as to, among other things, the amount of Tel-Save Common Stock, Tel-Save Preferred and Tel-Save Warrants, as the case may be, sold by them in any three-month period and as to the manner of sale. After the one-year period, such Affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Tel-Save as required by Rule 144. Persons who become Affiliates of Tel-Save prior to, at or after the Effective Time may publicly resell the Tel-Save Common Stock, Tel-Save Preferred and Tel-Save Warrants received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

     The ability of Affiliates to resell shares of Tel-Save Common Stock, Tel-Save Preferred and Tel-Save Warrants received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to Tel-Save's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Tel-Save Common Stock, Tel-Save Preferred and Tel-Save Warrants received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

     This Joint Proxy Statement/Prospectus does not cover any resales of Tel-Save Common Stock, Tel-Save Preferred or Tel-Save Warrants received by persons who may be deemed to be Affiliates of Tel-Save or STF in the Merger, or the shares issuable upon exercise of the Tel-Save Warrants.

     Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     Each of Tel-Save and STF has agreed in the Merger Agreement to use its best efforts to cause each person who is an Affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling of interests.

STOCK MARKET QUOTATION

     It is a condition to the Merger that the shares of Tel-Save Common Stock to be issued pursuant to the Merger Agreement be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. An application will be filed for listing the shares of Tel-Save Common Stock on the Nasdaq National Market.


APPRAISAL RIGHTS

     HOLDERS OF STF COMMON STOCK, STF SERIES I PREFERRED AND STF SPECIAL PREFERRED DO NOT HAVE ANY APPRAISAL RIGHTS UNDER THE DGCL IN CONNECTION WITH THE MERGER. HOLDERS OF TEL-SAVE COMMON STOCK DO NOT HAVE ANY APPRAISAL RIGHTS UNDER THE DGCL IN CONNECTION WITH THE MERGER. SEE "THE TEL-SAVE ANNUAL MEETING" AND "THE STF SPECIAL MEETING."


     If the Merger is consummated, a holder of record of STF Series D Preferred on the date of making a demand for appraisal, as described below, who continues to hold such shares through the Effective Time and who strictly complies with the procedures set forth under Section 262 of the DGCL ("Section 262") will be entitled to have such shares appraised by the Delaware Court of Chancery under
Section 262 and to receive payment of the "fair value" of such shares in lieu of the consideration provided for in the Merger Agreement. This Joint Proxy Statement/Prospectus is being sent to all holders of record of STF Series D Preferred at the Tel-Save Record Date and constitutes notice of the appraisal rights available to such holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. The following is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex D. A holder of STF Series D Preferred electing to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of such stockholder's shares to STF prior to the vote on the approval of the Merger Agreement. Such written demand must reasonably inform STF of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of his shares. All such demands should be delivered to Kenneth M. Dorros, Esq., Secretary of STF, at STF's address of 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109.

     Only a holder of shares of STF Series D Preferred on the date of making such written demand for appraisal who continuously holds such shares through the Effective Time is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates representing shares of STF Series D Preferred. If STF Series D Preferred is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if STF Series D Preferred is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

     A record holder such as a broker who holds shares of STF Series D Preferred as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares of STF Series D Preferred held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares of STF Series D Preferred covered by it. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares of STF Series D Preferred held in the name of such record owner. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE STF MEETING.

     Within ten days after the Effective Time, Tel-Save is required to send notice of the effectiveness of the Merger to each stockholder of STF who prior to the Effective Time complied with the requirements of Section 262.

     Within 120 days after the Effective Time, Tel-Save or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of STF Series D Preferred held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of such petition on Tel-Save. If no petition is filed by either Tel-Save or a dissenting stockholder within such 120 day period, the rights of all dissenting stockholders to appraisal shall cease. STF stockholders seeking to exercise appraisal rights should not assume that Tel-Save will file a petition with respect to the appraisal of the fair value of their shares or that Tel-Save will initiate any negotiations with respect to the fair value of such shares. Tel-Save is under no obligation to and has no present intention to take any action in this regard. Accordingly, STF stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

     Within 120 days after the Effective Time, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from Tel-Save a statement setting forth the aggregate number of shares of STF Series D Preferred with respect to which demands for appraisal have been received by STF and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Tel-Save or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of STF Series D Preferred owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more, the same, or less than the value of the consideration to be received pursuant to the Merger Agreement without the exercise of appraisal rights, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value as determined under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and assessed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including without limitation reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of the STF Series D Preferred entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any stockholder who has fully demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to receive payment of dividends or other distributions on the STF Series D Preferred, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     A STF stockholder may withdraw a demand for appraisal and accept the terms of the Merger at any time within 60 days after the Effective Time, or thereafter may withdraw such demand with the written approval of Tel-Save. In the event an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the terms the Delaware Court of Chancery deems just.

     TEL-SAVE AND STF STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE TEL-SAVE COMMON STOCK AND THE STF COMMON STOCK. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY HOLDER OF THE STF SERIES D PREFERRED WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT HIS OR HER LEGAL ADVISOR.

     See "-- Material U.S. Federal Income Tax Consequences" for a brief description of certain material federal income tax consequences resulting from the receipt of the fair value of appraised shares.


COMPARATIVE PER SHARE MARKET PRICES AND DIVIDENDS

     Tel-Save Common Stock is traded on the Nasdaq National Market under the symbol "TALK." Tel-Save Common Stock has been traded on the Nasdaq National Exchange since September 20, 1995. STF Common Stock is traded on the Nasdaq National Market under the symbol "STCH." STF Common Stock has been traded on the Nasdaq National Exchange since December 13, 1988.

     Effective as of January 31, 1997, Tel-Save effected a two-for-one stock split of Tel-Save Common Stock. Effective as of March 15, 1996, Tel-Save effected a three-for-two stock split of Tel-Save Common Stock. In September 1992, STF effected a one-for-four reverse stock split of STF Common Stock and increased the par value of STF Common Stock from $.001 to $.004 per share.

     The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of Tel-Save Common Stock and STF Common Stock on the Nasdaq National Market as reported by Bloomberg:


                                      TEL-SAVE COMMON STOCK         STF COMMON STOCK
                                    -------------------------   ------------------------
                                          MARKET PRICE                MARKET PRICE
                                    -------------------------   ------------------------
                                       HIGH           LOW          HIGH          LOW
                                    -----------   -----------   -----------   ----------
QUARTER ENDED
 March 31, 1995 .................        --           --       $ 5 1/8       $ 3 9/16
 June 30, 1995 ..................        --           --         5 1/2         4
 September 30, 1995 .............        *            *          5 1/4         4 1/8
 December 31, 1995 ..............  $ 5 21/64*    $ 4 27/64*      4 3/4         3 1/4
 March 31, 1996 .................    8  7/16       4  5/64       6 5/16        3 3/4
 June 30, 1996 ..................   11  7/8        8  1/4        9 1/8         4 3/8
 September 30, 1996 .............   14  3/4        9  5/8        7 7/8         5 3/8
 December 31, 1996 ..............   14  1/2       10  3/8        9 1/2         6 11/16
 March 31, 1997 .................   20  1/2       12  5/8        9 1/8         5 1/8
 June 30, 1997 ..................   17  1/4       13  9/16       7 3/4         5
 September 30, 1997 .............   24  1/16      14  1/4       12 3/16        6 7/8
 Through October 24, 1997 .......   25  1/4       23  1/16      12 3/4        11 7/8

----------
* Sales prices represent the high and low sales prices of Tel-Save Common Stock from September 20, 1995, when Tel-Save Common Stock first traded publicly, to December 31, 1995.

     Neither Tel-Save nor STF has ever paid or declared a dividend on its common stock. Neither STF nor Tel-Save anticipates paying any dividends on its shares of common stock in the foreseeable future. In addition, Tel-Save's existing bank credit facility restricts the payment of dividends on the Tel-Save Common Stock.

     On July 16, 1997, the last full trading day prior to the public announcement of the signing of the Merger Agreement, the last reported sale price of Tel-Save Common Stock on the Nasdaq National Market was $21 per share, and the last reported sale price of the STF Common Stock on the Nasdaq National Market was $8 7/8 per share. Based on the Exchange Ratio (and assuming that the Closing Date Market Price, as defined, was the $21 per share sale price of Tel-Save Common Stock), the pro forma equivalent per share value of STF Common Stock on July 16, 1997 would have been $11.55 per share.

     On October 24, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last reported sales price of Tel-Save Common Stock on the Nasdaq National Market was $25 1/4 per share, and the last reported sales price of STF Common Stock on the Nasdaq National Market was $12 7/16 per share.

     Because  the  market   price  of  Tel-Save   Common  Stock  is  subject  to
fluctuation, the market value of the shares of Tel-Save Common Stock that holders of STF Common Stock will receive in the Merger may increase or decrease prior to the Merger.

     TEL-SAVE AND STF STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE TEL-SAVE COMMON STOCK AND THE STF COMMON STOCK.

                             THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of Tel-Save and STF are urged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Merger.


GENERAL

     The Merger Agreement provides that, following the approval of the Merger Proposal by the stockholders of Tel-Save, the approval and adoption of the Merger Agreement and the Merger by the stockholders of STF, and the satisfaction or waiver of the other conditions to the Merger, STF will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation, which shall be a wholly-owned subsidiary of Tel-Save.

     If all conditions to the Merger are satisfied or waived, the Merger will become effective at the time of the filing by the Surviving Corporation of a duly executed Certificate of Merger with the Secretary of State of the State of Delaware (the Effective Time).


CONVERSION OF SHARES

     Each outstanding share of STF Common Stock will be converted into such number of shares of Tel-Save Common Stock as equals the quotient (rounded to four decimal places) (the Exchange Ratio) of (a) $11.25 plus the product of (x)
 .3 times (y) the amount, if any, by which the Closing Date Market Price exceeds $20, divided by (b) the Closing Date Market Price; provided, however, that the Exchange Ratio shall not exceed 1.125. "Closing Date Market Price" means the average closing price per share of Tel-Save Common Stock on the Nasdaq National Market for the fifteen consecutive trading days ending on the trading day three trading days immediately preceding the date of the Effective Time.

     The chart below sets forth a range of possible Closing Date Market Prices and the corresponding Exchange Ratios. The Closing Date Market Prices set forth below are for illustrative purposes and are not intended to be an exhaustive list of possible Closing Date Market Prices.


                    CLOSING DATE MARKET PRICE EXCHANGE RATIO

               CLOSING DATE MARKET PRICE
             OF TEL-SAVE COMMON STOCK PRICE     EXCHANGE RATIO
             --------------------------------   --------------
                        $10.00                      1.1250
                        $11.00                      1.0227
                        $12.00                      0.9375
                        $13.00                      0.8654
                        $14.00                      0.8036
                        $15.00                      0.7500
                        $16.00                      0.7031
                        $17.00                      0.6618
                        $18.00                      0.6250
                        $19.00                      0.5921
                        $20.00                      0.5625
                        $21.00                      0.5500
                        $22.00                      0.5386
                        $23.00                      0.5283
                        $24.00                      0.5188
                        $25.00                      0.5100
                        $26.00                      0.5019
                        $27.00                      0.4944
                        $28.00                      0.4875
                        $29.00                      0.4810
                        $30.00                      0.4750

     Under the terms of the Merger Agreement (see "-- Termination; Termination Fees and Expenses"), STF may terminate the Merger Agreement if the Closing Date Market Price is less than $10.

     Based upon the number of outstanding shares of Tel-Save Common Stock and STF Common Stock and STF Series I Preferred as of October 8, 1997, and assuming Exchange Ratios of 1.125 (a Closing Date Market Price of $10 or less) and .5625 (a Closing Date Market Price of $20), the stockholders of STF immediately prior to the consummation of the Merger would own approximately 26.8% and 15.5%, respectively, of the outstanding shares of Tel-Save Common Stock immediately following consummation of the Merger, and up to approximately 30.3% and 17.9%, respectively, assuming conversion of the Tel-Save Series A Preferred to be issued and exercise of the Tel-Save Warrants to be issued in exchange for the STF Series D Preferred and the Assumed Warrants, respectively, and exercise of the STF Options to be assumed by Tel-Save.

     Each share of STF Series D Preferred outstanding at the Effective Time other than shares held by holders of Dissenting Preferred Shares shall, at the Effective Time, be converted into the right to receive shares of Tel-Save Series A Preferred having terms substantially identical to the terms of the STF Series D Preferred, as the case may be, and convertible into a number of shares of Tel-Save Common Stock equal to the number of shares of STF Common Stock into which such shares of STF Series D Preferred were convertible immediately prior to the Effective Time, multiplied by the Exchange Ratio.

     Each share of STF Series I Preferred outstanding at the Effective Time shall, at the Effective Time, be converted into the right to receive the number of shares of Tel-Save Common Stock that would be deliverable in exchange for the shares of STF Common Stock issuable upon conversion of the STF Series I Preferred in accordance with the certificate of designation of the Series I Preferred.

     Each share of STF Special Preferred outstanding at the Effective Time shall, at the Effective Time, be converted into the right to receive an amount in cash from Tel-Save determined in accordance with the certificate of designation of the STF Special Preferred.

     If any holder of shares of STF Common Stock or STF Series I Preferred would be entitled to receive a number of shares of Tel-Save Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent (as defined below) on behalf of all such holders, of the aggregate shares of fractional Tel-Save Common Stock issued pursuant to the Merger.

     As soon as reasonably practicable after the Effective Time, First City Transfer Company (the "Exchange Agent") will mail transmittal forms and exchange instructions to each holder of record of STF Common Stock, STF Series D
Preferred or STF Series I Preferred to be used to surrender and exchange certificates formerly evidencing such shares of STF Common Stock, STF Series D Preferred or STF Series I Preferred for certificates evidencing the shares of Tel-Save Common Stock or Tel-Save Series A Preferred to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing STF Common Stock, STF Series D Preferred or STF Series I Preferred will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of Tel-Save Common Stock or Tel-Save Series A Preferred to which such holder is entitled and any cash which may be payable in lieu of a fractional share of Tel-Save Common Stock. STF STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

     After the Effective Time, each certificate formerly representing STF Common Stock, STF Series D Preferred or STF Series I Preferred, until so surrendered and exchanged, shall be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Tel-Save Common Stock or Tel-Save Series A Preferred that the holder of such certificate is entitled to receive in the Merger and any cash payment in lieu of a fractional share of Tel-Save Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Tel-Save until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Tel-Save Common Stock, will be paid without interest.

OPTIONS AND WARRANTS

     Each option to purchase shares of STF Common Stock (each an "STF Option") issued by STF pursuant to STF's 1996 Equity Plan or its Directors' Plan (collectively, the "STF Stock Option Plans"), outstanding and unexercised as of the Effective Time whether or not vested or exercisable, shall be assumed by Tel-Save, and each such STF Option shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed STF Option (giving effect to any accelerated vesting pursuant to an applicable agreement), the number of shares of Tel-Save Common Stock equal to the product of the Exchange Ratio and the number of shares of STF Common Stock subject to such STF Option, at a price per share equal to the aggregate exercise price for the shares of STF Common Stock subject to such STF Option divided by the number of full shares of Tel-Save Common Stock deemed, as provided above, to be purchasable pursuant to such STF Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of shares of Tel-Save Common Stock that may be purchased upon exercise of such STF Option shall not include any fractional shares and, upon the last such exercise of such STF Option, a cash payment shall be made for any fractional share based upon the per share average of the highest and lowest sale price of shares of Tel-Save Common Stock as reported on the Nasdaq National Market on the date of such exercise and (ii) in the case of any STF Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such STF Option and the terms and conditions of exercise of such STF Option shall be determined in order to comply with Section 424 of the Code. At the Effective Time, Tel-Save shall deliver to holders of STF Options appropriate option agreements representing the right to acquire shares of Tel-Save Common Stock on the terms and conditions set forth above, upon surrender of the outstanding STF Options, or Tel-Save shall comply with the terms of the STF Stock Option Plans as they apply to the STF Options assumed as set forth above.

     Pursuant to STF's 1987 Option Plan, all 1987 Options outstanding under the 1987 Option Plan shall terminate at the Effective Time and each holder of a 1987 Option shall have the right immediately prior to the Effective Time to exercise his or her 1987 Options in whole or in part.

     Each Assumed Warrant to purchase shares of STF Common Stock issued by STF and outstanding and unexercised as of the Effective Time, whether or not exercisable, shall be assumed by Tel-Save, and shall constitute a right to acquire, on the same terms and conditions as were applicable under such Assumed Warrants, the number of shares of Tel-Save Common Stock equal to the product of the Exchange Ratio and the number of shares of STF Common Stock subject to such Assumed Warrant at a price per share equal to the aggregate exercise price for the shares of STF Common Stock for which such Assumed Warrant is exercisable divided by the number of full shares of Tel-Save Common Stock deemed to be purchasable pursuant to such Assumed Warrant; provided, however, that the number of shares of Tel-Save Common Stock that may be purchased upon exercise of such Assumed Warrant shall not include any fractional shares and, upon the last such exercise of such Assumed Warrant, a cash payment shall be made for any fractional share based upon the per share average of the highest and lowest sale price of shares of Tel-Save Common Stock as reported on NASDAQ on the date of such exercise. At the Effective Time, Tel-Save shall deliver to holders of Assumed Warrants appropriate warrants representing the right to acquire shares of Tel-Save Common Stock on the same terms and conditions as contained in the outstanding Assumed Warrants (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Assumed Warrants.

     Tel-Save has agreed to reserve for issuance a sufficient number of shares of Tel-Save Common Stock for delivery upon exercise of the STF Options and Assumed Warrants effectively assumed as described above. Tel-Save shall file a registration statement on Form S-8, effective as of the Effective Time, with respect to the Tel-Save Common Stock subject to such STF Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.


REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties relating to, among other things, (a) due organization, valid existence and good standing of each of Tel-Save and STF and certain similar corporate matters; (b) the capital structure of each of Tel-Save and STF; (c) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and related matters; (d) conflicts under charters or by-laws, required consents or approvals and violations of any instruments or law; (e) documents and financial statements filed by each of Tel-Save and STF with the Commission and the accuracy of information contained therein; (f) undisclosed liabilities; (g) the absence of certain material adverse events, changes or events; (h) intellectual property of STF; (i) litigation involving STF; (j) STF environmental matters; (k) compliance with laws; and (l) the accuracy of information supplied by each of Tel-Save and STF in connection with the Registration Statement and this Joint Proxy Statement/ Prospectus.


CERTAIN COVENANTS

     Pursuant to the Merger Agreement, STF has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by Tel-Save or as contemplated by the Merger Agreement, it and each of its respective subsidiaries will carry on its business in the ordinary course in substantially the same manner as previously conducted. Specifically, STF has agreed not to (a) amend its certificate of incorporation or bylaws, (b) issue or sell any shares of capital stock or securities convertible into shares of capital stock, subject to certain exceptions, (c) effect a stock split or declare or make any dividends or other distribution on any shares of its capital stock, (d) incur or assume any new debt or make any loans or capital investments in any other person or entity, (e) adopt or amend any employee benefit plan or severance arrangement or increase the compensation of its directors or officers or employees generally, subject to certain exceptions, (f) enter into, amend, modify or relinquish any material rights under, any material contract, (g) sell, lease, mortgage, pledge or otherwise dispose of any assets or property other than in the ordinary course of business,
(h) make or commit to make any material capital expenditure, (i) change its accounting methods, (j) settle any material claim, (k) make any election under the Code that would have a material adverse effect on STF or the Merger.

     Pursuant to the Merger Agreement, Tel-Save and STF have agreed to use their respective best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.


NO SOLICITATION

     Pursuant to the Merger Agreement, STF has agreed that it will not, and it will not permit any of its subsidiaries, officers, directors, employees, representatives and agents to, directly or indirectly, (i) solicit any STF Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any STF Takeover Proposal; provided, however, that if, at any time prior to the STF Meeting, the STF Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the STF stockholders under applicable law, STF may, in response to an STF Takeover Proposal that was not solicited, furnish confidential information with respect to STF and participate in negotiations regarding such STF Takeover Proposal. "STF Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of STF or its subsidiaries or 20% or more of any class of equity securities of STF or any of its subsidiaries, any tender offer or exchange offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of STF or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving STF or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that would reasonably be expected to dilute materially the benefits to Tel-Save of the transactions contemplated by the Merger Agreement.

     In the event that prior to the STF Meeting the STF Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the STF's stockholders under applicable law, the STF Board may (subject to this and the following sen-tences) (x) withdraw or modify its approval or recommendation of the Merger or
(y) approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause STF to enter into any Acquisition Agreement with respect to a Superior Proposal), but in each of the cases set forth in this clause (y), no action shall be taken by STF pursuant to clause (y) until a time that is after the fifth business day following Tel-Save's receipt of written notice advising Tel-Save that the STF Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, to the extent such identification of the person making such proposal does not breach the fiduciary duties of the STF Board as advised by outside legal counsel. A "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of STF Common Stock and STF preferred stock then outstanding or all or substantially all the assets of STF and otherwise on terms that the STF Board determines in its good faith judgment to be more favorable to STF's stockholders than the Merger.


BOARD REPRESENTATION

     The Merger Agreement provides that Mr. Jeffrey J. Steiner, as designee of TFC, and Mr. Anthony D. Autorino (who are currently directors of STF) will be elected directors of Tel-Save for three-year terms. Approval of the Merger Agreement and consummation of the Merger will constitute election of such persons as directors of Tel-Save.


RELATED MATTERS AFTER THE MERGER

     At the Effective Time, STF will be merged with and into Merger Sub, and Merger Sub will be the Surviving Corporation and a wholly owned subsidiary of Tel-Save. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will remain outstanding after the Merger.

     The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation.


DIRECTOR AND OFFICER INDEMNIFICATION

     The Merger Agreement provides that for a period of not less than five years from the Effective Time, Tel-Save will cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by STF's directors' and officers' liability insurance policy or policies with respect to actions taken in their capacities as directors and officers of STF with coverage in an amount at least equal to STF's existing coverage; provided that in no event shall Tel-Save or the Surviving Corporation be required to expend in excess of two hundred percent (200%) of the annual premium currently paid by STF for such coverage.

     The Merger Agreement further provides that for a period of six years following the Effective Time of the Merger, the Surviving Corporation shall indemnify those persons who were directors or officers of STF or a subsidiary of STF prior to the Effective Time of the Merger to the fullest extent such persons could have been indemnified under the DGCL or under the STF Charter or STF By-Laws or the certificate of incorporation or by-laws of any subsidiary in effect immediately prior to the Effective Time of the Merger with respect to any act or failure to act by any such person prior to Effective Time of the Merger.


CONDITIONS

     The respective obligations of Tel-Save and STF to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (a) the Merger Proposal shall have been approved by the stockholders of Tel-Save and the Merger Agreement shall have been approved and adopted by the stockholders of STF; (b) the waiting period applicable to the consummation of the Merger under the

HSR Act shall have expired or been terminated; (c) the Registration Statement shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; (d) no order, injunction or judgment, or statute, rule or regulation, shall be in effect preventing the consummation of the Merger; (e) no action or proceeding shall have been instituted by any governmental authority seeking to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated by the Merger and continue to be outstanding; (f) the shares of Tel-Save Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market; (g) Tel-Save and STF shall have received a letter from BDO
Seidman, LLP to the effect that the Merger will qualify as a pooling of interests under Accounting Principles Board Opinion No. 16 and related interpretations; and (h) the lenders under STF's credit facility shall have consented to the Merger or such facility shall have been terminated.

     On July 31, 1997, STF was served with a purported shareholder class action complaint in an action commenced in the Delaware Chancery Court in New Castle County (the "Complaint"). STF and its directors are named as defendants. The Complaint seeks injunctive relief with respect to the Merger. As of October 26, 1997, an agreement in principle had been reached between STF and counsel for the plaintiff class, which agreement, subject to court approval, would result in dismissal of the Complaint with prejudice and release of all claims of the plaintiff class relating to the Merger.

     In addition, the obligations of Tel-Save to effect the Merger are subject to the satisfaction of the following conditions: (i) STF shall have obtained all necessary permits and approvals; (ii) the representations and warranties of STF in the Merger Agreement shall be true and complete as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for breaches that, individually or in the aggregate, have not had a material adverse effect upon either STF or the consummation of the transactions contemplated by the Merger Agreement; (iii) STF shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, (iv) Tel-Save shall have received an opinion from Arnold & Porter to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code; (v) Tel-Save shall have received a written agreement substantially in the form attached as Exhibit A to the Merger Agreement from each of the affiliates of STF for purposes of qualifying the Merger for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 and related interpretations; and (vii) there shall not have occurred at any time after December 31, 1996 any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise), or prospects of STF and its subsidiaries, taken as a whole. See "THE MERGER -- Accounting Treatment" and "-- Material U.S. Federal Income Tax Consequences."

     In addition, the obligations of STF to effect the Merger are subject to the satisfaction of the following conditions: (i) the representations and warranties of Tel-Save in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for breaches that, individually or in the aggregate, have not had a material adverse effect upon either Tel-Save or the consummation of the transactions contemplated by the Merger Agreement; (ii) Tel-Save shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and (iii) STF shall have received an opinion from Cahill Gordon & Reindel to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. The Merger Agreement also provides that a further condition to STF's obligations is that Tel-Save shall have obtained a standby underwriting commitment to enable it to make an offer to purchase the STF Notes pursuant to the indenture governing such notes. However, since the execution of the Merger Agreement, Tel-Save had acquired all of the $163.7 million aggregate face amount outstanding of the STF Notes. See "MERGER RELATED TRANSACTIONS -- Tel-Save Purchase of STF Notes" and "THE MERGER -- Accounting Treatment" and "-- Material U.S. Federal Income Tax Consequences."

TERMINATION; TERMINATION FEES AND EXPENSES

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Tel-Save and STF:

       (a) by mutual written consent of Tel-Save and STF;

       (b) by either Tel-Save or STF

          (i) if the Merger shall not have been consummated by December 15, 1997, unless the Merger has not occurred by such time solely by reason of the failure by the Commission to give timely approval to the Joint Proxy Statement/Prospectus or the Registration Statement or by reason of any governmental consent or approval having not been obtained, in which case by January 15, 1997 if requested by Tel-Save and consented to by STF (such consent not to be unreasonably withheld);

          (ii) if the approval of the stockholders of Tel-Save shall not have been obtained at the Tel-Save Meeting;

          (iii) if the approval of the stockholders of STF shall not have been obtained at the STF Meeting; or

          (iv) if any injunction or legal restraint shall be in effect preventing the consummation of the Merger shall have become final and nonappealable;

       (c) by STF, if Tel-Save shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement;

       (d) by STF if the Closing Date Market Price is less than $10.00;

       (e) by STF if the Registration Statement is not declared effective by November 20, 1997, provided that Tel-Save may request STF to consent to the extension of such date to December 20, 1997 (such consent not to be unreasonably withheld);

       (f) by Tel-Save, if STF shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements (other than Section 8.6 of the Merger Agreement -- see "-- No Solicitation" above) contained in the Merger Agreement;

       (g) by STF if the average closing price for shares of Tel-Save Common Stock as reported on the Nasdaq National Market for any period of 20 consecutive trading days after July 16, 1997 is less than $10.00 per share;


       (h) by Tel-Save, if Section 8.6 of the Merger Agreement shall be breached by STF or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of STF, in any material respect and STF shall have failed promptly to terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from Tel-Save, or STF shall breach Section 8.6 by failing to promptly notify Tel-Save as required thereunder;

       (i) by Tel-Save if (i) the STF Board or any committee thereof shall have withdrawn or modified in a manner adverse to Tel-Save its approval or recommendation of the Merger or the Merger Agreement, or failed to reconfirm its recommendation within fifteen business days after a written request to do so, or approved or recommended any STF Takeover Proposal or (ii) the STF Board or any committee thereof shall have resolved to take any of the foregoing actions; or

       (j) by STF if it elects to terminate the Merger Agreement in accordance with Section 8.6(b) of the Merger Agreement; provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the $15,000,000 Termination Fee described below. Pursuant to Section 8.6(b) of the Merger Agreement, in the event that prior to the STF Meeting the STF

   Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to STF's stockholders under applicable law, the STF Board may (x) withdraw or modify its approval or recommendation of the Merger and the Merger Agreement or (y) approve or recommend an STF Superior Proposal (as defined in the Merger Agreement) or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause STF to enter into any letter of intent, agreement in principle, acquisition or other similar agreement with respect to any STF Superior Proposal).

     In the event of any termination of the Merger Agreement by either Tel-Save or STF, as provided above, the Merger Agreement will become void and there will be no liability or obligation (with limited exceptions) on the part of Tel-Save, STF, Merger Sub or their respective officers, directors, stockholders or affiliates, except as provided below with respect to expense reimbursements and termination fees.

     Except as set forth below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     STF shall pay Tel-Save a termination fee (the "Termination Fee") of $15,000,000, which includes reimbursement for Tel-Save expenses, in the event of the termination of the Merger Agreement by Tel-Save or STF under the circumstances described in paragraph (j) above. In addition, under the STF Agreement, Tel-Save would have the Option to purchase up to 3,000,000 shares of STF Common Stock from STF. See "MERGER RELATED TRANSACTIONS - STF Agreement."


AMENDMENT AND WAIVER

     The Merger Agreement may be amended at any time prior to the Effective Time by Tel-Save and STF, but after approval by the stockholders of Tel-Save or STF of the Merger, no amendment shall be made that by law requires further approval by such stockholders, without such further approval. Tel-Save and STF may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.


AMENDMENT OF TEL-SAVE'S CHARTER

     The consummation of the Merger is subject to approval by the Tel-Save stockholders of an increase in the number of authorized shares of Tel-Save Common Stock to such number as is required to satisfy the issuances of Tel-Save Common Stock pursuant to the Merger Agreement, including upon conversion or exercise of the Tel-Save Series A Preferred, the Tel-Save Warrants and the STF Options to be assumed by Tel-Save pursuant to the terms of the Merger Agreement.

     At the Tel-Save Meeting, Tel-Save stockholders will also be asked to consider and vote upon the Charter Amendment to increase the number of shares of capital stock that Tel-Save has the authority to issue from 105,000,000 to 305,000,000 and the number of shares of Tel-Save Common Stock which Tel-Save has authority to issue from 100,000,000 to 300,000,000. See "TEL-SAVE PROPOSAL 2:
AMENDMENT OF TEL-SAVE'S CHARTER."

     The approval of the Charter Amendment is not a condition to the approval of the Merger Proposal and consummation of the Merger. If the Charter Amendment is not approved but the Merger Proposal is, the number of authorized shares of Tel-Save Common Stock will be increased to such number as is required to satisfy the issuances of Tel-Save Common Stock pursuant to the Merger Agreement, including upon conversion or exercise of the Tel-Save Series A Preferred, the Tel-Save Warrants and the STF Options to be approved by Tel-Save pursuant to the terms of the Merger Agreement.

     The approval of the Merger Proposal and the Consummation of the Merger are not conditions to the filing of the Charter Amendment. See "TEL-SAVE PROPOSAL 2:
AMENDMENT OF TEL-SAVE'S CHARTER."

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

                          MERGER RELATED TRANSACTIONS


STF AGREEMENT

     In connection with the Merger Agreement and as a condition to Tel-Save's entry into the Merger Agreement and the transactions contemplated thereby, Tel-Save and STF entered into the STF Agreement, pursuant to which Tel-Save would have the Option, if the Merger Agreement were to be terminated by STF under certain circumstances (a "Purchase Event," as defined below), to acquire up to 3,000,000 shares of STF Common Stock from STF for $11.25 per share, equal to approximately 10.8% of the outstanding STF Common Stock (assuming conversion or exercise of the outstanding STF preferred stock, options and warrants and after giving effect to the exercise of the Option) as of August 13, 1997.

     Under the STF Agreement, the Option is exercisable by Tel-Save, in whole or in part, at any time and from time to time, upon the occurrence of a Purchase Event, provided that Tel-Save provides notice of such exercise in accordance with the STF Agreement. A "Purchase Event" is defined in the STF Agreement to mean any event, pursuant to Section 10.2(b) of the Merger Agreement, which would, by the terms of such section, require STF to pay the Termination Fee. Specifically, the Termination Fee would be required to be paid under Section 10.2(b) of the Merger Agreement in the event STF terminates the Merger Agreement in accordance with Section 8.6(b) of the Merger Agreement, which permits the STF Board to terminate the Merger Agreement if it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to STF stockholders under applicable law, and concurrently with or after such termination, causes STF to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any STF Superior Proposal. An STF Superior Proposal means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of STF Common Stock and STF
Preferred Stock then outstanding or all or substantially all the assets of STF and otherwise on terms that the STF Board determines in its good faith judgment to be more favorable to the STF stockholders than the Merger. See "THE MERGER AGREEMENT -- Termination, Termination Fees and Expenses."

     In the event of any change in STF Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, shall be adjusted appropriately. In addition, the STF Agreement grants certain registration rights to Tel-Save with respect to the shares represented by the Option.

     The STF Agreement expires on the earliest of (a) consummation of the Merger, (b) January 31, 1998 and (c) termination of the Merger Agreement other than pursuant to a Purchase Event.


VOTING AGREEMENTS

     As a condition to Tel-Save and STF entering into the Merger Agreement, Tel-Save and STF required that three of the four STF Stockholders (who owned in the aggregate approximately 50% of the then outstanding shares of the STF Common Stock) and the Tel-Save Stockholder (as such terms are defined below) enter into the STF Voting Agreements. Subsequently, Tel-Save and the fourth STF Stockholder also entered into a STF Voting Agreement. Pursuant to the STF Voting Agreements, the STF Stockholders and Tel-Save Stockholder have agreed, among other things, that they will vote their STF and Tel-Save Common Stock, respectively, (i) in favor of the Merger, (b) in favor of the Merger Agreement, and (c) against any amendment of STF's or Tel-Save's charter or bylaws or other proposal or transaction involving STF or Tel-Save or any of its subsidiaries, as the case may be, which amendment or other proposal or transaction would in any manner interfere with, or result in a breach of any agreement with respect to, the Merger, Merger Agreement or any of the transactions contemplated by the Merger Agreement. One of the STF Stockholders, RHI, has also agreed that, if requested by Tel-Save, it would convert such number of its shares of STF Series I Preferred to STF Common Stock as would result in the STF Stockholders owning in the aggregate at least 50% of the shares of STF Common Stock outstanding on the STF Record Date.

     Pursuant to the STF Voting Agreements, in the event of any change in the STF or Tel-Save Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the STF Stockholders' STF Common Stock or the Tel-Save Stockholder's Tel-Save Common Stock, as the case may be, which is subject to the voting requirements of the Voting Agreements, shall also include in kind stock dividends or other distributions of any shares into which or for which any or all of such STF
Common Stock or Tel-Save Common Stock, respectively, may be changed or exchanged.

     The STF Voting Agreements shall terminate upon the first to occur of (a) the consummation of the Merger, (b) January 15, 1998, or (c) the date of termination of the Merger Agreement by any of the parties thereto.

     The STF Stockholders are Anthony D. Autorino, the Chairman and Chief Executive Officer of STF, RHI, J.J. Cramer & Co. and Mentor Partners, L.P. See "INFORMATION ABOUT STF -- Security Ownership of Certain Beneficial Owners and Management." The Tel-Save Stockholder is Daniel Borislow, Chairman and Chief Executive Officer of Tel-Save. See "INFORMATION ABOUT TEL-SAVE -- Security Ownership of Certain Beneficial Owners and Management."


TEL-SAVE PURCHASE OF STF NOTES

     Subsequent to the execution of the Merger Agreement, Tel-Save, in separate, privately negotiated transactions, had acquired all of the $163.7 million aggregate face amount outstanding of the STF Notes. Such acquisition was financed primarily through a 364-day, $150 million credit facility arranged by an affiliate of Salomon Brothers. On September 9, 1997, Tel-Save completed the private placement of $300 million aggregate principal amount of its 4 1/2% Convertible Subordinated Notes due 2002 and used a portion of the net proceeds of the offering to prepay all amounts outstanding under the credit facility. Following that prepayment, the credit facility was terminated.

                           INFORMATION ABOUT TEL-SAVE


BUSINESS

     Tel-Save, whose principal operating subsidiary was incorporated in Pennsylvania in 1989, is a provider of long distance telecommunications services primarily to small and medium-sized businesses located throughout the United States. Tel-Save's long distance service offerings include outbound service, inbound toll-free 800 service and dedicated private line services for data. Until 1997, Tel-Save operated solely as a switchless, non-facilities-based reseller of AT&T long distance services, purchasing large usage volumes from AT&T pursuant to contract tariffs.

     In early 1997, Tel-Save deployed its own nationwide telecommunications network, One Better Net, or OBN, consisting of five Tel-Save-owned, AT&T (now Lucent) manufactured 5ESS-2000 switches connected with AT&T digital transmission facilities. Of the over 500,000 current users of Tel-Save's services, OBN currently provides services to approximately 150,000 end users and most of Tel-Save's new outbound end users are now being provisioned to OBN.

     In February 1997, as part of its efforts to expand its business into the residential market, Tel-Save entered into the AOL Agreement with AOL, under which Tel-Save will provide long-distance telecommunications services to be marketed by AOL under a distinctive brand name to be used exclusively for Tel-Save's services. The services will include provision for online sign-up, call detail and reports and credit card payment. AOL subscribers who sign up for the telecommunications services will be customers of Tel-Save, as the carrier providing such services. The Tel-Save services under this AOL Agreement were launched on the AOL online network on October 9, 1997. The AOL Agreement has an initial term of three years and can be extended by AOL on an annual basis thereafter.

     Historically, Tel-Save has marketed its services primarily through independent carriers and marketing companies ("partitions"). While Tel-Save explored the use of direct telemarketing in 1997, it has determined to continue to market its services primarily through partitions and such opportunities as the AOL arrangement.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to Tel-Save with respect to beneficial ownership of Tel-Save Common Stock as of October 8, 1997 (except as otherwise noted) by (i) each Tel-Save stockholder who is known by Tel-Save to own beneficially more than five percent of the outstanding Tel-Save Common Stock, (ii) each of Tel-Save's directors, (iii) each of the executive officers named below and (iv) all current directors and executive officers of Tel-Save as a group. Except as otherwise indicated below, Tel-Save believes that the beneficial owners of the Tel-Save Common Stock listed below have sole investment and voting power with respect to such shares. The mailing address of each of Tel-Save's directors and executive officers is c/o Tel-Save Holdings, Inc., 6805 Route 202, New Hope, Pennsylvania 18938.

                                                               NUMBER OF
                                                                SHARES
             NAME OF BENEFICIAL OWNER                        BENEFICIALLY            PERCENT OF SHARES
               OR IDENTITY OF GROUP                            OWNED(1)              BENEFICIALLY OWNED
---------------------------------------------------   ---------------------------   -------------------
Daniel Borislow ...................................        24,901,540(2)(3)(7)(9)        38.0%
Putnam Investments, Inc.(4) .......................         8,045,342                    12.3%
 One Post Office Square
 Boston, Massachusetts 02109
Paul Rosenberg ....................................         7,440,000(2)                 11.3%
 4068 Boc Aire Boulevard
 Boca Raton, Florida 33487
Massachusetts Financial Services Company(5) .......         6,983,500                    10.6%
 500 Boylston Street
 Boston, Massachusetts 02116

                                                      NUMBER OF
                                                       SHARES
           NAME OF BENEFICIAL OWNER                 BENEFICIALLY       PERCENT OF SHARES
             OR IDENTITY OF GROUP                     OWNED(1)        BENEFICIALLY OWNED
-----------------------------------------------   -----------------   -------------------
FMR Corp.(6) ..................................      8,218,342              12.5%
 82 Devonshire Street
 Boston, Massachusetts 02109
Gary W. McCulla ...............................        383,100(7)              *
Emanuel J. DeMaio .............................        398,178(7)              *
Edward B. Meyercord, III ......................             --(8)              *
George Farley .................................      1,200,000(9)            1.8%
Harold First ..................................         56,070(7)              *
Ronald R. Thoma ...............................         70,000(7)              *
All directors and executive officers as a group     26,625,248              40.6%
 (10 persons)(7)


 * Less than 1%.

----------
(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Commission and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities. The number of shares of Tel-Save Common Stock reported herein have been adjusted to reflect a two-for-one stock split effective as of January 31, 1997.

(2) Includes 7,440,000 shares of Tel-Save Common Stock owned of record by Mr. Rosenberg for which Mr. Borislow has the right to vote pursuant to a voting trust agreement and 1,012,540 shares of Tel-Save Common Stock owned by current or former partitions of Tel-Save for which Mr. Borislow has the right to vote pursuant to voting trust agreements.

(3) Includes 300,000 shares of Tel-Save Common Stock that may be acquired upon the exercise of stock options.

(4) Based on information provided to Tel-Save, Putnam Investments, Inc., together with certain affiliates, reported beneficial ownership of 8,045,342 shares as of March 11, 1997.

(5) Massachusetts Financial Services Company ("MFS"), an investment adviser, filed an amendment to a Schedule 13G with the Commission on April 17, 1997 (The "MFS 13G"), in which it reported beneficial ownership of 6,983,500 shares, 6,223,400 of which are also beneficially owned by MFS Series Trust II-MFS Emerging Growth Fund, an investment company, and 760,100 of which are also owned by certain non-reporting entities as well as MFS. The foregoing information is derived from the MFS 13G.

(6) FMR Corp. and Fidelity International Limited (collectively, "Fidelity") filed Amendments No. 3 to Schedules 13D with the Commission on September 11, 1997 (the "Fidelity 13Ds") in which they and certain affiliates reported beneficial ownership of a total of 8,218,342 shares, which included 731,142 shares that could be acquired upon conversion of certain Tel-Save convertible notes beneficially owned by Fidelity. The foregoing information is derived from the Fidelity 13Ds.

(7) Includes shares of Tel-Save Common Stock that may be acquired upon the exercise of stock options within 60 days of October 8, 1997 in the following amounts: Mr. Borislow, 300,000 shares (see note 2); Mr. McCulla, 383,100 shares; Mr. DeMaio, 398,178 shares; Mr. First, 40,000 shares; Mr. Thoma, 40,000 shares; and all directors and officers as a group, 1,463,308 shares. See also note (8) below.

(8) Does not include any of the 800,000 shares that could be acquired upon exercise of an option granted to Mr. Meyercord in 1996, which is subject to approval by Tel-Save's stockholders at the Tel-Save Meeting. See "TEL-SAVE PROPOSAL 5: GRANT OF STOCK OPTIONS." If the option is approved, Mr. Meyercord would be deemed to have beneficial ownership of the 266,666 shares that could be acquired thereunder within six months of October 8, 1997.

(9) Includes 1,200,000 shares held by the Daniel Borislow Charitable Foundation, of which Messrs. Borislow and Farley and Mrs. Michelle Borislow, spouse of Mr. Daniel Borislow, are directors.

EXECUTIVE OFFICERS

     The executive officers of Tel-Save are as follows:

              NAME                  AGE                     POSITION
--------------------------------   -----   -------------------------------------------
Daniel Borislow  ...............    36     Chairman of the Board, Chief Executive
                                           Officer and Director
Gary W. McCulla  ...............    38     President and Director of Sales and Mar-
                                           keting and Director
Emanuel J. DeMaio   ............    38     Chief Operations Officer and Director
George Farley ..................    59     Chief Financial Officer, Treasurer and Di-
                                           rector
Edward B. Meyercord, III  ......    32     Executive Vice President, Marketing and
                                           Corporate Development
Mary Kennon   ..................    38     Director of Customer Care and Human Re-
                                           lations
Aloysius T. Lawn, IV   .........    38     General Counsel and Secretary
Kevin R. Kelly   ...............    32     Controller


     Daniel Borislow. Mr. Borislow founded Tel-Save and has served as a director and as Chief Executive Officer of Tel-Save since its inception in 1989. Prior to founding Tel-Save, Mr. Borislow formed and managed a cable construction company.

     Gary W. McCulla. Mr. McCulla joined Tel-Save in March 1994 and currently serves as President and Director of Sales and Marketing. In 1991, Mr. McCulla founded GNC and was its President. Until March 1994, GNC was a privately-held independent marketing company and one of Tel-Save's partitions. At that time, Tel-Save acquired certain assets of GNC.

     Emanuel J. DeMaio. Mr. DeMaio joined Tel-Save in February 1992 and currently serves as Chief Operations Officer. Prior to joining Tel-Save, from 1981 through 1992, Mr. DeMaio held various technical and managerial positions with AT&T.

     George Farley. Mr. Farley became Chief Financial Officer and Treasurer of Tel-Save effective October 29, 1997. Mr. Farley is formerly Group Vice President of Finance/Chief Financial Officer of Twin County Grocers, Inc. ("Twin County"), a food distribution company. Prior to joining Twin County in September 1995, Mr. Farley was a partner of BDO Seidman, LLP, where he had served as a partner since 1974.

     Edward B. Meyercord, III. Mr. Meyercord joined Tel-Save in September 1996 and currently serves as Executive Vice President, Marketing and Corporate Development. From 1993 until joining Tel-Save, Mr. Meyercord worked in the corporate finance department of Salomon Brothers, where he held various positions, the most recent of which was Vice President. Prior to joining Salomon Brothers, Mr. Meyercord worked in the corporate finance department at PaineWebber Incorporated.

     Mary Kennon. Ms. Kennon joined Tel-Save in October 1994 and currently serves as Director of Customer Care and Human Resources. Prior to joining Tel-Save, from 1984 through 1994, Ms. Kennon held various managerial positions with AT&T.

     Aloysius T. Lawn, IV. Mr. Lawn joined Tel-Save in January 1996 and currently serves as General Counsel and Secretary of Tel-Save. Prior to joining Tel-Save, from 1985 through 1995, Mr. Lawn was an attorney in private practice.

     Kevin R. Kelly. Mr. Kelly joined Tel-Save in April 1994 and currently serves as Controller. From 1987 to 1994, Mr. Kelly held various managerial positions with a major public accounting firm. Mr. Kelly is a certified public accountant.

COMPENSATION OF EXECUTIVE OFFICERS


     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information as to the compensation paid by Tel-Save to its Chief Executive Officer for services rendered and the four other most highly compensated executive officers (the "Named Executives") of Tel-Save for the fiscal years ended December 31, 1996, 1995 and 1994.


                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
      NAME AND PRINCIPAL POSITION                   ANNUAL COMPENSATION               COMPENSATION
---------------------------------------   ----------------------------------------   -------------
                                                                                      SECURITIES
                                                                                      UNDERLYING
                                                                                      OPTIONS/SARS
                                           YEAR     SALARY(1)        BONUS(1)           (#)(2)
                                          ------   -----------   -----------------   -------------
Daniel Borislow, Chairman and              1996      $325,000     $   500,000                --
 Chief Executive Officer                   1995      $300,000     $     5,769                --
                                           1994      $275,000              --                --
Gary W. McCulla, President                 1996      $300,000     $   350,000           900,000
 and Director of Sales and Marketing       1995      $240,000     $   304,615           199,200
                                           1994      $150,000     $   450,000(3)        783,900
Emanuel J. DeMaio, Chief                   1996      $165,000     $   150,000           270,000
 Operations Officer                        1995      $130,000     $   152,500           199,200
                                           1994      $120,000     $    25,000                --
Edward B. Meyercord, III(4)                1996      $ 52,000     $   400,000           800,000
 Executive Vice President -- Marketing
 and Corporate Development
Joseph A. Schenk Chief Financial
 Officer(5)                                1996      $180,000     $    18,000           600,000


----------
(1) The costs of certain benefits are not included because they did not exceed, in the case of each Named Executive, the lesser of $50,000 or 10% of the total annual salary and bonus reported in the above table.


(2) As adjusted to reflect a two-for-one stock split effective as of January 31, 1997.


(3) In March 1994, GNC, a partition wholly owned by Mr. McCulla, sold certain assets to Tel-Save for $300,000 and, in connection therewith, Mr. McCulla agreed to become an employee of Tel-Save and was paid $450,000.


(4) Mr. Meyercord was hired by Tel-Save effective as of September 5, 1996. In connection therewith, Mr. Meyercord was paid $400,000 and was granted an option to purchase 800,000 shares of Tel-Save Common Stock, subject to stockholder approval. See "TEL-SAVE PROPOSAL 5: GRANT OF STOCK OPTIONS."

(5) Mr. Schenk resigned as a director and an officer of Tel-Save effective September 10, 1997.

     STOCK OPTION GRANTS

     The following table sets forth further information regarding grants of options to purchase Tel-Save Common Stock made by Tel-Save during the fiscal year ended December 31, 1996 to the Named Executives.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                     VALUE
                                                                                               AT ASSUMED ANNUAL
                                                                                                     RATES
                                                                                                 OF STOCK PRICE
                                                                                                APPRECIATION FOR
                                                                                                     OPTION
                                                        INDIVIDUAL GRANTS                           TERM(3)
                                    --------------------------------------------------------- --------------------
                                       NUMBER OF     PERCENT OF TOTAL
                                      SECURITIES      OPTIONS/SARS
                                      UNDERLYING       GRANTED TO      EXERCISE
                                     OPTIONS/SARS     EMPLOYEES IN     PRICE PER   EXPIRATION
               NAME                  GRANTED(1)(2)        1996         SHARE(2)      DATE      5% ($)    10% ($)
----------------------------------- --------------- ----------------- ----------- ----------- --------- ----------
Gary W. McCulla  ..................     450,000                         $ 4.58      7/12/98    268,000     558,000
                                        450,000           13.5%         $ 4.58      7/12/99    385,000     819,000
Emanuel J. DeMaio .................     135,000                         $ 4.58      7/12/98     80,000     167,000
                                        135,000            4.1%         $ 4.58      7/12/99    115,000     246,000
Edward B. Meyercord, III(4) .......     266,666                         $11.13       9/5/99    468,000     982,000
                                        266,666                         $11.13       9/5/00    640,000   1,377,000
                                        266,666           12.0%         $11.13       9/5/01    820,000   1,812,000
Joseph A. Schenk ..................     600,000            9.0%         $ 4.25      7/16/97    194,000     395,000

----------
(1) Options generally are not vested until 12 months after the date of original grant and expire from six months to two years from the date of vesting.

(2) The number of shares of Tel-Save Common Stock, underlying options and the exercise price of the options has been adjusted to reflect a two-for-one stock split in the form of a stock dividend effective as of January 31, 1997.

(3) Disclosures of the 5% and 10% assumed annual compound rates of stock appreciation are mandated by the rules of the Commission and do not represent Tel-Save's estimate or projection of future common stock prices. The actual value realized may be greater or less than the potential realizable value set forth in the table.

(4) Such options have been granted subject to stockholder approval. See "TEL-SAVE PROPOSAL 5: GRANT OF STOCK OPTIONS."

     The following table sets forth information concerning the 1996 year-end value of unexercised in-the-money options held by each of the Named Executives.


                    AGGREGATED OPTION/SAR EXERCISES IN LAST
               FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                            NUMBER OF SECURITIES
                                                                                 UNDERLYING           VALUE OF UNEXERCISED
                                                                                 UNEXERCISED              IN-THE-MONEY
                                                                                OPTIONS/SARS            OPTIONS/SARS AT
                                                                            AT FISCAL YEAR-END(#)     FISCAL YEAR-END($)(1)
                                                                           -----------------------   ----------------------
                                    SHARES ACQUIRED                             EXERCISABLE/              EXERCISABLE/
              NAME                   ON EXERCISE       VALUE REALIZED($)        UNEXERCISABLE            UNEXERCISABLE
--------------------------------   ----------------   ------------------   -----------------------   ----------------------
Daniel Borislow  ...............            --                    --       300,000 / --              4,254,000 / --
Gary W. McCulla  ...............       600,000            $5,709,000       383,100 / 900,000         4,534,113 / 8,928,000
Emanuel J. DeMaio   ............       330,000            $3,230,700       497,100 / 270,000         6,200,286 / 2,678,400
Edward B. Meyercord, III  ......            --                    --            -- / 800,000                -- / 2,696,000
Joseph A. Schenk ...............            --                    --            -- / 600,000                -- / 6,150,000

----------
(1) Based on a year-end fair market value of the underlying securities equal to $14.50 as adjusted to reflect a two-for-one stock split in the form of a stock dividend effective as of January 31, 1997.

EMPLOYMENT CONTRACTS

     Daniel Borislow is a party to an employment agreement with Tel-Save that expires in September 2000. Under the terms of the agreement, Mr. Borislow is entitled to an annual base salary of $300,000, customary benefits and a cost of living adjustment based upon the Consumer Price Index as published by the Department of Labor. In March 1996, the non-employee director members of the Compensation Committee approved an increase in Mr. Borislow's annual base salary to $325,000.

     Gary W. McCulla is a party to a three-year employment agreement with Tel-Save that expires on April 1, 1999. Under the contract, Mr. McCulla is entitled to a minimum annual base salary of $300,000 for each year.

     Emanuel J. DeMaio is a party to a three-year employment agreement with Tel-Save that expires April 1, 1999. Under the contract, Mr. DeMaio is entitled to a minimum annual base salary of $165,000 for the first year, $175,000 for the second year and $185,000 for the third year.

     Edward B. Meyercord, III entered into a five-year employment agreement with Tel-Save effective as of September 5, 1996. Under the contract, Mr. Meyercord is entitled to a minimum annual base salary of $210,000 for each year.

     The above-described agreements require each of the executives to maintain the confidentiality of Tel-Save information and assign inventions to Tel-Save. In addition, each of such executive officers has agreed that such person will not compete with Tel-Save by engaging in any capacity in any business that is competitive with the business of Tel-Save during the term of his respective agreement and thereafter for specified periods.


REPORT ON EXECUTIVE COMPENSATION

     The Tel-Save Board has a compensation committee ("Compensation Committee") to approve salaries and certain incentive compensation arrangements for management and key employees of Tel-Save. Mr. Borislow does not participate in decisions relating to his compensation.

     The principal elements of Tel-Save's compensation structure are described below:


     ANNUAL SALARY

     Minimum annual base salaries for executive officers of Tel-Save, including Mr. Borislow, have been established pursuant to employment contracts negotiated with each of the executive officers of Tel-Save. Tel-Save believes that such employment contracts help to attract and retain qualified individuals. In addition, the employment agreements require Tel-Save's executive officers to maintain the confidentiality of Tel-Save information and to assign inventions to Tel-Save and prevent such persons from competing with Tel-Save in any capacity in any business that is competitive with the business of Tel-Save during the term of the respective agreement and thereafter for specified periods of time.

     Minimum annual base salaries for executive officers of Tel-Save generally are established by individual employment contracts. Increases above such minimum base salaries will be granted in the discretion of the Compensation Committee based on its subjective assessment of individual performance.


     ANNUAL BONUS PLAN

     In March 1996, the Compensation Committee established Tel-Save's bonus program. Under the bonus program, Tel-Save pays cash bonuses based on the incremental increase in gross revenues over the gross revenues from the preceding fiscal year, excluding incremental increases in gross revenues attributable to acquisitions by Tel-Save (the "Incremental Amount"). From the available Incremental Amount, Mr. Borislow has the sole discretion to award cash bonuses to executives equal to an aggregate of 1.5% of such Incremental Amount. Mr. Borislow is entitled to receive a cash bonus equal to .5% of the Incremental Amount. With respect to incremental revenue associated with acquisitions made by

Tel-Save ("Acquisition Incremental Amount"), the non-employee directors may award additional cash bonuses to Mr. Borislow and other executives. These additional cash bonuses are limited to .5% of Acquisition Incremental Amount to Mr. Borislow and 1.5% of Acquisition Incremental Amount to other executives.

     On December 20, 1996, the Compensation Committee met and awarded the bonuses set forth in the Summary Compensation Table in accordance with the terms of the bonus program described above.


     LONG TERM INCENTIVE COMPENSATION

     In general, Tel-Save has granted stock options to key executives as an inducement to such executives, entering into employment contracts with Tel-Save.

     Tel-Save believes that stock options are an effective tool for linking directly the financial interests of executive officers and key employees with those of Tel-Save's stockholders and for recruiting and retaining high quality management personnel. Stock options are intended to focus the efforts of executive officers and key employees on performance that will increase the value of Tel-Save for all of its stockholders. Future option grants will be made in the discretion of the Compensation Committee or in connection with the negotiation of individual employment arrangements.

                                        THE COMPENSATION COMMITTEE

                                           Daniel Borislow
                                           Harold First
                                           Ronald R. Thoma

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Daniel Borislow, the Chief Executive Officer of Tel-Save, serves on the Compensation Committee. Mr. Borislow's compensation is determined by the non-employee director members of the Compensation Committee, subject to the terms of Mr. Borislow's employment agreement. See "-- Employment Contracts."

     In connection with a reorganization of a predecessor corporation to Tel-Save, Mr. Borislow was granted the right to request certain loans from Tel-Save of up to $5 million, bearing interest at 8.75% and secured by shares of Mr. Borislow's Tel-Save Common Stock. During the first quarter of 1996, the entire amount of such loans was outstanding. In April 1996, Mr. Borislow discharged such indebtedness, plus accrued interest, and relinquished any rights to additional loans.

PERFORMANCE GRAPH

     The following graph sets forth a comparison of the percentage change in the cumulative total stockholder return on the Tel-Save Common Stock compared to the cumulative total return of the S&P 400 Index and the S&P Long Distance Index for the period from September 21, 1995, the date on which trading in the Tel-Save Common Stock commenced, through December 31, 1996. The comparison assumes that $100 was invested on September 21, 1995 in Tel-Save Common Stock and each of the indices and assumes reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future performance.














                               [PERFORMANCE GRAPH]









                                   SEPTEMBER 21, 1995     DECEMBER 29, 1995     DECEMBER 31, 1996
                                  --------------------   -------------------   ------------------
Tel-Save Holdings, Inc.  ......           $100                  $ 87                  $272
S&P 400 Index   ...............            100                   105                   126
S&P Long Distance Index  ......            100                   102                   100

                             INFORMATION ABOUT STF


BUSINESS

     STF is the largest provider of shared telecommunications services in the United States. STF also sells, installs and maintains telecommunications systems for businesses and government agencies. As of July 1, 1997, STF provided shared telecommunications services across the United States servicing approximately 9,000 customers in 463 buildings with over 110,000 lines. As of July 1, 1997, STF also provided maintenance and other services through its telecommunications systems business to approximately 6,000 customers with over 400,000 lines nationwide. STF currently provides shared telecommunications services and telecommunications systems in over 36 metropolitan markets.

     STF provides shared telecommunications services to commercial tenants in office buildings in which STF typically has installed a dedicated private branch exchange (PBX) switch under exclusive agreement with the building owner, thereby permitting STF's customers to obtain all their telephone and telecommunications needs from a single source and a single point of contact. Under multi-year contracts that usually extend through the term of the tenants' leases, STF offers its customers access to services provided by regulated communications companies, such as local, discounted long distance, international and "800" telephone services. STF also provides telephone switching equipment and telephones, as well as voice mail, telephone calling cards, local area network wiring, voice and data cable installation. Other services provided by STF include audio conferencing, automatic call distribution services and message center capability.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to STF with respect to beneficial ownership of STF Common Stock as of October 8, 1997 by (i) each STF stockholder who is known by STF to own beneficially more than five percent of the outstanding STF Common Stock, (ii) each of STF's directors, (iii) each of the executive officers named below and (iv) all current directors and executive officers of STF as a group.

                                                    NUMBER OF
                                                      SHARES
           NAME OF BENEFICIAL OWNER                BENEFICIALLY     PERCENT OF SHARES
            OR IDENTITY OF GROUP(A)                  OWNED(B)       BENEFICIALLY OWNED
-----------------------------------------------   --------------   -------------------
Anthony D. Autorino (c)
 Chairman, Chief Executive Officer
 and Director .................................      1,186,618             6.79%
Mel D. Borer (d)
 President, Chief Operating Officer
 and Director .................................         51,094                *
Thomas H. Decker (e)
 Director .....................................         24,750                *
William A. DiBella (f)
 Director .....................................         48,413                *
Vincent DiVincenzo (g)
 Director, Senior Vice President
 -- Administration and Finance,
 Treasurer and Chief Financial Officer ........         78,891                *
Lawrence J. Dressel (h)
 Senior Vice President and General Manager ....         15,467                *
Natalia Hercot (i)
 Director .....................................          5,000                *
Ajit G. Hutheesing (j)
 Director .....................................        319,957             1.83%
Jo McKenzie (k)
 Director .....................................         19,575                *
Donald E. Miller (l)
 Director .....................................          6,000                *
Jeffrey J. Steiner (m)
 Vice Chairman and Director ...................      4,165,148            22.10%
All Directors and Executive Officers as a Group
 (n) (13 persons) .............................      6,088,836            30.80%
The Fairchild Corporation and RHI Holdings,
 Inc. (o)
 300 West Service Road
 P.O. Box 10803
 Chantilly, VA 20153 ..........................     10,146,568            48.11%
J.J. Cramer & Co.
 100 Wall Street
 New York, NY 10005 ...........................        955,000             5.56%
Mentor Partners, L.P.
 500 Park Avenue
 New York, NY 10022 ...........................      1,074,500             6.26%

----------
(a) The mailing address of each of STF's directors and executive officers is c/o Shared Technologies Fairchild Inc., 100 Great Meadow Road, Wethersfield, Connecticut 06109.

(b) Except as otherwise specifically noted, the number of shares stated as being owned beneficially includes shares believed to be held beneficially by spouses and minor children. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Each shareholder possesses sole voting and investment power with respect to the shares listed opposite such stockholder's name, except as otherwise indicated.

(c) Includes 280,000 shares currently issuable upon exercise of options. Also includes 92,797 shares owned of record by the estate of Mr. Autorino's late spouse, as to which Mr. Autorino disclaims beneficial ownership. Also includes 7,203 shares owned by Mr. Autorino through STF's Savings and Retirement Plan. Also includes 11,500 shares of STF Series D Preferred, which are convertible into 11,500 shares of STF Common Stock. Also includes 200,000 shares owned by the Autorino Family Limited Partnership, of which Mr. Autorino is the general partner. Also includes 17,500 shares of STF Series D Preferred owned of record by the estate of Mr. Autorino's late spouse, as to which Mr. Autorino disclaims beneficial ownership.

(d) Includes 50,000 shares currently issuable upon exercise of options by Mr. Borer. Also includes 1,094 shares owned by Mr. Borer through STF's Savings and Retirement Plan.

(e) Includes 18,750 shares currently issuable upon exercise of options by Mr. Decker.

(f) Includes 19,663 shares currently issuable upon exercise of options by Mr. DiBella. Also includes 28,750 shares owned of record by Mr. DiBella's spouse, as to which shares Mr. DiBella disclaims beneficial ownership.

(g) Includes 75,000 shares currently issuable upon exercise of options by Mr. DiVincenzo. Also includes 3,439 shares owned by Mr. DiVincenzo through STF's Savings and Retirement Plan.

(h) Includes 15,000 shares currently issuable upon exercise of options by Mr. Dressel. Also includes 467 shares owned by Mr. Dressel through STF's Savings and Retirement Plan.

(i) Includes 5,000 shares currently issuable upon exercise of options by Ms. Hercot.

(j) Includes 15,000 shares currently issuable upon exercise of options by Mr. Hutheesing. Also includes a STF Common Stock Purchase Warrant which is convertible into 298,957 shares of STF Common Stock, which is owned of record by International Capital Partners, Inc., of which Mr. Hutheesing is the Chairman, Chief Executive Officer and a stockholder.

(k) Includes 19,575 shares currently issuable upon exercise of options by Mrs. McKenzie.

(l) Includes 5,000 shares currently issuable upon exercise of options by Mr. Miller.

(m) Includes 116,667 shares currently issuable upon exercise of options. Also includes deemed beneficial ownership of 39.9% of those shares held by RHI and beneficially owned by TFC. RHI is a wholly-owned subsidiary of TFC. See note (o) below. Mr. Steiner beneficially owns 39.9% of TFC and may therefore be deemed the beneficial owner of 39.9% of the shares of STF Common Stock beneficially owned by TFC. Through his ownership of the majority of voting shares of TFC, however, Mr. Steiner may be deemed to beneficially own all shares of STF Common Stock beneficially owned by TFC.

(n) Includes a total of 710,906 shares which officers and directors of STF the right to acquire under outstanding stock options. Also includes 29,000 shares of STF Series D Preferred currently convertible into 29,000 shares of STF Common Stock, as set forth in footnote (c) above. Also includes 298,957 shares of STF Common Stock issuable upon conversion of a STF Common Stock Purchase Warrant, as set forth in footnote (j) above. Also includes 17,825 shares owned by officers and directors through the STF Savings and Retirement Plan as of June 30, 1997.

(o) Includes  6,225,000  shares of STF Common  Stock and  250,000  shares of STF
    Series I Preferred, which are convertible into 3,921,569 shares of STF Common Stock, all of which is beneficially owned by TFC through its wholly-owned subsidiary, RHI. TFC's and RHI's ownership interest in STF, based solely on its ownership of outstanding shares of STF Common Stock (6,225,000 shares) and without giving effect to the conversion of the STF Series I Preferred (convertible, upon the Merger, into 4,191,517 shares of STF Common Stock), is 36.27%.

     The following table shows the value of stock options held by certain executive officers and directors of STF assuming the Closing Date Market Price is between $10.00 and $20.00.


                         VALUE OF OPTIONS UPON CLOSING
     OF THE MERGER (ASSUMES VALUE OF STF COMMON STOCK OF $11.25 PER SHARE)



                                NAME                                    NUMBER OF OPTIONS       VALUE
--------------------------------------------------------------------   -------------------   ------------
Anthony D. Autorino ................................................          755,000        $5,006,875
Mel D. Borer  ......................................................          150,000         1,031,250
Thomas H. Decker ...................................................           18,750           129,563
William A. DiBella  ................................................           19,663           131,258
Vincent DiVincenzo  ................................................          145,000         1,017,293
Lawrence J. Dressel ................................................           45,000           309,375
Natalia Hercot   ...................................................            5,000            33,750
Ajit G. Hutheesing  ................................................           15,000           103,125
Jo McKenzie   ......................................................           19,575           130,444
Donald E. Miller ...................................................            5,000            32,500
Jeffrey J. Steiner  ................................................          350,000         2,406,250
                                                                            ==========       ============
All Directors and Executive Officers as a group (13 persons)  ......        1,658,405        11,254,186

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Combined Condensed Financial Statements give effect to the Merger using the "pooling of interests" method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes.


UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS -- POOLING
   COMBINATION

     The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Merger as if it had occurred on June 30, 1997, combining the balance sheets of Tel-Save with that of STF. The Unaudited Pro Forma Combined Condensed Statements of Operations give effect to the Merger as if it occurred at the beginning of the earliest period presented, combining the results of Tel-Save and STF for each year in the three-year period ended December 31, 1996 and the six months ended June 30, 1997.

     As a result of the Merger, the Unaudited Pro Forma Combined Condensed Financial Statements also give effect to the following transactions for the periods indicated:

   o The redemption of STF Special Preferred for $21.5 million as stipulated in the Merger Agreement pursuant to the certificate-designated liquidation preference of $21.5 million. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the redemption as if it had occurred on June 30, 1997.

   o The conversion of STF Series I Preferred into Tel-Save Common Stock based on the current liquidation value of $26.302 million, to certificate-designated conversion price of $6.375 and the Exchange Ratio (as defined in the Merger Agreement). The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the conversion as if it had occurred on June 30, 1997.

   o The merged companies will incur certain acquisition and transition related costs in connection with consummating the transaction and integrating the operations of Tel-Save and STF. The acquisition and transition related costs consist principally of professional and registration fees, employment contract termination costs and other costs associated with the integration of the two businesses resulting from the Merger. While the exact timing, nature and amount of these acquisition and transition related costs are subject to change, Tel-Save anticipates that a one-time pretax charge of approximately $19.0 million for incremental acquisition-related costs will be recorded in the quarter in which the Merger is consummated. The estimate is comprised of the following amounts:


                                                            TOTAL
                                                       (IN THOUSANDS)
                                                       ---------------
     Employment contract termination costs .........       $10,000
     Professional fees .............................         7,000
     Registration and other regulatory costs .......         1,000
     Other .........................................         1,000
                                                           --------
                                                           $19,000
                                                           ========


      The incremental acquisition-related costs have been reflected as an increase in accounts payable and accrued expenses - trade and other in the Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1997. These costs have not been reflected in the Unaudited Pro Forma Combined Condensed Statement of Operations for any period presented.

      In addition to the one-time pretax charge of approximately $19.0 million for direct incremental acquisition-related costs and the special charges shown as adjustments in the Unaudited Pro Forma Combined Condensed
      Financial Statements. Tel-Save also expects to record additional special costs associated with realizing some of the benefits of the Merger, including enhancing the Combined Company's direct sales force, and with systems modifications and other integration related charges after the Merger. Such pretax charges are currently not estimatable, but could be in the range of $50.0 million to $70.0 million. The ultimate amount of such costs and the periods in which they will be charged to expense will vary depending on a number of factors, including the timing and extent of the integration of the businesses.

     The unaudited pro forma combined condensed financial statements do not reflect these special costs associated with realizing some of the benefits of the Merger and with systems modifications and other integration related charges described above to be incurred during the remainder of 1997 and thereafter, or any of the anticipated recurring expense savings.

     These Unaudited Pro Forma Combined Condensed Financial Statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Tel-Save and STF, which were previously filed with the Commission.


UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS -- SUPPLEMENTAL

     In  addition,   the  Unaudited  Pro  Forma  Combined  Condensed   Financial
Statements give effect to the following transactions for the periods indicated:

   o Tel-Save's decision to discontinue its internal telemarketing operations, which were primarily conducted through American Business Alliance ("ABA"). ABA was acquired by Tel-Save on December 13, 1996 and was accounted for as a purchase. Accordingly, Tel-Save's historical financial statements reflect the results of operations of ABA solely for the periods on or after December 14, 1996. However, the Unaudited Pro Forma Financial Statements, giving effect to such acquisition, have not been reflected due to Tel-Save's decision on October 3, 1997 to discontinue its internal telemarketing operations, which were primarily conducted through ABA. The Supplemental Unaudited Pro Forma Combined Condensed Statements of Operations give effect to the discontinuance of Tel-Save's internal telemarketing operations for the six months ended June 30, 1997 and the year ended December 31, 1996 (which includes the period from January 1 through December 13, 1996 with ABA functioning as a partition of Tel-Save and from December 14 through December 31, 1996 with ABA being owned by Tel-Save).

      As a result of the discontinuance of its internal telemarketing operations, Tel-Save will incur certain costs, which consist principally of the write-off of goodwill, professional fees, employment contract termination costs, severance pay and other associated costs. While the exact timing, nature and amount of these costs have not been determined, Tel-Save anticipates that a one-time pre-tax charge of approximately $25.2 million will be recorded in the fourth quarter of fiscal 1997. The estimate is comprised of the following amounts:


                                                          TOTAL
                                                      (IN THOUSANDS)
                                                      ---------------
      Write-off of goodwill .......................       $22,915
      Employment contract termination costs .......         2,000
      Professional and other fees .................           285
                                                          --------
                                                          $25,200
                                                          ========


     The estimated costs of discontinuance have been reflected as an increase in accounts payable and accrued expenses-trade and other and a decrease in intangibles-net in the Supplemental Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1997. These costs have not been reflected in the Unaudited Pro Forma Combined Condensed Statement of Operations for any period presented.

   o The acquisition of Fairchild Industries, Inc. ("FII") by STF after giving effect to the pro forma adjustments described in the Supplemental Unaudited Pro Forma Combined Financial Statements for STF and FII. The acquisition of FII was consummated on March 13, 1996 and was accounted for as a purchase. Accordingly, STF's historical financial statements reflect the results of operations of FII on or after March 14, 1996. The Supplemental Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1996 reflects these acquisitions as if they had occurred at the beginning of that year.

   o The redemption of STF Special Preferred for $21.5 million as stipulated in the Merger Agreement pursuant to the certificate-designated liquidation preference of $21.5 million. The Supple-mental Unaudited Pro Forma Combined Condensed Statements of Operations give effect to the decrease in interest income and elimination of dividends associated with such redemption as if it had occurred on the date such stock was issued, March 13, 1996.

   o The acquisition of the outstanding STF Notes by Tel-Save subsequent to the signing of the Merger Agreement. In connection with the acquisition of FII, STF issued $163.637 million in STF Notes. The STF Notes bear an annual interest rate of 12.25%, with the principal fully due on March 1, 2006. Interest does not begin accruing until March 1, 1999 and the discount on the STF Notes is being amortized using the effective interest method over the three-year period ending March 1, 1999. Tel-Save acquired all of the outstanding STF Notes at a premium of 1% over the face value.

      The Supplemental Unaudited Pro Forma Combined Condensed Balance Sheet reflects (i) the elimination of such STF Notes and the write-off of the associated unamortized deferred financing costs and discount for STF and the elimination of the related investment, (ii) the charge related to the excess of acquisition cost over the carrying amount of the STF Notes ("premium") and (iii) the net proceeds from the issuance by Tel-Save, in a private placement not registered under the Securities Act of 1933, of approximately $300 million in convertible subordinated notes ("TS Notes") at an interest rate of 4.5%, to finance the acquisition of the STF Notes and the repayment of approximately $89 million in outstanding STF credit facility term loans ("Credit Facility Term Loans") (prior to the issuance of the TS Notes, the acquisition of the STF Notes was financed by short term margin and bridge loans). The remaining proceeds will be used for general corporate purposes. The non-recurring fees associated with short term margin and bridge loans of $1.0 million will be charged to expense by Tel-Save during the quarter ended September 30, 1997 and the write-off of the unamortized deferred financing costs of $7.891 million and the premium of $30.998 million, net of the related $13.612 million tax benefit, that will be charged to expense upon consummation of the Merger has not been reflected in the Supplemental Unaudited Pro Forma Combined Condensed Statement of Operations. The Supplemental Unaudited Pro Forma Combined Condensed Statement of Operations reflects (i) the differential between the interest on the Credit Facility Term Loans and the amortization of the STF Note discount and the interest on the TS Notes that will ultimately be used to finance the acquisition of the STF Notes and the repayment of the Credit Facility Term Loans and (ii) the differential between the amortization of STF's deferred financing costs and the deferred debt issue costs for the TS Notes.

     The Unaudited Pro Forma Combined Condensed Financial Statements giving effect to the pooling combination and supplemental information are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Merger, the discontinuance of Tel-Save's internal telemarketing operations, the acquisition of FII, the acquisition of the STF Notes and the repayment of STF's Credit Facility Term Loans been consummated at the dates indicated, nor is it necessarily indicative of future operating results or the financial position, respectively, of the merged companies.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JUNE 30, 1997
                                (IN THOUSANDS)

                                              HISTORICAL   HISTORICAL
                                               TEL-SAVE       STF
                                             ------------ ------------
ASSETS
CURRENT ASSETS:
 Cash, cash equivalents and investments ....   $ 43,146    $   1,783
 Accounts receivable, net ..................     39,788       33,356
 Advances to partitions and note receiv-
  ables ....................................     27,639           --
 Inventories ...............................         --        4,063
 Prepaid AOL marketing costs-current .......     60,086           --
 Prepaid expenses and other current as-
  sets .....................................      9,849        2,660
                                               --------    ---------
   Total current assets ....................    180,508       41,862
Property and equipment, net ................     45,194       68,830
Investments in affiliates ..................         --          651
Intangibles, net ...........................     23,479      258,779
Prepaid AOL marketing costs ................     35,212           --
Other assets ...............................      5,880          326
                                               --------    ---------
   Total Assets ............................   $290,273    $ 370,448
                                               ========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued expenses:
  Trade and other ..........................   $ 29,005    $  33,498
  Partitions ...............................     5,081           --
  Sales and excise taxes payable ...........     1,808           --
  Other ...................................      1,220           --
 Current portion of long-term debt and
  capital lease obligations ................        --       15,374
                                               -------     --------
   Total current liabilities ...............    37,114       48,872
   Long-term debt and capital lease
     obligations, less current portion .....        --      239,988
 Redeemable put warrant ....................        --          816
 Convertible preferred stock ...............        --       25,000
 Special preferred stock ...................        --       14,757
                                              --------    ---------
   Total liabilities .......................    37,114      329,433
                                              --------    ---------
STOCKHOLDERS' EQUITY:
 Preferred stock ...........................        --            8
 Common stock ..............................       647           63
 Additional paid-in capital  ...............   233,465       76,379
 Retained earnings (deficit) ...............    23,607      (35,435)
 Treasury stock  ...........................    (4,560)          --
                                              --------    ---------
   Total stockholders' equity ..............   253,159       41,015
                                              --------    ---------
   Total liabilities and stockholders'
     equity ................................  $290,273    $ 370,448
                                              ========    =========
                                                                                                                PRO FORMA
                                                                                                                 COMBINED
                                                                           PRO FORMA                            TO REFLECT
                                                                            COMBINED                              EQUITY
                                                                           TO REFLECT                            RELATED
                                                   EQUITY RELATED        EQUITY RELATED          OTHER          AND OTHER
                                                     PRO FORMA             PRO FORMA           PRO FORMA        PRO FORMA
                                                    ADJUSTMENTS           ADJUSTMENTS         ADJUSTMENTS       ADJUSTMENTS
                                             -------------------------- ---------------- --------------------- ------------
ASSETS
CURRENT ASSETS:
 Cash, cash equivalents and investments .... $           --               $   44,929      $     (21,500)(2f)   $  23,429
 Accounts receivable, net ..................             --                   73,144                 --           73,144
 Advances to partitions and note receiv-
  ables ....................................             --                   27,639                 --           27,639
 Inventories ...............................             --                    4,063                 --            4,063
 Prepaid AOL marketing costs-current .......             --                   60,086                 --           60,086
 Prepaid expenses and other current as-
  sets .....................................             --                   12,509              3,400 (2g)      15,909
                                             --------------               ----------      -------------        ---------
   Total current assets ....................             --                  222,370            (18,100)         204,270
Property and equipment, net ................             --                  114,024                 --          114,024
Investments in affiliates ..................             --                      651                 --              651
Intangibles, net ...........................             --                  282,258                             282,258
Prepaid AOL marketing costs ................             --                   35,212                 --           35,212
Other assets ...............................             --                    6,206                 --            6,206
                                             --------------               ----------      -------------        ---------
   Total Assets ............................ $           --               $  660,721      $     (18,100)       $ 642,621
                                             ==============               ==========      =============        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued expenses:
  Trade and other .......................... $         (843)(2e)          $   61,660      $      19,000 (2g)   $  80,660
  Partitions ...............................             --                    5,081                 --            5,081
  Sales and excise taxes payable ...........             --                    1,808                 --            1,808
  Other ....................................             --                    1,220                 --            1,220
 Current portion of long-term debt and
  capital lease obligations ................             --                   15,374                 --           15,374
                                             --------------               ----------      -------------        ---------
   Total current liabilities ...............           (843)                  85,143             19,000          104,143
   Long-term debt and capital lease
     obligations, less current portion .....             --                  239,988                 --          239,988
 Redeemable put warrant ....................             --                      816                 --              816
 Convertible preferred stock ...............        (25,000)(2e)                  --                 --               --
 Special preferred stock  ..................             --                   14,757            (14,757)(2f)          --
                                             --------------               ----------      -------------        ---------
   Total liabilities .......................        (25,843)                 340,704              4,243          344,947
                                             --------------               ----------      -------------        ---------
STOCKHOLDERS' EQUITY:
 Preferred stock ...........................                (4)(2b)                1                 --                1
                                                            (3)(2c)(2d)
 Common stock ..............................             23 (2a)                 762                 --              762
                                                          3 (2c)
                                                         22 (2e)
                                                          4 (2b)
 Additional paid-in capital ................            (23)(2a)             335,642                 --          335,642
                                                     25,821 (2e)
 Retained earnings (deficit) ...............             --                  (11,828)            (6,743)(2f)     (34,171)
                                                                                                (15,600)(2g)
 Treasury stock ............................             --                   (4,560)                --           (4,560)
                                             --------------               ----------      -------------        ---------
   Total stockholders' equity ..............         25,843                  320,017            (22,343)         297,674
                                             --------------               ----------      -------------        ---------
   Total liabilities and stockholders'
     equity ................................ $           --               $  660,721      $     (18,100)       $ 642,621
                                             ==============               ==========      =============        =========

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                 PRO
                                                                                FORMA
                                                HISTORICAL     HISTORICAL     COMBINED
                                                 TEL-SAVE         STF         HISTORICAL
                                               ------------   ------------   -----------
Sales ......................................    $146,192       $  95,618     $241,810
Cost of sales ..............................     146,081          46,630      192,711
                                                --------       ---------     --------
Gross profit ...............................         111          48,988       49,099
Selling, general and administrative  .......       7,953          34,334       42,287
                                                --------       ---------     --------
Operating income (loss) ....................      (7,842)         14,654        6,812
Other income (expenses):
 Equity in loss of affiliate ...............          --            (186)        (186)
 Net interest expense ......................          --         (14,480)     (14,480)
 Investment and other income, net ..........       7,128              --        7,128
                                                --------       ---------     --------
Loss before provision (benefit) for in-
 come taxes                                         (714)            (12)        (726)
Provision (benefit) for income taxes .......        (279)            208          (71)
                                                --------       ---------     --------
Net loss ...................................    $   (435)      $    (220)    $   (655)
                                                ========       =========     ========
Preferred stock dividends ..................          --           2,299        2,299
                                                --------       ---------     --------
Net loss applicable to common stock ........    $   (435)      $  (2,519)    $ (2,954)
                                                ========       =========     ========
Net loss per share -- primary(1),(3) .......    $  (0.01)      $   (0.16)    $  (0.04)
                                                ========       =========     ========
Weighted average common and com-
 mon equivalent shares outstanding
 -- primary(1),(3) .........................      66,367          15,788       74,957
                                                ========       =========     ========
Net loss per share -- fully dilut-
 ed(1),(3) .................................    $  (0.01)      $   (0.16)    $  (0.04)
                                                ========       =========     ========
Weighted average common and com-
 mon equivalent shares outstanding
 -- fully diluted(1),(3) ...................      66,479          15,788       75,069
                                                ========       =========     ========

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              PRO FORMA
                                                HISTORICAL     HISTORICAL     COMBINED
                                                 TEL-SAVE         STF         HISTORICAL
                                               ------------   ------------   -----------
Sales ......................................     $232,424      $ 157,241     $389,665
Cost of sales ..............................      200,597         82,572      283,169
                                                 --------      ---------     --------
Gross profit ...............................       31,827         74,669      106,496
Selling, general and administrative ........       10,039         55,329       65,368
                                                 --------      ---------     --------
Operating income ...........................       21,788         19,340       41,128
Other income (expenses):
 Equity in loss of affiliate ...............           --         (3,927)      (3,927)
 Interest expense ..........................           --        (22,888)     (22,888)
 Investment and other income, net ..........       10,585             --       10,585
                                                 --------      ---------     --------
Income (loss) before provision for in-
 come taxes and extraordinary item .........       32,373         (7,475)      24,898
Provision for income taxes .................       12,205            783       12,988
                                                 --------      ---------     --------
Income (loss) before extraordinary
 item ......................................     $ 20,168      $  (8,258)    $ 11,910
                                                 ========      =========     ========
Preferred stock dividends ..................           --          2,366        2,366
                                                 --------      ---------     --------
Income (loss) before extraordinary
 item applicable to common stock-
 holders  ..................................     $ 20,168      $ (10,624)    $  9,544
                                                 ========      =========     ========
Income (loss) before extraordinary
 item per share-primary (1),(3) ............     $   0.35      $   (0.77)    $   0.15
                                                 ========      =========     ========
Weighted average common and com-
 mon equivalent shares outstanding -
 primary (1),(3) ...........................       57,002         13,787       64,504
                                                 ========      =========     ========
Income (loss) before extraordinary
 item per share-fully diluted (1),(3) ......     $   0.35      $   (0.77)    $   0.15
                                                 ========      =========     ========
Weighted average common and com-
 mon equivalent shares outstanding -
 fully diluted (1),(3) .....................       58,027         13,787       65,529
                                                 ========      =========     ========

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                             PRO FORMA
                                               HISTORICAL     HISTORICAL     COMBINED
                                                TEL-SAVE         STF         HISTORICAL
                                              ------------   ------------   -----------
Sales .....................................     $180,102      $ 47,086       $227,188
Cost of sales .............................      156,121        28,872        184,993
                                                --------      --------       --------
Gross profit ..............................       23,981        18,214         42,195
Selling, general and administrative .......        6,280        16,188         22,468
                                                --------      --------       --------
Operating income ..........................       17,701         2,026         19,727
Other income (expenses):
 Equity in loss of affiliate ..............           --        (1,752)        (1,752)
 Gain on sale of subsidiary stock .........           --         1,375          1,375
 Interest expense .........................           --          (677)          (677)
 Investment and other income, net .........          331            --            331
                                                --------      --------       --------
Income before provision for income
 taxes ....................................       18,032           972         19,004
Provision for income taxes ................        7,213            45          7,258
                                                --------      --------       --------
Net income ................................     $ 10,819      $    927       $ 11,746
                                                ========      ========       ========
Preferred stock dividends .................           --           398            398
                                                --------      --------       --------
Net income applicable to common
 stockholders .............................     $ 10,819      $    529       $ 11,348
                                                ========      ========       ========
Net income per share - primary (1),(3) ....     $   0.32      $   0.06       $   0.30
                                                ========      ========       ========
Weighted average common and com-
 mon equivalent shares outstanding -
 primary (1),(3) ..........................       33,605         8,482         38,220
                                                ========      ========       ========
Net income per share - fully diluted
 (1),(3) ..................................     $   0.32      $   0.06       $   0.30
                                                ========      ========       ========
Weighted average common and com-
 mon equivalent shares outstanding -
 fully diluted (1),(3) ....................       33,605         8,482         38,220
                                                ========      ========       ========

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              PRO FORMA
                                                HISTORICAL     HISTORICAL     COMBINED
                                                 TEL-SAVE         STF         HISTORICAL
                                               ------------   ------------   -----------
Sales ......................................     $ 82,835      $ 45,367      $ 128,202
Cost of sales ..............................       70,104        26,172        96,276
                                                 --------      --------      --------
Gross profit ...............................       12,731        19,195        31,926
Selling, general and administrative ........        3,442        16,909        20,351
                                                 --------      --------      --------
Operating income ...........................        9,289         2,286        11,575
Other income (expenses):
 Minority interest in net income of
   subsidiaries ............................           --          (128)         (128)
 Interest expense ..........................           --          (359)         (359)
 Investment and other income, net ..........           66            --            66
                                                 --------      --------      --------
Income before provision for income
 taxes .....................................        9,355         1,799        11,154
Provision (benefit) for income taxes .......        3,742          (487)        3,255
                                                 --------      --------      --------
Net income .................................     $  5,613      $  2,286      $  7,899
                                                 ========      ========      ========
Preferred stock dividends ..................           --           478           478
                                                 --------      --------      --------
Net income applicable to common
 stockholders ..............................     $  5,613      $  1,808      $  7,421
                                                 =========     ========      =========
Net income per share - primary (1),(3) .....     $   0.18      $   0.27      $   0.22
                                                 =========     ========      =========
Weighted average common and com-
 mon equivalent shares outstanding -
 primary (1),(3) ...........................       30,663         6,792        34,359
                                                 =========     ========      =========
Net income per share - fully diluted
 (1),(3) ...................................     $   0.18      $   0.27      $   0.22
                                                 =========     ========      =========
Weighted average common and com-
 mon equivalent shares outstanding -
 fully diluted (1),(3) .....................       30,663         6,792        34,359
                                                 =========     ========      =========

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS


(1) EXCHANGE RATIO

     The Unaudited Pro Forma Combined Condensed Financial Statements contemplate that under the Merger Agreement, each outstanding share of STF Common Stock will be converted into 0.5441 shares of Tel-Save Common Stock, based on the Exchange Ratio (as defined in the Merger Agreement). See Note (3) below. This Exchange Ratio was used in computing share and per share amounts in the accompanying unaudited pro forma combined condensed financial statements.


(2) PRO FORMA ADJUSTMENTS

     Equity Related Adjustments:

       (a) To reflect the issuance of shares based on the 0.5441 Exchange Ratio, calculated as follows:


       15,715 shares of Common Stock x Exchange Ratio ..................   8,551
       8,551 shares @ $0.01 per value  .................................  $   86
       Adjustment to reflect the conversion of acquired STF Common Stock
        less issuance of Tel-Save Common Stock  ........................  $   23


       (b) To reflect the conversion of shares of the STF Series C Preferred Stock on a two-for-one basis into STF Common Stock (which were converted on July 25, 1997, August 1, 1997 and August 7, 1997).

       (c) To reflect the conversion of shares of the STF Series D Preferred Stock on a one-for-one basis into STF Common Stock (which were converted on July 23, 1997, July 30, 1997, September 17, 1997 and September 18, 1997).

       (d) To reflect the conversion of the remaining 57,950 shares of STF Series D Preferred on a one-for-one basis into Tel-Save Series A Preferred.

       (e) To reflect the conversion of STF Series I Preferred into Tel-Save Common Stock, calculated using the Exchange Ratio:


       Liquidation preference ($25,000 plus 4% accretion of
        $1,302)/$6.375  .............................................      4,126
       4,126 shares x Exchange Ratio   ..............................      2,245
       2,245 shares @ $0.01 par value  ..............................    $    22
       Additional paid-in capital ($25,843 less $22 par value) ......    $25,821


     Other Adjustments:

       (f) To reflect the redemption at liquidation preference value of STF Special Preferred for $21.5 million.

       (g) To reflect certain acquisition-related costs and expenses, net of $3,400 in income taxes, as described in the introduction to the "Unaudited Pro Forma Combined Condensed Financial Statements."

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

(3) The Unaudited Pro Forma Combined Condensed Financial Statements contemplate that the Closing Date Market Price (as defined in the Merger Agreement) will be equal to $21.5042 per share, assuming a Merger closing date of October 1, 1997. To the extent the Closing Date Market Price varies from $21.5042 per share, the weighted average common and common equivalent shares outstanding, and thus net income (loss) and income before extraordinary item per share, will vary as well. The following table represents net income (loss) and income before extraordinary item per share applicable to common stockholders if the Closing Date Market Price was $10.00, $21.5042 and $30.00 per share.


                                                                             CLOSING DATE MARKET PRICE
                                                                        ------------------------------------
                                                                         $10.0000    $21.5042     $30.0000
                                                                        ----------- ----------- ------------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE
                                                                                      AMOUNTS)
  Exchange Ratio ......................................................   1.1250      0.5441        0.4750
                                                                        ========    ========     =========
  SIX MONTHS ENDED JUNE 30, 1997:
    Net loss applicable to common stock ............................... $ (2,954)   $ (2,954)    $  (2,954)
                                                                        ========    ========     =========
    Net loss per share -- primary ..................................... $  (0.04)   $  (0.04)    $   (0.04)
                                                                        ========    ========     =========
    Weighted average common and common equivalent shares outstand-
     ing -- primary ...................................................   84,129      74,957        73,866
                                                                        ========    ========     =========
    Net loss per share -- fully diluted ............................... $  (0.04)   $  (0.04)    $   (0.04)
                                                                        ========    ========     =========
    Weighted average common and common equivalent shares outstand-
     ing -- fully diluted .............................................   84,241      75,069        73,978
                                                                        ========    ========     =========
  YEAR ENDED DECEMBER 31, 1996:
    Income before extraordinary item applicable to common stock ....... $  9,544    $  9,544     $   9,544
                                                                        ========    ========     =========
    Income before extraordinary item per share -- primary ............. $   0.13      $ 0.15       $  0.15
                                                                        ========    ========     =========
    Weighted average common and common equivalent shares outstand-
     ing -- primary ...................................................   72,512      64,504        63,551
                                                                        ========    ========     =========
    Income before extraordinary item per share -- fully diluted ....... $   0.13      $ 0.15       $  0.15
                                                                        ========    ========     =========
    Weighted average common and common equivalent shares outstand-
     ing -- fully diluted .............................................   73,537      65,529        64,576
                                                                        ========    ========     =========
  YEAR ENDED DECEMBER 31, 1995:
    Net income applicable to common stock ............................. $ 11,348    $ 11,348     $  11,348
                                                                        ========    ========     =========
    Net income per share -- primary ................................... $   0.26      $ 0.30       $  0.30
                                                                        ========    ========     =========
    Weighted average common and common equivalent shares outstand-
     ing -- primary ...................................................   43,147      38,220        37,634
                                                                        ========    ========     =========
    Net income per share -- fully diluted ............................. $   0.26      $ 0.30       $  0.30
                                                                        ========    ========     =========
    Weighted average common and common equivalent shares outstand-
     ing -- fully diluted .............................................   43,147      38,220        37,634
                                                                        ========    ========     =========
  YEAR ENDED DECEMBER 31, 1994:
    Income before extraordinary item applicable to common stock ....... $  7,421    $  7,421     $   7,421
                                                                        ========    ========     =========
    Income before extraordinary item per share - primary .............. $   0.19      $ 0.22          0.22
                                                                        ========    ========     =========
    Weighted average common and common equivalent shares outstand-
     ing -- primary ...................................................   38,304      34,359        33,889
                                                                        ========    ========     =========
    Income before extraordinary item per share - fully diluted ........ $   0.19      $ 0.22       $  0.22
                                                                        ========    ========     =========
    Weighted average common and common equivalent shares outstand-
     ing -- fully diluted .............................................   38,304      34,359        33,889
                                                                        ========    ========     =========

       SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JUNE 30, 1997
                                (IN THOUSANDS)


                                                     PRO FORMA
                                                      COMBINED                               DISCONTINUANCE
                                                     TO REFLECT                               OF TEL-SAVE'S
                                                   EQUITY RELATED    ACQUISITION OF STF         INTERNAL        PRO FORMA
                                                     AND OTHER      NOTES AND ISSUANCE OF     TELEMARKETING     COMBINED
                                                     PRO FORMA       TS NOTES PRO FORMA      OPERATIONS PRO     TEL-SAVE
                                                    ADJUSTMENTS          ADJUSTMENTS        FORMA ADJUSTMENTS    AND STF
                                                  ---------------- ----------------------- ------------------- -----------
ASSETS
CURRENT ASSETS:
 Cash, cash equivalents and investments .........    $  23,429       $      165,273 (1a)   $          --       $ 59,213
                                                                           (165,273)(1a)
                                                                            291,500 (1a)
                                                                           (254,716)(1a)
                                                                             (1,000)(1a)
 Accounts receivable, net .......................       73,144                   --                   --         73,144
 Advances to partitions and note receivables ....       27,639                   --                   --         27,639
 Inventories ....................................        4,063                   --                   --          4,063
 Prepaid AOL marketing costs-current ............       60,086                   --                   --         60,086
 Prepaid expenses and other current assets ......       15,909               13,612 (1a)           9,828 (1b)    39,349
                                                     ---------       -----------------     -------------       ---------
   Total current assets .........................      204,270               49,396                9,828        263,494
Property and equipment, net .....................      114,024                   --                   --        114,024
Investments in affiliates .......................          651                   --                   --            651
Intangibles, net ................................      282,258               (7,891)(1a)         (22,915)(1b)   252,452
Prepaid AOL marketing costs .....................       35,212                   --                   --         35,212
Other assets ....................................        6,206                1,000 (1a)              --         14,706
                                                                              7,500 (1a)
                                                                     --------------
   Total Assets .................................    $ 642,621       $       50,005        $     (13,087)      $679,539
                                                     =========       ==============        =============       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued expenses:
  Trade and other ...............................    $  80,660       $           --        $       2,285 (1b)  $ 82,945
  Partitions ....................................        5,081                   --                   --          5,081
  Sales and excise taxes payable ................        1,808                   --                   --          1,808
  Other .........................................        1,220                   --                   --          1,220
 Current portion of long-term debt and capital
  lease obligations .............................       15,374              (14,974)(1a)              --            400
                                                     ---------       --------------        -------------       ---------
   Total current liabilities ....................      104,143              (14,974)               2,285         91,454
   Long-term debt and capital lease obligations,
     less current portion .......................      239,988             (134,275)(1a)              --        331,244
                                                                            165,273 (1a)
                                                                           (165,273)(1a)
                                                                            (74,469)(1a)
                                                                            300,000 (1a)
   Redeemable put warrant .......................          816                   --                   --            816
   Convertible preferred stock ..................           --                   --                   --             --
   Special preferred stock ......................           --                   --                   --             --
                                                     ---------       --------------        -------------       ---------
   Total liabilities ............................      344,947               76,282                2,285        423,514
                                                     ---------       --------------        -------------       ---------
STOCKHOLDERS' EQUITY:
 Preferred stock ................................            1                   --                   --              1
 Common stock ...................................          762                   --                   --            762
 Additional paid-in capital .....................      335,642                   --                   --        335,642
 Retained earnings (deficit) ....................      (34,171)             (26,277)(1a)         (15,372)(1b)   (75,820)
 Treasury stock .................................       (4,560)                  --                   --         (4,560)
                                                     ---------       --------------        -------------       ---------
   Total stockholders' equity ...................      297,674              (26,277)             (15,372)       256,025
                                                     ---------       --------------        -------------       ---------
   Total liabilities and stockholders' equity ...    $ 642,621       $       50,005        $     (13,087)      $679,539
                                                     =========       ==============        =============       =========

  SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   PRO             MERGER
                                                  FORMA           RELATED
                                                 COMBINED        PRO FORMA
                                                HISTORICAL      ADJUSTMENTS
                                               ------------ --------------------
Sales ........................................ $ 241,810    $          --
Cost of sales ................................   192,711               --
                                               ---------    -------------
Gross profit .................................    49,099               --
Selling, general and administrative ..........    42,287               --
                                               ---------    -------------
Operating income (loss) ......................     6,812               --
Other income (expenses):
 Equity in loss of affiliate .................      (186)              --
 Net interest expense ........................   (14,480)
 Investment and other income, net ............     7,128             (538)(1d)
                                               ---------    -------------
Income (loss) before provision (benefit) for
 income taxes ................................      (726)            (538)
Provision (benefit) for income taxes .........       (71)            (183) (1g)
                                               ---------    -------------
Net income (loss) ............................ $    (655)   $        (355)
                                               =========    =============
Preferred stock dividends ....................     2,299           (2,299)(1e)
                                               ---------    -------------
Net income (loss) applicable to common stock   $  (2,954)   $       1,944
                                               =========    =============
Net income (loss) per share -- primary(2) .... $   (0.04)
                                               =========
Weighted average common and common
 equivalent shares outstanding --
 primary(2) ..................................    74,957
                                               =========
Net income (loss) per share -- fully
 diluted(2) .................................. $   (0.04)
                                               =========
Weighted average common and common
 equivalent shares outstanding -- fully
 diluted(2) ..................................    75,069
                                               =========

                                                  ACQUISITION
                                                     OF STF         DISCONTINUANCE
                                                   NOTES AND         OF TEL-SAVE'S        PRO
                                                  ISSUANCE OF          INTERNAL          FORMA
                                                    TS NOTES         TELEMARKETING      COMBINED
                                                   PRO FORMA        OPERATIONS PRO      TEL-SAVE
                                                  ADJUSTMENTS      FORMA ADJUSTMENTS    AND STF
                                               ------------------ ------------------- ------------
Sales ........................................ $         --           $ (33,540)       $208,270
Cost of sales ................................           --             (38,007)        154,704
                                               ------------           ---------        --------
Gross profit .................................           --               4,467          53,566
Selling, general and administrative ..........                               --          42,287
                                                                      ---------        --------
Operating income (loss) ......................           --               4,467          11,279
Other income (expenses):
 Equity in loss of affiliate .................           --                  --            (186)
 Net interest expense ........................        7,020 (1c)             --          (7,460)
 Investment and other income, net ............          920 (1f)         (2,704)          4,806
                                               ------------           ---------        --------
Income (loss) before provision (benefit) for
 income taxes ................................        7,940               1,763           8,439
Provision (benefit) for income taxes .........        2,700 (1g)            688           3,134
                                               ------------           ---------        --------
Net income (loss) ............................ $      5,240           $   1,075        $  5,305
                                               ============           =========        ========
Preferred stock dividends ....................           --                  --              --
                                               ------------           ---------        --------
Net income (loss) applicable to common stock . $      5,240           $   1,075        $  5,305
                                               ============           =========        ========
Net income (loss) per share -- primary(2) ....                                         $   0.07
                                                                                       ========
Weighted average common and common
 equivalent shares outstanding --
 primary(2) ..................................                                           74,957
                                                                                       ========
Net income (loss) per share -- fully
 diluted(2) ..................................                                         $   0.07
                                                                                       ========
Weighted average common and common
 equivalent shares outstanding -- fully
 diluted(2) ..................................                                           75,069
                                                                                       ========

  SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                             ACQUISITION
                                                                                             OF STF NOTES        PRO
                                                                             MERGER          AND ISSUANCE       FORMA
                                                             PRO FORMA       RELATED         OF TS NOTES       COMBINED
                                                 PRO FORMA   COMBINED       PRO FORMA         PRO FORMA        TEL-SAVE
                                                 TEL-SAVE    STF & FII     ADJUSTMENTS       ADJUSTMENTS       AND STF
                                                ----------- ----------- ----------------- ------------------ ------------
Sales .........................................   $224,994  $184,524     $        --       $        --        $ 409,518
Cost of sales .................................    194,942    94,287              --                --          289,229
                                                 ---------  --------     -----------        ----------         --------
Gross profit ..................................     30,052    90,237              --                --          120,289
Selling, general and administrative ...........     10,039    66,868              --                --           76,907
                                                 ---------  --------     -----------        ----------         --------
Operating income ..............................     20,013    23,369              --                --           43,382
Other income (expenses):
 Equity in loss of affiliate ..................         --    (3,927)             --                --           (3,927)
 Interest expense .............................         --   (28,108)                            9,990 (1c)     (18,118)
 Investment and other income, net .............     10,585        --            (851)(1d)        1,839 (1f)      11,573
                                                 ---------  --------     -----------        ----------         --------
Income (loss) before provision for income
 taxes and extraordinary item .................     30,598    (8,666)           (851)           11,829           32,910
Provision for income taxes ....................     11,536       773            (289)(1g)        4,022 (1g)      16,042
                                                 ---------  --------     -----------        ----------         --------
Income (loss) before extraordinary item .......   $ 19,062  $ (9,439)    $      (562)      $     7,807        $  16,868
                                                 =========  ========     ===========        ==========         ========
Preferred stock dividends .....................         --     3,241          (3,241)(1e)           --               --
                                                 ---------  --------     -----------        ----------         --------
Income (loss) before extraordinary item ap-
 plicable to common stockholders ..............   $ 19,062  $(12,680)    $     2,679       $     7,807        $  16,868
                                                 =========  ========     ===========        ==========         ========
Income (loss) before extraordinary item per
 share -- primary(2) ..........................   $   0.33  $  (0.85)                                         $    0.26
                                                 =========  ========                                          =========
Weighted average common and common
 equivalent shares outstanding -- primary
 (2) ..........................................     57,002    14,967                                             65,146
                                                 =========  ========                                          =========
Income (loss) before extraordinary item per
 share -- fully diluted(2) ....................   $   0.33  $  (0.85)                                         $    0.25
                                                 =========  ========                                          =========
Weighted average common and common
 equivalent shares outstanding -- fully dilut-
 ed(2) ........................................     58,027    14,967                                             66,171
                                                 =========  ========                                          =========

              NOTES TO SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS


(1) PRO FORMA ADJUSTMENTS


     Balance Sheet Adjustments:

       (a) To reflect Tel-Save's acquisition of the STF Notes, the repayment of STF's Credit Facility Term Loans by Tel-Save and funds for general corporate purposes from the issuance of the TS Notes, the elimination of the investment in STF Notes and the related intercompany payables, fees associated with short term margin and bridge loans used by Tel-Save to finance the acquisition of the STF Notes prior to the issuance of the TS Notes, the write-off of deferred debt issue costs and premium over the carrying value and the tax benefit related to such interest, fees and write-offs.


       Issuance of TS Notes ..........................................    $ 300,000
       Underwriter's discount on issuance of TS Notes ................       (7,500)
       Debt issue costs ..............................................       (1,000)
                                                                          ---------
       Net proceeds ..................................................    $ 291,500
                                                                          =========
       Application of net proceeds:
       Repayment of debt used to acquire STF Notes ...................    $ 165,273
       Repayment of STF Credit Facility Term Loans ...................       89,443
       General corporate purposes ....................................       36,784
                                                                          ---------
       Total .........................................................    $ 291,500
                                                                          =========
       Tel-Save cost of acquisition of STF Notes .....................    $ 165,273
       Carrying value of STF Notes on STF's books ....................      134,275
                                                                          ---------
       Premium paid over carrying value ..............................       30,998
       Fees on short-term margin and bridge loans ....................        1,000
       Write-off of deferred financing costs .........................        7,891
                                                                          ---------
       Total non-recurring charges ...................................       39,889
       Less: Tax benefit related to non-recurring charges ............       13,612
                                                                          ---------
       Net change ....................................................    $  26,277
                                                                          =========


       (b) To reflect certain discontinuance related costs and expenses, net of $9,828 in income taxes, as described in the introduction to the "Unaudited Pro Forma Combined Condensed Financial Statements."

     Operating Results Adjustments:

       (c) To reflect the differential between (i) the interest expense and the amortization of the STF Notes discount and deferred STF financing costs recorded as interest expense in connection with the STF Notes and Credit Facility Term Loans and (ii) the interest expense and the amortization of deferred debt issue costs on the TS Notes.


                                                                         SIX MONTHS
                                                          YEAR ENDED       ENDED
                                                           12/31/96       6/30/97
                                                         ------------   -----------
       Interest, amortization of discount and deferred
        financing costs recorded by STF on STF Notes
        and Credit Facility Term Loans ...............     $21,786        $14,470
       Interest and amortization of underwriters' dis-
        count and debt issue costs on TS Notes              11,796          7,450
                                                           -------        -------
                                                           $ 9,990        $ 7,020
                                                           =======        =======

       (d) To reflect reduction in interest income at 5% on the cash used for the redemption of the STF Special Preferred.

       (e) To reflect the elimination of STF Special Preferred dividends.

       (f) To reflect the increase in interest income on the unapplied proceeds from the issuance of the Notes.

       (g) To reflect the tax effect on the decrease in net interest expense and the increase in interest income.

(2) The Supplemental Pro Forma Combined Condensed Financial Statements contemplate that under the Merger Agreement, each outstanding share of STF Common Stock will be converted into 0.5441 shares of Tel-Save Common Stock, based on the Exchange Ratio (as defined in the Merger Agreement). The
    Supplemental Unaudited Pro Forma Combined Condensed Financial Statements also contemplate that the Closing Date Market Price (as defined in the Merger Agreement) will be equal to $21.5042 per share, assuming a Merger closing date of October 1, 1997. To the extent the Closing Date Market Price varies from $21.5042 per share, the weighted average common and common equivalent shares outstanding, and thus net income and income before extraordinary item per share, will vary as well. The following table represents net income and income before extraordinary item per share applicable to common stockholders if the Closing Date Market Price was $10.00, $21.5042 and $30.00 per share.


                                                                            CLOSING DATE MARKET PRICE
                                                                        ----------------------------------
                                                                         $10.0000    $21.5042    $30.0000
                                                                        ----------- ----------- ----------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE
                                                                                     AMOUNTS)
  Exchange Ratio ......................................................     1.1250      0.5441      0.4750
                                                                         =========   =========   =========
  SIX MONTHS ENDED JUNE 30, 1997:
    Net income applicable to common stock .............................  $   5,305   $   5,305   $   5,305
                                                                         =========   =========   =========
    Net income per share -- primary ...................................  $    0.06     $  0.07     $  0.07
                                                                         =========   =========   =========
    Weighted average common and common equivalent shares outstand-
     ing -- primary                                                         84,129      74,957      73,866
                                                                         =========   =========   =========
    Net income per share -- fully diluted   ...........................  $    0.06     $  0.07     $  0.07
                                                                         =========   =========   =========
    Weighted average common and common equivalent shares outstand-
     ing -- fully diluted                                                   84,241      75,069      73,978
                                                                         =========   =========   =========
  YEAR ENDED DECEMBER 31, 1996:
    Income before extraordinary item applicable to common stock  ......  $  16,868   $  16,868   $  16,868
                                                                         =========   =========   =========
    Income before extraordinary item per share -- primary  ............  $    0.23     $  0.26     $  0.26
                                                                         =========   =========   =========
    Weighted average common and common equivalent shares outstand-
     ing -- primary                                                         73,840      65,146      64,111
                                                                         =========   =========   =========
    Income before extraordinary item per share -- fully diluted  ......  $    0.23     $  0.25     $  0.26
                                                                         =========   =========   =========
    Weighted average common and common equivalent shares outstand-
     ing -- fully diluted                                                   74,865      66,171      65,136
                                                                         =========   =========   =========

                              PRO FORMA TEL-SAVE
  SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 DISCONTINUANCE
                                                                  OF TEL-SAVE'S
                                                                    INTERNAL
                                                                  TELEMARKETING
                                                 HISTORICAL      OPERATIONS PRO       PRO FORMA
                                                  TEL-SAVE      FORMA ADJUSTMENTS     TEL-SAVE
                                                ------------   -------------------   ----------
Sales .......................................     $232,424          $ (7,430)         $224,994
Cost of sales ...............................      200,597            (5,655)          194,942
                                                  --------          --------          --------
Gross profit (loss) .........................       31,827            (1,775)           30,052
Selling, general and administrative .........       10,039                --            10,039
                                                  --------          --------          --------
Operating income (loss) .....................       21,788            (1,775)           20,013
Investment and other income, net ............       10,585                --            10,585
                                                  --------          --------          --------
Income (loss) before provision for income
 taxes and  .................................       32,373            (1,775)           30,598
Provision for income taxes ..................       12,205              (669)           11,536
                                                  --------          --------          --------
Net income ..................................     $ 20,168          $ (1,106)         $ 19,062
                                                  ========          ========          ========
Net income extraordinary per share -- pri-
 mary .......................................     $   0.35                            $   0.33
                                                  ========                            ========
Weighted average common and common
 equivalent shares outstanding -- primary ...       57,002                              57,002
                                                  ========                            ========
Net income per share -- fully diluted .......     $   0.35                            $   0.33
                                                  ========                            ========
Weighted average common and common
 equivalent shares outstanding -- fully
 diluted ....................................       58,027                              58,027
                                                  ========                            ========

                                   STF & FII
  SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               ACQUISITION OF
                                                                FII FOR THE
                                                                 PERIOD OF
                                                              JANUARY 1, 1996-                         PRO FORMA
                                                               MARCH 13, 1996        PRO FORMA          COMBINED
                                               HISTORICAL        PRO FORMA          ADJUSTMENTS         STF AND
                                                  STF           ADJUSTMENTS             FII               FII
                                              ------------   ------------------   ----------------   --------------
Sales .....................................    $ 157,241         $ 27,283          $       --         $  184,524
Cost of sales .............................       82,572           11,917                (202)(1)         94,287
                                               ---------         --------          ----------         ----------
Gross profit ..............................       74,669           15,366                 202             90,237
Selling, general and administrative .......       55,329           10,737               1,414 (2)         66,868
                                                                                         (612)(1)
                                                                                   ----------
Operating income ..........................       19,340            4,629                (600)            23,369
Other income (expenses):
 Equity in loss of affiliate   ............       (3,927)              --                  --             (3,927)
 Interest expense  ........................      (22,888)          (4,373)               (622)(5)        (28,108)
                                                                                         (247)(3)
                                                                                           22 (4)
                                                                                   ----------
Income (loss) before provision for in-
 come taxes and extraordinary item .              (7,475)             256              (1,447)            (8,666)
Provision for income taxes  ...............          783               --                 (10)(6)            773
                                               ---------         --------          ----------         ----------
Income (loss) before extraordinary
 item  ....................................    $  (8,258)        $    256          $   (1,437)        $   (9,439)
                                               =========         ========          ==========         ==========
Preferred stock dividends   ...............        2,366              963                 (88)(7)          3,241
                                               ---------         --------          ----------         ----------
Loss before extraordinary item appli-
 cable to common stockholders                  $ (10,624)        $   (707)         $   (1,349)        $  (12,680)
                                               =========         ========          ==========         ==========
Loss before extraordinary item per
 share-primary  ...........................    $   (0.77)                                             $    (0.85)
                                               =========                                              ==========
Weighted average common and com-
 mon equivalent shares outstanding-
 primary  .................................       13,787                                1,180             14,967
                                               =========                           ==========         ==========
Loss before extraordinary item per
 share-fully diluted  .....................    $   (0.77)                                             $    (0.85)
                                               =========                                              ==========
Weighted average common and com-
 mon equivalent shares outstanding-
 fully diluted  ...........................       13,787                                1,180             14,967
                                               =========                           ==========         ==========



----------

(1) To reflect the estimated effect of certain cost savings and increases associated with the consolidation of the operations of STF and FII:

  Net S, G & A savings       .  $612
  Network Savings   .........    202
                                -----
                                $814
                                =====


(2) To reflect the amortization ($1,581) of the goodwill resulting from the purchase of FII offset by the elimination of goodwill previously recorded on FII"s books ($167).

(3) To reflect the amortization of capitalized financing fees of $9,646 associated with the assumption of $240,000 in new debt. Additional interest expense was recorded based on an amortization period of 10 years for $5,120 of the fees and 7 years for the remaining $4,526. The allocation of fees was based on the actual costs incurred for the respective amounts of zero coupon bonds and bank debt issued.

(4) To reflect the reclassification of the amortization of certain deferred costs resulting from the retiring of STF's existing credit facility.

(5) A pro forma adjustment has been made to reflect the reduction in interest expense relating to the net change in outstanding debt as described in (3) above as if it had occurred on January 1, 1996.


  $115 million in zero coupon bonds 12 1/4% ..  $  2,935
  $125 million in bank debt 8.6% interest ....     2,240
  Retirement of 12 1/4% notes ................    (3,190)
  Retirement of FII indebtedness .............    (1,275)
  Retirement of STF indebtedness .............       (88)
                                                --------
                                                $    622
                                                ========


A 1/2% change in the estimated interest rates for the $125 million in bank debt would result in a change in the interest expense of $156 on an annual basis.

(6) To reduce state income taxes to an estimated minimum required amount.

(7) To reflect the issuance of new preferred stock and the retirement of FII preferred stock.


  Preferred stock dividends added:
  STF cumulative preferred stock dividends .......    $ (625)
  STF special preferred stock dividends ..........      (250)
  Preferred stock dividends eliminated:
  FII preferred stock dividends ..................       963
                                                      ------
                                                      $   88
                                                      ======

                     DESCRIPTION OF TEL-SAVE CAPITAL STOCK

     Tel-Save's authorized capital stock consists of 100,000,000 shares of Tel-Save Common Stock and 5,000,000 shares of undesignated Preferred Stock, $.01 par value per share. As of October 8, 1997, 65,610,949 shares of Tel-Save Common Stock were issued and outstanding, 427,566 shares were issued and held in treasury, 8,388,108 shares were reserved for issuance upon exercise of outstanding stock options, 12,997,000 shares were reserved for issuance upon exercise of outstanding warrants to purchase shares of Tel-Save Common Stock and 12,185,833 shares were reserved for issuance upon conversion of outstanding convertible notes of Tel-Save. There were no shares of Preferred Stock designated or issued. For further information about Tel-Save's authorized capital stock, reference is made to Tel-Save's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


COMMON STOCK

     If the Charter Amendment is approved (whether or not the Merger is approved and consummated), upon the filing of the Certificate of Amendment of the Tel-Save Charter with the Secretary of State of the State of Delaware, the authorized Tel-Save Common Stock will increase from 100,000,000 to 300,000,000, and the authorized capital stock of Tel-Save will increase from 105,000,000 to 305,000,000.

     In connection with the Merger, up to 28,515,233 shares of Tel-Save Common Stock may be issued to holders of STF Common Stock and holders of STF Series I Preferred. If the Merger, but not the Charter Amendment, is approved, upon the filing of the Certificate of Merger of Merger Sub with the Secretary of State of the State of Delaware, the authorized Tel-Save Common Stock will increase from 100,000,000 by such number of shares as is required to satisfy the issuances of Tel-Save Common Stock pursuant to the Merger Agreement. See "THE MERGER AGREEMENT -- Conversion of Shares."


PREFERRED STOCK

     If the Merger and the Charter Amendment is approved, upon the filing of the certificate of designation with the Secretary of State of the State of Delaware relating thereto, the Tel-Save Series A Preferred will be created.

     In connection with the Merger, Tel-Save Series A Preferred will be issued to holders of STF Series D Preferred.


     TEL-SAVE SERIES A PREFERRED STOCK

     Dividends. The holders of the Tel-Save Series A Preferred will be entitled to receive dividends in cash at the annual rate of $0.2375 per share (subject to appropriate adjustment) payable in equal quarterly payments in arrears on the last day of each calendar quarter in each year. Such dividend will be payable in preference and priority to any payment of any cash dividend on the Tel-Save Common Stock or any other capital stock of Tel-Save, except the Tel-Save Series A Preferred, and no dividend can be declared, paid or set aside for payment on any other capital stock of Tel-Save junior to the Tel-Save Series A Preferred unless all cumulative dividends on the Tel-Save Series A Preferred have been declared and paid. The dividend will be cumulative and accrue, without interest, from the date of issue of the Tel-Save Series A Preferred.

     Liquidation Preference. Upon the liquidation, dissolution or winding up of Tel-Save, the Tel-Save Series A Preferred will be entitled to be paid a liquidation preference of $4.75 per share, before any payment is made to the holders of junior securities.

     Voting Rights. The Tel-Save Series A Preferred will not be entitled to vote, except on issues that amend, alter or repeal the preferences, special rights or other powers of the Tel-Save Series A Preferred, for which the affirmative vote of a majority of the then outstanding Tel-Save Series A Preferred voting as a class is required.

     Conversion. Each share of Tel-Save Series A Preferred will be convertible, at the option of the holder, at any time, into such number of shares of Tel-Save Common Stock as equals the Exchange Ratio (subject to appropriate adjustments for stock splits, stock dividends, combinations or other similar recapitalizations affecting the Tel-Save Series A Preferred). The conversion rate will be subject to adjustment upon the occurrence of customary adjustment events including, but not limited to, stock dividends, stock subdivisions and reclassification, mergers or combinations.

     Optional Redemption. Tel-Save may, at the option of its board of directors, redeem the Tel-Save Series A Preferred, in whole or in part by paying $7.00 per share (subject to appropriate adjustments for stock splits, stock dividends, combinations or other similar recapitalizations affecting the Tel-Save Series A Preferred) in cash for each share of Tel-Save Series A Preferred redeemed. There is no restriction on the redemption of the Tel-Save Series A Preferred while there is any arrearage in the payment of accrued dividends on the Tel-Save Series A Preferred.

     Ranking. With respect to dividend rights and rights on liquidation, winding up and dissolution, the Tel-Save Series A Preferred ranks senior and prior to the Tel-Save Common Stock.


TRANSFER AGENT

     The transfer agent for the Tel-Save Common Stock is, and the transfer agent for the Tel-Save Preferred will be, First City Transfer Company.


                       COMPARISON OF STOCKHOLDER RIGHTS

     Tel-Save and STF are both organized under the laws of the State of Delaware. Any differences, therefore, between the rights of Tel-Save stockholders and the rights of STF stockholders arise solely from differences between each corporation's certificate of incorporation and bylaws.

     The following summary sets forth certain material differences between the rights of Tel-Save stockholders and the rights of STF stockholders and is qualified in its entirety by reference to the Tel-Save Charter, the Tel-Save Bylaws and STF's Restated Certificate of Incorporation (the "STF Charter") and Bylaws (the "STF Bylaws").


AUTHORIZED CAPITAL STOCK

     The authorized capital stock of Tel-Save currently consists of 100,000,000 shares of Tel-Save Common Stock and 5,000,000 shares of undesignated Preferred Stock, $0.01 par value per share (the "Tel-Save Preferred Stock"). As of October 8, 1997, 65,610,949 shares of Tel-Save Common Stock were issued and outstanding. There were no shares of Tel-Save Preferred Stock designated or issued. The authorized capital stock of STF consists of 50,000,000 shares of STF Common Stock and 25,000,000 shares of Preferred Stock, $0.01 par value per share (the "STF Preferred Stock"). As of October 8, 1997, 17,167,905 shares of STF Common Stock were issued and outstanding, and 507,950 shares of STF Preferred Stock were issued and outstanding. Of the STF Preferred Stock, the Company has authorized (a) 250,000 shares of STF Series I Preferred; (b) 200,000 shares of STF Special Preferred; (c) 5,000,000 shares of STF Series D Preferred; and (d) 1,000,000 shares of STF Series D Preferred.

     If the Merger is consummated, all of the shares of STF Preferred will cease to exist. Shares of Tel-Save Common Stock will be issued in exchange for the shares of STF Series I Preferred outstanding at the Effective Time, and Tel-Save Warrants will be issued for the Assumed Warrants outstanding at the Effective Time. Shares of Tel-Save Series A Preferred with substantially identical terms will be issued in exchange for the shares of STF Series D Preferred outstanding at the Effective Time. See "DESCRIPTION OF TEL-SAVE CAPITAL STOCK -- Preferred Stock."


VOTING RIGHTS

     The holders of Tel-Save Common Stock have one vote per share with respect to all matters submitted to a vote of the Tel-Save stockholders. Likewise, the holders of STF Common Stock have one vote per share with respect to all matters submitted to a vote of the STF stockholders.

PREEMPTIVE RIGHTS; CUMULATIVE VOTING

     Neither the Tel-Save Charter nor the STF Charter grants any preemptive rights to security holders. Moreover, neither the Tel-Save Charter nor the STF Charter provides for cumulative voting.


ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     Neither the Tel-Save Charter nor the Tel-Save Bylaws states whether stockholder action may be taken without a meeting. Therefore, under the DGCL, any action that may be taken at a meeting of Tel-Save stockholders may be taken without a meeting if a written consent setting forth the action to be taken is signed by the holders of not less than the minimum number of votes that would be necessary to take such action at a meeting of stockholders. The STF Bylaws states that no stockholder action may be taken without a meeting.


SPECIAL MEETINGS OF STOCKHOLDERS

     Under the Tel-Save Bylaws, a special meeting of the stockholders may be called by the Tel-Save Board, the Chairman of the Tel-Save Board or by Tel-Save stockholders representing at least fifty percent (50%) of the vote entitled to be cast at such meeting. Under the STF Bylaws, a special meeting of the stockholders may be called by the Chairman of the Board or by the Chairman of the Board upon the written request of stockholders representing at least ten percent (10%) of the vote entitled to be cast at such meeting.


QUORUM AND VOTING REQUIREMENTS FOR STOCKHOLDER MEETINGS

     The Tel-Save Bylaws contain no quorum or voting requirements for stockholder meetings. Therefore, under the DGCL, a majority of the issued and outstanding stock of Tel-Save entitled to vote at a meeting shall constitute a quorum for the transaction of business at such meeting. Under the DGCL, when a quorum is present, the affirmative vote of a majority of shares entitled to vote at the meeting on the subject matter is required to take action, in all matters other than the election of directors, who shall be elected by a plurality of shares entitled to vote at the meeting on the election of directors.

     The STF Bylaws provide that, except as otherwise provided by law, at least one-third of the issued and outstanding stock of STF entitled to vote at a meeting shall constitute a quorum for the transaction of business at such meeting. The STF Bylaws provide that when a quorum is present, the affirmative vote of a majority of the shares entitled to vote at the meeting on the subject matter is required to take action, in all matters other than the election of directors, who shall be elected by a plurality of shares entitled to vote at the meeting on the election of directors.


STOCKHOLDER PROPOSALS

     The Tel-Save Bylaws contain no advance notice requirements relating to stockholder proposals for business to be conducted at a stockholders' meeting, except that stockholder nominations for directors must be submitted to the Tel-Save Board not less than 14 nor more than 50 days prior to any such meeting called for the election of directors. The STF Bylaws provide that any business that expressly requires the vote of STF stockholders must be stated in the notice of the stockholders' meeting at which the business is proposed to be conducted.


BOARD OF DIRECTORS

     The Tel-Save Board is currently divided into three classes and consists of six directors who serve for three-year terms. The number of directors on the Tel-Save Board is subject to change by action of the Tel-Save Board but cannot be less than one (1) nor more than fifteen (15). The STF Board is also divided into three classes and consists of ten (10) directors who also serve for three-year terms. The number of directors on the STF Board is subject to change by action of the STF Board but cannot be less than three (3) one nor more than eleven (11).

VACANCIES AND NEWLY CREATED DIRECTORSHIPS

     The Tel-Save Bylaws do not contain any provisions relating to vacancies or newly-created directorships. Therefore, under the DGCL, any vacancy or newly-created directorship may be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

     Under the STF Bylaws, any vacancy or newly-created directorship in the STF Board shall be filled by the affirmative vote of a majority of the remaining directors and subsequently approved by a majority of the STF stockholders at their next annual meeting.


LIMITATION ON DIRECTOR'S LIABILITY

     The Tel-Save Charter provides that a director shall not be liable for monetary damages for breach of a fiduciary duty to the fullest extent permitted by the DGCL. The STF Charter provides that a director has no liability for breach of a fiduciary duty, except for liability as provided by the DGCL (i) for any breach of the duty of loyalty, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful dividend payments and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.


REMOVAL OF DIRECTORS

     Neither the Tel-Save Charter nor the Tel-Save Bylaws contains a provisions relating to the removal of directors. Neither the STF Charter nor the STF Bylaws contains a provisions relating to the removal of directors. Therefore, under the DGCL, a director of a corporation with a classified board of directors may be removed only for cause.


INDEMNIFICATION

     The Tel-Save Bylaws provide that Tel-Save shall to the fullest extent permitted by law indemnify its directors and executive officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and Tel-Save maintains policies of directors' and officers' liability insurance for this purpose. The STF Charter and the STF Bylaws are silent with respect to indemnification, but under the DGCL, a corporation has the power to indemnify its directors and executive officers, and STF maintains policies of directors' and officers' liability insurance for this purpose.


AMENDMENTS TO CHARTER AND BYLAWS

     Neither the Tel-Save Charter nor the STF Charter specifies the approvals necessary to amend the Tel-Save Charter and the STF Charter, respectively. Therefore, under the DGCL, any amendment to the Tel-Save Charter or the STF Charter must be approved by a majority of the outstanding shares of Tel-Save Common Stock or STF Common Stock, respectively. Any alteration, amendment or repeal of the Tel-Save Bylaws or the STF Bylaws must be approved by the affirmative vote of a majority of the Tel-Save or STF stockholders, as the case may be, or the Tel-Save or STF Board, as the case may be, or by unanimous written consent of the Tel-Save or STF Board, as the case may be.

             TEL-SAVE PROPOSAL 2: AMENDMENT OF TEL-SAVE'S CHARTER


     At the Tel-Save Meeting, Tel-Save stockholders will be asked to consider and vote upon the Charter Amendment to increase the number of shares of capital stock that Tel-Save has the authority to issue from 105,000,000 to 305,000,000 and the number of shares of Tel-Save Common Stock which Tel-Save has authority to issue from 100,000,000 to 300,000,000. The Charter Amendment will make no change in the authorized number of shares of Tel-Save Preferred Stock.

     As of October 8, 1997, 65,610,949 shares of Tel-Save Common Stock were issued and outstanding, 427,566 shares were issued and held in treasury, 8,388,108 shares were reserved for issuance upon exercise of outstanding stock options, 12,997,000 shares were reserved for issuance upon exercise of outstanding warrants to purchase shares of Tel-Save Common Stock and 12,185,833 shares were reserved for issuance upon conversion of outstanding convertible notes of Tel-Save, leaving 818,110 shares of Tel-Save Common Stock as of such date available for issuance or reservation for issuance. The Tel-Save Board believes the approval of the Charter Amendment is in the best interests of Tel-Save and its stockholders and recommends a vote FOR the amendment. The approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the shares of Tel-Save Common Stock outstanding on the record date.

     Tel-Save may use authorized and unissued shares of Tel-Save Common Stock for various other corporate purposes, including, but not limited to, possible future financing and acquisition transactions, possible recapitalizations through stock splits or stock dividends, issuances of additional stock options or awards, and other corporate purposes. Authorized and unissued shares of Tel-Save Common Stock may be issued for the foregoing purposes by the Tel-Save Board without further stockholder action unless the issuance is in connection with a transactions for which stockholder approval is otherwise required under the Tel-Save Charter, applicable law, regulation or agreement. The issuance of the additional shares of Tel-Save Common Stock proposed for authorization may have the effect of diluting existing stockholder earnings per share, book value per share and voting power. In addition, issuance of the shares of Tel-Save Common Stock proposed for authorization may be used to make a change in control of Tel-Save more difficult or costly by diluting stock ownership of persons seeking to obtain control of Tel-Save or permitting the Tel-Save Board to issue shares to purchasers favorable to the Tel-Save Board in opposing an effort to obtain control of Tel-Save. See "RISK FACTORS -- Control by Existing Stockholders; Anti-Takeover Considerations."

     If approved by Tel-Save's stockholders, the Charter Amendment would cause the first paragraph of the Article numbered "Fourth" of the Tel-Save's Charter to read as follows:

        The total number of shares of all classes of stock that the Corporation shall have authority to issue is 305,000,000, consisting of 5,000,000 shares of Preferred Stock, par value $0.01 per share, as more fully described in Section A below (the "Preferred Stock") and 300,000,000 shares of Common Stock, par value $0.01 per share, as more fully described in Section B below (the "Common Stock").

     The approval of the Merger Proposal and the consummation of the Merger are not conditions to the filing of the Charter Amendment. Furthermore, such approval and consummation would not, if the Charter Amendment is approved, increase the number of shares of Tel-Save Common Stock authorized beyond 300,000,000.

                  TEL-SAVE PROPOSAL 3: ELECTION OF DIRECTORS


GENERAL

     The Tel-Save Charter provides that the Tel-Save Board shall consist of not less than one nor more than 15 persons, the exact number to be fixed and determined from time to time by resolution of the Tel-Save Board. The Tel-Save Board has acted to fix the number of directors at eight (8), except that, if the Merger Proposal is not approved and the STF Designees are not elected as directors of Tel-Save, the number of directors has been fixed at six (6). Pursuant to the terms of the Tel-Save Charter, the Tel-Save Board is divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the annual meeting of stockholders in 1997 ("Class II"), the annual meeting of stockholders in 1998 ("Class I") and the annual meeting of stockholders in 1999 ("Class III"), respectively.

     At the Tel-Save Meeting, George Farley, Gary W. McCulla and Harold First are to be elected for terms expiring in 2000, 1999 and 1998, respectively, provided that, if the Merger Proposal is not approved and the STF Designees are not elected as directors, Messrs. Farley and McCulla will be considered Class II nominees for terms expiring in 2000, and Mr. First will be considered a Class III nominee for a term expiring in 1999. Other than the STF Designees, the nominees are currently directors of Tel-Save. Mr. Joseph Schenk, who had been a Class III director, resigned as a director and an officer of Tel-Save as of September 10, 1997.

     For information concerning the nominees for election, including the STF Designees, see "-- Biographical Information." Each director will serve until his successor has been elected and qualified. The proxies solicited hereby, unless directed to the contrary therein, will be voted for the nominees. Each of the nominees has consented to being named in this Joint Proxy Statement/Prospectus and to serve if elected. The Tel-Save Board has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if either occurs it is intended that the shares represented by proxies will be voted for such substituted nominee or nominees as the Tel-Save Board, in its discretion, may designate.


NOMINEES AND DIRECTORS

      CLASS II: NOMINEES WHOSE TERMS WILL EXPIRE IN 2000

      George Farley
      Anthony D. Autorino (1)
      Jeffrey J. Steiner (1)


      CLASS I: DIRECTORS WHOSE TERMS WILL EXPIRE IN 1998

      Daniel Borislow
      Harold First (2)
      Ronald R. Thoma

      CLASS III: DIRECTORS WHOSE TERMS WILL EXPIRE IN 1999

      Emanuel J. DeMaio
      Gary W. McCulla (2)


------------

1. To be elected by approval of the Merger Agreement and consummation of the Merger. See note (2) below.

2. If the Merger Proposal is not approved and the STF Designees are not elected as directors, Mr. First, described as a Class I nominee, will instead be a Class III nominee and Mr. McCulla, described as a Class III nominee, will instead be Class II nominee.

BIOGRAPHICAL INFORMATION

     The following sets forth certain biographical information, present occupation and business experience for the past five years for each of the nominees for election as directors, including the STF Designees, and the continuing Class I and Class III directors.

     Anthony D. Autorino, age 59. Mr. Autorino is the Chairman of the Board, Chief Executive Officer, and a Director of STF. Mr. Autorino has been Chairman and Chief Executive Officer of STF since January 1986. From January 1985 to January 1986, he was Chairman and Chief Executive Officer of ShareTech, a joint venture between United Technologies Corporation and AT&T. He was President of United Technologies Building System Company from 1981 to 1984 and was its Chairman and Chief Executive Officer from 1984 to 1985. Mr. Autorino joined the Hamilton Standard Division of United Technologies in 1960, holding the positions of Vice President, Executive Vice President and President of the Division. Mr. Autorino was Chairman of the firearms manufacturer Colt's Manufacturing Company, Inc. and of its parent company, CF Holding Corp. from March 1990 to March 1992. He also served as Acting Chief Executive Officer from September 1991 to December 1991. Mr. Autorino is also a director of FiberVision Corporation. Mr. Autorino serves on the Board of Directors of the Connecticut Children's Medical Center.

     Daniel Borislow, age 36. Mr. Borislow founded Tel-Save and has served as a director and as Chief Executive Officer of Tel-Save since its inception in 1989. Prior to founding Tel-Save, Mr. Borislow formed and managed a cable construction company.

     Emanuel J. DeMaio, age 38. Mr. DeMaio joined Tel-Save in February 1992 and currently serves as Chief Operations Officer. Prior to joining Tel-Save, from 1981 through 1992, Mr. DeMaio held various technical and managerial positions with AT&T.

     George Farley, age 59. Mr. Farley became Chief Financial Officer and Treasurer of Tel-Save effective October 29, 1997. Mr. Farley is formerly Group Vice President of Finance/Chief Financial Officer of Twin County, a food distribution company. Prior to joining Twin County in September 1995, Mr. Farley was a partner of BDO Seidman, LLP, where he had served as a partner since 1974.

     Harold First, age 61. Mr. First is a certified public accountant and is currently a Financial Consultant. Mr. First served as Chief Financial Officer of Icahn Holdings Corporation and related entities from December 1990 through December 1992. Mr. First currently serves as a director of Cadus Pharmaceutical Corporation, Marvel Entertainment Group, Inc., Panaco, Inc. and Toy Biz Inc. Mr. First has served as a director of Tel-Save since 1995.

     Gary W. McCulla, age 38. Mr. McCulla joined Tel-Save in March 1994 and currently serves as President and Director of Sales and Marketing. In 1991, Mr. McCulla founded GNC and was its President. Until March 1994, GNC was a privately-held independent marketing company and one of Tel-Save's partitions. At that time, Tel-Save acquired certain assets of GNC.

     Jeffrey J. Steiner, age 60. Mr. Steiner has been Vice Chairman of the Board and a Director of STF since March 1996. He has been Chairman of the Board and Chief Executive Officer of TFC since December 1985, and President of TFC since July 1, 1991. Mr. Steiner also served as President of TFC from November 1988 until January 1990. He has served as Chairman of the Board, Chief Executive Officer and President of Banner Aerospace since September 1993. He served as Vice Chairman of the Board of Rexnord Corporation from July 1992 to December 1993. He served as Chairman, President and Chief Executive Officer of FII from July 1991 until March 1996 and of RHI since 1988. Mr. Steiner is and for the past five years has been President of Cedco Holdings Ltd. He serves as a director of The Franklin Corporation, The Copley Fund, TFC and Banner Aerospace, Inc.

     Ronald R. Thoma, age 61. Mr. Thoma currently serves as Executive Vice President of Crown Cork and Seal Company, Inc., where he has been employed since 1955. Mr. Thoma has served as a director of Tel-Save since 1995.

COMPENSATION OF DIRECTORS

     Tel-Save pays non-employee directors an annual retainer of $20,000. In March, 1996, Tel-Save's employee directors approved the grant to each non-employee director of an option to purchase 40,000 shares of Tel-Save Common Stock. The Tel-Save Board may, from time to time in the future, grant options to non-employee directors. Non-employee directors also are reimbursed for reasonable expenses incurred in connection with attendance at Tel-Save Board meetings or meetings of committees thereof.


BOARD MEETINGS AND COMMITTEES

     The Tel-Save Board met or acted by unanimous written consent thirteen times in 1996. Each of the directors attended 75% or more of the aggregate of (1) the total number of Tel-Save Board meetings (held during the period for which he has been a director), and (2) the total number of meetings held by all committees of the Tel-Save Board on which he served (during the periods that he served).


     BOARD COMMITTEES

     The Tel-Save Board has established the following three committees, the function and current members of which are noted below.

     Executive Committee. The Executive Committee consists of Daniel Borislow (Chairman), Gary W. McCulla and Ronald R. Thoma. The Executive Committee has the authority to exercise all powers of the Board, except for actions that must be taken by the full Tel-Save Board under the DGCL. The Executive Committee met one time during 1996.

     Audit   Committee.   The  Audit  Committee   consists  of  Daniel  Borislow
(Chairman), Harold First and Ronald R. Thoma. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy of Tel-Save's internal accounting controls. The Audit Committee met or acted by unanimous consent two times during 1996.

     Compensation Committee. During 1996, the Compensation Committee consisted of Daniel Borislow (Chairman), Harold First and Ronald R. Thoma. The Compensation Committee is responsible for determining compensation for Tel-Save's executive officers and currently administers the 1995 Employee Stock Option Plan. The Compensation Committee met two times during 1996.

     Although the Tel-Save Board has not established a nominating or similar committee, the Tel-Save Board will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 402 of the Tel-Save Bylaws. The procedure provides that a notice relating to the nomination of directors must be timely given in writing by the notifying stockholder to the Chairman of the Tel-Save Board prior to the meeting. To be timely, notice relating to the nomination of directors must be delivered not less than 14 days nor more than 50 days prior to any such meeting of stockholders called for the election of directors. Notice to Tel-Save from a stockholder who proposes to nominate a person at a meeting for election as a director must be accompanied by each proposed nominee's written consent and contain, to the extent known to the notifying stockholder, the name, address and principal occupation of each proposed nominee. Such notice must also contain, to the extent known to the notifying stockholder, the total number of shares of capital stock of Tel-Save that will be voted for each of the proposed nominees, the name and address of the notifying stockholder and the number of shares of capital stock of Tel-Save owned by each notifying stockholder. Stockholder nominations not made in accordance with such procedure may be disregarded by the Chairman, who may instruct that all votes cast for each such nominee be disregarded.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Exchange Act, Tel-Save's directors and certain officers and persons who are the beneficial owners of more than 10 percent of the Tel-Save Common Stock are required to report their ownership of Tel-Save Common Stock, options and certain related securities and any changes in that ownership to the Commission. Specific due dates for these reports have been established, and Tel-Save is required to report in this Joint Proxy Statement/Prospectus any failure to file by such dates in 1996. Although Tel-Save believes that all of the required filings have been made, Tel-Save failed to inform Messrs. First and Thoma that the grant of certain stock options could not be reported on a deferred basis. As a result, the reports relating to the grant of those options was filed one month late. In making this statement, Tel-Save has relied on copies of the reporting forms received by it.

               TEL-SAVE PROPOSAL 4: RATIFICATION OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

     The Tel-Save Board, upon the recommendation of the Audit Committee, has appointed the firm of BDO Seidman, LLP as independent certified public accountants of Tel-Save for the 1997 fiscal year. This internationally known firm has served as Tel-Save's independent certified public accountants since 1995 and has no direct or indirect financial interest in Tel-Save.

     Although not legally required to do so, the Tel-Save Board is submitting the selection of BDO Seidman, LLP for ratification by the stockholders at the Tel-Save Meeting. If a majority of the shares of Tel-Save Common Stock represented in person or by proxy at the meeting is not voted for ratification (which is not expected), the Tel-Save Board will reconsider its appointment of BDO Seidman, LLP as independent certified public accountants for the 1997 fiscal year.

     Representatives of BDO Seidman, LLP are expected to be present at the Tel-Save Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                  TEL-SAVE PROPOSAL 5: GRANT OF STOCK OPTIONS

     In connection with entering into the employment agreement with Mr. Meyercord described herein, the non-employee members of the Compensation Committee agreed to grant as of September 5, 1996 an option to purchase 800,000 shares of Tel-Save Common Stock at a purchase price equal to $11.125, the then market price of a share of Tel-Save Common Stock (in each case, as adjusted for the two-for-one stock split). The grant of the option was conditioned on the receipt of Tel-Save Board's ratification, which was obtained, and the affirmative vote of a majority of the outstanding shares of Tel-Save Common Stock. Assuming stockholder approval is obtained, the option will become exercisable in installments as follows: (i) 266,666 shares on the first anniversary of the date of grant; (ii) 266,666 shares on the second anniversary of the date of grant; and (iii) 266,668 shares on the third anniversary of the date of grant. The option expires as to each installment two years after the date the installment becomes exercisable. The option becomes fully exercisable in the event of a change in control (as defined in the agreement relating to the option), unless Mr. Meyercord waives such vesting.

     Tel-Save is seeking stockholder approval of Mr. Meyercord's options in order to qualify such options for an exemption for "performance-based compensation" under Section 162(m) of the Code. Under Section 162(m) of the Code, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly-traded corporation to its chief executive officer and the four other most highly-compensated officers. Under this Code provision, however, there is no limitation on the deductibility of "performance-based compensation."

     Approval of the option grant will result in compensation expense equal to the difference between the exercise price and the market value of the Tel-Save Common Stock on the date of such approval to be amortized over the vesting period. Based on the closing price of Tel-Save Common Stock on October 24, 1997, such charge would have been approximately $11,300,000 if such approval had been received on such date.

                                 LEGAL MATTERS

     The validity of the shares of Tel-Save Common Stock to be issued in connection with the Merger will be passed upon for Tel-Save by Aloysius T. Lawn, IV, Esq., General Counsel of Tel-Save. As of the date of this Joint Proxy Statement/Prospectus, Mr. Lawn beneficially owns shares of Tel-Save Common Stock and options to purchase additional shares of Tel-Save Common Stock, which in the aggregate constitute less than .5% of the Tel-Save Common Stock outstanding. Certain tax matters will be passed upon by Arnold & Porter on behalf of Tel-Save. Certain tax matters will be passed upon by Cahill Gordon & Reindel (a partnership including a professional corporation) on behalf of STF.


                                    EXPERTS

     The consolidated financial statements and schedule of Tel-Save and subsidiaries incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     Representatives of BDO Seidman, LLP are expected to be present at the Tel-Save Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

     The consolidated financial statements of STF and subsidiaries at December 31, 1996 and for the year ended December 31, 1996 incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving such reports.

     The consolidated financial statements and schedule of STF and subsidiaries at December 31, 1995 and for each of the two years in the period ended December 31, 1995 incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, as indicated in their report, which includes an explanatory paragraph  relating  to the  changing  of  the  method  of  accounting  for  its investment in one of its subsidiaries, with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

     Representatives of Arthur Andersen LLP and Rothstein, Kass & Company, P.C. are expected to be present at the STF Special Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.


                         FUTURE STOCKHOLDER PROPOSALS

     The 1998 Annual Meeting of Stockholders of Tel-Save is expected to be held on or about May 20, 1998. Subject to the foregoing, in accordance with rules promulgated by the Commission, any Tel-Save stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by Tel-Save in connection with its 1998 Annual Meeting of Stockholders must do so no later than January 20, 1998 (which is 120 days prior to the anticipated mailing date of proxy materials for such meeting). Notices should be sent to the Corporate Secretary, Tel-Save Holdings, Inc., 6805 Route 202, New Hope, Pennsylvania 18938. Any Tel-Save stockholder desiring to submit a proposal should consult the applicable rules of the Commission.


                                 OTHER BUSINESS

     Tel-Save does not presently know of any matters that will be presented for action at the Tel-Save Meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.

                                     ANNEX A

                          AGREEMENT AND PLAN OF MERGER


                            Dated as of July 16, 1997


                                      Among


                            TEL-SAVE HOLDINGS, INC.,


                                   TSHCo, INC.


                                       and


                       SHARED TECHNOLOGIES FAIRCHILD, INC.

                                TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
AGREEMENT AND PLAN OF MERGER....................................................   5

ARTICLE I
MERGER..........................................................................   5

1.1.  The Merger................................................................   5
1.2.  Filing....................................................................   5
1.3.  Effective Time of the Merger..............................................   5

ARTICLE II
CERTIFICATE OF INCORPORATION; BY-LAWS; ETC......................................   5

2.1.  Certificate of Incorporation and By-Laws of Surviving Corporation.........   5
2.2.  Directors of Surviving Corporation........................................   5
2.3.  Board of Directors of Acquiror............................................   6
2.4.  Shareholders Agreement....................................................   6

ARTICLE III
MERGER CONSIDERATION; CONVERSION OR
CANCELLATION OF SHARES IN THE MERGER............................................   6

3.1.  Share Consideration; Conversion or Cancellation of Shares in the Merger...   6
3.2.  Payment for Shares in the Merger..........................................   8
3.3.  Fractional Shares.........................................................   9
3.4.  Transfer of Shares After the Effective Time...............................   9

ARTICLE IV
CERTAIN EFFECTS OF THE MERGER  .................................................  10

4.1.  Effect of the Merger......................................................  10
4.2.  Further Assurances........................................................  10

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY  .................................  10

5.1.  Organization and Qualification............................................  10
5.2.  Capital Stock of Subsidiaries.............................................  10
5.3.  Capitalization............................................................  11
5.4.  Authority Relative to This Agreement......................................  11
5.5.  No Violations, etc........................................................  11
5.6.  Commission Filings; Financial Statements..................................  12
5.7.  Absence of Changes or Events..............................................  12
5.8.  Joint Proxy Statement.....................................................  12
5.9.  Litigation................................................................  12
5.10.  Title to and Condition of Properties.....................................  13
5.11.  Contracts and Commitments................................................  13
5.12.  Labor Matters............................................................  13
5.13.  Compliance with Law......................................................  13
5.14.  Board Recommendation.....................................................  13
5.15.  Patents and Trademarks...................................................  13
5.16.  Taxes....................................................................  13
5.17.  Employee Benefit Plans; ERISA............................................  14


5.18.  Environmental Matters....................................................  16
5.19.  Disclosure...............................................................  16
5.20.  Absence of Undisclosed Liabilities.......................................  16
5.21.  Finders or Brokers.......................................................  17
5.22.  State Antitakeover Statutes..............................................  17
5.23.  Opinion of Financial Advisor.............................................  17
5.24.  Insurance................................................................  17
5.25.  Employment and Labor Contracts...........................................  17
5.26.  Pending Transactions.....................................................  17
5.27.  Indemnification Agreements...............................................  17
5.28.  Indemnified Liabilities..................................................  17

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.......................  18

6.1.  Organization and Qualification............................................  18
6.2.  Capital Stock of Subsidiaries.............................................  18
6.3.  Capitalization............................................................  18
6.4.  Authority Relative to This Agreement......................................  18
6.5.  No Violations, etc........................................................  18
6.6.  Commission Filings; Financial Statements..................................  19
6.7.  Absence of Changes or Events..............................................  19
6.8.  Joint Proxy Statement.....................................................  19
6.9.  Board Recommendation......................................................  20
6.10.  Disclosure...............................................................  20
6.11.  Finders or Brokers.......................................................  20
6.12.  Opinion of Financial Advisor.............................................  20

ARTICLE VII
CONDUCT OF BUSINESS OF ACQUIROR AND THE COMPANY PENDING THE MERGER..............  20

7.1.  Conduct of Business of the Company Pending the Merger.....................  20
7.2.  Conduct of Business of Acquiror Pending the Merger........................  21
7.3.  Permitted Conduct of the Company..........................................  22

ARTICLE VIII
COVENANTS AND AGREEMENTS........................................................  22

8.1.  Preparation of the Form S-4 and the Joint Proxy Statement;
        Stockholders Meetings................................... ...............  22
8.2.  Letters of the Company's Accountants......................................  23
8.3.  Letters of Acquiror's Accountants.........................................  23
8.4.  Additional Agreements; Cooperation........................................  23
8.5.  Publicity.................................................................  23
8.6.  No Solicitation...........................................................  23
8.7.  Access to Information.....................................................  25
8.8.  Notification of Certain Matters...........................................  25
8.9.  Resignation of Directors..................................................  25
8.10.  Indemnification..........................................................  25
8.11.  Fees and Expenses........................................................  26
8.12.  Affiliates...............................................................  26
8.13.  NASDAQ Listing...........................................................  26
8.14.  Stockholder Litigation...................................................  26
8.15.  Tax Treatment............................................................  26
8.16.  Pooling of Interests.....................................................  26
8.17.  Fairness Opinion.........................................................  26



ARTICLE IX
CONDITIONS TO CLOSING...........................................................  26
9.1.  Conditions to Each Party's Obligation to Effect the Merger................  26
9.2.  Conditions to Obligations of Acquiror.....................................  27
9.3.  Conditions to Obligations of the Company..................................  27

ARTICLE X
TERMINATION.....................................................................  28

10.1.  Termination..............................................................  28
10.2.  Effect of Termination....................................................  29

ARTICLE XI
MISCELLANEOUS...................................................................  29

11.1.  Nonsurvival of Representations and Warranties............................  29
11.2.  Closing and Waiver.......................................................  29
11.3.  Notices..................................................................  29
11.4.  Counterparts.............................................................  30
11.5.  Interpretation...........................................................  30
11.6.  Certain Definitions......................................................  31
11.7.  Amendment................................................................  31
11.8.  No Third Party Beneficiaries.............................................  31
11.9.  Governing Law............................................................  31
11.10.  Entire Agreement........................................................  31
11.11.  Validity................................................................  31

EXHIBIT A
Form of Company Affiliate Letter................................................  33

ANNEX I
TO EXHIBIT A....................................................................  34


                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of July 16, 1997, by and among TEL-SAVE HOLDINGS, INC., a Delaware corporation ("Acquiror"), TSHCo, INC., a Delaware corporation ("Merger Sub"), and a wholly owned subsidiary of Acquiror, and SHARED TECHNOLOGIES FAIRCHILD, INC., a Delaware corporation (the "Company" and, together with Merger Sub, the "Constituent Corporations").


                              W I T N E S S E T H :


         WHEREAS, the Boards of Directors of Acquiror and the Company have approved the merger of the Company with and into Merger Sub, with Merger Sub being the survivor (the "Merger"), upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Delaware;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes it is intended that the Merger shall be accounted for as a pooling-of-interests.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE I

                                     MERGER


         1.1. The Merger. At the Effective Time (as hereinafter defined), the Company shall be merged with and into Merger Sub as provided herein. Thereupon, the corporate existence of Merger Sub, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the corporate identity and existence, with all the purposes, powers and objects, of the Company shall be merged with and into Merger Sub and Merger Sub as the corporation surviving the Merger (hereinafter sometimes called the "Surviving Corporation") shall continue its corporate existence under the laws of the State of Delaware.

         1.2. Filing. As soon as practicable after the fulfillment or waiver of the conditions set forth in Sections 9.1, 9.2 and 9.3 or on such later date as may be mutually agreed to between Acquiror and the Company, the parties hereto will cause to be filed with the office of the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the Delaware General Corporation Law ("DGCL").

         1.3. Effective Time of the Merger. The Merger shall be effective at the time of the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware, or at such later time specified in such Certificate of Merger, which time is herein sometimes referred to as the "Effective Time" and the date thereof is herein sometimes referred to as the "Effective Date."


                                   ARTICLE II

                   CERTIFICATE OF INCORPORATION; BY-LAWS; ETC.


         2.1. Certificate of Incorporation and By-Laws of Surviving Corporation. The Certificate of Incorporation and By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.

         2.2. Directors of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall continue as the directors of the Surviving Corporation, in each case until their successors are elected and qualified or until their earlier death, resignation or removal.

         2.3. Board of Directors of Acquiror. At or prior to the Effective Time, Jeffrey J. Steiner, as designee of The Fairchild Corporation ("TFC"), and Anthony D. Autorino shall be elected to the Board of Directors of Acquiror, each to serve for a term of three years or until the earlier death, resignation or removal of such person, provided, however, that if Mr. Steiner is unable to be a director for the full 3-year term due to his death or incapacitation, then the Board of Directors of the Company shall fill such vacancy by electing to the Board of Directors such member of Mr. Steiner's immediate family as is designated by TFC; provided that such family member is reasonably acceptable to Acquiror and provided further that it is expressly agreed to and accepted that Eric Steiner and Natalia Steiner Hercot are acceptable designees.

         2.4. Shareholders Agreement. At the Effective Time, the Shareholders Agreement dated as of March 13, 1996 by and among RHI Holdings, Inc. ("RHI"), Mr. Autorino and the Company shall be terminated and such agreement shall be of no further force or effect from and after the Effective Time. To the extent necessary, each such party shall waive its respective rights under the Shareholders Agreement in favor of the transactions contemplated by this Agreement.


                                   ARTICLE III

                       MERGER CONSIDERATION; CONVERSION OR
                      CANCELLATION OF SHARES IN THE MERGER


         3.1. Share Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the Constituent Corporations shall be converted as follows:

                  (a) Each share of common stock, par value $.004 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company or Acquiror) shall be converted into the right to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share (the "Acquiror Common Stock"), of Acquiror (the "Merger
Consideration"), calculated by dividing (x) $11.25 plus the product of (i) .3 and (ii) the amount by which the Closing Date Market Price exceeds $20 by (y) the Closing Date Market Price (as hereinafter defined), rounded to four decimal places (such fraction being referred to herein as the "Exchange Ratio"); provided, however, that the Exchange Ratio shall in no event be greater than
1.125. If, prior to the Effective Time, Acquiror should split or combine the Acquiror Common Stock, or pay a stock dividend or other stock distribution in shares of Acquiror Common Stock, or otherwise change the Acquiror Common Stock into any other securities, or make any other dividend or distribution on the Acquiror Common Stock (other than normal quarterly dividends as the same may be adjusted from time to time in the ordinary course), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change. For purposes of this Agreement, "Closing Date Market Price" means, with respect to one share of Acquiror Common Stock, the average closing price for such share as reported on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") for the 15 most recent trading days ending on the third business day prior to the Closing Date.

                  (b) All shares of Company Common Stock to be converted into shares of Acquiror Common Stock pursuant to this Section 3.1 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect to such shares, except the right to receive for each of such shares, upon the surrender of such certificate in accordance with
Section 3.2, the Merger Consideration and cash in lieu of fractional shares of Acquiror Common Stock as contemplated by Section 3.3.

                  (c) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock of the Surviving Corporation.

                  (d) Each share of Series C Preferred Stock, par value $.01 per share, of the Company (the "Series C Stock") and each share of Series D Preferred Stock, par value $.01 per share, of the Company (the "Series D Stock" and together with the Series C Stock, the "Series Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares owned by Acquiror or the Company and except for shares held by persons who demand appraisal in compliance with all provisions of the DGCL concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("Dissenting Holders") but only if holders of such shares are then entitled to so dissent and demand appraisal rights pursuant to the DGCL) shall, at the Effective Time, be converted into the right to receive shares of a series of preferred stock of Acquiror (the "Acquiror Preferred Stock") having terms substantially identical to the terms of the Series Preferred Stock, provided, however, that the Acquiror Preferred Stock shall be convertible into the number of shares of Acquiror Common Stock equal to the product of the Exchange Ratio and the respective number of shares of Company Common Stock into which such shares of Series Preferred Stock were convertible immediately prior to the Effective Time.

                  (e) If holders of shares of Series Preferred Stock are entitled to dissent from the Merger and demand appraisal of their shares under the DGCL, any issued and outstanding shares of Series Preferred Stock held by a Dissenting Holder shall not be converted as described in Section 3.1(d) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to Section 262 of the DGCL; provided, however, that each share of Series Preferred Stock outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal in either case pursuant to the DGCL, shall be deemed to be converted, as of the Effective Time, pursuant to Section 3.1(d) hereof.

                  (f) Each share of Series I 6% Cumulative Convertible Preferred Stock, par value $100.00 per share, of the Company (the "Convertible Preferred Stock") issued and out standing immediately prior to the Effective Time (other than shares owned by Acquiror or the Company) shall, at the Effective Time, be converted into the right to receive the Merger Consideration that would be deliverable in respect of the shares of the Company Common Stock issuable upon conversion of the Convertible Preferred Stock in accordance with the certificate of designation of the Convertible Preferred Stock, which shares of Acquiror Common Stock into which such Convertible Preferred Stock is converted shall be subject to the Pledge Agreement, dated March 13, 1996 (the "Pledge Agreement").

                  (g) Each share of Series J Redeemable Special Preferred Stock, par value $.01 per share, of the Company (the "Special Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares owned by Acquiror or the Company) shall, at the Effective Time, be converted into the right to receive an amount in cash from Acquiror (the "Special Preferred Consideration"), the amount of which shall be determined in accordance with
Section 5 of the certificate of designation of the Special Preferred Stock, which amount shall be pledged collateral under and subject to the Pledge Agreement, and RHI shall deliver to the pledge agent under the Pledge Agreement shares of Acquiror Common Stock (valued at the Closing Date Market Price) equal to the Special Preferred Consideration and in substitution therefor (it being agreed that such shares are at least equal to the fair market value of the Special Preferred Consideration for purposes of the terms of the Pledge Agreement).

                  (h) All shares of Company Common Stock, Series C Stock, Series D Stock, Convertible Preferred Stock and Special Preferred Stock which are owned by Acquiror or the Company in each case shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (i) Each option to purchase shares of Company Common Stock (each an "Option") issued by the Company pursuant to the Company's 1996 Equity Incentive Plan or its 1994 Director Option Plan (collectively, the "Stock Option Plans"), outstanding and unexercised as of the Effective Date whether or not vested or exercisable, shall be assumed by Acquiror, and each such Option shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option (giving effect to any accelerated vesting pursuant to an applicable agreement), the number of shares of Acquiror Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such Option, at a price per share equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option divided by the number of full shares of Acquiror Common Stock deemed, as provided above, to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of shares of Acquiror Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares and, upon the last such exercise of such Option, a cash payment shall be made for any fractional share based upon the per share average of the highest and lowest sale price of shares of Acquiror Common Stock as reported on NASDAQ on the date of such exercise and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code. At the Effective Time, Acquiror shall deliver to holders of Options appropriate option agreements representing the right to acquire shares of Acquiror Common Stock on the terms and conditions set forth above, upon surrender of the outstanding Options, or Acquiror shall comply with the terms of the Stock Option Plans as they apply to the Options assumed as set forth above.

         Pursuant to the Shared Technologies Inc. 1987 Stock Option Plan (the "1987 Option Plan") all options (the "1987 Options") outstanding under the 1987 Option Plan shall terminate at the Effective Time and each holder of a 1987 Option shall have the right immediately prior to the Effective Time to exercise his or her 1987 Options in whole or in part, notwithstanding that such 1987 Options are not otherwise exercisable.

         The Stock Option Plans and the 1987 Option Plan shall terminate as of the Effective Time, and the provisions in any other benefit plan of the Company providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of an Option or a 1987 Option, and no participant in any Stock Option Plan, the 1987 Option Plan or other benefit plan, shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

                  (j) Each Warrant to purchase shares of Company Common Stock issued by the Company and outstanding and unexercised as of the Effective Time (each a "Warrant"), whether or not exercisable shall be assumed by Acquiror, and shall constitute a right to acquire on the same terms and conditions as were applicable under such assumed Warrants, the number of shares of Acquiror Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such Warrant at a price per share equal to the aggregate exercise price for the shares of Company Common Stock for which such Warrant is exercisable divided by the number of full shares of Acquiror Common Stock deemed to be purchasable pursuant to such Warrant; provided, however, that the number of shares of Acquiror Common Stock that may be purchased upon exercise of such Warrant shall not include any fractional shares and, upon the last such exercise of such Warrant, a cash payment shall be made for any fractional share based upon the per share average of the highest and lowest sale price of shares of Acquiror Common Stock as reported on NASDAQ on the date of such exercise. At the Effective Time, Acquiror shall deliver to holders of Warrants appropriate warrants representing the right to acquire shares of Acquiror Common Stock on the same terms and conditions as contained in the outstanding Warrants (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Warrants.

                  (k) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of its Common Stock for delivery upon exercise of the Options and the Warrants assumed in accordance with this Section 3.1. Acquiror shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to Acquiror Common Stock subject to such Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectuses contained therein) for so long as such Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Acquiror shall administer the Options of such persons pursuant to this
Section 3.1(d) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Stock Option Plan complied with such rule prior to the Merger.

         3.2. Payment for Shares in the Merger. The manner of making payment for shares in the Merger shall be as follows:

                  (a) At the Effective Time, Acquiror shall make available to an exchange agent selected by Acquiror and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of Company Common Stock, Series C Stock, Series D Stock, or Convertible Preferred Stock, a sufficient number of certificates representing Acquiror Common Stock required to effect the delivery of the aggregate Merger Consideration required to be issued pursuant to Section
3.1 (the certificates representing Acquiror Common Stock comprising such aggregate Merger Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from the Acquiror, deliver the Acquiror Common Stock contemplated to be issued pursuant to Section 3.1 and effect the sales provided for in Section 3.3 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

                  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than Acquiror and the Company) of a certificate or certificates (which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, Series C Stock, Series D Stock or Convertible Preferred Stock (the "Certificates")) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the shares of Company Common Stock, Series C Stock, Series D Stock and Convertible Preferred Stock formerly represented by such Certificates the Merger Consideration and the Certificates so surrendered shall forthwith be canceled; provided that for holders of shares of Convertible Preferred Stock, the Merger Consideration shall be delivered directly to the pledge agent under the Pledge Agreement, and provided further that, of the Merger Consideration deliverable to RHI in respect of shares of Company Common Stock held by RHI, a certificate for such number of shares of Acquiror Common Stock as equals the result of the Special Preferred Consideration divided by the Closing Date Market Price shall be delivered to RHI by delivery thereof directly to the pledge agent under the Pledge Agreement in substitution for the Special Preferred Consideration then held by such pledge agent, and, upon receipt by the pledge agent of such certificate to be held thereafter as pledged collateral under the Pledge Agreement, such Special Preferred Consideration will be released by such pledge agent to RHI. Until so surrendered, Certificates shall represent solely the right to receive the Merger Consideration or the Special Preferred Consideration, as the case may be, and any cash in lieu of fractional Acquiror Common Stock as contemplated by Section
3.3 with respect to each of the shares formerly represented thereby. No dividends or other distributions that are declared after the Effective Time on Acquiror Common Stock and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive Acquiror Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the shares of the Acquiror Common Stock are issued any dividends or other distributions on such Acquiror Common Stock that shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions, except to the extent so paid to all stockholders of Acquiror. If any cash or any certificate representing Acquiror Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Acquiror Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish tothe satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock, Series C Stock, Series D Stock or Convertible Preferred Stock for any Acquiror Common Stock or dividends thereon or, in accordance with Section 3.3, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Acquiror Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Acquiror Common Stock for the account of the persons entitled thereto.

                  (c) Certificates surrendered for exchange by any person constituting an affiliate of the Company for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing Acquiror Common Stock until Acquiror has received a written agreement from such person as provided in Section 8.12.

                  (d) Any portion of the Exchange Fund and the Fractional Securities Fund (as hereinafter defined) which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered by the Exchange Agent to Acquiror, upon demand of Acquiror, and any former stockholders of the Company shall thereafter look only to Acquiror for payment of their claim for the Merger Consideration in respect of Company Common Stock or for any cash in lieu of fractional shares of Acquiror Common Stock.

                  (e) At the Effective Time, Acquiror shall deliver to RHI, as the holder of the Special Preferred Stock, by wire transfer to the pledge agent under the Pledge Agreement, as pledged collateral thereunder, the Special
Preferred Consideration upon surrender of the certificates evidencing the Special Preferred Stock.

         3.3. Fractional Shares. No fraction of Acquiror Common Stock shall be issued in the Merger. In lieu of any such fractional securities, each holder of Company Common Stock, Series C Stock, Series D Stock or Convertible Preferred Stock who would otherwise have been entitled to a fraction of Acquiror Common Stock upon surrender of Certificates for exchange pursuant to this Article III will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent on behalf of all such holders, of the aggregate shares of fractional Acquiror Common Stock issued pursuant to this Article III. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Acquiror Common Stock delivered to the Exchange Agent by Acquiror over (ii) the aggregate number of full shares of Acquiror Common Stock to be distributed (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of shares, shall sell the Excess Shares at the prevailing prices on the NASDAQ. The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. Acquiror shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interest, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

         3.4. Transfer of Shares After the Effective Time. No transfers of Company Common Stock, Series C Stock, Series D Stock, Convertible Preferred Stock, or Special Preferred Stock shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this
Article II.

                                   ARTICLE IV

                          CERTAIN EFFECTS OF THE MERGER


         4.1. Effect of the Merger. On and after the Effective Time and pursuant to the DGCL, the Surviving Corporation shall possess all the rights, privileges, immunities, powers, and purposes of each of Merger Sub and the Company; all the property, real and personal, including subscriptions to shares, causes of action and every other asset (including books and records) of Merger Sub and the Company, shall vest in the Surviving Corporation without further act or deed; and the Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of Merger Sub and the Company. No liability or obligation due or to become due and no claim or demand for any cause existing against either Merger Sub or the Company, or any stockholder, officer or director thereof, shall be released or impaired by the Merger, and no action or proceeding, whether civil or criminal, then pending by or against Merger Sub or the Company, or any stockholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, and the Surviving Corporation may be substituted in any such action or proceeding in place of Merger Sub or the Company.

         4.2. Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the officers of such corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such further action.


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         The Company represents and warrants to Acquiror and Merger Sub as follows:

         5.1. Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"). Section 5.1 of the Disclosure Statement sets forth, with respect to the Company and each of its subsidiaries, the jurisdiction in which they are qualified or otherwise licensed as a foreign corporation to do business. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or By-Laws. The Company has delivered to Acquiror accurate and complete copies of the Certificate of Incorporation (or other applicable charter document) and By-Laws, as currently in effect, of each of the Company and its subsidiaries.

         5.2. Capital Stock of Subsidiaries. The only direct or indirect subsidiaries of the Company are those listed in Section 5.2 of the Disclosure Statement previously delivered by the Company to Acquiror (the "Disclosure Statement"). The Company is directly or indirectly the record (except for directors' qualifying shares) and beneficial owner (including all qualifying shares owned by directors of such subsidiaries as reflected in Section 5.2 of the Disclosure Statement) of all of the outstanding shares of capital stock of each of its subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 5.2 of the Disclosure Statement, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as disclosed in Section 5.2 of the Disclosure Statement, the Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity.

         5.3. Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, par value $.004 per share, and 25,000,000 shares of preferred stock, $.01 par value per share, of which 5,000,000 shares have been designated Series C Stock, 1,000,000 shares have been designated Series D Stock, 250,000 shares have been designated Series I Convertible Preferred Stock and 200,000 shares have been designated Series J Special Preferred Stock. As of the date hereof, 15,904,146 shares of Company Common Stock were issued and outstanding and 1,318,950 shares of preferred stock were issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof (x) 2,255,920 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options and 4,619,319 shares of Company Common Stock were reserved for issuance upon exercise of outstanding convertible preferred securities and (y) 2,653,381 shares of Company Common Stock were reserved for issuance upon exercise of the Warrants, all of which warrants, options and Stock Option Plans are listed and described in Section 5.3 of the Disclosure Statement. Other than the Stock Option Plans and the Warrants, the Company has no other plan which provides for the grant of options or warrants to purchase shares of capital stock, stock appreciation or similar rights or stock awards. Except as set forth above, there are not now, and at the Effective Time, except for shares of Company Common Stock issued after the date hereof upon the conversion of convertible securities and the exercise of Warrants and Options outstanding on the date hereof or pursuant to the Company's 401(k) Plan, there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities. The Company has paid all dividends payable through June 30, 1997 in respect of each of the Series C Preferred Stock, the Series D Preferred Stock and the Convertible Preferred Stock.

         5.4. Authority Relative to This Agreement. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has full corporate power and authority to execute and deliver each of this Agreement and the STFI Agreement and to consummate the Merger and other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the STFI Agreement and the consummation of the Merger and other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the STFI Agreement or to consummate the Merger or other transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval of the Company's stockholders pursuant to Section 251(c) of the DGCL). Each of this Agreement or the STFI Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Acquiror and Merger Sub and thereof by Acquiror, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

         5.5.  No Violations, etc.

                  (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 5.5(b) hereof, except as listed in Section 5.5 of the Disclosure Statement, neither the execution and delivery of this Agreement or the STFI Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or by-laws, (y) except as set forth in Section 5.5 of the Disclosure Statement, any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i), (z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or other transactions contemplated hereby.

                  (b) No filing or  registration  with,  notification  to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by the Company in connection with the execution and delivery of this Agreement or the STFI Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby or thereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the approval of the Company's stockholders pursuant to the DGCL, (iv) filings with applicable state public utility commissions identified in Section 5.5 of the Disclosure Statement, (v) filings with the SEC and (vi) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or other transactions contemplated hereby or thereby.

                  (c) The Company and its subsidiaries are not in violation of or default under, except as set forth in Section 5.5 of the Disclosure Statement, (x) any note, bond, mortgage, indenture or deed of trust, or (y) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (x) and (y) above, for such violations or defaults which would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or other transactions contemplated hereby. It is understood that the Company has certain covenants in its bank facilities which the Company from time to time may violate and that such violations shall not be deemed a breach so long as the Company promptly seeks, and in a reasonable period of time obtains, waivers of such violations from the lenders under such facilities (unless such lenders have accelerated the indebtedness under such facilities).

         5.6. Commission Filings; Financial Statements. The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 (as supplemented and amended since the time of filing collectively, the "SEC Reports") with the Securities and Exchange Commission (the "SEC"), each of which complied when filed in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its subsidiaries included or incorporated by reference in such SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). None of the SEC Reports contained at the time filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.7. Absence of Changes or Events. Except as set forth in Section 5.7 of the Disclosure Statement and in the Company's Form 10-K for the fiscal year ended December 31, 1996, as filed with the SEC, since December 31, 1996, the Company and its subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of the Company or any of its subsidiaries which has had, or is reasonably likely to have, a Company Material Adverse Effect and the Company and its subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

         5.8. Joint Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Acquiror in connection with the issuance of shares of Acquiror Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the Company Stockholder Meeting (as hereinafter defined) and the Acquiror Stockholder Meeting (as hereinafter defined), or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Joint Proxy Statement") will, at the dates mailed to stockholders and at the times of the Company Stockholder Meeting and the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement (except for information relating solely to Acquiror and Merger Sub) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

         5.9. Litigation. Except as set forth in Section 5.9 of the Disclosure Statement, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Company or any of its subsidiaries, threatened against or relating to the Company or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company, any subsidiary of the Company or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger.

         5.10.  Title to and  Condition  of  Properties.  Except as set forth in
Section 5.10 of the Disclosure Statement, the Company and its subsidiaries have good title to all of the real property and own outright all of the personal property (except for leased property or assets) which is reflected on the Company's and its subsidiaries' December 31, 1996 audited consolidated balance sheet contained in the Company's Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC (the "Balance Sheet") except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice.

         5.11.  Contracts  and  Commitments.  Other than as disclosed in Section
5.11 of the Disclosure Statement, no existing material contract or material commitment of the Company or any of its subsidiaries, or as to which any thereof is a party or their respective assets are bound, contains an agreement with respect to any change of control that would be triggered by the Merger. Other than as set forth in Section 5.11 of the Disclosure Statement, neither this Agreement, the Merger nor the other transactions contemplated hereby will result in any outstanding loans or borrowings by the Company or any subsidiary of the Company becoming due, going into default or giving the lenders or other holders of debt instruments the right to require the Company or any of its subsidiaries to repay all or a portion of such loans or borrowings; provided that it is expressly understood and agreed that the Company is not making any representations or warranties with respect to the effect of the financial condition or results of operation of Acquiror and Merger Sub.

         5.12. Labor Matters. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its subsidiaries is engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company or any of its subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any of its subsidiaries who are not currently organized.

         5.13. Compliance with Law. Except for matters set forth in the Disclosure Statement, neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect; the conduct of the business of the Company and its subsidiaries is in conformity with all foreign, federal, state and local energy, public utility and health requirements, and all other foreign, federal, state and local governmental and regulatory requirements, except where such nonconformities would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

         5.14. Board Recommendation. The Board of Directors of the Company has, by a majority vote at a meeting of such Board duly held on July 16, 1997, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, determined that the Merger is fair to the stockholders of the Company and recommended that the stockholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

         5.15. Patents and Trademarks. The Company and its subsidiaries own or have the right to use all patents, patent applications, trademarks, trademark applications, trade names, inventions, processes, know-how and trade secrets necessary to the conduct of their respective businesses, except for those which the failure to own or have the right to use would not, individually or in the aggregate, have a Company Material Adverse Effect ("Proprietary Rights").

         5.16. Taxes. "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts. Except as set forth in Section 5.16 of the Disclosure
Statement: (i) the Company and its subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other material Tax returns and reports required to be filed for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its subsidiaries; (ii) all material Taxes of the Company and its subsidiaries in respect of the pre-Merger period have been paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings and/or are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies resulting from Tax examinations of federal, state and foreign income, sales and franchise and all other material Tax returns filed by the Company and its subsidiaries have either been paid or are being contested in good faith by appropriate proceedings; (iv) to the best knowledge of the Company, no deficiency has been asserted or assessed against the Company or any of its subsidiaries, and no examination of the Company or any of its subsidiaries is pending or threatened for any material amount of Tax by any taxing authority; (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Tax return has been requested, which Tax return has not since been filed; (vi) no material Tax liens have been filed with respect to any Taxes; (vii) the Company and each of its subsidiaries will not make any voluntary adjustment by reason of a change in their accounting methods for any pre-Merger period that would affect the taxable income or deductions of the Company or any of its subsidiaries for any period ending after the Effective Date; (viii) the Company and its subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees; and (ix) the Company and its subsidiaries are not parties to any tax sharing or tax matters agreement other than the tax sharing agreement dated March 13, 1996 by and among TFC, RHI and the Company.

         5.17.  Employee  Benefit Plans;  ERISA.  Except as set forth in Section
5.17 of the Disclosure Statement:

                  (a) There are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries contributes or is obligated to make payments thereunder or otherwise may have any liability ("Pension Benefits Plans").

                  (b) The Company has furnished Acquiror with a true and complete schedule of all "welfare benefit plans" (as defined in Section 3(1) of ERISA), maintained or contributed to by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries otherwise may have any liability ("Welfare Plans"), all multiemployer plans as defined in
Section 3(37) of ERISA covering employees employed in the United States to which the Company or any of its subsidiaries is required to make contributions or otherwise may have any liability, all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation or other employee benefit plans, programs or arrangements that are not Pension Benefit Plans or Welfare Plans maintained or contributed to by the Company or a subsidiary or with respect to which the Company or any subsidiary otherwise may have any liability ("Other Plans").

                  (c) The Company and each of its subsidiaries, and each of the Pension Benefit Plans, Welfare Plans and Other Plans (collectively, the "Plans"), are in compliance with the applicable provisions of ERISA, the Code and other applicable laws except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (d) All contributions to, and payments from, the Plans which are required to have been made in accordance with the Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Company Material Adverse Effect. All contributions required to have been made in accordance with
Section 302 of ERISA or Section 412 of the Code to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by the Company or any ERISA Affiliate have been timely made except where the failure to make such contributions on a timely basis would not individually or in the aggregate have a Company Material Adverse Effect. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code of which the Company or a subsidiary of the Company is a member.

                  (e) The  Pension  Benefit  Plans  intended  to  qualify  under
Section 401 of the Code are so qualified and have been determined by the Internal Revenue Service ("IRS") to be so qualified and nothing has occurred with respect to the operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Such plans have been or will be, on a timely basis, (i) amended to comply with changes to the Code made by the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and other applicable legislative, regulatory or administrative requirements; and (ii) submitted to the Internal Revenue Service for a determination of their tax qualification, as so amended; and no such amendment will adversely affect the qualification of such plans.

                  (f) Each Welfare Plan that is intended to qualify for exclusion of benefits thereunder from the income of participants or for any other tax-favored treatment under any provisions of the Code (including, without limitation, Sections 79, 105, 106, 125 or 129 of the Code) is and has been maintained in compliance in all material respects with all pertinent provisions of the Code and Treasury Regulations thereunder.

                  (g) Except as disclosed in the Company's Form 10-K for the fiscal year ended December 31, 1996, there are (i) no investigations, audits or examinations pending, or to the best knowledge of the Company, threatened by any governmental entity involving any of the Plans, (ii) no termination proceedings involving the Plans and (iii) no pending or, to the best of the Company's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any Plan, against the assets of any of the trusts under any Plan or against any fiduciary of any Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Plan or against the assets of any trust under such plan, which would, in the case of clause (i),
(ii) or (iii) of this paragraph (g), give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect, nor, to the best of the Company's knowledge, are there any facts which would give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect in the event of any such investigation, audit, examination, claim, suit or proceeding.

                  (h) None of the Company, any of its subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which presents a material risk of resulting in a tax or penalty on the Company or any of its subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

                  (i) Neither the Pension Benefit Plans subject to Title IV of ERISA nor any trust created thereunder has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof which would, individually or in the aggregate, have a Company Material Adverse Effect nor has there been any event with respect to any Pension Benefit Plan requiring disclosure under Section 4063(a) of ERISA or any event with respect to any Pension Benefit Plan requiring disclosure under Section 4041(c)(3)(C) of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

                  (j) Neither the Company nor any ERISA Affiliate of the Company has incurred any currently outstanding liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under Section 4042(b) or (c) of ERISA other than for the payment of premiums, all of which have been paid when due. No Pension Benefit Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code. The information supplied to the actuary by the Company or any of its subsidiaries for use in preparing the most recent actuarial report for Pension Benefit Plans is complete and accurate in all material respects.

                  (k) Neither the Company, any of its subsidiaries nor any of their ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"), covering employees employed in the United States.

                  (l) With respect to each of the Plans, true, correct and complete copies of the following documents have been made available to Acquiror:
(i) the current plans and related trust documents, including amendments thereto,
(ii) any current summary plan descriptions, (iii) the most recent Forms 5500 (if any) filed with respect to each such Plan, (iv) the three recent financial statements and actuarial reports, if applicable, (v) the most recent IRS determination  letter,  if  applicable;  (vi)  if  any  application  for  an IRS determination letter is pending, copies of all such applications for determination including attachments, exhibits and schedules thereto, (vii) all material agreements (including settlement agreements or other similar agreements relating to any Plan); and (viii) all material correspondence between the Company and any of its subsidiaries and the IRS, PBGC, Department of Labor or any other governmental entity relating to any of the Plans.

                  (m) Neither the Company, any of its subsidiaries, any organization to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transaction described in Section 4069(a) of ERISA, the liability for which would, individually or in the aggregate, have a Company Material Adverse Effect.

                  (n) Except as disclosed in Section 5.17 of the Disclosure Statement, none of the Welfare Plans maintained by the Company or any of its subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except where the full expense of such coverage or benefits is paid by the participant or the participant's beneficiary. The Company and each of its subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (o) No liability under any Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or any of its subsidiaries has received notice that such insurance company is in rehabilitation.

                  (p) The consummation of the transactions contemplated by this Agreement will not either alone or in connection with an employee's termination of employment or other event result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any of its subsidiaries.

         5.18. Environmental Matters. Except as set forth in Section 5.18 of the Disclosure Statement and except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect:

                  (a) The Company and its subsidiaries have obtained all Environmental Permits and all licenses and other authorizations and have made all registrations and given all notifications that are required under any applicable Environmental Law.


                  (b) Except as set forth in Section 5.18 of the Disclosure Statement, there is no Environmental Claim pending against the Company and its subsidiaries under an Environmental Law.

                  (c) Except as set forth in Section 5.18 of the Disclosure Statement, the Company and its subsidiaries are in compliance with all terms and conditions of their Environmental Permits, and are in compliance with all applicable Environmental Laws.

                  (d) Except as set forth in Section 5.18 of the Disclosure Statement, the Company and its subsidiaries did not generate, treat, store, transport, discharge, dispose of or release any Hazardous Materials on or from any property now or previously owned, leased or used by the Company and its subsidiaries.

                  (e)      For purposes of Section 5.18(a):

                           (i)  "Environment"  shall  mean  any  surface  water,
ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location;

                           (ii)  "Environmental  Claim" means any written notice
or written claim by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, or harm, injuries or damages to any person, property or natural resources, and any fines or penalties) arising out of, based upon, resulting from or relating to (1) the emission, discharge, disposal or other release or threatened release in or into the Environment of any Hazardous Materials or (2) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

                           (iii) "Environmental Laws" means any federal,  state,
and local laws, codes, and regulations as now or previously in effect relating to pollution, the protection of human health, the protection of the Environment or the emission, discharge, disposal or other release or threatened release of Hazardous Materials in or into the Environment;

                           (iv)  "Environmental  Permit"  shall  mean a  permit,
identification number, license or other written authorization required under any applicable Environmental Law; and

                           (v) "Hazardous  Materials" shall mean all pollutants,
contaminants, or chemical, hazardous or toxic materials, substances, constituents or wastes, including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls and petroleum, oil, or petroleum or oil derivatives or constituents, including, without limitation, crude oil or any fraction thereof.

         5.19. Disclosure. All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by the Company, in this Article V by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a Company Material Adverse Effect.

         5.20.  Absence  of  Undisclosed  Liabilities.  Except  as set  forth in
Section 5.20 of the Disclosure Statement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the Company's consolidated balance sheet at December 31, 1996 included in the financial statements referred in Section 5.6 and the notes thereto, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1996 that would not individually or in the aggregate have a Company Material Adverse Effect.

         5.21. Finders or Brokers. Except as set forth in Section 5.21 of the Disclosure Statement, none of the Company, the subsidiaries of the Company, the Board of Directors or any member of the Board of Directors has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger, and Section 5.21 of the Disclosure Statement sets forth the maximum consideration (present and future) agreed to be paid to each such party.

         5.22. State Antitakeover Statutes. The Company has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 203 of the DGCL and any other applicable state antitakeover statute or regulation such that none of the provisions of such Section 203 or any other "business combination," "moratorium," "control share" or other state antitakeover statute or regulation (x) prohibits or restricts the Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement any provision hereof, or (z) would subject Acquiror to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

         5.23. Opinion of Financial Advisor. The Company has received the opinion of Deutsche Morgan Grenfell Inc. dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock and to holders of shares of any series of Preferred Stock of the Company.

         5.24. Insurance. Section 5.24 of the Disclosure Statement lists all insurance policies in force on the date hereof covering the businesses, properties and assets of the Company and its subsidiaries, and all such policies are currently in effect.

         5.25. Employment and Labor Contracts. Neither the Company nor any of its subsidiaries is a party to any employment contract or other similar contract or any other contract for the provision of management or consulting services to the Company or any of its subsidiaries with any past or present officer, director, employee or, to the best of the Company's knowledge, any entity affiliated with any past or present officer, director or employee other than those set forth in Section 5.25 of the Disclosure Statement and other than the agreements executed by employees generally, the forms of which have been delivered to Acquiror.

         5.26. Pending Transactions. Section 5.26 of the Disclosure Statement lists the status of the Pending Transactions.

         5.27. Indemnification Agreements. Each of the RHI Indemnification Agreement, the FHC Indemnification Agreement and the Pledge Agreement is a valid and binding agreement of the Company and, to the knowledge of the Company, each of such agreements is enforceable against RHI and TFC, FHC, and RHI, respectively, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles. Each of the RHI Indemnification Agreement, the FHC Indemnification Agreement and the Pledge Agreement shall inure to the benefit of the Surviving Corporation and shall be enforceable by the Surviving Corporation except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles. As of the date hereof, the Company has no knowledge of any liabilities or claims for which the Company is indemnified under the RHI Indemnification Agreement and FHI Indemnification Agreement (other than the (i) contingent liabilities related to a dispute with the United States Government under government contract accounts rules concerning potential liability arising out of the use of and accounting for approximately $50.0 million in excess pension funds relating to certain government contracts in the discontinued aerospace business of FII; (ii) all non-telecommunications environmental liabilities of FII; and (iii) approximately $50.0 million (at June 30, 1995 of costs associated with post-retirement healthcare benefits of FII) as such items are described in the Company's Annual Report on Form 10-K for the year ended December 31, 1996) that would (were the indemnification under the RHI Indemnification Agreement and FHI Indemnification Agreement not available), individually or in the aggregate, have a Company Material Adverse Effect.

         5.28. Indemnified Liabilities. Notwithstanding all of the representations and warranties contained in this Article V (except for Section 5.27), it is hereby agreed that the Company need not disclose as exceptions to any of the foregoing representations and warranties any losses, liabilities and damages or actions or claims for which the Company is indemnified under each of the FHI Indemnification Agreement and the RHI Indemnification Agreement.

                                   ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB


         Each of Acquiror and Merger Sub jointly and severally represents and warrants to the Company that:

         6.1. Organization and Qualification. Each of Acquiror, Merger Sub and Acquiror's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Acquiror, Merger Sub and Acquiror's subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations, condition (financial or otherwise) or prospects of Acquiror and its subsidiaries taken as a whole (an "Acquiror Material Adverse Effect"). Except as set forth in
Section 6.1 of the Disclosure Statement, neither Acquiror, Merger Sub nor any of Acquiror's subsidiaries is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or By-Laws. Acquiror has delivered to the Company accurate and complete copies of the Certificate of Incorporation (or other applicable charter document) and By-Laws, as currently in effect, of each of Acquiror and its subsidiaries.

         6.2. Capital Stock of Subsidiaries. The only direct or indirect subsidiaries of Acquiror as of the date hereof are those listed in Section 6.2 of the Disclosure Statement previously delivered by Acquiror to the Company. As of the date hereof, Acquiror is directly or indirectly the record (except for directors' qualifying shares) and beneficial owner (including all qualifying shares owned by directors of such subsidiaries as reflected in Section 6.2 of the Disclosure Statement) of all of the outstanding shares of capital stock of each of its subsidiaries. All of the capital stock of Merger Sub will at all times be owned directly by Acquiror, free and clear of any liens, claims or encumbrances.

         6.3. Capitalization. The authorized capital stock of Acquiror consists of 100,000,000 shares of Acquiror Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of July 15, 1997, 64,353,823 shares of Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above and except as disclosed in Section
6.3 of the Disclosure Schedule, there are not as of the date hereof any shares of capital stock of Acquiror issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating Acquiror to issue, transfer or sell any of its securities.

         6.4. Authority Relative to This Agreement. Each of Acquiror and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Acquiror and Merger Sub and no other corporate proceedings on the part of Acquiror and Merger Sub are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby (other than the approval of Acquiror's stockholders with respect to the issuance of the Acquiror Common Stock in connection with the Merger as required by the rules of the National Association of Securities Dealers, Inc. and the amendment of Acquiror's certificate of incorporation to increase the number of authorized Shares of Acquiror Common Stock). This Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

         6.5.  No Violations, etc.

                  (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 6.5(b) hereof, neither the execution and delivery of this Agreement by Acquiror and Merger Sub nor the consummation of the Merger or other transactions contemplated hereby nor compliance by Acquiror and Merger Sub with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquiror and Merger Sub or any of

Acquiror's subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or by-laws, (y) except as set forth in Section 6.5 of the Disclosure Statement, any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation, to which Acquiror, Merger Sub or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror, Merger Sub or any of Acquiror's subsidiaries or any of their respective properties or assets, except, in the case of clauses
(i), (z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have an Acquiror Material Adverse Effect or materially impair Merger Sub's ability to consummate the Merger or other transactions contemplated hereby.

                  (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity is required by Acquiror, Merger Sub or any of Acquiror's subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Acquiror of the Merger or other transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger and the certificate of amendment of Acquiror's certificate of incorporation with the Secretary of State of the State of Delaware, (iii) filings with the Federal Communications Commission or any applicable state public utility commissions or applicable state or local regulatory agency or authority, (iv) filings with NASDAQ, (v) filings with the SEC and state securities administrators, (vi) the approval of Acquiror's stockholders as required by NASDAQ rules, and (vii) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have an Acquiror Material Adverse Effect or materially impair Merger Sub's ability to consummate the Merger or other transactions contemplated hereby.

                  (c) As of the date hereof except as set forth in Sections 6.5 of the Disclosure Statement (x) Acquiror, Merger Sub and Acquiror's subsidiaries are not in violation of or default under any note, bond, mortgage, indenture or deed of trust, or (y) any license, lease, agreement or other instrument or obligation to which Acquiror or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (x) and (y) above, for such violations or defaults which would not, individually or in the aggregate, either have an Acquiror Material Adverse Effect or materially impair Merger Sub's ability to consummate the Merger or other transactions contemplated hereby.

         6.6. Commission Filings;  Financial Statements.  Except as set forth in
Section 6.6 of the Disclosure Schedule: (a) Acquiror has filed all required forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 to the date hereof (as supplemented and amended since the time of filing, collectively, the "Acquiror SEC Reports") with the SEC, all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act; (b) the audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror and its subsidiaries included or incorporated by reference in such Acquiror SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Acquiror and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly); and (c) none of the Acquiror SEC Reports contained at the time filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         6.7. Absence of Changes or Events. Except as set forth in Acquiror's Form 10-K for the fiscal year ended December 31, 1996, as filed with the SEC, or except as set forth in Section 6.6 of the Disclosure Schedule, since December 31, 1996 to the date hereof, Acquiror and its subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Acquiror or any of its subsidiaries which has had, or is reasonably likely to have, an Acquiror Material Adverse Effect and Acquiror and its subsidiaries have conducted their respective business in the ordinary course consistent with their past practices.

         6.8. Joint Proxy Statement. None of the information supplied or to be supplied by or on behalf of Acquiror and Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Acquiror and Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement will, at the dates mailed to stockholders and at the times of the Company Stockholder Meeting and the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement (except for information relating solely to the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

         6.9. Board Recommendation. The Board of Directors of Acquiror has, by a majority vote at a meeting of such Board duly held on July 15, 1997, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby (including, without limitation, the issuance of Acquiror Common Stock as a result of the Merger), and recommended that the holders of shares of Acquiror Common Stock approve and adopt this Agreement, the Merger, the issuance of Acquiror Common Stock as a result of the Merger as required by NASDAQ and the other transactions contemplated hereby.

         6.10. Disclosure. All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by Acquiror by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have an Acquiror Material Adverse Effect.

         6.11. Finders or Brokers. Except as set forth in Section 6.11 of the Disclosure Statement, none of Acquiror, the subsidiaries of Acquiror, the Board of Directors of Acquiror or any member of the Board of Directors of Acquiror has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with of the Merger, and Section 6.12 of the Disclosure Statement sets forth the maximum consideration (present and future) agreed to be paid to each such party.

         6.12. Opinion of Financial Advisor. Acquiror has received the opinion (the "Fairness Opinion") of Salomon Brothers Inc dated the date of this Agreement, to the effect that as of such date, the Exchange Ratio is fair from a financial point of view to Acquiror.


                                   ARTICLE VII

       CONDUCT OF BUSINESS OF ACQUIROR AND THE COMPANY PENDING THE MERGER


         7.1. Conduct of Business of the Company Pending the Merger. Except as contemplated by this Agreement or as expressly agreed to in writing by Acquiror, during the period from the date of this Agreement to the Effective Time, each of the Company and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its subsidiaries to, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld:

                  (a)      amend its certificate of incorporation or by-laws;

                  (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except (i) pursuant to and in accordance with the terms of currently outstanding convertible securities, warrants and options, and (ii) shares granted to employees as matching contributions pursuant to the Company's 401(k) Plan in an aggregate amount not to exceed 40,000 shares;

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend (other than a dividend of stock of Shared Technologies Cellular, Inc. owned by the Company) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

                  (d) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for
(a) its wholly owned subsidiaries, and (b) STF Canada, Inc. in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person except for STF Canada, Inc. in an aggregate amount not to exceed $1,000,000;

                  (e) (i) increase in any manner the compensation of (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers except for honorarium payments to outside directors of the Company in an amount not to exceed $300,000 in the aggregate; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

                  (f) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services involving payments or receipts by the Company or its subsidiaries in excess of $50,000, other than (i) customer agreements, (ii) leases for rental space in an amount not to exceed $250,000 for any lease or (iii) developer agreements in an amount not to exceed $250,000 for any agreement; provided, however, that the Company will not enter into agreements with any local exchange carriers, competitive local exchange carriers or incumbent local exchange companies which require a financial commitment by the Company or any of its subsidiaries or which limit the ability of the Company or any of its subsidiaries to conduct their respective business;

                  (g) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

                  (h) authorize or commit to make capital expenditures in excess of $200,000 for any one order in the Company's service business (other than purchases by the Company's systems business in the ordinary course of business consistent with past practice);

                  (i) make any change in the accounting methods or accounting practices followed by the Company;

                  (j) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $50,000 without the consent of the Acquiror; provided, however, that the Company may settle the matter set forth in item 2 of Section 5.9 of the Disclosure Statement as previously discussed with Acquiror;

                  (k) make any election under the Code which would have a Company Material Adverse Effect;

                  (l) amend, change or alter in any respect any of the RHI Indemnification Agreement, the FHC Indemnification Agreement or the Pledge Agreement (except as specifically contemplated by this Agreement);

                  (m) take or cause to be  taken,  whether  before  or after the
Effective   Time,   any   action   that  would   disqualify   the  Merger  as  a
"reorganization" within the meaning of Section 368(a) of the Code; or

                  (n) agree to do any of the foregoing.

         7.2. Conduct of Business of Acquiror Pending the Merger. Except as contemplated by this Agreement or as expressly agreed to in writing by the Company, during the period from the date of this Agreement to the Effective Time, each of Acquiror and its subsidiaries will use all commercially reasonable efforts to keep substantially intact its business, properties and business relationships and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this

Agreement, prior to the Effective Time, Acquiror will not nor will it permit any of its subsidiaries to, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

                  (a) amend its certificate of incorporation or by-laws except as set forth in this Agreement;

                  (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

                  (c) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution;

                  (d) take or cause to be  taken,  whether  before  or after the
Effective   Time,   any   action   that  would   disqualify   the  Merger  as  a
"reorganization" within the meaning of Section 368(a) of the Code; or

                  (e) agree to do any of the foregoing.

         7.3. Permitted Conduct of the Company. Notwithstanding anything contained in Section 7.1, this Agreement shall not restrict the Company's ability to (i) consummate the Pending Transactions or take any action in furtherance thereof or (ii) sell, assign or transfer its interest in Shared Technologies Cellular, Inc.


                                  ARTICLE VIII

                            COVENANTS AND AGREEMENTS


         8.1. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

                  (a) As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Joint Proxy Statement and Acquiror thereafter shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Acquiror shall use their respective best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and Acquiror will use all best efforts to cause the Joint Proxy Statement to be mailed to Acquiror's stockholders in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Acquiror Common Stock in the Merger. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Acquiror without providing the Company the opportunity to review and comment thereon. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective affiliates, officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Acquiror.

                  (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") for the purpose of obtaining the approval (the "Company Stockholder Approval") of a majority of the stockholders of the Company of this Agreement and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, and shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement; provided, however, that such recommendation is subject to any action required by the fiduciary duties of the Board of Directors.

                  (c) Acquiror shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Acquiror Stockholder Meeting") for the purpose of obtaining the approval (the "Acquiror Stockholder Approval") of a majority of the stockholders of Acquiror of an increase in the authorized common stock of Acquiror, the issuance of the Acquiror Common Stock in connection with the Merger (the "Issuance") and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger, the Issuance and the other transactions contemplated hereby, and shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement.

                  (d) Acquiror and the Company will use best efforts to hold the Company Stockholder Meeting and the Acquiror Stockholder Meeting on the same date and as soon as practicable after the date hereof.

         8.2.  Letters of the Company's Accountants.

                  (a) The Company shall use its best efforts to cause to be delivered to Acquiror two letters from the Company's independent accountants, one dated the date of effectiveness of Form S-4 and one dated the Closing Date, each addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  (b) The Company shall use its best efforts to cause to be delivered to Acquiror a letter from the Company's independent accountants addressed to the Company and Acquiror, dated as of the Closing Date, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

         8.3.  Letters of Acquiror's Accountants.

                  (a) Acquiror shall use its best efforts to cause to be delivered to the Company two letters from Acquiror's independent accountants, one dated the date of effectiveness of Form S-4 and one dated the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  (b) Acquiror shall use its best efforts to cause to be delivered to the Company a letter from Acquiror's independent accountants, addressed to the Company and Acquiror, dated as of the Closing Date, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

         8.4.  Additional Agreements; Cooperation.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts that are specified on
Schedule 8.4 to the Disclosure Statement, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, (vi) provide all necessary information for the Joint Proxy Statement and the Form S-4 and
(vii) to fulfill all conditions to this Agreement.

                  (b) Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act or any other applicable Federal or state statute. At any time upon the written request of Acquiror, the Company shall advise Acquiror of the number of shares of Company Common Stock outstanding on such date.

         8.5. Publicity. The Company, Acquiror and Merger Sub agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by law.

         8.6.  No Solicitation.

                  (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit any Company Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to Company Stockholders Meeting, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Company Takeover Proposal that was not solicited, and subject to compliance with Section 8.6(c),
(x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in negotiations regarding such Company Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 8.6(a) by the Company. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Acquiror of the transactions contemplated by this Agreement.

                  (b) Except as set forth in this Section 8.6, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Company Stockholders Meeting the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences)
(x) withdraw or modify its approval or recommendation of the Merger and this Agreement or (y) approve or recommend a Company Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Company Superior Proposal), but in each of the cases set forth in this clause (y), no action shall be taken by the Company pursuant to clause (y) until a time that is after the fifth business day following Acquiror's receipt of written notice advising Acquiror that the Board of Directors of the Company has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal, to the extent such identification of the person making such proposal does not breach the fiduciary duties of the Board of Directors as advised by outside legal counsel. For purposes of this Agreement, a "Company Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock and Company Preferred Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms that the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 8.6, the Company shall immediately advise Acquiror orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal, and to the extent such disclosure is not a breach of the fiduciary duties of the Board of Directors as advised by outside legal counsel, the identity of the person making such request or Company Takeover Proposal.

                  (d) Nothing contained in this Section 8.6 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section

8.6(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

         8.7.  Access to Information.

                  (a) From the date of this Agreement  until the Effective Time, each of the Company and Acquiror will give the other party and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit the other party to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to its business and properties as such party may from time to time reasonably request.

                  (b) Each of the parties hereto will hold and will cause its consultants and advisors to hold in strict confidence on the terms and conditions set forth in the Confidentiality Agreement dated July 11, 1997 between Acquiror and the Company (the "Confidentiality Agreement") all documents and information furnished to the other in connection with the transactions contemplated by this Agreement as if each of the parties hereto and such consultant or advisor was a party thereto, and this provision shall survive any termination of this Agreement.

         8.8. Notification of Certain Matters. The Company or Acquiror, as the case may be, shall promptly notify the other of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of the Company or Acquiror, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

         8.9. Resignation of Directors. At or prior to the Effective Time, the Company shall take all commercially reasonable efforts to deliver to Acquiror the resignations of such directors of its Subsidiaries as Acquiror shall specify, effective at the Effective Time.

         8.10.  Indemnification.

                  (a) As of the date of this Agreement and for a period of six years following the Effective Time of the Merger, the Surviving Corporation will indemnify and hold harmless any persons who were directors or officers of the Company or a subsidiary of the Company prior to the Effective Time of the Merger (the "Indemnified Persons") to the fullest extent such person could have been indemnified under the DGCL or under the Certificate of Incorporation or By-Laws of the Company or the certificate of incorporation or by-laws of any subsidiary of the Company in effect immediately prior to the Effective Time of the Merger, with respect to any act or failure to act by any such Indemnified Person prior to the Effective Time of the Merger.

                  (b) Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL or other applicable corporate law shall be made by independent counsel selected by the Indemnified Persons and reasonably acceptable to the Surviving Corporation. The Surviving Corporation shall pay such counsel's fees and expenses (it being agreed that neither the Indemnified Persons, Acquiror nor the Surviving Corporation shall challenge any such determination by such independent counsel).

                  (c) The provisions of this Section 8.10 are for the benefit of the Indemnified Persons, any of whom shall have all rights at law and in equity to enforce the rights hereunder.

                  (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person, the Surviving Corporation or such successor or assign is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this Section 8.10.

                  (e) Acquiror shall cause the Surviving Corporation to maintain in effect for not less than five years from the Effective Time the current polices of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Acquiror may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective Time, provided that, in the event that any Claim is asserted or made within such five year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims, provided, further, that Acquiror shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company for such insurance.

         8.11. Fees and Expenses. Whether or not the Merger is consummated, the Company and Acquiror shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that each of Acquiror and the Company shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filings of the premerger notification and report forms under the HSR Act (including filing fees).

         8.12. Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Acquiror a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. The Company shall use its reasonable efforts to cause each such person to deliver to Acquiror as of the Closing Date, a written agreement substantially in the form attached as Exhibit A hereto. Acquiror shall use its reasonable efforts to cause all persons who are "affiliates" of Acquiror for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles
Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit A hereto.

         8.13. NASDAQ Listing. Acquiror shall use its reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

         8.14. Stockholder Litigation. Each of the Company and Acquiror shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of the Company or Acquiror, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.

         8.15. Tax Treatment. Each of Acquiror and the Company shall use its respective best efforts (including, without limitation, providing information and providing for itself and obtaining from its affiliates reasonable and necessary representations and covenants in connection with the tax opinions required by Article IX) and Acquiror shall cause the Surviving Corporation to use its best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and shall treat the Merger as a tax free reorganization on its tax returns.

         8.16. Pooling of Interests. Each of the Company and Acquiror shall use its respective best efforts to cause the transactions contemplated by this Agreement to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of the Company's and Acquiror's independent certified public accountants, respectively, and each of the Company and Acquiror agrees that it shall voluntarily take no action (including, without limitation, any action by the Company with respect to Shared Technologies Cellular, Inc.) that would cause such accounting treatment not to be obtained.

         8.17. Fairness Opinion. Each of the Acquiror and the Company shall use their respective best efforts to cause to be delivered to each of their respective stockholders a fairness opinion dated the date of the Joint Proxy Statement.


                                   ARTICLE IX

                              CONDITIONS TO CLOSING


         9.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approvals. Each of the Company Stockholder Approval and the Acquiror Stockholder Approval shall have been obtained.

                  (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                  (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

                  (d) Governmental Action. No action or proceeding shall be instituted by any governmental authority seeking to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

                  (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Merger.

                  (f) NASDAQ Listing. The shares of Acquiror Common Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

                  (g) Pooling Letters. The Company and Acquiror shall have received a letter from the Acquiror's independent accountants, dated as of the Closing Date, addressed to the Company and Acquiror, stating in substance that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

                  (h) Bank Credit Facility. The lenders under the existing credit facility of the Company shall have delivered their written consent to the Merger and the transactions contemplated hereby or a new credit facility shall have been entered into and the existing facility terminated.

         9.2. Conditions to Obligations of Acquiror. The obligation of Acquiror to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) No Material Adverse Change. At any time after December 31, 1996, there shall not have occurred any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole.

                  (d) Affiliate Letters. Acquiror shall have received a written agreement substantially in the form attached as Exhibit A hereto from each of the persons specified pursuant to Section 8.12.

                  (e) Governmental Consents. All necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation of the transactions contemplated by this Agreement shall have been obtained except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on the Surviving Corporation.

                  (f) Tax Opinion. Acquiror shall have received an opinion of Arnold & Porter, in form and substance reasonably satisfactory to it, to the effect that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinion, such counsel may receive and rely on representations of fact contained in certificates provided by Acquiror and the Company.

         9.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

                  (b) Performance of Obligations of Acquiror and Merger Sub. Acquiror and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                  (c) Senior Subordinated Notes. Acquiror shall have obtained a standby underwriting commitment to enable it to make an offer to purchase the 12 1/4% Senior Subordinated Notes due 2006 of Shared Technologies Fairchild Communications Corp. pursuant to the indenture governing such notes.

                  (d) Tax Opinion. The Company shall have received an opinion of Cahill Gordon & Reindel, in form and substance reasonably satisfactory to it, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may receive and rely on representations of fact contained in certificates provided by Acquiror and the Company.


                                    ARTICLE X

                                   TERMINATION


         10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after and approval of this Agreement by either the Company's stockholders or the Acquiror's stockholders:

                  (a)      by  mutual  written  consent  of  the   Company   and
                           Acquiror;

                  (b)      by either the Company or Acquiror;

                           (i) if the Merger shall not have been  consummated by
December 15, 1997 unless the Merger has not occurred by such time solely by reason of the failure by the SEC to give timely approval to the Joint Proxy Statement or the Form S-4 or by reason of the conditions set forth in Section 9.1(b) or 9.2(e) having not yet been satisfied, in which case January 15, 1997 if consented to by the Company (such consent not to be unreasonably withheld); provided, however, that the right to terminate this Agreement pursuant to this
Section 10.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                           (ii) if the Acquiror  Stockholder  Approval shall not
have been obtained at an Acquiror Stockholder
Meeting duly convened therefor or at any adjournment or postponement thereof;

                           (iii) if the Company  Stockholder  Approval shall not
have been obtained at a Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; or

                           (iv) if any  Restraint  having any of the effects set
forth in Section 9.1(c) shall be in effect and shall have become final and nonappealable;

                  (c) by the Company, if Acquiror shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement;

                  (d) by the Company if the Closing Date Market Price is less than $10.00;

                  (e) by the Company if the Form S-4 is not declared effective by November 20, 1997 (it being understood that the Acquiror may request the Company to consent to the extension of such date to December 20, 1997 (such consent not to be unreasonably withheld));

                  (f) by Acquiror, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements (other than Section 8.6) contained in this Agreement;

                  (g) by the Company if the average closing price for shares of Acquiror Common Stock as reported on the NASDAQ for any period of 20 consecutive trading days after the date hereof is less than $10 per share;

                  (h) by Acquiror, if Section 8.6 shall be breached by the Company or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of the Company, in any material respect and the Company shall have failed promptly to terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from Acquiror, or the Company shall breach Section 8.6 by failing to promptly notify Acquiror as required thereunder;

                  (i) by Acquiror if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Acquiror its approval or recommendation of the Merger or this Agreement, or failed to reconfirm its recommendation within fifteen business days after a written request to do so, or approved or recommended any Company Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

                  (j) by the Company if it elects to terminate this Agreement in accordance with Section 8.6(b); provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the termination fee required by Section 10.2(b).

         10.2.  Effect of Termination.

                  (a) The termination of this Agreement shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this
Article X, this Agreement shall become void and have no effect, with no liability on the part of any party (except as provided in paragraph (b) below) or its stockholders or directors or officers in respect thereof except for agreements which survive the termination of this Agreement and except for liability that Acquiror or the Company might have arising from a breach of this Agreement.

                  (b) In the event of a termination of this Agreement by the Company pursuant to Section 10.1(j), then the Company shall within two business days of such termination pay Acquiror by wire transfer of immediately available funds to an account specified by Acquiror a termination fee of $15.0 million, which includes reimbursement for expenses.


                                   ARTICLE XI

                                  MISCELLANEOUS


         11.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         11.2.  Closing and Waiver.

                  (a) Unless this Agreement shall have been terminated in accordance with the provisions of Section 10.1 hereof, a closing (the "Closing" and the date and time thereof being the "Closing Date") will be held as soon as practicable after the conditions set forth in Sections 9.1, 9.2 and 9.3 shall have been satisfied or waived. The Closing will be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York or at such other places as the parties may agree. Simultaneously therewith, the Certificate of Merger will be filed.

                  (b) At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

         11.3.  Notices.

                  (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.

                           If to Acquiror or Merger Sub:

                                    6805 Route 202
                                    New Hope, Pennsylvania 18938
                                    Facsimile No.: (215) 862-1083
                                    Attention: Chief Executive Officer

                                    with a copy to:

                                    Arnold & Porter
                                    399 Park Avenue
                                    New York, New York 10022
                                    Facsimile No.: (212) 713-1399
                                    Attention:  Jonathan C. Stapleton

                                    and

                                    Aloysius T. Lawn, IV, Esq.
                                    General Counsel
                                    Tel-Sav Holdings, Inc.
                                    6805 Route 202
                                    New Hope, Pennsylvania 18938
                                    Facsimile No.: (215) 862-1083

                                    If to the Company:

                                    100 Great Meadow Road, Suite 104
                                    Wethersfield, CT 06109
                                    Facsimile No.: (860) 258-2455
                                    Attention: Kenneth M.  Dorros, Esq.

                                    with a copy to:

                                    James J. Clark, Esq.
                                    Cahill Gordon & Reindel
                                    80 Pine Street
                                    New York, NY 10005
                                    Facsimile No.: (212) 269-5420

                                    and

                                    Donald E.  Miller, Esq.
                                    The Fairchild Corporation
                                    300 West Service Road
                                    P.O.  Box 10803
                                    Chantilly, Virginia 22021-0803
                                    Facsimile No.: (703) 478-5775

                  (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         11.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.5. Interpretation. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof; "subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and "voting stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency. Notwithstanding anything contained herein, in no event will Shared Technologies Cellular, Inc. be considered a subsidiary of the Company for any purpose.

         11.6.  Certain Definitions.

                  "FII" means  Fairchild  Industries,  Inc.,  the  non-surviving
constituent   corporation   in  the  merger  of  March  13,   1996  with  Shared
Technologies, Inc.

                  "FHC Indemnification Agreement" means the Indemnification Agreement, between Fairchild Holding Corp. and the Company dated March 13, 1996.

                  "RHI Indemnification Agreement" means the Indemnification Agreement dated March 13, 1996 by and among TFC, RHI and the Company.

                  "Pending   Transactions"   means  the   pending   transactions
regarding ICS Communications, Inc. and GE Capital-Rescom, L.L.P.

                  "Pledge Agreement" means the Pledge Agreement dated as of March 13, 1996 by RHI in favor of Gadsby & Hannah as pledge agent.

                  "STFI Agreement" means the Agreement dated the date hereof between the Company and Acquiror.

         11.7. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by each of the stockholders of the Company and Acquiror; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         11.8.  No Third  Party  Beneficiaries.  Except  for the  provisions  of
Section 8.10 (which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons) nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

         11.9. Governing Law. Except as the laws of the State of Delaware are by their terms applicable, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

         11.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         11.11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                                    TEL SAVE HOLDINGS, INC.


                                    By:     /s/ Edward B.  Meyercord, III
                                           -------------------------------------
                                    Name:  Edward B.  Meyercord, III
                                           -------------------------------------
                                    Title:  Executive Vice President, Marketing
                                           -------------------------------------
                                            and Corporate Development
                                           -------------------------------------


                                    TSHCo, INC.


                                    By:     /s/ Edward B.  Meyercord, III
                                           -------------------------------------
                                    Name:  Edward B.  Meyercord, III
                                           -------------------------------------
                                    Title:  Executive Vice President, Marketing
                                           -------------------------------------
                                            and Corporate Development
                                           -------------------------------------



                                    SHARED TECHNOLOGIES FAIRCHILD, INC.


                                    By:   /s/ Anthony D. Autorino
                                          --------------------------------------
                                    Name: Anthony D. Autorino
                                          --------------------------------------
                                    Title:Chairman of the Board, Chief Executive
                                          --------------------------------------
                                          Officer and Director
                                          --------------------------------------

                                    EXHIBIT A

                        Form of Company Affiliate Letter

[ADDRESS]


Ladies and Gentlemen:

         The undersigned, a holder of shares of common stock, par value $.004 per share ("Company Common Stock"), of Shared Technologies Fairchild Inc., a Delaware corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") between the Company and a direct wholly owned subsidiary of Tel-Save Holdings, Inc. ("Acquiror") shares of common stock, par value $.01 per share, ("Acquiror Common Stock") of Acquiror. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

         If in fact the undersigned is an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Shares received by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

         The undersigned hereby represents to and covenants with Acquiror that the undersigned will not sell, assign or transfer any of the Acquiror Common Stock received by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the limitations specified by Rules 144 and Rule 145(d) or (iii) in a transaction that, in the opinion of counsel reasonably satisfactory to Acquiror or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

         It is understood that the undersigned has no present intention to sell the Acquiror Common Stock acquired by the undersigned pursuant to the Merger. The undersigned agrees that the undersigned will not sell, transfer or otherwise dispose of any Company Common Stock for 30 days prior to the effective date of the Merger or any Acquiror Common Stock received by the undersigned in the Merger until after such time as results covering at least 30 days of combined operations of the Company and Acquiror have been published by Acquiror, in the form of a quarterly earnings report, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

         In the event of a sale or other disposition by the undersigned of Acquiror Common Stock pursuant to Rule 145(d)(1), the undersigned will supply Acquiror with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Acquiror may instruct its transfer agent to withhold the transfer of any Acquiror Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Shares sold as indicated in the letter.

         The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing the Acquiror Common Stock received by the undersigned pursuant to the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Acquiror from independent counsel reasonably satisfactory to Acquiror to the effect that such legends are no longer required for the purposes of the Act or the fourth paragraph of this letter.

         The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of the Acquiror Common Stock and (ii) the receipt by Acquiror of this letter is an inducement and a condition to Acquiror's obligations to consummate the Merger.

                                Very truly yours,

                                     ANNEX I
                                  TO EXHIBIT A


                                     [Date]


[Name]

         On _____________ the undersigned sold _____________ shares of common stock, par value $.01 per share, of Tel-Save Holdings, Inc. ("Acquiror"). The shares were received by the undersigned in connection with the merger of Shared Technologies Fairchild Inc. with and into a direct wholly owned subsidiary of Acquiror.

         Based upon the most recent report or statement filed by Acquiror with the Securities and Exchange Commission, the shares sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

         The undersigned hereby represents that the shares were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the shares, and that the undersigned has not made any payment in connection with the offer or sale of the shares to any person other than to the broker who executed the order in respect of such sale.

                                Very truly yours,

                                                                         ANNEX B

July 16, 1997


Board of Directors
Tel-Save Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania 18938

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to Tel-Save Holdings, Inc. ("Parent"), of the consideration to be paid by Parent in connection with the proposed merger (the "Merger") by and among Parent, TSHCo., Inc., a Delaware Corporation (""Sub") and a wholly-owned subsidiary of Parent, and Shared Technologies Fairchild, Inc., a Delaware Corporation (the "Company") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of July 16, 1997, among Parent, Sub and the Company. Upon the effectiveness of the Merger, each share of common stock, par value $0.004 per share ("Company Common Stock"), of the Company issued and outstanding immediately prior to the effectiveness of the Merger (other than shares owned by the Company or Parent) will be converted into the right to receive a number of shares of common stock, par value $0.01 per share ("Parent Common Stock"), of Parent calculated by dividing (x) $11.25 plus the product of
(i) 0.3 and (ii) the amount by which the Closing Date Market Price (as defined in the Merger Agreement) exceeds $20 by (y) the Closing Date Market Price rounded to four decimal places (the "Exchange Ratio", and, the Exchange Ratio multiplied by each share of Company Common Stock to be converted in the Merger, the "Merger Consideration"); provided, however, pursuant to the Merger Agreement, the Exchange Ratio will in no event be greater than 1.125. We understand that the Merger is intended to qualify as a tax-free reorganization for federal income tax purposes and to be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

         In connection with rendering our opinion, we have reviewed the principal financial terms of the Merger Agreement. We have also reviewed certain publicly available information concerning Parent and the Company and certain other financial information concerning Parent and the Company, including operating and financial forecasts, that were provided to us by Parent and the
Company, respectively. We have discussed the past and current business operations, financial condition and prospects of Parent and the Company with certain officers and employees of Parent and the Company, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria that we deemed relevant.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the operating and financial forecasts of Parent and the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective management of Parent or the Company, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not assumed any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Parent or the Company.

         Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Parent Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address Parent's underlying business decision to effect the Merger. Our opinion

Tel-Save Holdings, Inc.
July 16, 1997
Page 2

is directly only to the fairness to Parent, from a financial point of view, of the Merger Consideration to be paid by Parent and does not constitute a recommendation concerning how holders of Parent Common Stock should vote with respect to the issuance of shares of Parent Common Stock in connection with the Merger.

         We have acted as financial advisor to the Board of Directors of Parent in connection with the Merger and will receive a fee for our services, a portion of which is payable upon initial delivery of this fairness opinion and the remainder of which is payable upon consummation of the Merger. In addition, with your consent, we have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for such services. In the ordinary course of business, we may actively trade the securities of Parent and the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we have previously rendered certain investment banking and financial advisory services to Parent and the Company.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Parent is fair to Parent from a financial point of view.

                                                       Very truly yours,



                                                       SALOMON BROTHERS INC

                                                                         ANNEX C


MERGERS & ACQUISITIONS
                                                   Direct Line:   (212) 469-8577
                                                   Direct Fax:    (212) 469-7723

STRICTLY PRIVATE & CONFIDENTIAL


July 16, 1997



Shared Technologies Fairchild, Inc.
100 Great Meadow Road
Wethersfield, CT  06109

Members of the Board of Directors:

We understand that Shared Technologies Fairchild, Inc. ("Shared Technologies" or the "Company"), Tel-Save Holdings, Inc. ("Tel-Save") and a new wholly-owned subsidiary of Tel- Save ("Sub") have entered into an Agreement and Plan of Merger, dated as of July 16, 1997 (the "Merger Agreement"), pursuant to which Shared Technologies will be merged with and into Sub, with Sub being the surviving corporation and a wholly-owned subsidiary of Tel-Save thereafter ("the Merger"). Pursuant to the Merger Agreement, among other things, each share of common stock, par value $.004 per share (the "Company Common Stock"), of Shared Technologies will be converted into the right to receive the number of common shares, par value $.01 per share (the "Acquiror Common Stock"), of Tel-Save (the "Merger Consideration"), having a value (calculated in the manner and at the time specified in the Merger Agreement) equal to the sum of (i) $11.25 and (ii) the product of (x) 0.3 and (y) the amount by which the market price of Acquiror Common Stock exceeds $20.00.

The terms and conditions of the Merger and the conversion of the Company Common Stock in connection therewith are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be paid to the holders of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. You have not requested, and we do not express herein, any opinion regarding the consideration to be received pursuant to the Merger Agreement by any holder of any other class of the Company's capital stock, including the Company's Series C Preferred Stock, par value $0.1 per share, Series D Preferred Stock, par value $.01 per share, Series I 6% Cumulative Preferred Stock, par value $100.00 per share, and Series J Redeemable Special Preferred Stock, par value $.01 per share.

For purposes of the opinion set forth herein, we have:

     Analyzed  certain  publicly  available   financial   statements  and  other
          information of Shared Technologies and Tel-Save;

     Reviewed and analyzed certain financial projections of Shared Technologies for 1997 provided by the Company;

     Prepared and analyzed certain financial  projections of Shared Technologies and Tel-Save which were based on separate discussions with senior management of Shared Technologies and Tel-Save (together, the "Projections"). The financial projections prepared for Shared Technologies and Tel-Save were reviewed by senior management of Shared Technologies and Tel-Save who confirmed that such projections are a reasonable basis for forecasting future financial results of Shared Technologies and Tel-Save, respectively;

     Discussed with senior management of Shared Technologies and Tel-Save the current operations, financial condition and the prospects of each company;

     Compared the historical financial performance and market trading values of Shared Technologies and Tel-Save with that of certain other generally comparable publicly traded companies and their securities;

     Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     Based on the Projections, performed a discounted cash flow analysis of Shared Technologies and Tel- Save, including the estimated financial cost savings arising from a business combination, and analyzed the pro forma financial effects to Shared Technologies of the Merger;

     Discussed with senior management of Shared Technologies other acquisition proposals and related discussions the Company held with other parties;

     Reviewed the financial terms of the Merger Agreement; and

     Performed such other financial analyses and examinations and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the Projections supplied by or confirmed by the Company and Tel-Save, we have further assumed that such Projections represent the best currently available estimates and judgment of the respective managements of the Company and Tel- Save as to the expected future financial performance of the Company or Tel-Save, as applicable. We have not made any independent verification of information supplied by or confirmed by Shared Technologies or Tel-Save to us and have not undertaken any independent valuation or appraisal of the assets or liabilities of Shared Technologies or Tel-Save, nor have we been furnished with such appraisals. Our opinion is necessarily based on economic, market, financial and other conditions as in effect on, and the information made available to us as of, the date hereof.

Deutsche Morgan Grenfell Inc. has from time to time provided investment banking and financial advisory services to Tel-Save and has received fees from the rendering of such services.

In connection with the preparation of this opinion, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or part of the Company.

It is understood that this letter is for the confidential information of the Board of Directors of Shared Technologies and may not be used for any other purpose without our prior written consent, except that this opinion may be included it its entirety in any filing made by Shared Technologies with the SEC with respect to the transactions contemplated by the Merger Agreement.

Based on our analysis of the foregoing and such other factors as we deem relevant, including our assessment of current economic, market, financial and other conditions, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                Very truly yours,

                                Deutsche Morgan Grenfell Inc.



                                By  /s/ Louis B. Cooper
                                    -------------------------------
                                    Louis B. Cooper
                                    Director



                                By  /s/ Laurence B. Braham
                                    -------------------------------
                                    Laurence B. Braham
                                    Assistant Vice President

                                                                         ANNEX D

                             DELAWARE CODE ANNOTATED
                              TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
                     Copyright (C) 1975-1996 by The State of
                         Delaware. All rights reserved.
                     Current through End of 1996 Reg. Sess.

Section 262  Appraisal rights.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to a ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss.ss. 252, 254, 257, 258, 263 or 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the  corporation  surviving  or
                  resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of  fractional  shares or  fractional
                  depository  receipts described in the foregoing  subparagraphs
                  a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository
                  receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by he surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                             TEL-SAVE HOLDINGS, INC.
                                 6805 ROUTE 202
                          NEW HOPE, PENNSYLVANIA 18938

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
               DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON
                                DECEMBER 1, 1997

The undersigned holder of shares of Common Stock of Tel-Save Holdings, Inc. hereby appoints Daniel Borislow, Gary W. McCulla and Aloysius T. Lawn, IV, and each of them, with full power of substitution, as proxies to vote all shares owned by the undersigned at the Annual Meeting of Stockholders to be held at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530 on Monday, December 1, 1997 at 9:00 a.m., local time, and any adjournment or postponement thereof. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

Please mark, date and sign the proxy and return it promptly in the accompanying business reply envelope, which requires no postage if mailed in the United States. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

The shares represented by this Proxy, if signed and returned, will be voted as specified on the reverse side. If no specification is made, your shares will be voted FOR approval and authorization of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 16, 1997, among Tel-Save Holdings, Inc., TSHCo, Inc. and Shared Technologies Fairchild Inc. (the "Merger Agreement"), FOR approval and adoption of an amendment to the Amended and Restated Certificate of Incorporation, as amended (the "Charter Amendment"), FOR approval of the election of the three director nominees (George Farley, Gary W. McCulla and Harold First), FOR approval of the ratification of the designation of BDO Seidman, LLP as the independent accountants (the "Auditor Ratification") and FOR approval of certain stock options granted to an executive officer in connection with such officer's employment (the "Option Proposal").

IMPORTANT: PLEASE MARK AND SIGN ON THE REVERSE SIDE.

The Board of Directors recommends a vote FOR approval and authorization of the transactions contemplated by the Merger Agreement, FOR approval and adoption of the Charter Amendment, FOR approval of the election of three directors, FOR approval of the Auditor Ratification and FOR approval of the Option Proposal.

                               (SEE REVERSE SIDE)

                                                          Please mark
                                                          your vote as
                                                             in this         |X|
                                                             example


The Board of Directors recommends a vote FOR Items 1, 2, 3, 4 and 5.

1.   To approve and authorize transactions
     contemplated by the Merger Agreement.    FOR          AGAINST      ABSTAIN
                                              | |            | |          | |

2.   To  approve  and  adopt  the  Charter    | |            | |          | |
     Amendment.


3.   To approve the  election of the three    | |            | |          | |
     director nominees listed below (except
     as marked to the contrary below).

     The nominees of the Board of Directors
     are:   George Farley, Gary W. McCulla
     and Harold First. (Authority  to vote
     for any nominee may be withheld by
     striking a line through the nominee's
     name above).

4.   To approve the Auditor  Ratification.    | |            | |          | |


5.   To approve the Option  Proposal.         | |            | |          | |


6.   In their  discretion  upon such other
     matters  as may  properly  be brought
     before the meeting.


                 MARK HERE IF YOU PLAN TO ATTEND THE MEETING | |

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on Monday, December 1, 1997 and the related Joint Proxy Statement/Prospectus.

Please sign exactly as name(s) appear hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should give full title as such. If signer is a corporation, please sign the full corporate name by duly authorized officer. PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.



Signature(s)                                        Date
               ---------------------------------          ----------------------
                                                    Date
               ---------------------------------          ----------------------

                      SHARED TECHNOLOGIES FAIRCHILD INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned, revoking all prior proxies, hereby appoints Anthony D. Autorino and Vincent Divincenzo, or either of them, as proxies, each with the POWER to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Shared Technologies Fairchild Inc. held of record by the undersigned on October 8, 1997 at the Annual Meeting of Stockholders to be held on Monday, December 1, 1997, or any adjournment or adjournments thereof.

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" proposal 1. Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When as attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.


1. To approve the Merger Agreement and the transactions contemplated thereby.

  [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.



     (PROXY IS CONTINUED AND IS TO BE SIGNED AND DATED ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                                                 Dated:         , 1997




                                                 ------------------------------

                                                 ------------------------------

                                 (Signatures)





                                                 ------------------------------

                                                 ------------------------------

                                  New Address







  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY AND USE THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgment, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

     The Registrant's Bylaws also provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Registrant's Bylaws.

     As permitted by the Delaware General Corporation Law, the Registrant's Bylaws eliminate the personal liability of its directors to the Registrant and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, the Registrant has entered into indemnification agreements with some of its directors and officers. These agreements provide for indemnification to the fullest extent permitted by law and, in certain respects, may provide greater protection than that specifically provided for by the Delaware General Corporation Law. The agreements do not provide indemnification for, among other things, conduct which is adjudged to be fraud, deliberate dishonesty or willful misconduct.

     The Registrant has purchased an insurance policy that purports to insure the officers and directors against certain liabilities incurred by them in the discharge of their functions as officers and directors.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

 EXHIBIT
  NUMBER                              DESCRIPTION
---------- ---------------------------------------------------------------------
   2.1 Agreement and Plan of Merger, dated as of July 16, 1997, among the Registrant, TSHCo. Inc. and Shared Technologies Fairchild Inc. ("STF"), without disclosure schedules (included as Annex A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
   3.1* Form of Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant as proposed to be amended.
   3.2* Form of Certificate of Designation of Amended and Restated Certificate of Incorporation of the Registrant as proposed to be amended.
   4.1* Amended and Restated Certificate of Incorporation of the Registrant, as amended.
   4.2* Form of Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant as proposed to be amended (filed as Exhibit 3.1 hereto).
   4.3* Form of Certificate of Designation of Amended and Restated Certificate of Incorporation of the Registrant as proposed to be amended (filed as Exhibit 3.2 hereto).
   4.4 Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's registration statement on Form S-1 (File No. 33-94940)).
   4.5* Form of Warrant to purchase Common Stock of STF, together with form of Assumption of the Registrant.
   5.1* Opinion of Aloysius T. Lawn, IV, Esq. as to the legality of the securities being registered pursuant to this Registration Statement.
   12.1*   Earnings Ratio Calculation.
   23.1*   Consent of BDO Seidman, LLP.

 EXHIBIT
 NUMBER                           DESCRIPTION
-------- -----------------------------------------------------------------------
23.2*      Consent of Arthur  Andersen LLP.
23.3*      Consent of Rothstein,  Kass & Company, P.C.
23.4* Consent of Aloysius T. Lawn, IV, Esq. (included in the opinion filed as Exhibit 5.1 hereto).
23.5*      Consent of Salomon Brothers Inc.
23.6*      Consent of Deutsche Morgan Grenfell Inc.
24.1* Powers of Attorney of the directors and certain officers of the Registrant (included in the signature page to this Registration Statement at page II-4).
99.1*      Consent of Anthony D. Autorino.
99.2*      Consent of Jeffrey J. Steiner.

----------

*   Filed herewith.

     (b) Financial Statement Schedules

     Financial Statement Schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the financial statements or the notes thereto.

     (c) The  information  provided  pursuant to Item 4(b) of this  Registration
Statement   on   Form   S-4  is   furnished   as  part   of  the   Joint   Proxy
Statement/Prospectus forming a part hereof.


ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

       (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

       (2) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

       (3) That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (4) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any existing provision or arrangement whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Hope, State of Pennsylvania, on October 29, 1997.

Date:                                   TEL-SAVE HOLDINGS, INC.



October 29, 1997                        By:/s/ Daniel Borislow
                                           ---------------------------------
                                           Daniel Borislow
                                           Chairman of the Board of
                                           Directors, Chief Executive
                                           Officer and Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Borislow and Aloysius T. Lawn, IV, and each of them, each with full power to act without the other, his true and lawful attorney-in-fact and agent, each with full power of substitution or resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.


         SIGNATURE                                TITLE                            DATE
----------------------------   -------------------------------------------   -----------------
/s/ Daniel Borislow            Chairman of the Board                          October 29, 1997
 -------------------------     of Directors, Chief Executive Officer and
    Daniel Borislow            of Directors, Chief Executive Officer and


/s/ Gary W. McCulla            Director (Principal Executive Officer)         October 29, 1997
 -------------------------     President, Director of Sales and
    Gary W. McCulla            Marketing and Director


/s/ Emanuel J. DeMaio          Chief Operations Officer and Director          October 29, 1997
 -------------------------
    Emanuel J. DeMaio


/s/ Kevin R. Kelly             Controller (Principal Accounting Officer)      October 29, 1997
 -------------------------
    Kevin R. Kelly


/s/ George P. Farley           Chief Financial Officer, Treasurer and         October 29, 1997
 -------------------------     Director (Principal Financial Officer)
    George P. Farley


/s/ Harold First               Director                                       October 29, 1997
 -------------------------
    Harold First


/s/ Ronald R. Thoma            Director                                       October 29, 1997
 -------------------------
    Ronald R. Thoma

                                  EXHIBIT INDEX


  EXHIBIT
  NUMBER                          DESCRIPTION
-----------   ------------------------------------------------------------------
    2.1       Agreement and Plan of Merger, dated as of July 16, 1997, among the
              Registrant,  TSHCo.  Inc. and Shared  Technologies  Fairchild Inc.
              ("STF"),  without disclosure schedules (included as Annex A to the
              Joint   Proxy   Statement/Prospectus   forming   a  part  of  this
              Registration   Statement).   The  Registrant   agrees  to  furnish
              supplementally  a copy of any omitted  schedule to the  Commission upon request.
    3.1*      Form  of   Certificate   of  Amendment  of  Amended  and  Restated
              Certificate of  Incorporation  of the Registrant as proposed to be amended.
    3.2*      Form  of  Certificate  of  Designation  of  Amended  and  Restated
              Certificate of  Incorporation  of the Registrant as proposed to be amended.
    4.1*      Amended  and  Restated   Certificate  of   Incorporation   of  the
              Registrant, as amended.
    4.2*      Form  of   Certificate   of  Amendment  of  Amended  and  Restated
              Certificate of  Incorporation  of the Registrant as proposed to be amended (filed as Exhibit 3.1 hereto).
    4.3*      Form  of  Certificate  of  Designation  of  Amended  and  Restated
              Certificate of  Incorporation  of the Registrant as proposed to be amended (filed as Exhibit 3.2 hereto).
    4.4       Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's  registration  statement on Form S-1 (File No.
              33-94940)).
    4.5*      Form of Warrant to purchase Common Stock of STF, together with the form of Assumption of the Registrant.
    5.1*      Opinion of  Aloysius T. Lawn,  IV, Esq. as to the  legality of the
              securities   being  registered   pursuant  to  this   Registration
              Statement.
   12.1*      Earnings Ratio Calculation.
   23.1*      Consent of BDO Seidman, LLP.
   23.2*      Consent of Arthur Andersen LLP.
   23.3*      Consent of Rothstein, Kass & Company, P.C.
   23.4*      Consent of Aloysius T. Lawn,  IV,  Esq.  (included  in the opinion filed as Exhibit 5.1 hereto).
   23.5*      Consent of Salomon Brothers Inc.
   23.6*      Consent of Deutsche Morgan Grenfell Inc.
   24.1*      Powers of Attorney of the  directors  and certain  officers of the
              Registrant  (included in the signature  page to this  Registration
              Statement at page II-4).
   99.1*      Consent of Anthony D. Autorino.
   99.2*      Consent of Jeffrey J. Steiner.


----------
*   Filed herewith.